As filed with the Securities and Exchange Commission on April 4, 2005
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Form S-1	Form S-1
Appalachian Gas Royalty Trust	Energy Corporation of America
(Exact name of co-registrant as specified in its charter)	(Exact name of co-registrant as specified in its charter)
Delaware	West Virginia
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)
1311	1311
(Primary Standard Industrial Classification Code Number)	(Primary Standard Industrial Classification Code Number)
37-0407221	84-1235822
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)
700 Lavaca, 5th Floor Austin, Texas 78701-3102 (512) 479-2136 (Address, including zip code, and telephone number, including area code, of Registrant’s Principal Executive Offices)	4643 South Ulster Street Suite 1100 Denver, Colorado 80237 (303) 694-2667 (Address, including zip code, and telephone number, including area code, of Registrant’s Principal Executive Offices)
Mike J. Ulrich 700 Lavaca, 5th Floor Austin, Texas 78701-3102 (512) 479-2562 (Name, address, including zip code, and telephone number, including area code, of agent for service)	Joseph E. Casabona 4643 South Ulster Street Suite 1100 Denver, Colorado 80237 (303) 694-2667 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas P. Mason Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2300 Houston, Texas 77002-6760 (713) 758-2222	Thomas R. Goodwin Goodwin & Goodwin, LLP 300 Summers Street Suite 1500 Charleston, West Virginia 25301 (304) 346-7000	R. Joel Swanson Baker Botts L.L.P. One Shell Plaza 910 Louisiana, Suite 3200 Houston, Texas 77002 (713) 229-1234

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Registered (1)	Per Unit (1)(2)	Price(1)(2)	Registration Fee

Units of Beneficial Interest in Appalachian Gas Royalty Trust	7,750,000	$21.00	$162,750,000	$19,156

(1)	Includes trust units to be sold upon exercise of the underwriters’ over-allotment option.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION APRIL 4, 2005
PRELIMINARY PROSPECTUS
Appalachian Gas Royalty Trust
7,000,000 Trust Units

       This is an initial public offering of units of beneficial interest in the Appalachian Gas Royalty Trust. Energy Corporation of America, which we refer to as “ECA” in this prospectus, has formed the trust and, at the closing of this offering, ECA will contribute to the trust royalty interests and a portion of certain natural gas “floor price” contracts that will relate to a portion of the natural gas production attributable to the trust’s royalty interest in exchange for all of the outstanding trust units. ECA is offering all of the trust units to be sold in this offering and ECA will receive all proceeds from the offering. ECA is a privately held energy company engaged in the exploration, development, production, gathering, aggregation and sale of natural gas and oil, primarily in the Appalachian Basin and Gulf Coast regions in the United States and in New Zealand.
      There is currently no public market for the trust units. ECA expects that the public offering price will be between $          and $           per trust unit. The trust intends to apply to have the trust units approved for listing on the New York Stock Exchange under the symbol “ANG”.
The Trust Units. Trust units are units of beneficial interest in the trust and represent undivided interests in the trust. They do not represent any interest in ECA.
The Trust. The trust will own royalty interests in natural gas producing properties located in the Appalachian Basin in the States of West Virginia, Pennsylvania and Kentucky owned by ECA. The royalty interests entitle the trust to receive 90% of the net proceeds attributable to ECA’s interest from the sale of production from these producing properties. ECA’s average net revenue interest in these producing properties is 81.3%. The trust will also own a royalty interest in certain proved undeveloped natural gas properties located in the Appalachian Basin in the States of West Virginia and Kentucky owned by ECA, as to which ECA will be obligated to drill 180 development wells by March 31, 2009. ECA intends to use commercially reasonable efforts to drill all of these development wells by March 31, 2008. The royalty interests entitle the trust to receive 50% of the net proceeds attributable to ECA’s interest from the sale of any future production from these proved undeveloped properties. The net proceeds will be calculated on the basis that these proved undeveloped properties are not burdened by other interests that exceed a 12.5% royalty interest. The royalty interests will terminate on December 31, 2024 and the trust will soon thereafter wind up its affairs and terminate.
The Trust Unitholders. As a trust unitholder, you will receive quarterly distributions of cash that the trust receives from the sale of natural gas produced from the underlying properties, after deduction of gathering/post-production costs, production and property taxes, fees and expenses of the administration of the trust and the amount of any quarterly incentive distributions payable to ECA as described in this prospectus.
Investing in the trust units involves a high degree of risk. Before buying any trust units, you should read the discussion of material risks of investing in the trust units in “Risk Factors” beginning on page 20 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Trust Unit	Total

Initial public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to ECA	$	$

      The underwriters may also purchase from ECA up to an additional 750,000 trust units at the initial public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any, within 30 days of the date of this prospectus. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $          , and ECA’s total proceeds, before expenses, will be $          .
      The underwriters are offering the trust units as set forth under “Underwriting.” Delivery of the trust units will be made on or about                     , 2005.
RAYMOND JAMES

The date of this prospectus is                     , 2005

Appalachian Basin
Columbus
Ohio
Pittsburgh
Pennsylvania
Maryland
Washington
Charleston
West Virginia
Virginia
PK AMI
Yawkey Freeman AMI
Kentucky
Appalachian Gas Royalty Trust

Ohio
Pennsylvania
West Virginia
Kentucky
Virginia
Appalachian Basin
TRUST LEGEND
Identifies PDP Royalty Interest
Identifies PUD Royalty Interest - AMI

      Until                     , 2005 (25 days after the date of this prospectus), federal securities laws may require all dealers that effect transactions in the trust units, whether or not participating in this offering, to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY
      This summary does not contain all of the information that you should consider before investing in the trust units. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and the financial statements and notes to those statements. You will find definitions for terms relating to the natural gas business in “Glossary of Certain Oil and Natural Gas Terms.” Ryder Scott Company, L.P., an independent engineering firm, provided the estimates of proved natural gas reserves as of December 31, 2004 included in this prospectus. These estimates are contained in a summary prepared by Ryder Scott of its reserve report as of December 31, 2004 for the underlying properties described below and for the royalty interests in the underlying properties held by the trust. This summary is located at the back of this prospectus as Exhibit A and is referred to in this prospectus as the reserve report. References to “Energy Corporation of America” or “ECA” in this prospectus include Energy Corporation of America and its subsidiaries. Unless otherwise indicated, all information in this prospectus assumes no exercise of the underwriters’ over-allotment option.
Appalachian Gas Royalty Trust
      Appalachian Gas Royalty Trust was formed in March 2005 by Energy Corporation of America, which we refer to as “ECA.” At the closing of this offering, ECA will convey a royalty interest to the trust from ECA’s net revenue interests in 312 producing gas wells located in the Appalachian Basin in the States of West Virginia, Pennsylvania and Kentucky, which we refer to as the “PDP royalty interest.” ECA will also convey a royalty interest to the trust from ECA’s net revenue interests in all of its current lease acreage in two specified geographic areas in the States of West Virginia and Kentucky, excluding its net revenue interests in existing producing wells and other associated assets located within these areas. We refer to this royalty interest as the “PUD royalty interest.” ECA will be obligated to drill 180 development wells in these specified areas by March 31, 2009. ECA intends to use commercially reasonable efforts to drill all of these development wells by March 31, 2008 and will be obligated to drill not less than 45 development wells per year on a cumulative basis. We refer to ECA’s net revenue interests in these properties as the “underlying properties.” As of December 31, 2004, proved reserves attributable to the trust’s royalty interests in the underlying properties, based on prices at December 31, 2004, were 45.3 Bcf. In addition to the PDP royalty interest and the PUD royalty interest, at the closing of this offering ECA will contribute to the trust a portion of certain natural gas “floor price” contracts that will relate to a portion of the natural gas production attributable to the trust’s royalty interest.
      The PDP royalty interest will entitle the trust to receive 90% of the net proceeds (calculated as described below) from the sale of production of natural gas attributable to ECA’s interest from 312 existing natural gas producing wells for a term of 20 years commencing on January 1, 2005. The PUD royalty interest will entitle the trust to receive 50% of the net proceeds (calculated as described below) from the sale of future production of natural gas attributable to ECA’s interest for a term of 20 years commencing on January 1, 2005, resulting from the drilling of 180 development wells from ECA’s lease acreage in two geographic areas in the States of West Virginia and Kentucky, which we refer to as “areas of mutual interest” or “AMIs” and which are more fully described in this prospectus under “The Underlying Properties.” The two AMIs currently contain an aggregate of approximately 55,700 acres under lease and approximately 333 proved undeveloped well locations that have been identified by ECA. ECA will grant the trust a lien on all of ECA’s interests in the underlying PUD properties located in one of the AMIs to secure its obligation to the trust to drill the 180 development wells.
      The trust’s net proceeds attributable to the PDP royalty interest and PUD royalty interest will be based on prices realized for natural gas produced from the underlying properties for each calendar quarter during the term of the royalty interests, except that:

•	for the calendar quarter ended March 31, 2005, the trust’s net proceeds will be based on the actual prices received for 100% of the natural gas production attributable to the royalty interests;

•	for the last three calendar quarters of 2005, the trust’s net proceeds relating to 100% of the natural gas production attributable to the royalty interests will be based on prices ranging from $7.25 per MMBtu to $7.55 per MMBtu (subject to upward price adjustments based on basis differentials as described below);

•	for calendar year 2006, the trust’s net proceeds relating to 220,000 MMBtu per month (equivalent to 2,620,000 MMBtus annually) of the natural gas production attributable to the royalty interests will be based on a price of $7.16 per MMBtu (subject to upward price adjustments based on basis differentials as described below); and

•	for calendar year 2007, the trust’s net proceeds relating to 7,200 MMBtu per day (equivalent to 2,628,000 MMBtus annually) of the natural gas production attributable to the royalty interests will be based on a price of $6.60 per MMBtu (subject to upward price adjustments based on basis differentials as described below).
      The prices set forth above for the last three calendar quarters of 2005 and for calendar years 2006 and 2007 are subject to upward price adjustments equal to the “basis differential” received by ECA from the sale of natural gas production attributable to the underlying properties during these periods. In general, the “basis differential” is the difference in prices realized for natural gas delivered at a particular delivery point on a pipeline as compared to a reference price for natural gas futures contracts such as those traded on the New York Mercantile Exchange, referred to as NYMEX. The price adjustment for the volumes of natural gas production subject to this adjustment as specified above will equal the amount by which the actual sales price realized for natural gas production attributable to the underlying properties that is delivered at a specific pipeline location in the Appalachian Basin for a particular period exceeds the NYMEX futures contract price for natural gas delivered at Henry Hub, Louisiana for the same period. For the five-year period ended December 31, 2004, the average basis differential for natural gas production delivered to delivery points in the Appalachian Basin on the Columbia Gas Transmission Corp. Appalachia Pipeline and the Dominion Transmission Inc. Appalachia Pipeline was $0.220 per MMBtu and $0.325 per MMBtu, respectively.
      The volumes of natural gas production subject to the pricing provisions described above will cover all of the natural gas production attributable to the underlying properties during the last three calendar quarters of 2005, and will cover approximately 81.5% of the estimated natural gas production attributable to the underlying properties as reflected in the reserve report included as Exhibit A to this prospectus during calendar year 2006 and approximately 69.8% of the estimated natural gas production attributable to the underlying properties as reflected in the reserve report included as Exhibit A to this prospectus during calendar year 2007.
      At the closing of this offering, ECA will also contribute to the trust a portion of certain natural gas “floor price” contracts that will relate to the remaining estimated volumes of natural gas production from the underlying properties not subject to the pricing provisions described above during 2006 and 2007. These contracts will entitle the trust to receive payment from the counterparty to such contract to the extent that the NYMEX reference price for the applicable reference period is below $5.75 per MMBtu.
      ECA has entered into hedging arrangements with institutional third parties with respect to certain volumes of natural gas production during the period April 1, 2005 through December 31, 2007. These volumes of natural gas relate the volumes of natural gas production subject to the pricing provisions described above. Under the terms of these hedging arrangements, ECA would be entitled to receive payments from the counterparties in the event that the NYMEX reference prices for the periods covered are less than the prices set forth in the hedging arrangements. The payment required to be made by the counterparty to ECA will be equal to the volume of gas subject to the hedging arrangements for any reference period multiplied by the amount by which the NYMEX reference price for the applicable reference period is below the price set forth in the hedging arrangements for the applicable reference period. The volumes of natural gas and the prices subject to the hedging arrangements are as follows:

•	for the calendar quarter ending June 30, 2005, the hedging arrangements relate to 200,000 MMBtu per month of natural gas production based on a price of $7.25 per MMBtu;

•	for the last two calendar quarters of 2005, the hedging arrangements relate to 7,200 MMBtu per day of natural gas production based on a price of $7.55 per MMBtu;

•	for the calendar year 2006, the hedging arrangements relate to 220,000 MMBtu per month of natural gas production based on a price of $7.16 per MMBtu; and

•	for the calendar year 2007, the hedging arrangements relate to 7,200 MMBtu per day of natural gas production based on a price of $6.60 per MMBtu.
Although these hedging arrangements will not be directly dedicated or pledged to the trust, ECA expects that payments received by it under these hedging arrangements will assist it with its financial obligations to make payments to the trust based on the pricing provisions of the royalty interests described above during any periods when these prices exceed the market prices for natural gas production.
      For all quarterly periods during the term of the royalty interests, the trust’s net proceeds will be determined after deduction of all gathering/post-production costs and applicable taxes associated with the trust’s interest. Gathering/post-production costs will generally consist of costs incurred to gather, transport, process and market the natural gas produced. Applicable taxes will generally consist of all general property (ad valorem), production, severance, sales, gathering, excise and other similar taxes. The trust will not be responsible for any costs related to the drilling of development wells or any other development or production costs.
      We refer to the underlying properties subject to the PDP royalty interest as the “underlying PDP properties” and the underlying properties subject to the PUD royalty interest as the “underlying PUD properties.”
      The trust will make quarterly cash distributions of substantially all of its quarterly cash receipts, after deduction of fees and expenses of the administration of the trust and the amount of any quarterly incentive distributions payable to ECA, to holders of its trust units during the term of the trust. The first quarterly distribution is expected to be made on or about June 15, 2005 with respect to net proceeds from production attributable to the royalty interests during the quarter ended March 31, 2005. The royalty interests will terminate on December 31, 2024 and the trust will soon thereafter wind up its affairs and terminate. Because payments to the trust will be generated by depleting assets and the trust has a finite life with the production from the underlying properties diminishing over time, a portion of each distribution will represent a return of your original investment.
      The business and affairs of the trust will be managed by the trustee. ECA has no ability to manage or influence the operations of the trust.
Structure of the Trust
      The trust will issue 7,750,000 units to ECA prior to the completion of this offering, and ECA will sell approximately 90% of these units in this offering, or 100% if the underwriters’ over-allotment option is exercised in full.

      The following chart shows the relationship of ECA, the trust and the public trust unitholders, assuming no exercise of the underwriters’ over-allotment option.

(1)	The underwriters may purchase from ECA these 750,000 trust units at the initial public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any, within 30 days of the date of this prospectus.

(2)	Represents 100% of ECA’s net revenue interests comprising the underlying PDP properties, which on average consist of a 94.2% working interest and an 81.3% net revenue interest in the leasehold interests to which the underlying PDP properties relate.

(3)	Represents 100% of ECA’s net revenue interests comprising the underlying PUD properties. The conveyances related to the PUD royalty interest provide that the net proceeds from the underlying PUD properties will be calculated on the basis that the underlying PUD properties are not burdened by interests that exceed a 12.5% royalty interest in the revenues from such properties.

(4)	The trust’s net proceeds attributable to the royalty interests will be based on market prices realized for natural gas produced from the underlying properties for each calendar quarter during the term of the royalty interests, except that, for the last three quarters of 2005 and for calendar years 2006 and 2007, the trust’s net proceeds attributable to the royalty interests will be based on specified prices ranging from $6.60 per MMBtu to $7.55 per MMBtu (subject to upward price adjustments for basis differentials, if any, for natural gas delivered at delivery points in the Appalachian Basin as compared to NYMEX futures contract prices) for specified volumes of natural gas production attributable to the underlying properties, which volumes relate to approximately 80% of the estimated natural gas production for this period.

(5)	ECA’s retained interest in the underlying properties entitles it to 10% of the net proceeds from the sale of production of natural gas attributable to ECA’s interest from the 312 existing wells subject to the PDP royalty interest and 50% of the net proceeds from the sale of future production of natural gas attributable to ECA’s interest from the 180 additional proved undeveloped well locations subject to the PUD royalty interest. For a description of the calculation of the net proceeds attributable to the PDP royalty interest and the PUD royalty interest, see “Description of the Royalty Interests.”

(6)	These “floor price” contracts relate to the remaining estimated volumes of natural gas production from the underlying properties not subject to the pricing provisions described in note (4) above during 2006 and 2007. These contracts will entitle the trust to receive payment from the counterparty to such contract to the extent that the NYMEX reference price for the applicable reference period is below $5.75 per MMBtu.

The Underlying Properties
      The underlying properties consist of ECA’s net revenue interests in specified gas properties located in the Appalachian Basin in the States of West Virginia, Pennsylvania and Kentucky. These gas properties consist of 312 producing gas wells and the 180 proved undeveloped well locations that will be designated by ECA from within the two AMIs. Approximately 36.0 Bcf of proved developed gas reserves and approximately 78.1 Bcf of proved undeveloped gas reserves are attributable to the underlying properties, as estimated in the reserve report. ECA’s net revenue interests comprising the underlying properties are predominantly “working interests,” which require ECA to bear its proportionate share, along with the other “working interest” owners, of the capital costs of development and the operating costs of production related to the gas properties to which the underlying properties relate. ECA is currently the operator or contract operator of all of the underlying PDP properties and the operator of substantially all of the underlying PUD properties. Proved developed and proved undeveloped reserves attributable to the royalty interests in the underlying properties, based on prices at December 31, 2004, were approximately 23.1 Bcf and 22.2 Bcf, respectively. The reserves related to the underlying properties include all reserves expected to be economically produced during the life of the properties, whereas the reserves attributable to the trust’s royalty interests include only reserves that are expected to be produced during the 20-year term of the royalty interests.
      ECA’s retained interest in the underlying properties entitles it to 10% of the net proceeds from the sale of production of natural gas attributable to ECA’s interest in the 312 existing wells subject to the PDP royalty interest and 50% of the net proceeds from the sale of future production of natural gas attributable to ECA’s interest in the undeveloped gas properties subject to the PUD royalty interest, calculated on the basis that the underlying PUD properties are not burdened by interests that exceed a 12.5% royalty interest in the revenues from such properties. ECA believes that its retained ownership interests will provide incentive to operate and develop the gas properties to which the underlying properties relate in an efficient and cost effective manner. In addition, ECA has agreed to operate the gas properties to which the underlying properties relate in the same manner it would if such properties were not burdened by the royalty interests.
      The Appalachian Basin is a mature producing region with well known geologic characteristics. Most of the production from the underlying properties consists of high Btu gas, generally ranging from 1.030 to 1.251 MMBtu per Mcf of gas. As a result of this higher Btu rating, natural gas produced from the Appalachian Basin typically sells for a higher price than the NYMEX gas quotes, which are based on sales of natural gas that has an MMBtu rating of 1.0. Most of the producing wells included in the underlying properties are relatively shallow, ranging from 2,500 to 5,500 feet, and many are completed to multiple producing zones. In general, the producing wells included in the underlying properties have stable production profiles and generally long-lived production, often with total projected economic lives in excess of 25 years. Once drilled and completed, operating and maintenance requirements for producing wells in the Appalachian Basin are generally low and only minimal, if any, capital expenditures are typically required.
      The gas properties to which the underlying properties relate also include 180 proved undeveloped well locations that will be designated by ECA from within two AMIs and associated acreage located in the Appalachian Basin. The two AMIs that are subject to the PUD royalty interest are as follows:

•	Yawkey Freeman AMI. This AMI is located in Boone, Logan and Lincoln Counties of West Virginia and consists of approximately 207 square miles. ECA currently has 122 producing wells in this AMI and owns or holds an interest in approximately 45,900 acres. ECA has identified 265 undeveloped well locations in this AMI, 120 of which it anticipates that it will drill to meet a portion of its drilling obligations to the trust.

•	PK Area AMI. The PK Area AMI is located in Pike and Martin Counties in Kentucky and consists of approximately 182 square miles. ECA currently has 160 producing wells in this AMI and owns or holds an interest in approximately 9,800 acres. ECA has identified 68 undeveloped well locations in this AMI, 60 of which it anticipates that it will drill to meet a portion of its drilling obligations to the trust.
      In connection with the completion of this offering, ECA will enter into a development agreement with the trust that obligates it to drill 180 development wells from within these two AMIs by March 31, 2009. ECA intends to use commercially reasonable efforts to drill all 180 development wells by March 31, 2008, and it is obligated to drill not less than 45 wells by March 31, 2006, 90 wells by March 31, 2007, 135 wells by March 31, 2008 and the remainder by March 31, 2009. ECA will grant to the trust a lien on all of ECA’s interests in the underlying PUD properties located in the Yawkey Freeman AMI in order to secure ECA’s obligation to drill the 180 development wells. This lien will be effective approximately 35 days following the closing of this offering and will be non-recourse to ECA. The lien will initially provide for a security interest in the amount of $24 million, which amount will decline proportionately as each development well is drilled. In addition, upon completion of a development well, the lien will be released with respect to the underlying PUD property relating to that development well. In the event that ECA defaults in the performance of its obligations under the development agreement, the trust will be entitled to foreclose upon ECA’s interests in the underlying PUD properties located in the Yawkey Freeman AMI and retain any proceeds from such foreclosure equal to the proportional amount of the remaining security interest as it relates to the portion of the drilling obligation that had not been satisfied by ECA at the time of the default. Once all 180 development wells have been drilled in accordance with the development agreement, the trust lien on the underlying PUD properties in the Yawkey Freeman AMI will expire. The conveyances creating the royalty interests also provide that ECA may not sell any of the underlying properties subject to the PUD royalty interest until it has satisfied its drilling obligation. In addition, ECA will covenant and agree not to drill, and will not permit any other person within its control to drill, any well on the lease acreage included within the two AMIs described above for its own account until such time as ECA has met its obligations to the trust to drill the undeveloped well locations. ECA is obligated to bear all of the costs of drilling and completing the development wells. Once ECA has drilled all of the development well locations, the trustee will be required to release from the PUD royalty interest all of the net revenue interests of ECA in the gas properties located within both of the AMIs except for the specified well bores of the development wells drilled.
      ECA has drilled 286 gross development wells in the Appalachian Basin since July 1, 1995 with a success rate of approximately 96.5%, and ECA expects the success rate of the development wells to be similar to its historical experience in the Appalachian Basin. No assurance can be given, however, that any development well will produce in commercial quantities or that the characteristics of any development well will match the characteristics of the wells subject to the PDP royalty interest or ECA’s historical drilling success rate.
      ECA will be entitled to receive a quarterly incentive distribution from the trust to the extent that the aggregate amount of cash available for distribution for a calendar quarter exceeds the aggregate amount of cash necessary to make cash distributions at specified target cash distribution levels. The amount of the incentive distribution payable to ECA for any calendar quarter will equal 30% of the amount, if any, by which the aggregate amount of the cash available for distribution by the trust exceeds the aggregate amount of cash necessary to make cash distributions to the holders of the trust units at the specified target levels of cash distributions per outstanding trust unit for such quarter. ECA will also be entitled to receive an administrative services fee, payable quarterly during the term of the trust, for providing accounting, bookkeeping and informational services relating to the royalty interests. A more detailed description of the administrative services fee and the quarterly incentive distribution, including the target levels of cash available for distribution that relate to the quarterly incentive distribution payable to ECA, is set forth under the captions “The Trust — Administrative Services Agreement” and “Description of the Trust Agreement — Fees and Expenses — Quarterly incentive distribution payments to ECA.”
Energy Corporation of America
      ECA is a privately held energy company engaged in the exploration, development, production, gathering and aggregation and sale of natural gas and oil, primarily in the Appalachian Basin and Gulf

Coast regions in the United States and in New Zealand. ECA, or its predecessors, have owned and operated natural gas properties in the Appalachian Basin for more than 40 years, and ECA believes it is one of the largest natural gas operators in the Appalachian Basin. ECA holds interests in approximately 5,346 gross (3,371 net) wells, with proved natural gas reserves estimated as of July 1, 2004 of 223.2 Bcfe. Since July 1, 1995, ECA has drilled 286 gross development wells in the Appalachian Basin and has successfully completed 96.5% of these wells.
      For the fiscal year ended June 30, 2004, ECA had revenues and net income of $123.4 million and $4.3 million, respectively, compared to revenues and net income for the fiscal year ended June 30, 2003 of $117.4 million and $9.8 million, respectively. For the six months ended December 31, 2004, ECA had revenues and net income of $68.0 million and $4.4 million, respectively, compared to revenues and net income for the six months ended December 31, 2003 of $61.3 million and $0.2 million, respectively. As of December 31, 2004, ECA had total assets of $302.6 million and total debt outstanding of $179.3 million. Giving pro forma effect to the offering of the trust units contemplated by this prospectus and the application of the net proceeds from this offering as described in “Use of Proceeds,” as of December 31, 2004, ECA would have had total assets of $270.3 million and total debt outstanding of $51.8 million. For more information on the pro forma effect on ECA of this offering of trust units, see the unaudited pro forma condensed consolidated balance sheet and statements of income of ECA beginning on page ECA-63 in this prospectus.
      The trust units do not represent interests in or obligations of ECA.
Key Investment Considerations
      The following are some key investment considerations related to the underlying properties, the royalty interests, and the trust units:

•	Proximity of Appalachian Basin to major markets. The Appalachian Basin is located close to major natural gas markets in the Northeastern United States. This proximity to a substantial number of large commercial and industrial gas markets, including natural gas powered electricity plants, and major residential markets, together with the stable nature of Appalachian Basin production and the availability of transportation facilities, has resulted in generally higher wellhead prices for Appalachian Basin natural gas than wellhead prices available in other regions of the United States.

•	High Btu content of natural gas produced in the Appalachian Basin. Most of the production from the underlying properties consists of high Btu gas, generally ranging from 1.030 to 1.251 MMBtu per Mcf of gas. ECA has historically received a premium for natural gas it produces from the region over quoted NYMEX futures contract prices for gas delivered at the Henry Hub in Louisiana, which is based on sales of natural gas that is rated 1.0 MMBtu per Mcf of gas.

•	Long life of properties in Appalachian Basin. Properties in the Appalachian Basin have historically had stable production profiles and generally long-lived production, often with total projected economic lives in excess of 25 years. Based on the reserve report, economic production from the underlying properties is expected throughout the term of the trust.

•	High historic drilling success rates in the Appalachian Basin. Formations in the Appalachian Basin are generally shallow, highly developed and blanket the area. Since July 1, 1995, ECA has drilled 286 gross development wells in the Appalachian Basin and has successfully completed 96.5% of these wells.

•	ECA’s experience and position as an operator in the Appalachian Basin. The right to operate a natural gas lease is important because the operator controls the timing and amount of discretionary expenditures for operational and development activities. ECA is currently the operator or contract operator of all of the underlying PDP properties and has field personnel in both of the AMIs subject to the PUD royalty interest. ECA has drilled 286 gross development wells in the Appalachian Basin since July 1, 1995 and, at July 1, 2004, held interests in over 5,346 gross (3,371 net) wells, with proved natural gas reserves estimated as of July 1, 2004 of 223.2 Bcfe.

ECA’s senior managers possess an average of 28 years of industry experience with an extensive focus on operations in the Appalachian Basin. ECA employs 13 engineers, seven geologists and six landmen who are directly involved in the identification, analysis and development of geological prospects. At December 31, 2004, ECA had 225 full time employees.

•	Continuing economic interest of sponsor. After giving effect to the trust’s royalty interests that burden ECA’s net revenue interests in the underlying properties, ECA is entitled to receive 10% of the net proceeds from the sale of natural gas production attributable to ECA’s interest from the wells subject to the PDP royalty interests and 50% of the net proceeds from the sale of natural gas production attributable to ECA’s interest from the wells subject to the PUD royalty interest. ECA is further restricted from drilling any development wells within the two AMIs for its own account until it has satisfied its obligation to drill the 180 development wells. ECA will also grant the trust a lien on all of ECA’s interests in the underlying PUD properties located in the Yawkey Freeman AMI to secure its obligation to the trust to drill the 180 development wells. As a result, ECA is incentivized to satisfy its drilling obligation as quickly as possible and to attempt to maximize production from the wells subject to the royalty interests. In addition, ECA will be entitled to receive a quarterly incentive distribution from the trust to the extent that the aggregate amount of cash available for distribution for a calendar quarter exceeds the aggregate amount of cash necessary to make cash distributions at specified target cash distribution levels. As a result, ECA will be incentivized to increase natural gas production from the underlying properties and to obtain the best price available for the natural gas production from the underlying properties.

•	Royalty interests not burdened by operating or capital costs. The trust is entitled to receive an amount of cash equal to 90% of the net proceeds from the sale of production of natural gas attributable to the underlying PDP properties and 50% of the net proceeds from the sale of production of natural gas attributable to the underlying PUD properties, respectively. In general, net proceeds means the sales price received by ECA from sales of natural gas attributable to the underlying properties (subject to price protections from April 1, 2005 through December 31, 2007), less all applicable taxes and less all gathering/ post-production costs. The trust will not be responsible for any operating or capital costs associated with the underlying properties, including the costs to drill the 180 development wells subject to the PUD royalty interest. During the year ended June 30, 2004, applicable taxes and gathering/ post-production costs represented approximately 12.5% of gross revenue received by ECA from the sale of natural gas produced from the underlying PDP properties.

•	Positive industry outlook. Natural gas is a critical component of the energy consumed in the United States. According to the Energy Information Administration (“EIA”), total domestic consumption of natural gas is expected to increase by over 1.6% per annum, on average, to 31.5 Tcf by 2025, from an estimated 22.7 Tcf consumed in 2004. According to EIA, during the last three years, the United States has on average consumed approximately 23.0 Tcf per year, with average domestic production of approximately 19.1 Tcf per year during the same period. Consumption of natural gas has been increasing steadily and is projected to continue to increase due to a number of factors such as:

•	domestic economic growth and increasing energy demand;

•	natural gas being a cleaner burning fuel than coal and oil; and

•	the wide applicability of natural gas as a fuel source of choice for industrial and commercial applications.

•	Downside protection against natural gas price volatility. The trust’s net proceeds attributable to the royalty interests will be based on market prices realized for natural gas produced from the underlying properties for each calendar quarter during the term of the royalty interests, except that, for the last three quarters of 2005 and for calendar years 2006 and 2007, the trust’s net proceeds attributable to the royalty interests will be based on specified prices ranging from $6.60 per MMBtu to $7.55 per MMBtu (subject to upward price adjustments for basis differentials, if any, for natural gas delivered at delivery points in the Appalachian Basin as compared to NYMEX futures contract prices) for specified volumes of natural gas production attributable to the underlying properties, which volumes relate to approximately 80% of the estimated natural gas production for this period. At the closing of this offering, ECA will also contribute to the trust a portion of certain “floor price” contracts that will relate to the remaining estimated volumes of natural gas production from the underlying properties not subject to the pricing provisions described above during 2006 and 2007. These contracts will entitle the trust to receive payment from the counterparty to such contract to the extent that the NYMEX reference price for the applicable reference period is below $5.75 per MMBtu. These pricing and hedging arrangements should reduce the risks inherent in holding interests in natural gas, a commodity that is frequently characterized by significant price volatility, through the end of 2007.

•	Potential for production declines to be offset by development drilling. ECA intends to use commercially reasonable efforts to drill 180 development wells on the underlying properties by March 31, 2008 and, in any event, is obligated to drill such wells by March 31, 2009. As a result, ECA believes that additional production from the wells subject to the PUD royalty interest will offset production declines of the underlying PDP properties in the near term.

•	ECA’s experience as a royalty trust sponsor. In 1993, the predecessor company of ECA sponsored the formation of Eastern American Natural Gas Trust, a Delaware statutory trust, to which it contributed net profits interests in Appalachian Basin natural gas properties in exchange for trust units. Depositary Units consisting of trust units and an interest in United States Treasury obligations were sold in a public offering at a price of $20.50 per Depositary Unit, resulting in gross proceeds of $120.9 million to ECA’s predecessor. In connection with the formation of this trust, ECA’s predecessor company agreed to drill 65 development wells over a period of five years as to which the Eastern American Natural Gas Trust would be entitled to a specified percentage of the net proceeds from the natural gas production from these wells. ECA and its predecessor company fulfilled their obligations to the trust during the required timeframe. From the formation of the trust through December 31, 2004, the Eastern American Natural Gas Trust had distributed $19.98 per Depositary Unit in the aggregate. The Depositary Units are listed on the New York Stock Exchange and trade under the symbol “NGT” and as of , 2005, the closing price of each Depositary Unit as reported by the New York Stock Exchange was $ .

•	Experience of ECA marketing natural gas production. ECA has significant experience marketing natural gas production from the Appalachian Basin. As the operator or contract operator of all of the underlying PDP properties and the operator of substantially all of the underlying PUD properties, ECA will have the responsibility to market or cause to be marketed the natural gas production related to the underlying properties. The terms of the conveyances creating the royalty interests do not permit ECA to charge any internal marketing fee when determining the net proceeds upon which the royalty payments will be calculated. During the fiscal year ended June 30, 2004, ECA and its affiliates aggregated and sold an average of 40.4 MMcf of gas per day, of which 38.9 MMcf per day represented sales of natural gas produced from wells operated by ECA.

•	Diversified well locations. The proved reserves attributable to the royalty interests are allocated among numerous wells in various locations. As a result, damage to any one well or group of wells or the curtailment of a gathering system in one particular area is not likely to have a material adverse effect on the net proceeds from the sale of production that are allocable to the trust.

Summary Proved Reserves
      Summary proved reserves of underlying properties and royalty interests. The following table sets forth, as of December 31, 2004, certain estimated proved reserves, estimated future net revenues and the discounted present value thereof attributable to the underlying properties and the royalty interests, in each case derived from the reserve report. The reserve report was prepared by Ryder Scott in accordance with criteria established by the Securities and Exchange Commission, or “SEC,” and gives effect to the conveyance of the royalty interests. Proved reserves reflected in the table below for the underlying properties and the royalty interests are based upon a NYMEX price of $6.149 per MMBtu at December 31, 2004, except that, for periods from April 1, 2005 through December 31, 2007, the proved reserves attributable to the underlying properties give effect to the prices under forward sales contracts that ECA entered into with institutional counterparties with respect to specified volumes for these periods, and the proved reserves attributable to the royalty interests give effect to the pricing provisions of the conveyance creating the royalty interests. As a result, the proved reserves are based upon volume weighted NYMEX prices of $7.143 per MMBtu for 2005, $6.972 per MMBtu for 2006, $6.464 per MMBtu for 2007, and $6.149 per MMBtu for years thereafter, plus, in each case, a basis differential of $0.24 per MMBtu (which amount was the weighted average basis differential utilized by ECA for natural gas production from the underlying properties as of December 31, 2004). Proved reserve quantities attributable to the royalty interests are calculated by multiplying the gross reserves for each property by the royalty interest assigned to the trust in each property. The net revenues attributable to the trust’s reserves are net of the trust’s proportionate share of applicable taxes and gathering/post-production costs. The reserves and revenues attributable to the royalty interests include only the reserves attributable to the underlying properties that are expected to be produced within the 20-year term of the royalty interests. A summary of the reserve report is included as Exhibit A to this prospectus.

			Discounted
	Proved Gas	Estimated	Estimated
	Reserves	Future Net	Future Net
Proved Reserves	(Bcf)	Revenues	Revenues(2)

	(Dollars in thousands)
Underlying Properties(1)	114.151	$680,685	$194,194

Royalty Interests:
Underlying PDP properties (90%)	23.139	$158,972	$84,504
Underlying PUD properties (50%)	22.156	$150,989	$67,588

Total	45.295	$309,961	$152,092

(1)	Reserve volumes and estimated future net revenues for underlying properties reflect volumes and revenues attributable to ECA’s net revenue interest in the underlying PDP properties and the underlying PUD properties.

(2)	The present values of future net revenues for the underlying properties and the royalty interests were determined before deduction of federal and state income taxes and were determined using a discount rate of 10% per annum.

      Annual production attributable to royalty interests. The following bar graph shows estimated annual production of proved reserves attributable to the royalty interests based upon the pricing and other assumptions set forth in the reserve report. The production estimates also show the impact of additional production that is expected to commence during the three years following April 1, 2005 as a result of the drilling of development wells related to the underlying PUD properties. These estimates are based on the assumptions that ECA will drill and complete 15 development wells each calendar quarter commencing with the second calendar quarter of 2005 and that production from each well drilled and completed in a calendar quarter will commence at the beginning of the following quarter.

Historical Results from the Underlying PDP Properties
      The selected financial data presented below should be read in conjunction with the audited statements of revenues and direct operating expenses and the unaudited statements of revenues and direct operating expenses of the underlying PDP properties, the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of the Underlying PDP Properties” included elsewhere in this prospectus. The following table sets forth revenues, direct operating expenses and the excess of revenues over direct operating expenses relating to the underlying PDP properties for the three years in the period ended June 30, 2004 and for the six-month periods ended December 31, 2004 and 2003 derived from the underlying PDP properties audited and unaudited statements of revenues and direct operating expenses included elsewhere in this prospectus. The unaudited statements were prepared on a basis consistent with the audited statements and, in the opinion of ECA, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the revenues, direct operating expenses and the excess of revenues over direct operating expenses relating to the underlying PDP properties for the periods presented. The following table also provides natural gas sales volumes and average sales prices relating to the underlying PDP properties for the three years in the period ended June 30, 2004 and for the six-month periods ended December 31, 2004 and 2003.

				Six Months Ended
	Year Ended June 30,			December 31,

	2004	2003	2002	2004	2003

			(In thousands)
Revenues from gas sales	$15,858	$13,693	$7,959	$8,491	$7,774

Direct operating expenses:
Production and property taxes	1,040	845	548	561	460
Production expenses	647	475	428	277	330
Marketing fee	202	200	171	95	104
Gathering and transportation	941	748	754	444	522

Total	2,830	2,268	1,901	1,377	1,416

Excess of revenues over direct operating expenses	$13,028	$11,425	$6,058	$7,114	$6,358

Operating Data:
Natural gas sales volumes (Mcf)	2,408,402	2,276,147	2,278,544	1,065,326	1,285,914
Average price of natural gas (per Mcf)	$6.58	$6.02	$3.49	$7.97	$6.05

      Under the terms of the conveyances of the royalty interests, trust unitholders will not be obligated to bear any operating or capital costs related to the underlying properties except that to the extent that gathering/ post-production costs (including gathering and transportation costs) and production and property taxes are deducted from the net proceeds from the sale of natural gas production attributable to the underlying properties for purposes of determining the amount of the quarterly royalty interest payment to be made to the trust. Trust unitholders are not obligated to bear any administrative expenses of ECA, except that the trust has entered into an administrative services agreement with ECA pursuant to which ECA has agreed to perform specified administrative services on behalf of the trust, for which ECA will be paid an annual fee of $150,000, increasing at 2.3% per year. In addition, in the event that the aggregate amount of cash available for distribution to holders of trust units exceeds specified target levels, the trust also will be obligated to make incentive distributions to ECA. See “Description of the Royalty Interests” and “Description of the Trust Agreement — Fees and Expenses — Quarterly incentive distribution payments to ECA.”
Summary Projected Cash Distributions
      The following table sets forth a projection of cash distributions to holders of trust units who purchase trust units in this offering and continue to own those trust units through the record date for the cash distribution payable with respect to natural gas production for the calendar quarter ending December 31, 2005. The table also reflects the methodology for calculating the projected cash distribution. The cash distribution projections were prepared by ECA for calendar year 2005 on an accrual of production basis based on the hypothetical assumptions that are described below and in “Projected Cash Distributions — Significant Assumptions Used to Prepare the Projected Cash Distributions.”
      ECA does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of ECA has prepared the projected financial information set forth below to present the projected cash distributions to the holders of the trust units based on the estimates and hypothetical assumptions described below. The accompanying projected financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to projected financial information, but in the view of ECA’s management, was prepared on a reasonable basis and reflects the best currently available estimates and judgments of ECA, based on:

•	the natural gas production estimates contained in the reserve report included as Exhibit A to this prospectus;

•	the actual prices received for natural gas production attributable to the PDP royalty interests from January 1, 2005 to March 31, 2005;

•	the pricing provisions of the royalty interests which provide that net proceeds attributable to 100% of the natural gas production from the underlying properties from April 1, 2005 to June 30, 2005 and from July 1, 2005 to December 31, 2005 will be determined based on prices of $7.25 per MMBtu and $7.55 per MMBtu, respectively (subject to upward price adjustments based on basis differentials for natural gas delivered at delivery points in the Appalachian Basin during a period as compared to NYMEX futures contract prices for the same period); and

•	hypothetical assumptions that production and property taxes and gathering/post-production costs for the 2005 calendar year remained constant at the costs incurred as of December 31, 2004.
      ECA utilized these production estimates, natural gas prices and hypothetical cost assumptions in preparing the projected financial information. This methodology is consistent with the requirements of the SEC for estimating natural gas reserves and discounted present value of future net revenues attributable to the royalty interests. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the projected financial information.

      Neither ECA’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the projected financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projected financial information.
      The projections, and the estimates and hypothetical assumptions on which they are based, are subject to significant uncertainties, many of which are beyond the control of ECA or the trust. Actual cash distributions to trust unitholders, therefore, could vary significantly based upon events or conditions occurring that are different from the events or conditions assumed to occur for purposes of these projections. Because of the pricing provisions of the royalty interests relating to approximately 80% of the estimated natural gas production attributable to the underlying properties during the last three quarters of 2005 and for calendar years 2006 and 2007 and because of the provisions of the “floor price” contracts relating to the remaining estimated volumes of natural gas production from the underlying properties not otherwise subject to these pricing provisions of the royalty interests during 2006 and 2007, the amounts of cash distributions relating to natural gas production for those periods is not expected to be subject to significant fluctuations based on changes in market prices for natural gas. Cash distributions to trust unitholders for the calendar years 2008 and thereafter, however, will be particularly sensitive to fluctuations in natural gas prices during these periods. See “Risk Factors — The amount of cash distributions by the trust are subject to fluctuations as a result of changes in natural gas prices.” As a result of typical production declines for natural gas properties, production estimates generally decrease from year to year; however, production estimates in the table below reflect the impact of additional production that is expected to commence during calendar year 2005 as a result of the drilling of development wells related to the underlying PUD properties. In addition, the projected cash distribution in the table below assumes that no quarterly incentive distributions will be made to ECA during calendar year 2005. As a result of these factors, the projected cash distributions shown in the table below are not necessarily indicative of distributions for future years. See “Projected Cash Distributions — Sensitivity of Projected Cash Distributions to Changes in Natural Gas Production” which shows projected effects on cash distributions from hypothetical changes in natural gas prices and natural gas production. Because payments to the trust will be generated by depleting assets and the trust has a finite life with the production from the underlying properties diminishing over time, a portion of each distribution will represent a return of your original investment. See “Risk Factors — The underlying properties of the trust are depleting assets and production from those properties will diminish over time.”

	Projection for
	Year Ending
	December 31, 2005
	Based on Natural
	Gas Production
	and Prices in
Projected Cash Distributions	Reserve Report

	(dollars in
	thousands, except
	per Mcf, MMBtu
	and trust unit
	amounts)
Estimated natural gas sales volumes attributable to royalty interests (MMcf)	2,192
Natural gas sales price per MMBtu	$7.14	(1)
Net natural gas sales price per Mcf	8.43	(2)
Net proceeds from natural gas sales	$18,473
Less: Production and property taxes	$(1,389)
Net proceeds to trust	$17,084
Less: Trust administrative expenses	$(500)

Incentive distribution(3)	-0-
Projected cash distribution on trust units	$16,584

Projected cash distribution per trust unit(4)	$2.14

(1)	The natural gas sales price used in this column consists of the weighted average price per MMBtu based on the price assumptions described above before any adjustment for basis differential, Btu content and gathering post-production expenses.

(2)	Net natural gas sales price per Mcf is the natural gas sales price per MMBtu calculated as described in footnote (1) above, as adjusted to reflect:

•	a conversion from MMBtu to Mcf based on an assumed Btu content adjustment of 1.195 per Mcf,

•	an assumed basis differential for natural gas delivered at delivery points in the Appalachian Basin of $0.24 per MMBtu as used in the reserve report, and

•	estimated gathering/post-production expenses of $0.336 per MMBtu.

(3)	The incentive distribution is payable to ECA only if actual cash available for distribution in a calendar quarter exceeds the amount of cash necessary to make cash distributions to trust unitholders at specified target cash distribution levels as described under the caption “Description of the Trust Agreement — Fees and Expenses — Quarterly incentive distribution payments to ECA.”

(4)	Assumes 7,750,000 trust units outstanding.
      For more information about the estimates and hypothetical assumptions made in preparing the table above, see “Projected Cash Distributions — Significant Assumptions Used to Prepare the Projected Cash Distributions.”

The Offering

Trust units offered by ECA	7,000,000

Trust units outstanding	7,750,000

Use of proceeds	At the closing of this offering, ECA will contribute to the trust royalty interests and a portion of certain natural gas “floor price” contracts that will relate to a portion of the natural gas production attributable to the trust’s royalty interest to the trust in exchange for all of the outstanding trust units. ECA is offering all of the trust units to be sold in this offering and ECA will receive all proceeds from the offering. ECA will use the net proceeds from this offering to repay approximately $92.0 million of outstanding indebtedness under its 9 1/2% Senior Subordinated Notes due May 15, 2007, any outstanding indebtedness under ECA’s revolving credit facility and for general corporate purposes. See “Use of Proceeds.”

Proposed NYSE symbol	ANG

Quarterly cash distributions	Actual cash distributions to the trust unitholders will depend upon the quantity of natural gas produced from the underlying properties, the prices received for natural gas production and other factors. Because payments to the trust will be generated by depleting assets and the trust has a finite life with the production from the underlying properties diminishing over time, a portion of each distribution will represent a return of your original investment. Natural gas production from proved reserves attributable to the royalty interests is expected to decline over the term of the trust; however, production declines are expected to be offset in the near term by the impact of additional production that is expected to commence during the three years following April 1, 2005 as a result of the drilling of development wells related to the underlying PUD properties. See “Risk Factors” and, for a discussion of projected cash distributions under various price scenarios, see “Projected Cash Distributions.”

It is expected that quarterly cash distributions during the term of the trust will be made by the trustee on or about the 15th day of the third calendar month following the end of each calendar quarter to the trust unitholders of record on the 60th day following each calendar quarter. The first distribution from the trust to the trust unitholders will be made on or about June 15, 2005. The first distribution to the trust unitholders will be based upon amounts received for production attributable to the royalty interests for the period commencing on January 1, 2005 and ending on March 31, 2005.

Royalty interests	The royalty interests will be conveyed to the trust out of ECA’s working interest in the underlying properties. The royalty interests consist of the PDP royalty interest and the PUD royalty interest. The PDP royalty interest will entitle the trust to receive 90% of the net proceeds during a 20 year term commencing on January 1, 2005 from the sale of production of natural gas attributable to ECA’s interest from 312 existing natural gas producing wells and the PUD royalty interest which will entitle the trust to receive 50% of the net proceeds during the same term from the sale of future production of natural gas attributable to ECA’s interest from 180 additional development wells that ECA is obligated to drill, at its expense, by March 31, 2009 pursuant to the terms of the development agreement between ECA and the trust. ECA intends to use commercially reasonable efforts to drill all of these development wells by March 31, 2008 and is obligated to drill not less than 45 wells per year on a cumulative basis.

Termination of the trust	The royalty interests will terminate on December 31, 2024 and the trust will soon thereafter wind up its affairs and terminate.

Net proceeds	The conveyances creating the royalty interests entitle the trust to receive an amount of cash for each calendar quarter as follows:

• with respect to the natural gas production from the 312 existing wells, an amount of cash equal to 90% of the net proceeds from the sale of natural gas produced during such quarter attributable to the underlying PDP properties, and

• with respect to any future natural gas production from the 180 additional development wells, an amount of cash equal to 50% of the net proceeds from the sale of natural gas produced during such quarter attributable to the underlying PUD properties. The conveyances related to the PUD royalty interest provide that the net proceeds from the underlying PUD properties will be calculated on the basis that the underlying PUD properties are not burdened by interests that exceed a 12.5% royalty interest in the revenues from such properties. In the event that ECA’s working interest in any of the wells subject to the PUD royalty interest that are drilled is subject to burdens in excess of a 12.5% interest, such burdens will be fully allocated against ECA’s retained net revenue interest in such well.

In general, “net proceeds” means the sales price received by ECA from sales of natural gas produced during a quarter attributable to the underlying properties (subject to price protections from April 1, 2005 through December 31, 2007) less all general property (ad valorem), production, severance, sales, gathering, excise and other similar taxes and less all gathering/post-production costs. For a more detailed description of the determination of “net proceeds,” see “Description of the Royalty Interests.”

Incentive distributions and administrative services fee payable to ECA	ECA will be entitled to receive a quarterly incentive distribution from the trust to the extent that the aggregate amount of cash available for distribution for a calendar quarter exceeds the aggregate amount of cash necessary to make cash distributions at specified target cash distribution levels. The amount of the incentive distribution payable to ECA for any calendar quarter will equal 30% of the amount, if any, by which the aggregate amount of the cash available for distribution by the trust exceeds the aggregate amount of cash necessary to make cash distributions to the holders of the trust units at the specified target levels of cash distributions per outstanding trust unit for such quarter. ECA will also be entitled to receive an administrative services fee, payable quarterly during the term of the trust, for providing accounting, bookkeeping and informational services relating to the royalty interests. A more detailed description of the administrative services fee and the quarterly incentive distribution, including the target levels of cash available for distribution that relate to the quarterly incentive distribution payable to ECA, is set forth under the captions “The Trust — Administrative Services Agreement” and “Description of the Trust Agreement — Fees and Expenses — Quarterly incentive distribution payments to ECA.”

Reserves	According to the reserve report, total proved reserves attributable to the royalty interests as of December 31, 2004 were 45.3 Bcf of gas, of which 23.1 Bcf were proved developed and 22.2 Bcf were proved undeveloped. The reserves attributable to the royalty interests include only the reserves attributable to the underlying properties that are expected to be produced during the 20-year term of the royalty interests.

Summary of income tax consequences	The trust will be treated as a partnership for federal income tax purposes, and trust unitholders will be allocated an amount of the trust’s income, gain, loss, or deductions corresponding to their interest in the trust. The PDP royalty interest will, and the PUD royalty interest should, be treated as debt instruments for federal income tax purposes, and the trust will be required to treat a portion of each payment it receives with respect to each royalty interest as interest income in accordance with the “noncontingent bond method” under the original issue discount rules contained in the Internal Revenue Code of 1986, as amended and the corresponding regulations. See “Federal Income Tax Consequences.”
Investing in Trust Units
      Investing in trust units differs from investing in corporate common stock in the following ways:

•	as the royalty interests will generate cash flow from depleting assets, these cash distributions will represent a return of the purchase price of the trust units as well as income therefrom;

•	trust unitholders are taxed directly on their allocable share of trust income, gain, loss and deduction;

•	trust assets are generally limited to the royalty interests, natural gas “floor price” contracts and the development agreement pursuant to which ECA is obligated to drill the development wells, all of which have a finite economic life;

•	to the extent provided in the trust agreement, trust unitholders are owed a fiduciary duty by the trustee, but not by the trust, ECA or any other entity, and the trustee will only be liable to the trust unitholders for fraud, gross negligence or acts or omissions in bad faith;

•	the trustee will have only limited administrative powers and will not have powers comparable to those of a board of directors; and

•	the trust is not expected to conduct annual meetings of the trust unitholders and therefore the trust unitholders will generally only be requested to vote at special meetings of the trust unitholders called for a specific purpose.

RISK FACTORS

The amount of the cash distributions by the trust are subject to fluctuation as a result of changes in natural gas prices.
      The trust’s reserves and quarterly cash distributions are highly dependent upon the prices realized from the sale of natural gas. Natural gas prices can fluctuate widely on a month-to-month basis in response to a variety of factors that are beyond the control of the trust and ECA. These factors include, among others:

•	weather conditions or acts of force majeure;

•	the supply and price of natural gas;

•	the level of demand for natural gas;

•	U.S. and worldwide economic conditions;

•	the price and availability of alternative fuels;

•	the proximity to, and capacity of, gathering and transportation facilities; and

•	energy conservation and environmental measures.
      Moreover, government regulations, such as regulation of natural gas gathering and transportation and price controls, can affect natural gas prices in the long term.
      Recent natural gas prices have been high compared to historical prices. For example, the NYMEX natural gas futures contract price per MMBtu was $2.570, $4.789, $6.189 and $6.149 as of December 31, 2001, 2002, 2003 and 2004, respectively. In addition, the market price of natural gas is generally higher in the winter months than during other months of the year due to increased demand for natural gas for heating purposes during the winter season.
      Lower natural gas prices will reduce net proceeds to which the trust is entitled and may ultimately reduce the amount of natural gas that is economic to produce from the underlying properties. As a result, the operator of any of the underlying properties could determine during periods of low gas prices to shut in or curtail production from wells on the underlying properties. In addition, the operator of the underlying properties could determine during periods of low gas prices to plug and abandon marginal wells that otherwise may have been allowed to continue to produce for a longer period under conditions of higher prices. As a result, the volatility of natural gas prices may cause the amount of future cash distributions to trust unitholders to fluctuate.

Estimates of proved reserves, future production and future net revenues may change if the assumptions on which such estimates are based prove to be incorrect.
      The value of the trust units and the amount of future cash distributions to the trust unitholders will depend upon, among other things, the accuracy of the production and reserves estimated to be attributable to the trust’s royalty interests. Estimating production and reserves is inherently uncertain. Ultimately, actual production, revenues and expenditures for the underlying properties will vary both positively and negatively from estimates and those variations could be material. Petroleum engineers consider many factors and make assumptions in estimating production and reserves. Those factors and assumptions include:

•	historical production from the area compared with production rates from other producing areas;

•	the assumed effect of governmental regulation; and

•	assumptions about future natural gas prices, Btu content, production expenses, gathering and transportation costs, severance and excise taxes, and capital expenditures.
Changes in these assumptions can materially increase or decrease production estimates and reserve estimates.
      The trust’s reserve quantities and revenues are based on estimates of reserve quantities and revenues for the underlying properties. The estimates in the reserve report included in this prospectus were prepared based upon the assumption that all natural gas produced from the underlying properties during the term of the royalty interests will be sold based upon a NYMEX price of $6.149 per MMBtu at December 31, 2004, except that, for periods from April 1, 2005 through December 31, 2007, the proved reserves attributable to the underlying properties give effect to the prices under forward sales contracts that ECA entered into with institutional counterparties with respect to specified volumes for these periods, and the proved reserves attributable to the royalty interests give effect to the pricing provisions of the conveyances creating the royalty interests. See “The Underlying Properties — Natural Gas Reserves” for a discussion of the method of allocating proved reserves to the trust. The quantities of reserves attributable to the trust may decrease in the future as a result of future decreases in the price of natural gas.

Risks associated with the production, gathering, transportation and sale of natural gas could adversely affect cash distributions by the trust.
      The revenues of the trust and the amount of cash distributions to the trust unitholders will depend upon, among other things, natural gas production and prices. The occurrence of drilling, production or transportation accidents that temporarily or permanently halt the production and sale of natural gas at any of the underlying properties will reduce trust distributions by reducing the amount of net proceeds available for distribution. For example, accidents may occur which result in personal injuries, property damage, damage to productive formations or equipment and environmental damages.
      The amount of natural gas that may be produced and sold by any well to which the underlying properties relate is also subject to curtailment in certain circumstances, such as weather conditions, pipeline interruptions due to scheduled and unscheduled maintenance, excessive pressure or physical damage to the gathering system or transportation system or lack of contracted capacity on such systems. The curtailments may vary from a few days to several months. In many cases, ECA is provided only limited, if any, notice as to when production will be curtailed and the duration of such curtailments. If ECA is forced to reduce production due to such a curtailment, the revenues of the trust and the amount of cash distributions to the trust unitholders would similarly be reduced due to the reduction of net proceeds from the sale of production.
      Some of the wells on the underlying PUD properties will be drilled in locations that currently are not serviced by gathering and transportation pipelines or the gathering and transportation pipelines in the area may not have sufficient capacity to transport the additional production. As a result, ECA may not be able to sell the natural gas production from such development wells until the necessary gathering systems are constructed. Any delay in the construction of these gathering systems beyond the currently estimated construction schedules will delay or potentially reduce the receipt of any net proceeds that may be associated with natural gas production from wells on the underlying PUD properties.

The trust is passive in nature and has no control over the field operations of, sale of natural gas from, or development of, the underlying properties.
      Gas properties are typically managed pursuant to an operating agreement among the working interest owners of the interest in the properties. The typical operating agreement contains procedures whereby the owners of the working interests in the property designate one of the interest owners to be the operator of the property. Under these arrangements, the operator is typically responsible for making all decisions relating to drilling activities, sale of production, compliance with regulatory requirements and other matters that affect the property. Neither the trustee nor the trust unitholders has any contractual ability to influence or control the field operations of, sale of natural gas from, or future development of, the underlying properties. The trust units are a passive investment that entitle the trust unitholder to only receive cash distributions from the royalty interests and the natural gas “floor price” contracts.

Trust unitholders will have no stockholder voting rights in ECA or managerial, contractual or other ability to influence ECA, the operator of substantially all of the gas properties to which the underlying properties relate.
      Trust unitholders have no voting rights with respect to ECA and therefore will have no managerial, contractual or other ability to influence ECA’s activities as operator of the gas properties to which substantially all the underlying properties relate nor its activities relating to its obligation to drill the 180 development wells with respect to the underlying PUD properties.

Drilling for and producing natural gas are high risk activities with many uncertainties that could adversely affect future production from the underlying properties.
      The drilling and completion of the development wells on the underlying PUD properties are subject to numerous risks beyond the control of the trust or ECA, including the risk that some portion of the development wells drilled will not be capable of producing in commercially paying quantities. ECA’s determination of the well locations for the development wells will depend in part on its evaluation of data obtained through geophysical and geological analyses, production data, engineering studies and ongoing drilling operations, the result of which are often inconclusive or subject to varying interpretations.
      It is possible that the costs associated with constructing any necessary gathering and transportation pipelines to a development well on the underlying PUD properties that is only marginal may cause the construction of such gathering line to not be economically justifiable under the circumstances, in which case the marginal well would need to be shut-in or abandoned, with the result that the trust would not receive the benefit of any production from the well.

ECA may transfer all or a portion of the underlying properties at any time, subject to specified limitations, and ECA may abandon individual wells or properties that are uneconomic.
      Although it does not currently intend to sell any of the underlying properties, ECA may at any time transfer all or part of the underlying properties, subject to its obligation not to sell any of the underlying PUD properties prior to satisfying its obligation to drill the 180 development wells, pursuant to the terms of the conveyances creating the PUD royalty interest. You will not be entitled to vote on any transfer of the underlying properties, and the trust will not receive any proceeds from any such transfer. Following any material sale or transfer of any of the underlying properties, the underlying properties will continue to be subject to the royalty interests of the trust, but the net proceeds from the transferred property would be calculated separately, but not differently than as described in this prospectus, and paid by the purchaser or transferee to the trust. The transferee would be responsible for all of ECA’s obligations relating to the royalty interests on the portion of the underlying properties transferred, and ECA would have no continuing obligation to the trust for those properties.
      ECA or any transferee may abandon any well or property if it reasonably believes that the well or property can no longer produce natural gas in commercially economic quantities. This could result in termination of the royalty interest relating to the abandoned well or property. In making such decisions, ECA is required under the applicable conveyance to act as a reasonably prudent operator in the Appalachian Basin under the same or similar circumstances would act if it were acting with respect to its own properties, disregarding the existence of the royalty interests as a burden on such property.

The natural gas reserves attributable to the underlying properties of the trust are depleting assets and production from those reserves will diminish over time. Furthermore, the trust is generally precluded from acquiring other oil and gas properties or royalty interests to replace the depleting assets and production.
      The net proceeds payable to the trust from the royalty interests are derived from the sale of the production of natural gas from the underlying properties. The natural gas reserves attributable to the underlying properties are depleting assets, which means that the reserves of natural gas attributable to the underlying properties will decline over time. As a result, the quantity of natural gas produced from the underlying properties is expected to decline over time. Based on the estimated production volumes in the reserve report, the gas production from proved producing reserves attributable to the PDP royalty interests is projected to decline at an average rate of approximately 6.3% per year over the life of the trust. The total production attributable to the PUD royalty interest is expected to increase in the near term. As a development well produces, its reserves are expected to decline approximately 17% during the first year of production, approximately 7.3% during the next three to four years of production and approximately 4.3% per year for the remainder of the useful life of the well. These production characteristics are generally consistent with other development wells in the Appalachian Basin. The anticipated rate of decline is an estimate and actual decline rates may vary from those estimated. The royalty interests will terminate on December 31, 2024.
      Future maintenance projects on the wells to which the underlying properties relate beyond that which is currently estimated may affect the quantity of proved reserves that can be economically produced from the wells to which the underlying properties relate. The timing and size of these projects will depend on, among other factors, the market prices of natural gas. If operators of the wells to which the underlying properties relate do not implement required maintenance projects when warranted, the future rate of production decline of proved reserves may be higher than the rate currently expected by ECA or estimated in the reserve report.
      The trust agreement will provide that the trust’s business activities will be limited to owning the royalty interests and its rights under the development agreement and the natural gas “floor price” contracts and any activity reasonably related to such ownership, including activities required or permitted by the terms of the conveyances related to the royalty interests. As a result, the trust will not be permitted to acquire other oil and gas properties or royalty interests to replace the depleting assets and production attributable to the trust other than the extension of the PUD royalty interest pursuant to the terms of the conveyances to also burden any additional acreage leased or acquired by any other means by ECA within the two AMIs until the development well drilling obligation of ECA to the trust is satisfied.

The amount of cash available for distribution by the trust will be reduced by the amount of any production and property taxes and any costs associated with gathering, transporting, processing and marketing any natural gas production.
      Production and property taxes and any costs associated with gathering, transporting, processing and marketing any production will be deducted in the calculation of the trust’s share of net proceeds. Accordingly, higher or lower gathering, transportation, processing and marketing costs will directly decrease or increase the amount received by the trust for its royalty interests. For a summary of these costs for the last three years, see “The Underlying Properties.” Historical gathering/ post-production costs, however, may not be indicative of future post-production costs.

The amount of cash available for distribution by the trust may be reduced by any incentive distribution payable to ECA.
      ECA will be entitled to receive a quarterly incentive distribution from the trust to the extent that the aggregate amount of cash available for distribution for a calendar quarter exceeds the aggregate amount of cash necessary to make cash distributions at specified target cash distribution levels. The amount of the incentive distribution payable to ECA for any calendar quarter will equal 30% of the amount, if any, by which the aggregate amount of the cash available for distribution by the trust exceeds the aggregate amount of cash necessary to make cash distributions to the holders of the trust units at the specified target levels of cash distributions per outstanding trust unit for such quarter. A more detailed description of this incentive distribution, including the target levels of cash available for distribution that relate to the incentive distribution payable to ECA, is set forth under the caption “Description of the Trust Agreement — Fees and Expenses — Quarterly incentive distribution payments to ECA.” The payment of any incentive distribution to ECA will reduce the amount of cash that would otherwise be available for distribution to the holders of the trust units.

The trustee may, under certain circumstances, sell the royalty interests and dissolve the trust. The trust will terminate following the end of the 20 year term of the royalty interests.
      The trustee must sell the royalty interests if the holders of a majority of the trust units approve the sale or vote to dissolve the trust. The trustee must also sell the royalty interests if the annual gross proceeds from the underlying properties attributable to the royalty interests are less than $1 million for each of any two consecutive years. Sale of all the royalty interests will result in the dissolution of the trust. The net proceeds of any such sale will be distributed to the trust unitholders.
      The royalty interests will terminate on December 31, 2024. The trust unitholders will not be entitled to receive any net proceeds from the sale of production from the underlying properties following the termination of the royalty interests.

ECA’s disposal of its remaining trust units may reduce the market price of the trust units.
      ECA currently owns 100% of the trust units and will sell approximately 90% of the trust units in this offering, or 100% if the underwriters’ over-allotment option is exercised in full. It may use some or all of the remaining trust units it owns for a number of corporate purposes, including:

•	selling them for cash; and

•	exchanging them for interests in oil and natural gas properties or securities of oil and natural gas companies.
      If ECA sells additional trust units or exchanges trust units in connection with acquisitions, then additional trust units will be available for sale in the market. The sale of additional trust units may reduce the market price of the trust units. See “Selling Trust Unitholder.” ECA has agreed to a lock-up agreement that prohibits ECA from selling any trust units for a period of 180 days after the date of this prospectus without the consent of Raymond James & Associates, Inc., acting as representative of the several underwriters. See “Underwriting.”

There has been no public market for the trust units and no independent appraisal of the value of the royalty interests has been performed.
      The number of trust units to be delivered to ECA in exchange for the royalty interests and a portion of certain natural gas “floor price” contracts, as well as the initial public offering price of the trust units, will be determined by negotiation among ECA and the underwriters. Among the factors to be considered in determining such number of trust units and the initial public offering price, in addition to prevailing market conditions, will be current and historical natural gas prices, current and prospective conditions in the supply and demand for natural gas, reserve and production quantities estimated for the royalty interests and the trust’s estimated cash distributions. None of ECA, the trust or the underwriters will obtain any independent appraisal or other opinion of the value of the royalty interests other than the reserve report prepared by Ryder Scott.

ECA may from time to time enter into agreements with its affiliates for marketing, processing and transportation services relating to the underlying properties.
      ECA has agreed to market or cause to be marketed the production attributable to the underlying properties on the same basis as it markets its own interest in the production. ECA has agreed to provide these marketing services without charging the trust a fee for any marketing services provided by ECA with respect to the production from the underlying properties. ECA will be permitted, however, to deduct from the net proceeds available to the trust other gathering/ post-production costs necessary to make the natural gas attributable to the underlying properties marketable, so long as such costs do not exceed the charges generally prevailing in the area for similar services. ECA and some of its affiliates receive payments under existing contracts for marketing, processing, gathering and transportation services relating to the underlying properties, some of which payments will be borne by the trust as gathering/ post-production costs. Payments to ECA and its affiliates related to gathering/ post-production costs will be deducted in determining net proceeds payable to the trust. These payments will reduce the amounts available for distribution to the trust unitholders.
      ECA believes that the terms of these arrangements are or will be competitive with those that could be obtained from unrelated third parties. ECA is permitted under the conveyance agreements creating the royalty interests to enter into new marketing, processing and transportation contracts without obtaining bids from or otherwise negotiating with any independent third parties. Provisions in the conveyance agreements require that future contracts with affiliates of ECA relating to marketing, processing or transportation of natural gas cannot exceed charges generally prevailing in the area for similar services.

Conflicts of interest could arise between ECA and the trust unitholders.
      The interests of ECA and the interests of the trust and the trust unitholders with respect to the underlying properties could at times be different. As a working interest owner in the underlying properties, ECA could have interests that conflict with the interests of the trust and the trust unitholders. For example:

•	ECA’s interests may conflict with those of the trust and the trust unitholders in situations involving the development, maintenance, operation or abandonment of the underlying properties. ECA may make decisions with respect to development expenditures that adversely affect the underlying properties, including reducing development expenditures on these properties, which could cause gas production to decline at a faster rate and thereby result in lower cash distributions by the trust in the future.

•	ECA may sell some or all of the underlying properties, subject to its obligation not to sell any of the underlying PUD properties prior to satisfying its obligation to drill 180 development wells pursuant to the terms of the conveyances creating the PUD royalty interest, and such sale may not be in the best interests of the trust unitholders. In the event ECA sells all or any portion of the underlying properties, the purchaser of such underlying properties will acquire such underlying properties subject to the royalty interests relating thereto and, in connection therewith, such purchaser will be subject to the same standards of conduct with respect to development, operation and abandonment of such underlying properties as set forth in the preceding paragraph. ECA also has the right, subject to significant limitations as described herein, to cause the trust to release all or a portion of the royalty interests in connection with a sale of a portion of the underlying properties to which such royalty interests relate. In such an event, the trust is entitled to receive its proportionate share of the proceeds from the sale attributable to the royalty interests released. See “The Underlying Properties — Sale and Abandonment of Underlying Properties.”
      In making decisions with respect to the development, operation, abandonment or sale of the underlying properties, ECA and any successor operator will be required under the applicable conveyance to act as a reasonably prudent operator in the Appalachian Basin under the same or similar circumstances would act if it were acting with respect to its own properties, disregarding the existence of the royalty interests as a burden on the underlying properties. Except for specified matters that require approval of the trust unitholders described in “Description of the Trust Agreement,” the documents governing the trust do not provide a mechanism for resolving these conflicting interests.

The trust is managed by a trustee who cannot be replaced except at a special meeting of trust unitholders.
      The business and affairs of the trust will be managed by the trustee. Your voting rights as a trust unitholder are more limited than those of stockholders of most public corporations. For example, there is no requirement for annual meetings of trust unitholders or for an annual or other periodic re-election of the trustee. The trust agreement provides that the trustee may only be removed and replaced by the holders of a majority of the outstanding trust units at a special meeting of trust unitholders called by either the trustee or the holders of not less than 10% of the outstanding trust units. As a result, it will be difficult to remove or replace the trustee.

Trust unitholders have limited ability to enforce provisions of the royalty interests.
      The trust agreement permits the trustee and the trust to sue ECA or any other future owner of the underlying properties to enforce the terms of the conveyances creating the royalty interests. If the trustee does not take appropriate action to enforce provisions of these conveyances, your recourse as a trust unitholder would be limited to bringing a lawsuit against the trustee to compel the trustee to take specified actions. The trust agreement expressly limits your ability to directly sue ECA or any other third party other than the trustee. As a result, you will not be able to sue ECA or any future owner of the underlying properties to enforce these rights.

Courts outside of Delaware may not recognize the limited liability of the trust unitholders provided under Delaware law.
      Under the Delaware Statutory Trust Act, trust unitholders will be entitled to the same limitation of personal liability extended to stockholders of private corporations under the General Corporation Law of the State of Delaware. No assurance can be given, however, that the courts in jurisdictions outside of Delaware will give effect to such limitation.

ECA’s liability to the trust is limited.
      The royalty interest conveyances provide that, except as set forth in the conveyances, ECA will not be liable to the trust for the manner in which it performs its duties in operating the underlying properties as long as it acts in good faith.

The trust has not obtained a ruling from the IRS regarding the tax treatment of ownership of the trust units.
      The availability to a trust unitholder of the federal income tax benefits of an investment in the trust depends on the classification of the trust as a partnership for federal income tax purposes. The trust has received an opinion of tax counsel to the effect that the trust will be classified as a partnership for federal income tax purposes. This means that you will be taxed on your allocable share of the trust’s net income, regardless of whether you receive cash distributions from the trust.
      Tax counsel believes that its opinion is in accordance with the present position of the IRS regarding trusts that elect to be treated as partnerships for federal income tax purposes. Neither ECA nor the trustee has requested a ruling from the IRS regarding these tax questions. Neither ECA nor the trust can assure you that they would be granted such a ruling if requested or that the IRS will continue this position in the future.
      Trust unitholders should be aware of possible state tax implications of owning trust units. See “State Tax Considerations.”

The trust’s royalty interests may be characterized as an executory contract in bankruptcy which could be rejected in bankruptcy, thus relieving ECA from its obligations to make payments to the trust with respect to the royalty interests.
      ECA believes that it is likely that the royalty interests would not be treated as real property interests under the laws of West Virginia, Pennsylvania and Kentucky. Nevertheless, ECA intends to record the conveyances of the royalty interests in the real property records of West Virginia, Pennsylvania and Kentucky in accordance with local recording acts. ECA believes that, if, during the term of the trust, ECA becomes involved as a debtor in a bankruptcy proceeding, the royalty interests relating to the underlying properties located in West Virginia and Kentucky should be treated as fully conveyed personal property interests under the laws of West Virginia and Kentucky. If in such a proceeding a determination were made that the conveyance constitutes an executory contract and the royalty interests are not fully conveyed personal property interests under the laws of West Virginia and Kentucky, and if such contract were not to be assumed in a bankruptcy proceeding involving ECA, the trust would be treated as an unsecured creditor of ECA with respect to such royalty interests in the pending bankruptcy proceeding. Although no assurance can be given, ECA does not believe that the conveyances relating to the underlying properties located in West Virginia or Kentucky should be subject to rejection in a bankruptcy proceeding as executory contracts. With respect to the properties located in Pennsylvania, which represent approximately 3.7% of the reserves attributable to the royalty interests, there is a greater risk that the royalty interests will not be treated as fully conveyed property interests and instead the conveyances may be treated as executory contracts. If a determination were made that the conveyances relating to the underlying properties located in Pennsylvania constitute executory contracts, the trust could be treated as an unsecured creditor with respect to such interests.

The ability of ECA to satisfy its obligations to the trust depends on the financial position of ECA.
      ECA is a privately held, independent energy company engaged in the exploration, development, production, gathering and aggregation and sale of natural gas and oil, primarily in the Appalachian Basin and Gulf Coast regions in the United States and in New Zealand. Pursuant to the terms of the development agreement, ECA will be obligated to drill, at its cost, 180 development wells in two AMIs in West Virginia and Kentucky. In the event that ECA defaults in the performance of its obligations under the development agreement, the trustee on behalf of the trust has the right to seek to compel ECA to perform the drilling obligation. ECA will also grant to the trust a lien on all of ECA’s interests in the underlying PUD properties located in the Yawkey Freeman AMI in order to secure ECA’s obligation to drill the 180 development wells in the event that ECA is not able to perform the drilling obligation. Even though the trust has been granted this security interest, in the event that ECA defaults in the performance of its obligation under the development agreement, the trustee will be required to foreclose upon ECA’s interests in the underlying PUD properties located in the Yawkey Freeman AMI in order to realize any benefit for the trust. It could take a long period of time for the trust to realize any benefit from such a foreclosure and could result in claims and counter-claims among the trust, ECA and ECA’s other creditors. In addition, the trustee may not be able to sell or otherwise liquidate ECA’s interests in the underlying PUD properties located in the Yawkey Freeman AMI. As a result, there can be no assurance that the trust will receive a timely benefit from its lien on the Yawkey Freeman AMI or that the trust will realize any benefit at all from its lien.
      Because ECA is the operator or contract operator of all of the underlying PDP properties and the operator of substantially all of the underlying PUD properties, ECA will be responsible for operating substantially all of the underlying properties. The conveyances also provide that ECA will be obligated to market, or cause to be marketed, the natural gas production related to the underlying properties.
      The ability of ECA to perform these obligations will depend on ECA’s future financial condition and economic performance, which in turn will depend upon the supply and demand for natural gas and oil, prevailing economic conditions and upon financial, business and other factors, many of which are beyond the control of ECA. See “Information About Energy Corporation of America” in this prospectus for additional information relating to ECA, including information relating to the business of ECA, historical financial statements of ECA and other financial information relating to ECA.

FORWARD-LOOKING STATEMENTS
      This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and the Private Securities Litigation Reform Act of 1995 about ECA and the trust that are subject to risks and uncertainties. All statements other than statements of historical fact included in this document, including, without limitation, statements under “Prospectus Summary” and “Risk Factors” regarding the financial position, business strategy, production and reserve growth, and other plans and objectives for the future operations of ECA and the trust are forward-looking statements.
      Such statements may be influenced by factors that could cause actual outcomes and results to differ materially from those projected. Forward-looking statements are subject to risks and uncertainties and include statements made in this prospectus under “Projected Cash Distributions,” statements pertaining to future development activities and costs, and other statements in this prospectus that are prospective and constitute forward-looking statements.
      When used in this document, the words “believes,” “expects,” “anticipates,” “intends” or similar expressions are intended to identify such forward-looking statements. The following important factors, in addition to those discussed elsewhere in this document, could affect the future results of the energy industry in general, and ECA and the trust in particular, and could cause those results to differ materially from those expressed in such forward-looking statements:

•	risks incident to the drilling and operation of natural gas wells;

•	future production and development costs;

•	the effect of existing and future laws and regulatory actions;

•	the effect of changes in commodity prices, the impact of the natural gas “floor price” contracts and conditions in the capital markets; and

•	competition from others in the energy industry.
      For additional information with respect to these factors, see “Where You Can Find More Information.” This document describes other important factors that could cause actual results to differ materially from expectations of ECA and the trust, including under the heading “Risk Factors.” All written and oral forward-looking statements attributable to ECA or the trust or persons acting on behalf of ECA or the trust are expressly qualified in their entirety by such factors.

USE OF PROCEEDS
      At the closing of this offering, ECA will contribute to the trust royalty interests and a portion of certain natural gas “floor price” contracts that will relate to a portion of the natural gas production attributable to the trust’s royalty interest to the trust in exchange for all of the outstanding trust units. ECA will pay underwriting discounts and expenses of approximately $          associated with this offering and will receive all net proceeds from the offering. The estimated net proceeds to ECA will be approximately $           million, assuming an offering price of $           per trust unit, and will increase to $           million if the underwriters exercise their over-allotment option in full. ECA intends to apply approximately $92.0 million of the net proceeds from the offering to repay outstanding indebtedness under its 9 1/2% Senior Subordinated Notes due May 15, 2007 and to use the remaining net proceeds to repay any borrowings under ECA’s revolving credit facility and for general corporate purposes. As of December 31, 2004, ECA had borrowings of $35.4 million under its revolving credit facility at an interest rate of 4.84%, which revolving credit facility matures on July 10, 2008.

ENERGY CORPORATION OF AMERICA
      ECA is a privately held energy company engaged in the exploration, development, production, gathering, aggregation and sale of natural gas and oil, primarily in the Appalachian Basin and Gulf Coast regions in the United States and in New Zealand. ECA, or its predecessors, have owned and operated natural gas properties in the Appalachian Basin for more than 40 years, and ECA is one of the largest natural gas operators in the Appalachian Basin.
      For the fiscal year ended June 30, 2004, ECA had revenues and net income of $123.4 million and $4.3 million, respectively, compared to revenues and net income for the fiscal year ended June 30, 2003 of $117.4 million and $9.8 million, respectively. For the six months ended December 31, 2004, ECA had revenues and net income of $68.0 million and $4.4 million, respectively, compared to revenues and net income for the six months ended December 31, 2003 of $61.3 million and $0.2 million, respectively. As of December 31, 2004, ECA had total assets of $302.6 million and total debt outstanding of $179.3 million. Giving pro forma effect to the offering of the trust units contemplated by this prospectus and the application of the net proceeds from this offering as described in “Use of Proceeds,” as of December 31, 2004, ECA would have had total assets of $270.3 million and total debt outstanding of $51.8 million. For more information on the pro forma effect on ECA of this offering of trust units, see the unaudited pro forma condensed consolidated balance sheet and statements of income of ECA beginning on page ECA-63 of this prospectus.
      ECA’s businesses constitute two operating segments:

•	gas and oil exploration and production; and

•	gas aggregation and pipelines.
      As of July 1, 2004, the proved net gas and oil reserves of ECA were estimated at 215,475 MMcf and 1,280 MBbls, respectively. For the fiscal year ended June 30, 2004, ECA’s net gas production was 10,718 MMcf (29.4 MMcf per day) and net oil production was 107 MBbls (0.3 MBbls per day), for a total of 11,360 net MMcfe (31.1 MMcfe per day). During the fiscal year ended June 30, 2004, ECA drilled 27 productive gross development wells (17.6 net wells), and recompleted two wells, adding 5,234 gross Mcf of gas production per day. For the six months ended December 31, 2004, ECA’s net gas production was 4,979 MMcf (27.2 MMcf per day) and net oil production was 33 MBbls (0.18 MBbls per day), for a total of 5,177 net MMcfe (28.3 MMcfe per day).
      Management believes ECA is one of the largest operators in the Appalachian Basin where it held interests in approximately 5,346 gross (3,371 net) wells at July 1, 2004, substantially all of which it operates. ECA also engages in exploration and development programs in the Gulf Coast, the Rocky Mountains and New Zealand where it held interests in a total of 26 gross (11 net) wells at July 1, 2004.
      ECA, primarily through a wholly owned subsidiary, aggregates natural gas through the purchase of production from properties in the Appalachian Basin in which ECA has an interest, the purchase of gas delivered through its gathering pipelines located in the Appalachian Basin, and the purchase of gas in the spot market. ECA sells gas to local gas distribution companies, industrial end users located in the Northeast, other gas marketing entities and into the spot market for gas delivered into interstate pipelines.
      ECA owns and operates approximately 2,280 miles of gathering lines and intrastate pipelines that are used in connection with its gas aggregation activities. ECA finalized the purchase of an additional 100-mile long natural gas gathering system from Columbia Gas Transmission Corporation during the first quarter of fiscal year 2005. This gathering system is located in northeastern West Virginia and is situated among one of ECA’s existing operating areas.
      During the fiscal year ended June 30, 2004, ECA aggregated and sold 14,727 MMcf of gas for an average of 40.4 MMcf of gas per day, of which 14,191 MMcf, or 38.9 MMcf per day, represented sales of gas produced from wells operated by ECA.

      Predecessors of ECA have been in business since 1963. ECA was formed in June 1993 through an exchange of shares with the common stockholders of Eastern American Energy Corporation (“Eastern American”). Its principal offices are located at 4643 South Ulster Street, Suite 1100, Denver, Colorado 80237, and its telephone number is (303) 694-2667. For additional information concerning ECA, see “Information About Energy Corporation of America” included in this prospectus.
      The trust units do not represent interests in or obligations of ECA.

Summary Consolidated Financial, Operating and Reserve Data of ECA
      The summary consolidated financial data presented below should be read in conjunction with the audited consolidated financial statements and the unaudited interim condensed consolidated financial statements of ECA and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Energy Corporation of America” included elsewhere in this prospectus. The following summary consolidated financial data of ECA as of June 30, 2004, 2003 and 2002 and for each of the years in the three-year period ended June 30, 2004 have been derived from ECA’s audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated financial data of ECA as of December 31, 2004 and for the six-month periods ended December 31, 2004 and 2003 have been derived from ECA’s unaudited interim condensed consolidated financial statements. The unaudited financial statements were prepared on a basis consistent with the audited statements and, in the opinion of ECA, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the results of ECA for the periods presented. The table below also includes selected production and reserve information for ECA for the periods presented.
      The unaudited pro forma financial data as of December 31, 2004 and for the year ended June 30, 2004 and for the six-month period ended December 31, 2004, give effect to the offer and sale of the trust units and the application of the net proceeds therefrom as though such sale had occurred as of December 31, 2004 and for the period beginning July 1, 2003. This pro forma financial data has been derived from the “Unaudited Pro Forma Financial Information” included elsewhere in the prospectus.

							Pro Forma
				Pro Forma

					Six Months Ended		Six Months
	Year Ended June 30,			Year Ended	December 31,		Ended
				June 30,			December 31,
	2004	2003	2002	2004	2004	2003	2004

	(In thousands, except per share data)
Operating revenue	$123,373	$117,426	$86,142	$110,722	$67,973	$61,313	$61,020
Income (loss) from operation	16,122	6,285	(24,469)	11,893	13,064	6,805	9,866
Earnings per common share, basic(a)	6.62	15.12	(39.80)		7.03	0.37
Earnings per common share, diluted(a)	6.52	14.79	(39.80)		6.92	0.36
Total assets (as of end of period)	290,212	295,834	304,736		302,646	287,574	270,268
Long term debt (as of end of period)	162,894	173,197	198,701		179,124	153,052	51,674
Dividends declared per common share	1.96	1.72	1.60		0.63	0.50

Operating and Reserve Data:

Production (MMcfe)	11,360	10,380	10,685	9,292	5,177	5,927	4,249
Net proved reserves (MMcfe) (as of end of period)	223,155	204,992	201,051	(b)	217,984	198,395	N/A
Net proved developed reserves (MMcfe) (as of end of period)	173,887	168,180	167,034	(b)	168,713	165,285	N/A

(a)	The effect of outstanding stock options was not included in the computation of diluted earnings per share for the year ended June 30, 2002 because to do so would have been antidilutive.

(b)	Giving pro forma effect to the conveyance of the royalty interests to the trust, the pro forma net proved reserves and net proved developed reserves of ECA as of June 30, 2004 would have been 199.2 Bcf and 149.9 Bcf, respectively. These pro forma reserves were determined by deducting from the net proved reserves and net proved developed reserves of ECA at June 30, 2004 the amount of the proved developed reserves attributable to the royalty interests. The amount of proved undeveloped reserves attributable to the royalty interests were not deducted from ECA’s net proved reserves at June 30, 2004 as ECA’s net proved reserves at that date did not include any proved undeveloped reserves other than proved undeveloped reserves relating to ECA’s budgeted drilling expenditures for ECA’s fiscal year ending June 30, 2005.

Management of ECA
      The executive officers and Directors of ECA and the executive officers of its subsidiaries on December 31, 2004 are listed below, together with a description of their experience and certain other information. All of the Directors were elected or re-elected for a one-year term at ECA’s December 2004 annual meeting of stockholders. Executive officers are appointed by the Board of Directors.

Name	Age	Position with ECA or its Subsidiaries

John Mork	56	President and Chief Executive Officer; Director
Joseph E. Casabona	60	Executive Vice President; Director
Michael S. Fletcher	55	Chief Financial Officer
Donald C. Supcoe	48	Senior Vice President, Secretary and General Counsel
J. Michael Forbes	44	Vice President and Treasurer
George V. O’Malley	53	Vice President Accounting
K. Ralph Ranson, II	61	Vice President Marketing
C. Clark Clement, Jr.	55	Vice President Western Operations
Julie Ann Kitano	47	Assistant Secretary
W. Gaston Caperton, III	63	Director
Peter H. Coors	56	Director
L. B. Curtis	79	Director (Chairman)
John J. Dorgan	79	Director
F. H. McCullough, III	56	Director
Julie Mork	53	Director
Arthur C. Nielsen, Jr.	84	Director
Jay S. Pifer	67	Director
      W. Gaston Caperton, III has been a Director of ECA since 1997. He served as the Governor of the State of West Virginia for two terms, from 1989 to 1997. Governor Caperton is President and Chief Executive Officer of The College Board and President of the Caperton Group. Governor Caperton presently serves on the Board of Directors of Owens Corning, United Bankshares, West Virginia Media Holdings, the Benedum Foundation, National Center for Learning Disabilities, Classroom, Inc. and Prudential Financial.
      Joseph E. Casabona is Executive Vice President of ECA and has been a Director since its formation. Mr. Casabona joined Eastern American in 1985 and was Executive Vice President of Eastern American and a Director from 1987 until 1993. Mr. Casabona was employed from 1967 to 1979 in the Pittsburgh, Pennsylvania office of KPMG Main Hurdman, Certified Public Accountants, became a partner in that firm in 1980 and was named Director of Accounting and Auditing of the Pittsburgh office in 1983. Mr. Casabona graduated from the University of Pittsburgh with a Bachelor of Science Degree in Business Administration and from the Colorado School of Mines with a Master of Science Degree in Mineral Economics. He has been a Certified Public Accountant since 1969. Mr. Casabona serves on the Board of Directors of Gonex, Inc. and the ECA Foundation, Inc. and has been a member of the Board of Directors of the West Virginia and Pennsylvania Independent Oil and Gas Associations.
      C. Clark Clement, Jr. has been Vice-President of Western Operations since 2003 and is responsible for ECA’s operations in the west, including New Zealand. Mr. Clement has thirty-four years of experience in the oil industry including positions with major service companies, independents, and a major oil company. Prior to joining ECA in 2001, he held positions with BP as Drilling Team Leader in the Mid-Continent Asset of the U.S. and Well Engineering and Operations Superintendent in Colombia, South America. Mr. Clement holds a Bachelor of Science Degree in Chemistry from New Mexico Highlands University and is a Registered Professional Engineer in Petroleum Engineering. He has written over fifty technical papers, holds five U.S. patents, several foreign patents, and is a member of the Society of Petroleum Engineers, American Petroleum Institute, American Association for Drilling Engineers and Oilfield Helping Hands.
      Peter H. Coors has been a Director of ECA since 1996. Mr. Coors is Chairman of Coors Brewing Company and Chairman of Adolph Coors Company. He received his Bachelor Degree in Industrial Engineering from Cornell University in 1969 and he earned his Master Degree in Business Administration from the University of Denver in 1970. Mr. Coors also serves on the Board of Directors of U.S. Bancorp, Inc. and H.J. Heinz Company. Mr. Coors is a trustee and member of the executive board of the Denver Area Council of the Boy Scouts of America and a member of the executive committee for the National Western Stock Show Association. He is also a member of the International Chapter of Young Presidents’ Organization, a member of the Board of University of Colorado Hospital, and a trustee for the Adolph Coors Foundation, Castle Rock Foundation and Seeds of Hope Foundation.
      L.B. Curtis has been a Director of ECA since 1993 and Chairman since 1998. Mr. Curtis was a Director of Eastern American from 1988 until 1993. Mr. Curtis is retired from a career at Conoco, Inc. where he held the position of Vice President of Production Engineering with Conoco Worldwide. Mr. Curtis was highly recognized across the Petroleum Industry in the upstream (exploration and production) segment of the industry. Mr. Curtis graduated from The Colorado School of Mines with an Engineer of Petroleum Professional Degree.
      John J. Dorgan has been a Director of ECA since 1993. He served as a Director for Eastern American in 1992. He is a former Executive Vice President and consultant to Occidental Petroleum Corporation where he had worked in various capacities starting in 1972.
      Michael S. Fletcher has been Chief Financial Officer of ECA since December 1999. He also held the position of Treasurer of ECA from December 1999 through December 2000. In addition, Mr. Fletcher was President of Mountaineer Gas Company from 1998 until ECA sold Mountaineer in August 2000. Prior to becoming President in 1998, he held the positions of Senior Vice President and Chief Financial Officer of Mountaineer. Before joining Mountaineer in 1987, Mr. Fletcher was a partner of Arthur Andersen and Company and was employed by that firm for fifteen years. Mr. Fletcher is a Certified Public Accountant and a graduate from Utah State University with a Bachelor Degree in Accounting. Mr. Fletcher serves on the Board of Directors of the ECA Foundation, Inc.
      J. Michael Forbes is Vice President and Treasurer of ECA. Mr. Forbes has been an officer of ECA since 1995 and prior to that was an officer with Eastern American, which he joined in 1982. Mr. Forbes graduated with a Bachelor of Arts in Accounting and Finance from Glenville State College and is a Certified Public Accountant. He also holds a Master of Business Administration from Marshall University and is a graduate of Stanford University’s Program for Chief Financial Officers. Mr. Forbes serves on the board for numerous community organizations, including Saint Francis Hospital of Charleston, West Virginia, an affiliate of Columbia/ HCA, the ECA Foundation, Inc. and is currently the Vice Chairman of the YMCA of the Kanawha Valley.
      Julie Ann Kitano has been Assistant Secretary of ECA since December 2000. Ms. Kitano joined ECA in 1998 as a Paralegal. She holds a Bachelor of Arts Degree from Whitman College.
      F. H. McCullough, III has been a Director of ECA since 1993. Mr. McCullough was a Director of Eastern American from 1978 until 1993. Mr. McCullough joined Eastern American in 1977 and served in various capacities until 1999. Mr. McCullough is a graduate of the University of Southern California with a Bachelor of Arts Degree in International Economics and two Masters Degrees in Business Administration and Financial Systems Management. He is a graduate of the Northwestern University Kellogg Graduate School of Management Executive Marketing Program. Mr. McCullough serves on the Board of Directors of the ECA Foundation, Inc.
      John Mork has been President and Chief Executive Officer of ECA and a Director of ECA since its formation. Mr. Mork served in various capacities at Union Oil Company until 1972 when he joined Pacific States Gas and Oil, Inc. and subsequently founded Eastern American. Mr. Mork was President and a

Director of Eastern American from 1973 until 1993. Mr. Mork is a past Director of the Independent Petroleum Association of America, and the Independent Oil and Gas Association of West Virginia. Mr. Mork was a member of and held various positions with the Young Presidents’ Organization from 1984-1998. He also founded the Mountain State Chapter of the Young Presidents’ Organization located in Charleston, West Virginia. He is currently a member of the Chief Executives Organization, the World President’s Organization, the University of Southern California Engineering School Board of Councilors and a Trustee of the Denver Museum of Nature and Science. Mr. Mork holds a Bachelor of Science Degree in Petroleum Engineering from the University of Southern California and he is a graduate of the Stanford Business School Program for Chief Executive Officers. Mr. Mork serves on the Board of Directors of the ECA Foundation, Inc. He is the husband of Julie Mork.
      Julie M. Mork has been a Director of ECA since 1993. She was a Director of Eastern American from 1974 until 1993. Mrs. Mork served as a founder and Secretary/ Treasurer of Pacific States Gas and Oil, Inc. and Eastern American. She is currently Managing Director of the ECA Foundation, Inc. Mrs. Mork received a Bachelor of Arts Degree in History from the University of California in Los Angeles. She is the wife of John Mork.
      George V. O’Malley has been Vice President of Accounting for ECA since December 2002. Before being elected Vice President, Mr. O’Malley served as Director of Accounting. Mr. O’Malley joined Eastern American in April 1991 and served in various capacities including Vice President and Treasurer. Prior to joining ECA, he held various positions in industry and public accounting. Mr. O’Malley currently serves as President of the West Virginia Society of CPA’s and as a member of the Board of the Independent Oil and Gas Association of West Virginia. Mr. O’Malley graduated from Marshall University with a Bachelor’s Degree in Accounting and is a Certified Public Accountant.
      Arthur C. Nielsen, Jr., Chairman Emeritus of A.C. Nielsen Co., has been a Director of ECA since 1993. He was a Director of Eastern American from 1985 until 1993. He serves on the Board of Directors of General Binding Corporation.
      Jay S. Pifer has been a Director of ECA since 2003. Mr. Pifer recently retired as Chief Operating Officer of Allegheny Energy with over forty years of service, where he was responsible for managing over 12,000 megawatts of generating facilities and providing electric and gas service to over four million people in Pennsylvania, West Virginia, Maryland, Virginia and Ohio. Mr. Pifer graduated from Clarion University and Penn State University where he received the Outstanding Engineering Alumni Award and the Alumni Fellow Award. Mr. Pifer serves on the boards of numerous community organizations.
      K. Ralph Ranson, II has been Vice President of Marketing and Land for ECA since December 2000. He joined Eastern American in 1993 and has served in various capacities, most recently as Vice President of Land. Prior to joining Eastern American, Mr. Ranson worked as an independent oil and gas consultant, was an officer with Alamco, Inc. and an officer and director of Union Drilling, Inc. Mr. Ranson is past President of the Independent Oil & Gas Association of West Virginia, where he served two consecutive terms. Mr. Ranson received a Bachelor of Arts Degree from West Virginia Wesleyan College.
      Donald C. Supcoe is the Senior Vice President, Corporate Secretary and General Counsel of ECA and is responsible for ECA’s operations in the east, which includes Eastern American. Mr. Supcoe was the Senior Vice President of Mountaineer Gas Company from 1998 until its sale in August 2000. Prior to joining Mountaineer in 1998, he was the Vice President, General Counsel and Corporate Secretary of Eastern American with whom he had been employed in various positions since 1981. Mr. Supcoe is a past President of the Independent Oil and Gas Association of West Virginia and a past Vice President of the Independent Petroleum Association of America. Mr. Supcoe graduated from West Virginia University with a Bachelor of Science Degree in Business Administration. Mr. Supcoe received a Doctor of Jurisprudence Degree from West Virginia University College of Law. Mr. Supcoe serves on the Board of Directors of the ECA Foundation, Inc.

Beneficial Ownership of ECA
      The outstanding capital stock of ECA consists of shares of common stock and shares of Class A Common Stock. The rights and privileges of the common stock and the Class A Common Stock are substantially similar other than that the Class A Common Stock is not entitled to vote on any matters presented to the stockholders of ECA.
      The following table sets forth certain information regarding (i) the share ownership of ECA by each person known to ECA to be the beneficial owner of more than 5% of the outstanding shares of common stock of ECA, (ii) the share ownership of common stock of ECA by each Director, (iii) the share ownership of common stock of ECA by certain executive officers and (iv) the share ownership of common stock of ECA by all directors and executive officers as a group, in each case as of September 23, 2004. The business address of each officer and director listed below is: c/o Energy Corporation of America, 4643 S. Ulster, Suite 1100, Denver, Colorado 80237.

	Beneficial Ownership
	Common Stock

	Shares	Percent

W. Gaston Caperton, III	6,930	1.15%
Joseph E. Casabona	31,376	5.21%
Colstab & Co. (Nominee for KWB Trust)(1)	35,443	5.88%
Peter H. Coors	3,196	*
L. B. Curtis	11,210	1.86%
John J. Dorgan	4,130	*
J. Michael Forbes	2,200	*
F. H. McCullough, III(2)	70,035	11.63%
John Mork(3)	359,493	59.67%
Julie Mork(3)	359,493	59.67%
Arthur C. Nielsen, Jr	36,480	6.06%
Donald C. Supcoe	3,583	*

	564,076	93.63%
All officers and directors as a group (11 persons)	528,633	87.75%

*	Less than one percent.

(1)	Pursuant to an Agreement dated December 28, 1998, ECA is required to purchase all shares owned by Kenneth W. Brill upon notice by Mr. Brill’s estate or promptly after the passage of two years from Mr. Brill’s death if the estate does not sooner tender the shares. ECA entered into a repurchase agreement on January 21, 2004 with the KWB Trust to define the purchase price and establish the conditions for the repurchase of stock owned by the Kenneth W. Brill, estate. The agreement outlines the repurchase of 49,110 shares of common stock by ECA or through third parties, at an anticipated value of approximately $3.7 million over the next five years, and provides for payments in twenty quarterly installments on the majority of the shares to be repurchased. The repurchase of shares of common stock is subject to certain restrictions in ECA’s credit agreements. On June 30, 2004, ECA’s remaining repurchase obligation under the Agreement was approximately $2.9 million. Upon adoption of SFAS No. 150, as described in Note 2 of the Financial Statements of ECA included in “Information About Energy Corporation of America,” $1.4 million of the obligation was reclassified as a liability and the remaining $1.5 million is included in stockholders’ equity as third parties have agreed to purchase such amount.

(2)	Includes 67,955 shares held by F.H. McCullough, III and Kathy McCullough as joint tenants, 880 shares held by the Katherine F. McCullough Trust, and 400 shares held by each of the Lesley McCullough Trust, the Meredith McCullough Trust and the Kristin McCullough Trust.

(3)	Includes 280,930 shares held by John and Julie Mork as joint tenants, 2,663 shares held by Julie Mork individually, and 37,950 shares held by each of the Alison Mork Trust and the Kyle Mork Trust.
      The following table sets forth certain information regarding (1) the share ownership of ECA by each person known to ECA to be the beneficial owner of more than 5% of the outstanding shares of Class A Stock, (2) the share ownership of ECA’s Class A Stock by each Director, (3) the share ownership of ECA’s Class A Stock by certain executive officers and (4) the share ownership of ECA’s Class A Stock by all directors and executive officers as a group, in each case as of September 23, 2004. The business address of each officer and director listed below is: c/o Energy Corporation of America, 4643 South Ulster Street, Suite 1100, Denver, Colorado 80237.

	Beneficial Ownership
	Class A Stock

	Shares	Percent

W. Gaston Caperton, III	2,080	4.50%
Joseph E. Casabona(2)	3,529	7.64%
C. Clark Clement, Jr.(2)	450	*
Peter H. Coors	2,750	5.95%
L.B. Curtis	1,720	3.72%
John J. Dorgan	2,480	5.37%
Michael S. Fletcher(2)	4,105	8.89%
J. Michael Forbes(2)	750	1.62%
F.H. McCullough, III	1,246	2.70%
John Mork(1)	5,377	11.64%
Julie Mork(1)	5,377	11.64%
Arthur C. Nielsen, Jr.	3,240	7.01%
George V. O’Malley(2)	420	*
K. Ralph Ranson, II(2)	987	2.14%
Donald C. Supcoe(2)	3,685	7.98%

	32,819	71.04%
All officers and directors as a group (15 persons)	32,819	71.04%

*	Less than one percent.

(1)	Includes 1,116 shares held by John and Julie Mork as joint tenants and 1,822 shares held by Julie Mork individually and 1,220 shares held by the Alison Mork Trust and 1,219 shares held by the Kyle Mork Trust.

(2)	Includes shares of Restricted Class A stock.
Eastern American Natural Gas Trust
      In 1993, ECA’s predecessor company, Eastern American, sponsored the formation of Eastern American Natural Gas Trust, a Delaware statutory trust, to which Eastern American contributed net profits interests in Appalachian Basin natural gas properties in exchange for trust units. Depositary Units consisting of trust units and an interest in United States Treasury obligations were sold in a public offering at a price of $20.50 per Depositary Unit, resulting in gross proceeds of $120.9 million to Eastern American. This royalty trust holds net profits interests conveyed from the net revenue interests of ECA in 650 producing gas wells, 65 proved development well locations and associated acreage located in West Virginia and Pennsylvania. In connection with the formation of this trust, Eastern American agreed to drill 65 development wells over a period of five years as to which the Eastern American Natural Gas Trust would be entitled to a specified percentage of the net proceeds from the natural gas production from these wells. ECA and Eastern American fulfilled their obligations to the trust during the required timeframe. From the formation of the trust through December 31, 2004, the Eastern American Natural Gas Trust had distributed $19.98 per Depositary Unit in the aggregate. JPMorgan Chase Bank, N.A. serves as trustee of Eastern American Natural Gas Trust. The Depositary Units are listed on the New York Stock Exchange and trade under the symbol “NGT” and as of                     , 2005, the closing price of each Depositary Unit as reported by the New York Stock Exchange was $          .
THE TRUST
      The trust is a statutory trust created under the Delaware Statutory Trust Act in March 2005. The business and affairs of the trust will be managed by JPMorgan Chase Bank, N.A., as trustee. ECA has no ability to manage or influence the operations of the trust. In addition, Wilmington Trust Company will act as Delaware trustee of the trust. The Delaware trustee will have only minimal rights and duties as are necessary to satisfy the requirements of the Delaware Statutory Trust Act. In connection with the completion of this offering, ECA will contribute to the trust the royalty interests in the underlying properties and a portion of certain natural gas “floor price” contracts that will relate to a portion of the natural gas production attributable to the trust’s royalty interest to the trust in exchange for all 7,750,000 of the outstanding trust units.
      The trustee can authorize the trust to borrow money to pay trust administrative or incidental expenses that exceed cash held by the trust. The trustee may authorize the trust to borrow from the trustee as a lender provided the terms of the loan are fair to the trust unitholders. The trustee may also deposit funds awaiting distribution in an account with itself, if the interest paid to the trust at least equals amounts paid by the trustee on similar deposits, and make other short term investments with the funds distributed to the trust.
      The trust will pay the trustee a fee of $90,000 per year. The trust will pay the Delaware trustee a fee of $2,500 per year. The trust will also incur legal, accounting, tax and engineering fees, printing costs and other expenses that are deducted by the trust before distributions are made to trust unitholders. Total administrative expenses of the trust on an annualized basis are expected to be approximately $500,000, including the administrative services fee payable to ECA.
      The royalty interests will terminate on December 31, 2024 and the trust will soon thereafter wind up its affairs and terminate.
Administrative Services Agreement
      In connection with the closing of this offering, the trust will enter into an administrative services agreement with ECA that obligates the trust, throughout the term of the trust, to pay to ECA each quarter an administrative services fee for accounting, bookkeeping and informational services to be performed by ECA on behalf of the trust relating to the royalty interests. The annual fee, payable in equal quarterly installments, will total $150,000 in 2005 and will increase by 2.3% each year. ECA and the trustee each may terminate the administrative services agreement at any time following delivery of notice no less than 90 days prior to the date of termination.

PROJECTED CASH DISTRIBUTIONS
      At the closing of this offering, ECA will create the royalty interests through conveyances to the trust of royalty interests carved from ECA’s net revenue interests in specified gas properties in the States of West Virginia, Pennsylvania and Kentucky. The PDP royalty interest will entitle the trust to receive 90% of the net proceeds from the sale of production of natural gas attributable to ECA’s interest in 312 existing natural gas producing wells subject to the PDP royalty interest for a term of 20 years commencing on January 1, 2005. The PUD royalty interest will entitle the trust to receive 50% of the net proceeds from the sale of future production of natural gas attributable to ECA’s interest in 180 development wells for a term of 20 years commencing on January 1, 2005 that ECA is obligated to drill on proved undeveloped lease acreage in the two AMIs pursuant to the development agreement between ECA and the trust. The royalty interests will terminate on December 31, 2024 and the trust will soon thereafter wind up its affairs and terminate.
      The amount of trust revenues and cash distributions to trust unitholders will depend on:

•	natural gas prices received;

•	the volume and Btu rating of natural gas produced and sold;

•	property and production taxes;

•	gathering/post-production costs; and

•	administrative expenses of the trust.
Projected Cash Distributions
      The following table sets forth a projection of cash distributions to holders of trust units who purchase trust units in this offering and continue to own those trust units through the record date for the cash distribution payable with respect to natural gas production for the calendar quarter ending December 31, 2005. The table also reflects the methodology for calculating the projected cash distribution. The cash distribution projections were prepared by ECA for calendar year 2005 on an accrual of production basis based on the hypothetical assumptions that are described in “— Significant Assumptions Used to Prepare the Projected Cash Distributions.”
      ECA does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of ECA has prepared the projected financial information set forth below to present the projected cash distributions to the holders of the trust units based on the estimates and hypothetical assumptions described below. The accompanying projected financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to projected financial information, but in the view of ECA’s management, was prepared on a reasonable basis and reflects the best currently available estimates and judgments of ECA, based on:

•	the natural gas production estimates contained in the reserve report included as Exhibit A to this prospectus;

•	the actual prices received for natural gas production attributable to the PDP royalty interests from January 1, 2005 to March 31, 2005;

•	the pricing provisions of the royalty interests which provide that net proceeds attributable to 100% of the natural gas production from the underlying properties from April 1, 2005 to June 30, 2005 and from July 1, 2005 to December 31, 2005 will be determined based on prices of $7.25 per MMBtu and $7.55 per MMBtu, respectively (subject to upward price adjustments based on basis differentials for natural gas delivered at delivery points in the Appalachian Basin during a period as compared to NYMEX futures contract prices for the same period); and

•	hypothetical assumptions that production and property taxes and gathering/post-production costs for the 2005 calendar year remained constant at the costs incurred as of December 31, 2004.
      ECA utilized these production estimates, natural gas prices and hypothetical cost assumptions in preparing the projected financial information. This methodology is consistent with the requirements of the SEC for estimating natural gas reserves and discounted present value of future net revenues attributable to the royalty interests. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the projected financial information.
      Neither ECA’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the projected financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projected financial information.
      The projections, and the estimates and hypothetical assumptions on which they are based, are subject to significant uncertainties, many of which are beyond the control of ECA or the trust. Actual cash distributions to trust unitholders, therefore, could vary significantly based upon events or conditions occurring that are different from the events or conditions assumed to occur for purposes of these projections. Because of the pricing provisions of the royalty interests relating to approximately 80% of the estimated natural gas production attributable to the underlying properties during the last three quarters of 2005 and for calendar years 2006 and 2007 and because of the provisions of the “floor price” contracts relating to the remaining estimated volumes of natural gas production from the underlying properties not otherwise subject to these pricing provisions of the royalty interests during 2006 and 2007, the amounts of cash distributions relating to natural gas production for those periods is not expected to be subject to significant fluctuations based on changes in market prices for natural gas. Cash distributions to trust unitholders for calendar years 2008 and thereafter, however, will be particularly sensitive to fluctuations in natural gas prices during these periods. See “Risk Factors — The amount of cash distributions by the trust are subject to fluctuations as a result of changes in natural gas prices.” As a result of typical production declines for natural gas properties, production estimates generally decrease from year to year; however, production estimates in the table below reflect the impact of additional production that is expected to commence during calendar year 2005 as a result of the drilling of development wells related to the underlying PUD properties. In addition, the projected cash distribution in the table below assumes that no quarterly incentive distributions will be made to ECA during calendar year 2005. As a result of these factors, the projected cash distributions shown in the table below are not necessarily indicative of distributions for future years. See “— Sensitivity of Projected Cash Distributions to Changes in Natural Gas Production” which shows projected effects on cash distributions from hypothetical changes in natural gas prices and natural gas production. Because payments to the trust will be generated by depleting assets and the trust has a finite life with the production from the underlying properties diminishing over time, a portion of each distribution will represent a return of your original investment. See “Risk Factors — The underlying properties of the trust are depleting assets and production from those properties will diminish over time.”

	Projection for
	Year Ending
	December 31, 2005
	Based on Natural
	Gas Production
	and Prices in
Projected Cash Distributions	Reserve Report

	(dollars in
	thousands, except
	per Mcf, MMBtu
	and trust unit
	amounts)
Estimated natural gas sales volumes attributable to royalty interests (MMcf)	2,192
Natural gas sales price (per MMBtu)	$7.14	(1)
Net natural gas sales price (per Mcf)	8.43	(2)
Net proceeds from natural gas sales	$18,473
Less: Production and property taxes	$(1,389)
Net proceeds to trust	$17,084
Less: Trust administrative expenses	$(500)

Incentive distribution(3)	-0-
Projected cash distribution on trust units	$16,584

Projected cash distribution per trust unit(4)	$2.14

(1)	The natural gas sales price used in this column consists of the weighted average price per MMBtu based on the price assumptions described above before any adjustment for basis differential, Btu content and gathering/ post-production expenses.

(2)	Net natural gas sales price per Mcf is the natural gas sales price per MMBtu calculated as described in footnote (1) above, as adjusted to reflect:

•	a conversion from MMBtu to Mcf on an assumed Btu content adjustment of 1.195 per Mcf,

•	an assumed basis differential for natural gas delivered at delivery points in the Appalachian Basin of $0.24 per MMBtu as used in the reserve report, and

•	estimated gathering/post-production expenses of $0.336 per MMBtu.

(3)	The incentive distribution is payable to ECA only if actual cash available for distribution in a calendar quarter exceeds the amount of cash necessary to make cash distributions to trust unitholders at specified target cash distribution levels as described under the caption “Description of the Trust Agreement — Fees and Expenses — Quarterly incentive distribution payments to ECA.”

(4)	Assumes 7,750,000 trust units outstanding.
Sensitivity of Projected Cash Distributions to Changes in Natural Gas Production
      The amount of revenues of the trust and cash distributions to the trust unitholders will be directly dependent on the sales price for natural gas sold, the volumes of gas produced attributable to the underlying properties and, to some degree, the level of variations in property and production taxes, gathering/post-production costs, basis differentials and Btu content of the produced natural gas. Because the pricing provisions of the royalty interests specify that the net proceeds to the trust will be determined based on prices of $7.25 per MMBtu for natural gas production from April 1, 2005 through June 30, 2005 and $7.55 per MMBtu for natural gas production from July 1, 2005 through December 31, 2005, the amounts of cash distributions to holders of trust units who purchase trust units in this offering and hold those trust units through the record date for the cash distribution payable with respect to natural gas production for the calendar quarter ending December 31, 2005 are not expected to fluctuate for this period based on changes in the market price for natural gas. The amounts of cash distributions to holders of trust units who hold trust units during this period will be primarily sensitive, however, to the level of natural gas production from the underlying properties during this period as well as, to a significantly lesser degree, the level of variations in property and production taxes, gathering/post-production costs, basis differentials and Btu content of the produced natural gas. The following table demonstrates the projected effect that hypothetical changes in the natural gas production for 2005, reflected as a percentage of the estimated natural gas production in the reserve report included as Exhibit A to this prospectus, could have on cash distributions to the trust unitholders based on:

•	the assumption that a trust unitholder purchased a trust unit in this offering and held such trust unit until the record date in 2006 for distributions made with respect to natural gas production in the fourth quarter of 2005; and

•	the assumption that a total of 7,750,000 trust units are issued and outstanding after the closing of this offering; and

•	the other assumptions described below under “— Significant Assumptions Used to Prepare the Projected Cash Distributions.”
      The purpose of the table below is to illustrate the sensitivity of cash distributions to changes in natural gas production levels. The table below is not a projection or forecast of the actual or estimated results from an investment in the trust units.
Sensitivity of Total 2005 Projected Cash Distributions Per Trust Unit
to Changes in Natural Gas Production

Percentage of	Total 2005 Projected
2005 Estimated	Cash Distributions
Natural Gas Production(1)	Per Trust Unit(2)

90%	$1.92
95%	$2.03
100%	$2.14
105%	$2.22
110%	$2.30

(1)	Estimated natural gas production based on reserve report included as Exhibit A to this prospectus.

(2)	The total 2005 projected cash distributions per trust unit for the 105% and 110% of 2005 estimated Natural Gas Production is net of incentive distributions paid to ECA as described in “Description of the Trust Agreement — Fees and Expenses — Quarterly incentive distribution payments to ECA.”
Significant Assumptions Used to Prepare the Projected Cash Distributions
      In preparing the projected cash distributions and sensitivity table above, the revenues and expenses of the trust were calculated based on the terms of the conveyances creating the trust’s royalty interests. These calculations are described under “The Royalty Interests.”
      Production estimates. Production estimates for 2005 are based on the reserve report. The estimated production in 2005 gives effect to the drilling and completion by ECA of 15 development wells each calendar quarter commencing with the second calendar quarter of 2005 pursuant to the terms of the development agreement. The sensitivity tables above utilize hypothetical levels of natural gas production attributable to the underlying properties based on percentages of the estimated natural gas production reflected in the reserve report included as Exhibit A to this prospectus.
      Natural gas prices. The cash distribution projection table was prepared based on:

•	the actual prices received for natural gas production attributable to the royalty interests from January 1, 2005 to March 31, 2005; and

•	the pricing provisions of the royalty interests which provide that net proceeds attributable to natural gas production from the underlying properties from April 1, 2005 to June 30, 2005 and from July 1, 2005 to December 31, 2005 will be determined based on fixed prices of $7.25 per MMBtu and $7.55 per MMBtu, respectively.
      Administrative expense. Trust administrative expenses for 2005 are assumed to be $500,000 ($0.645 per trust unit). See “Description of the Trust Agreement — Fees and Expenses.”
      Timing of actual cash distributions. Payments pursuant to the royalty interests will be calculated for each calendar quarter, and such payment will be made on or about the 15th day of the third calendar month following the end of each calendar quarter to trust unitholders of record on the 60th day following each calendar quarter. Since the trust will make cash distributions quarterly, the projected cash distributions reflected in the table above effectively represent cash distributions in a given year in respect of estimated production that would be made from June of that year through March of the next year.
THE UNDERLYING PROPERTIES
      The underlying properties consist of ECA’s net revenue interests in specified gas properties located in the Appalachian Basin in the States of West Virginia, Pennsylvania and Kentucky. These gas properties consist of 312 producing gas wells and the 180 proved undeveloped well locations that will be designated by ECA from within the two AMIs. Approximately 36,023 MMcf of proved developed gas reserves and approximately 78,213 MMcf of proved undeveloped gas reserves are attributable to the underlying properties, as estimated in the reserve report. The underlying properties are predominately “working interests,” which require ECA to bear its proportionate share, along with other “working interest” owners, of the capital costs of development and the operating or production costs related to the gas properties to which the underlying properties relate. ECA is currently the operator or contract operator of all of the wells subject to the PDP royalty interest and the operator of substantially all of the leasehold acreage subject to the PUD royalty interest. ECA has an average working interest of approximately 94.2% and net revenue interest of approximately 81.3% in the wells subject to the PDP royalty interest. Proved developed and proved undeveloped reserves attributable to the royalty interests in the underlying properties based on prices at December 31, 2004, were approximately 23,139 MMcf and 22,156 MMcf, respectively. The reserves attributable to the trust’s royalty interests include only reserves that are expected to be produced during the 20-year term of the royalty interests.
      The Appalachian Basin is a mature producing region with well known geologic characteristics. Most of the production from the underlying properties consists of high Btu gas, generally ranging from 1.030 to 1.251 MMBtu per Mcf of gas. As a result of this higher Btu rating, natural gas produced from the Appalachian Basin typically sells for a higher price than the NYMEX gas quotes, which are based on sales of natural gas that has a MMBtu rating of 1.0. Most of the producing wells included in the underlying properties are relatively shallow, ranging from 2,500 to 5,500 feet, and many are completed to multiple producing zones. In general, the producing wells to which the underlying properties relate have stable production profiles and generally long-lived production, often with total projected economic lives in excess of 25 years. Once drilled and completed, ongoing operating and maintenance requirements for producing wells in the Appalachian Basin are generally low and only minimal, if any, capital expenditures are typically required.
The Underlying PUD Properties
      At the completion of this offering, the underlying PUD properties will consist of ECA’s entire net revenue interest in all of the gas properties located within two separate geographical regions, or AMIs, within the Appalachian Basin other than its net revenue interest in existing producing wells located within either of these AMIs. ECA presently holds an interest in over 55,000 acres in these AMIs. ECA’s interests in the gas properties to which the underlying PUD properties relate consist of working interests that range from 50% to 100%, with net revenue interests ranging from 39.0625% to 87.5%. The conveyances related to the PUD royalty interest, however, provide that the net proceeds from the underlying PUD properties will be calculated on the basis that the underlying PUD properties are not burdened by interests that exceed a 12.5% royalty interest in the revenues from such properties, regardless of whether the other interest owners are actually entitled to a greater percentage of revenues from such properties. The two AMIs have the following characteristics:
      Yawkey Freeman AMI. This AMI is located in Boone, Logan and Lincoln Counties, which are in southwestern West Virginia and consists of approximately 207 square miles. ECA currently has 122 producing wells in this AMI and owns or holds an interest in approximately 45,900 acres. ECA has identified 265 undeveloped well locations in this AMI, 120 of which it anticipates that it will drill to meet a portion of its drilling obligations to the trust. ECA will grant the trust a lien on all of ECA’s interests in the underlying PUD properties located in this AMI to secure its obligation to drill the 180 development wells as described below.
      The Yawkey Freeman AMI is located within the boundaries of the Curry-Jeffrey field which produces from multiple proven reservoirs in the Upper Devonian/ Lower Mississippian geologic sequence. The Devonian Shale units in this field are believed to be organic and highly fractured, which is the result of reactivation of many basement faults throughout geologic time. The Warfield Anticline is a major feature in this area, which has also enhanced natural fracturing of the Devonian Shales. In addition to the Devonian Shale formation, other potential productive formations include the Mississippian Maxon Sandstone, Greenbrier Limestone (Big Lime), Big Injun, and Berea Sandstone. Based on its prior experience in this area, ECA anticipates that it will be able to complete wells in several of these potential producing formations.
      PK Area AMI. The PK Area AMI is located in Pike and Martin Counties, which are in northeastern Kentucky and consists of approximately 182 square miles. ECA currently has 160 producing wells in this AMI and owns or holds an interest in approximately 9,800 acres. ECA has identified 68 undeveloped well locations in this AMI, 60 of which it anticipates that it will drill to meet a portion of its drilling obligations to the trust.
      The PK AMI is located within the boundaries of the area known as the Big Sandy Field which produces from multiple proven reservoirs in the Upper Devonian/ Lower Mississippian geologic sequence. The Devonian Shale units in this field are believed to be organic and highly fractured, which is the result of reactivation of many basement faults throughout geologic time. In addition to the Devonian Shale formation, other potential productive formations include the Mississippian Maxon Sandstone, the Greenbrier Limestone and the Berea Sandstone. Based on its prior experience in this area, ECA anticipates that it will be able to complete wells in several of these potential producing formations.

			Total
	Square		Undeveloped	Anticipated Total
AMI	Miles	Acreage	Well Locations	Wells to Trust

Yawkey Freeman	207	45,900	265	120
PK	182	9,800	68	60

Total	389	55,700	333	180

      The development agreement between ECA and the trust will obligate ECA to drill not less than 45 development wells within these two AMIs by March 31, 2006, not less than 90 development wells within these two AMIs by March 31, 2007, not less than 135 development wells within these two AMIs by March 31, 2008 and not less than 180 development wells by March 31, 2009. ECA is obligated to bear the costs of drilling the development wells and, if natural gas in commercially paying quantities is discovered from the drilling of a development well, the costs of completing that well. ECA intends to use commercially reasonable efforts to drill all 180 development wells by March 31, 2008.
      ECA will grant to the trust a lien on all of ECA’s interests in the underlying PUD properties located in the Yawkey Freeman AMI in order to secure ECA’s obligation to drill the 180 development wells. This lien will be effective approximately 35 days following the closing of this offering and will be non-recourse to ECA. The lien will initially provide for a security interest in the amount of $24 million, which amount will decline proportionately as each development well is drilled. In addition, upon completion of a development well, the lien will be released with respect to the underlying PUD property relating to that development well. In the event that ECA defaults in the performance of its obligations under the development agreement, the trust will be entitled to foreclose upon ECA’s interests in the underlying PUD properties located in the Yawkey Freeman AMI and retain any proceeds from such foreclosure equal to the proportional amount of the remaining security interest as it relates to the portion of the drilling obligation that had not been satisfied by ECA at the time of the default. Once all 180 development wells have been drilled in accordance with the development agreement, the trust lien on the underlying PUD properties in the Yawkey Freeman AMI will expire.
      The PUD royalty interest will entitle the trust to receive an undivided 50% interest in the net proceeds from the sale of future production of natural gas attributable to ECA’s interest resulting from the drilling of the 180 development wells within these two AMIs. Once ECA has drilled all of the development well locations, the trustee will be required to release from the PUD royalty interest all of the net revenue interests of ECA in the gas properties located within these two AMIs except the specified well bores of the development wells drilled.
      ECA will covenant and agree not to drill, and will not permit any other person within its control to drill, any well on the lease acreage included within the two AMIs described above for its own account until such time as ECA has met its obligations to the trust to drill the undeveloped well locations. Upon the trustee’s release from the PUD royalty interest of the net revenue interests of ECA in the gas properties located within the two AMIs, ECA will further agree not to drill, and will not permit any other person within its control to drill, any well on the lease acreage within the two AMIs that is located at the surface or the subsurface depth within 1,000 feet of any development well in which the trust owns an interest that is producing from the same formation or horizon as such development well. As a result, after the release of the PUD royalty interest, ECA may drill wells within the two AMIs that are completed within any producing horizon so long as any such well is not located within 1,000 feet of a well that is subject to the PUD royalty interest. In addition, after the release of the PUD royalty interest, ECA may drill a well that is located within the 1,000 foot radius of a well that is subject to the PUD royalty interest so long as such well drilled by ECA is not completed within the same producing formation or horizon of the well subject to the PUD royalty interest.
      ECA, in the conveyance documents for the PUD royalty interests, will expressly except and reserve all right, title and interest in and to any well and appurtenant production facilities not expressly conveyed to the trust. A portion of the PDP royalty interest may be included within the two AMIs and those properties will remain subject to the terms and conditions of the PDP royalty interest conveyance documents.
      The PUD royalty interest conveyances shall further provide that the PUD royalty interest of the trust will be applicable to any additional acreage leased or acquired by any other means by ECA within the two AMIs until the development well obligation of ECA to the trust is met.
      ECA has drilled 286 gross development wells in the Appalachian Basin since July 1, 1995, with a success rate of approximately 96.5%, and expects the success rate on the development wells to be similar to its historical experience in the Appalachian Basin. No assurance can be given, however, that any development well will produce in commercial quantities or that the characteristics of any development well will match the characteristics of ECA’s existing wells or ECA’s historical drilling success rate. ECA will remain obligated to drill all of the development wells regardless of whether the underlying properties or the royalty interests associated therewith are sold by ECA or the trust. Notwithstanding the foregoing, ECA has agreed not to sell any of the underlying PUD properties until it has satisfied its obligation to drill the 180 development wells.
Historical Results of the Underlying PDP Properties
      The following table sets forth revenues, direct operating expenses and the excess of revenues over direct operating expenses relating to the underlying PDP properties for the three years in the period ended

June 30, 2004 and for the six-month periods ended December 31, 2004 and 2003 derived from the underlying PDP properties audited and unaudited statements of revenues and direct operating expenses included elsewhere in this prospectus. The unaudited statements were prepared on a basis consistent with the audited statements and, in the opinion of ECA, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the revenues, direct operating expenses and the excess of revenues over direct operating expenses relating to the underlying PDP properties for the periods presented. The following table also provides natural gas sales volumes and average sales prices relating to the underlying PDP properties for the three years in the period ended June 30, 2004 and for the six-month periods ended December 31, 2004 and 2003.

				Six Months Ended
	Year Ended June 30,			December 31,

	2004	2003	2002	2004	2003

			(In thousands)
Revenues from gas sales	$15,858	$13,693	$7,959	$8,491	$7,774

Direct operating expenses:
Production and property taxes	1,040	845	548	561	460
Production expenses	647	475	428	277	330
Marketing fee	202	200	171	95	104
Gathering and transportation	941	748	754	444	522

Total	2,830	2,268	1,901	1,377	1,416

Excess of revenues over direct operating expenses	$13,028	$11,425	$6,058	$7,114	$6,358

Operating Data:
Natural gas sales volumes (Mcf)	2,408,402	2,276,147	2,278,544	1,065,326	1,285,914
Average price of natural gas (per Mcf)	$6.58	$6.02	$3.49	$7.97	$6.05
      Under the terms of the conveyances of the royalty interests, trust unitholders will not be obligated to bear any operating or capital costs related to the underlying properties except that to the extent that gathering/post-production costs (including gathering and transportation costs) and production and property taxes are deducted from the net proceeds from the sale of natural gas production attributable to the underlying properties for purposes of determining the amount of the quarterly royalty interest payment to be made to the trust. Trust unitholders are not obligated to bear any administrative expenses of ECA, except that the trust has entered into an administrative services agreement with ECA pursuant to which ECA has agreed to perform specified administrative services on behalf of the trust, for which ECA will be paid an annual fee of $150,000, increasing at 2.3% per year. In addition, in the event that the aggregate amount of cash available for distribution to holders of trust units exceeds specified target levels, the trust also will be obligated to make incentive distributions to ECA. See “Description of the Royalty Interests” and “Description of the Trust Agreement — Fees and Expenses — Quarterly incentive distribution payments to ECA.”
Discussion and Analysis of Historical Results of the Underlying PDP Properties

Comparison of Results of the Underlying PDP Properties for the Years Ended June 30, 2004 and 2003
      Excess of revenues over direct operating expenses for the underlying PDP properties was $13.0 million for the year ended June 30, 2004 compared to $11.4 million for the year ended June 30, 2003. The increase was primarily a result of an increase in production and an increase in the average price received for the natural gas sold. This was partially offset by an increase in direct operating expenses.
      Revenues from gas sales increased $2.2 million between the periods. This increase in revenues was primarily the result of an increase in the average price received for the natural gas sold from $6.02 per

Mcf for the year ended June 30, 2003 to $6.58 per Mcf for the year ended June 30, 2004, and a 132,255 Mcf increase in volumes sold.
      Prices. The average price received for the natural gas sold increased primarily as a result of an increase in the gas price indexes on which the sales price for a majority of the production is based.
      Volumes. The increase in natural gas sales volumes was primarily attributable to a decrease in curtailments on third party transmission facilities during the year ended June 30, 2004, together with a full year of production from the Yawkey-Freeman wells that were acquired in February 2003.
      Direct operating expenses. Direct operating expenses increased from $2.3 million for the year ended June 30, 2003 to $2.8 million for the year ended June 30, 2004. This increase was primarily a result of increases in production and property taxes, production expenses, and gathering and transportation costs.
      Production and property taxes increased $0.2 million as a result of the increase in revenues from gas sales, on which these taxes are based.
      Production expenses increased $0.2 million primarily as a result of the inclusion of a full year of expenses on the Yawkey-Freeman wells that were acquired in February 2003 and an increase in payroll and related costs.
      Gathering and transportation costs increased $0.2 million primarily as a result of the increase in gas sales volumes and also to an increase in the average gathering and transportation rate.

Comparison of Results of the Underlying PDP Properties for the Years Ended June 30, 2003 and 2002
      Excess of revenues over direct operating expenses for the underlying PDP properties was $11.4 million for the year ended June 30, 2003 compared to $6.1 million for the year ended June 30, 2002. The increase was primarily a result of an increase in the average price received for the natural gas sold. This was partially offset by an increase in direct operating expenses.
      Revenues from gas sales increased $5.7 million between the periods. This increase in revenues was primarily the result of an increase in the average price received for the natural gas sold from $3.49 per Mcf for the year ended June 30, 2002 to $6.02 per Mcf for the year ended June 30, 2003.
      Prices. The average price received for the natural gas sold increased primarily as a result of an increase in the gas price indexes on which the sales price for a majority of the production is based.
      Direct operating expenses. Direct operating expenses increased from $1.9 million for the year ended June 30, 2002 to $2.3 million for the year ended June 30, 2003. This increase was a result of increases in production and property taxes and production expenses.
      Production and property taxes increased $0.3 million as a result of the increase in revenues from gas sales, on which these taxes are based.
      Production expenses increased $0.1 million primarily as a result of inclusion of five months of expenses on the Yawkey-Freeman wells that were acquired in February 2003.

Comparison of Results of the Underlying PDP Properties for the Six Months Ended December 31, 2004 and 2003
      Excess of revenues over direct operating expenses for the underlying PDP properties was $7.1 million for the six months ended December 31, 2004 compared to $6.4 million for the six months ended December 31, 2003. The increase was primarily a result of an increase in the average price received for the natural gas sold. This was partially offset by a decrease in gas sales volumes.
      Revenues from gas sales increased $0.7 million between the periods. This increase in revenues was primarily the result of an increase in the average price received for the natural gas sold from $6.05 per Mcf for the six months ended December 31, 2003 to $7.97 per Mcf for the six months ended December 31, 2004, which was partially offset by a 220,588 Mcf decrease in volumes sold.

      Prices. The average price received for the natural gas sold increased primarily as a result of an increase in the gas price indexes on which the sales price for a majority of the production is based.
      Volumes. The decrease in natural gas sales volumes was primarily attributable to an increase in curtailments on third party transmission facilities during the six months ended December 31, 2004.
      Direct operating expenses. Direct operating expenses were comparable between the periods.
      Production and property taxes increased $0.1 million as a result of the increase in revenues from gas sales, on which these taxes are based.
      Gathering and transportation costs decreased $0.1 million primarily as a result of the decrease in gas sales volumes.
Natural Gas Reserves
      Ryder Scott estimated natural gas reserves attributable to the underlying properties as of December 31, 2004. Numerous uncertainties are inherent in estimating reserve volumes and values, and the estimates are subject to change as additional information becomes available. The reserves actually recovered and the timing of production of the reserves may vary significantly from the original estimates.
      Ryder Scott calculated reserve quantities and revenues for the royalty interests based on projections of reserves and revenues attributable to the underlying properties. Proved reserve quantities attributable to the royalty interests are calculated by multiplying the gross reserves for each property by the royalty interest assigned to the trust in each property. The net revenues attributable to the trust’s reserves are net of the trust’s proportionate share of applicable taxes and gathering/ post-production costs. The reserves and revenues attributable to the royalty interests include only the reserves attributable to the underlying properties that are expected to be produced within the 20-year term of the royalty interests.
      The standardized measure of discounted future net cash flows presented below were prepared using assumptions required by the Financial Accounting Standards Board. Except to the extent otherwise described below, these assumptions include the use of year-end prices for natural gas and year-end costs for estimated future development and production expenditures to produce the proved reserves. Because natural gas prices are influenced by seasonable demand, use of year-end prices, as required by the Financial Accounting Standards Board, may not be the most accurate basis for estimating future revenues of reserve data. Future net cash flows are discounted at an annual rate of 10%. There is no provision for federal income taxes with respect to the future net cash flows attributable to the royalty interests because future net revenues are not subject to taxation at the trust level.
      Proved reserves of underlying properties and royalty interests. The following table sets forth, as of December 31, 2004, certain estimated proved reserves, estimated future net revenues and the discounted present value thereof attributable to ECA’s net revenue interest comprising the underlying properties and the royalty interests, in each case derived from the reserve report. Proved reserves reflected in the table below for the underlying properties and the royalty interests are based upon a NYMEX price of $6.149 per MMBtu at December 31, 2004, except that, for periods from April 1, 2005 through December 31, 2007, the proved reserves attributable to the underlying properties give effect to the prices under forward sales contracts that ECA entered into with institutional counterparties with respect to specified volumes for these periods, and the proved reserves attributable to the royalty interests give effect to the pricing provisions of the conveyances creating the royalty interests. As a result, the proved reserves are based upon volume weighted NYMEX prices of $7.143 per MMBtu for 2005, $6.972 per MMBtu for 2006, $6.464 per MMBtu for 2007, and $6.149 per MMBtu for year thereafter, plus, in each case, a basis differential of $0.24 per MMBtu (which amount was the weighted average basis differential utilized by ECA for natural gas production from the underlying properties as of December 31, 2004). A summary of the reserve report is included as Exhibit A to this prospectus.

			Discounted
	Proved Gas	Estimated	Estimated
	Reserves	Future Net	Future Net
Proved Reserves	(Bcf)	Revenues	Revenues(2)

	(Dollars in thousands)
Underlying Properties(1)	114.151	$680,685	$194,194

Royalty Interests:
Underlying PDP properties (90%)	23.139	$158,972	$84,504
Underlying PUD properties (50%)	22.156	$150,989	$67,588

Total	45.295	$309,961	$152,092

(1)	Reserve volumes and estimated future net revenues for underlying properties reflect volumes and revenues attributable to ECA’s net revenue interest in the underlying PDP properties and the underlying PUD properties.

(2)	The present values of future net revenues for the underlying properties and the royalty interests were determined before deduction of federal and state income taxes and were determined using a discount rate of 10% per annum.
      Information concerning historical changes in net proved reserves attributable to the underlying properties, and the calculation of the standardized measure of discounted future net revenues related thereto, is contained in the unaudited supplemental information contained elsewhere in this prospectus. ECA has not filed reserve estimates covering the underlying properties with any other federal authority or agency other than reserve estimates included in its periodic reports filed with the SEC.

      The following table summarizes the changes in estimated proved reserves of the underlying properties for the periods indicated. The data is presented assuming the underlying properties were acquired prior to June 30, 2001.

Underlying Properties

Gas (MMcf)

Balance, June 30, 2001	31,527
Revisions, extensions, discoveries and additions	3,225
Production	(2,279)

Balance, June 30, 2002	32,473
Revisions, extensions, discoveries and additions	5,396
Production	(2,276)

Balance, June 30, 2003	35,593
Revisions, extensions, discoveries and additions	2,445
Production	(2,408)

Balance, June 30, 2004	35,630
Revisions, extensions, discoveries and additions	79,586
Production	(1,065)

Balance, December 31, 2004	114,151

Proved Developed Reserves
Balance, June 30, 2002	32,473

Balance, June 30, 2003	35,468

Balance, June 30, 2004	35,630

Balance, December 31, 2004	36,004

      Standardized measure of discounted future net cash flows from proved reserves. The following table provides the summary calculation of the standardized measure of discounted future net cash flows of the underlying properties and the royalty interests as of December 31, 2004. There is no provision for federal income taxes with respect to the future net cash flows attributable to the royalty interests because future net revenues are not subject to taxation of the trust level.

	Underlying	Royalty
	Properties	Interests

	(In thousands)
Future cash flows	$845,522	$337,332
Future costs:
Production	113,399	27,371
Development	51,438	—
Future income tax expense	259,000	—

Future net cash flows	$421,685	$309,961
Discount factor of 10% per annum	301,196	157,869

Standardized measure(1)	$120,489	$152,092

(1)	The standardized measure of discounted future net cash flows represents the present value of future net revenues, after deduction for income taxes, discounted at 10% per annum, calculated in accordance with current guidelines of the SEC.

Sale and Abandonment of Underlying Properties
      ECA and any transferees will have the right to abandon its interest in any well or property comprising a portion of the underlying properties if, in its opinion, such well or property ceases to produce or is not capable of producing in commercially paying quantities. To reduce or eliminate the potential conflict of interest between ECA and the trust in determining whether a well is capable of producing in commercially paying quantities, ECA is required under the applicable conveyance to act as a reasonably prudent operator in the Appalachian Basin under the same or similar circumstances would act if it were acting with respect to its own properties, disregarding the existence of the royalty interests as a burden on such property.
      ECA generally may sell all or a portion of its interests in the underlying properties, subject to and burdened by the royalty interests, without the consent of the trust unitholders. In addition, ECA may, without the consent of the trust unitholders, require the trust to release royalty interests associated with any well which accounts for less than or equal to 0.25% of the total production from the underlying properties in the prior 12 months and provided that such releases cannot exceed five wells during any 12-month period and such releases cannot exceed an aggregate value to the trust of $500,000 during any 12-month period. These releases will be made only in connection with a sale by ECA of the underlying properties and are conditioned upon the trust receiving an amount equal to the fair value to the trust of such royalty interests. Notwithstanding the foregoing, the conveyances creating the royalty interests provide that ECA may not transfer or sell all or any portion of the underlying PUD properties until it has satisfied its obligation to drill 180 development wells. Any net sales proceeds paid to the trust are distributable to trust unitholders for the quarter in which they are received. ECA has not identified for sale any of the underlying properties.
      ECA’s working interests comprising some of the underlying properties are subject to pre-existing obligations pursuant to which ECA may be required to cease production and either transfer back or plug and abandon the working interest owned by ECA. For example, coal mine operators in some instances may have the right to require ECA to plug and abandon certain wells if such operators intend to commence coal mining operations at the location of the well. If this right is exercised, ECA may be entitled to be paid for its working interest in the property. The royalty interests of the trust in these properties may be subject to these pre-existing conditions that burden ECA’s working interest. In the event that ECA is required to transfer any of the underlying properties pursuant to any of these pre-existing obligations, it will have the right to cause the trust to release the portion of its royalty interest related to the affected underlying properties. In such event, the trust is entitled to receive its proportionate share of the net proceeds attributable to the royalty interest released to the extent that ECA is paid for the same pursuant to the pre-existing obligations.
Marketing and Gathering/Post-Production Services
      Pursuant to the terms of the conveyances creating the royalty interests, ECA will have the responsibility to market, or cause to be marketed, the natural gas production related to the underlying properties. The terms of the conveyances creating the royalty interests do not permit ECA to charge any marketing fee when determining the net proceeds upon which the royalty payments will be calculated. As a result, the net proceeds to the trust from the sales of natural gas production from the underlying properties will be determined based on the same price that ECA receives for natural gas production attributable to ECA’s remaining interest in the underlying properties.
      A subsidiary of ECA markets the majority of ECA’s operated production and markets substantially all of the gas produced from the underlying PDP properties. The marketing affiliate enters into gas sales arrangements with large aggregators of supply in the Appalachian Basin and these arrangements may be on a month-to-month basis or may be for a term of up to one year or longer. The natural gas is sold at an Appalachian-based market price less any applicable gathering/ post-production costs. The primary aggregators of supply with whom ECA currently does business are BP Energy Company, Dominion Field Services, Inc., and Amerada Hess Corporation. In addition to providing marketing services, affiliates of

ECA purchase a portion of the production from the underlying properties. Approximately 91% of 2004 natural gas sales from the underlying PDP properties were made to affiliates of ECA.
      Twenty-two of the wells subject to the PDP royalty interest are subject to an existing gas supply arrangement that provides for an Appalachian Basin index price capped at $6.50 per MMBtu and floored at $3.50 per MMBtu. The production covered by this supply arrangement represents approximately 7.8% of the total volume represented by the underlying PDP properties. The gas supply arrangement automatically renews on an annual basis unless terminated or otherwise amended by the parties thereto in accordance with the terms of the agreement. In the event that the Appalachian Basin index price exceeds the cap or falls below the floor of this collar arrangement at any time, the net proceeds attributable to the royalty interests will still be based on market prices realized for natural gas produced from these wells (subject to price protections from April 1, 2005 through December 31, 2007).
      As part of its obligation to market the gas produced from the underlying properties, ECA or one of its affiliates may enter into arrangements with third parties to provide gathering, transportation, processing and other reasonable gathering/ post-production services necessary to make the natural gas marketable. ECA or one of its affiliates may also provide these gathering/ post-production services. Gathering/ post-production costs are expressed as either (1) a cost per MMBtu or Mcf or (2) a percentage of the gross production from a well. To the extent that gathering/ post-production costs are expressed as a cost per MMBtu or Mcf, such costs may be deducted by the ultimate purchaser of the natural gas prior to payment being made to ECA or its marketing affiliate for such production. At other times, ECA or its marketing affiliate will make payments directly to the third parties providing such gathering/ post-production services. Additionally, ECA may provide gathering/ post-production services with respect to production from the underlying properties. In either instance, the net proceeds, for purposes of determining the amount of royalty interest payments to the trust, will be reduced by the costs paid by ECA for any gathering/ post-production services provided by such third parties or by the cost of the gathering/ post-production services provided by ECA. If the gathering/ post-production costs are expressed as a percentage of the gross production from a well, then the volume of production from that well actually available for sale is less the applicable percentage charged, and as a result the reserves associated with that well that are attributable to the royalty interest are reduced accordingly. Ryder Scott’s estimates of the proved reserves, estimated future net revenues and the discounted present value attributable to the royalty interest take into account any gathering/ post-production costs expressed as a percentage of the gross production from a well.
      The gathering/ post-production costs for natural gas production from the underlying PDP properties were $0.336 per MMBtu as of December 31, 2004. This is a weighted average (for the period from December 2003 through May 2004) that consists of third party gathering/ post-production costs of approximately $0.234 per MMBtu and ECA gathering/ post-production costs of approximately $0.102 per MMBtu. After giving effect to the drilling and completion of 180 development wells on the underlying PUD properties to be drilled in each of the two AMIs, ECA estimates that the weighted average gathering/ post-production costs for production attributable to the trust’s royalty interest will be approximately $0.42 per MMBtu. Of this amount, ECA estimates that approximately $0.34 per MMBtu will be attributable to third party gathering/ post-production costs and approximately $0.08 per MMBtu will be attributable to ECA gathering/ post-production costs.
      Regardless of whether the gathering/ post-production costs are based upon (1) a cost per MMBtu or Mcf or (2) a percentage of gross production from a well, such costs may increase or decrease in the future. The gathering/ post-production costs attributable to third party arrangements may be costs established by arms-length negotiations or pursuant to a state or federal regulatory proceeding. ECA will not include or be permitted to charge the trust a fee for any marketing services provided by ECA with respect to the production from the underlying properties. ECA will be permitted, however, to deduct from the net proceeds available to the trust other gathering/ post-production costs necessary to make the natural gas from the underlying properties marketable, so long as such costs do not exceed the charges generally prevailing in the area for similar services.

      ECA expects to enter into similar gas supply arrangements and gathering/ post-production service arrangements for the gas to be produced from the underlying PUD properties.
      Any new gas supply arrangements or those entered into for providing gathering/ post-production services, will be utilized in determining the net proceeds for the underlying properties.
Title to Properties
      The underlying properties are subject to certain burdens that are described in more detail below. To the extent that these burdens and obligations affect ECA’s rights to production and the value of production from the underlying properties, they have been taken into account in calculating the trust’s interests and in estimating the size and the value of the reserves attributable to the royalty interests.
      ECA acquired its interests in the underlying properties through a variety of means, including through the acquisition of oil and gas leases by ECA directly from the mineral owner, through assignments of oil and gas leases to ECA by the lessee who originally obtained the leases from the mineral owner, through farmout agreements that grant ECA the right to earn interests in the properties covered by such agreements by drilling wells, and through the acquisitions of other oil and gas interests by ECA.
      ECA’s net revenue interests in the gas properties comprising the underlying properties are typically subject, in one degree or another, to one or more of the following:

•	royalties, overriding royalties and other burdens, express and implied, under gas leases;

•	overriding royalties, production payments and similar interests and other burdens created by ECA or its predecessors in title;

•	a variety of contractual obligations arising under operating agreements, farmout agreements, production sales contracts and other agreements that may affect the properties or their titles;

•	liens that arise in the normal course of operations, such as those for unpaid taxes, statutory liens securing unpaid suppliers and contractors and contractual liens under operating agreements that are not yet delinquent or, if delinquent, are being contested in good faith by appropriate proceedings;

•	pooling, unitization and communitization agreements, declarations and orders;

•	easements, restrictions, rights-of-way and other matters that commonly affect property;

•	conventional rights of reassignment that obligate ECA to reassign all or part of a property to a third party if ECA intends to release or abandon such property; and

•	rights reserved to or vested in the appropriate governmental agency or authority to control or regulate the underlying properties and the royalty interests therein.
      ECA believes that the burdens and obligations affecting the underlying properties and the royalty interests are conventional in the industry for similar properties. ECA also believes that the burdens and obligations do not, in the aggregate, materially interfere with the use of the underlying properties and will not materially adversely affect the value of the royalty interest.
      ECA believes that its title to the underlying properties is, and the trust’s title to the royalty interests will be, good and defensible in accordance with standards generally accepted in the Appalachian oil and gas industry, subject to such exceptions which when considered in the aggregate, are not so material as to detract substantially from the use or value of such properties or royalty interests. As is customary in the oil and gas industry, only a perfunctory title examination is performed when a lease is acquired, except leases covering proved reserves. Generally, prior to drilling a well, a more thorough title examination of the drill site tract is conducted and curative work is performed with respect to significant title defects, if any, before proceeding with operations. ECA does not intend to perform any further title examination prior to the closing of the offering being made hereby. The conveyances related to the PUD royalty interests obligate ECA to conduct a more thorough title examination of the drill site tract prior to drilling any of the 180 development wells on the underlying PUD properties.

      Pursuant to the development agreement between ECA and the trust, ECA will agree to drill 180 development wells within the Yawkey Freeman AMI located in West Virginia, and the PK Area AMI located in Kentucky. ECA will grant the trust a lien on all of ECA’s interests in the underlying PUD properties located in the Yawkey Freeman AMI to secure its obligation to the trust to drill the 180 development wells. The conveyances granted the PUD royalty interest until such time as all of the development wells are drilled, at which time the trustee will be required to release from the PUD royalty interest all of the net revenue interest of ECA in this lease acreage. Upon the trustee’s release from the PUD royalty interest of the net revenue interests of ECA in the gas properties located within the two AMIs, ECA will further agree not to drill, and will not permit any other person within its control to drill, any well on the lease acreage within the two AMIs that is located at the surface or the subsurface depth within 1,000 feet of any development well in which the trust owns an interest, that is producing from the same formation or horizon as such development well. As a result, after the release of the PUD royalty interest, ECA may drill wells within the two AMIs that are completed within any producing horizon so long as any such well is not located within 1,000 feet of a well that is subject to the PUD royalty interest. In addition, after the release of the PUD royalty interest, ECA may drill a well that is located within the 1,000 foot radius of a well that is subject to the PUD royalty interest so long as such well drilled by ECA is not completed within the same producing formation or horizon of the well subject to the PUD royalty interest.
      ECA believes that it is likely that the royalty interests would not be treated as real property interests under the laws of West Virginia, Pennsylvania and Kentucky. Nevertheless, ECA intends to record the conveyances of the royalty interests in the real property records of West Virginia, Pennsylvania and Kentucky in accordance with local recording acts. ECA believes that, if, during the term of the trust, ECA becomes involved as a debtor in a bankruptcy proceeding, the royalty interests relating to the underlying properties located in West Virginia and Kentucky should be treated as fully conveyed personal property interests under the laws of West Virginia and Kentucky. If in such a proceeding a determination were made, however, that the conveyance constitutes an executory contract and the royalty interests are not fully conveyed personal property interests under the laws of West Virginia, and if such contract were not to be assumed in a bankruptcy proceeding involving ECA, the trust would be treated as an unsecured creditor of ECA with respect to such royalty interests in the pending bankruptcy proceeding. Although no assurance can be given, ECA does not believe that the conveyances relating to the underlying properties located in West Virginia or Kentucky should be subject to rejection in a bankruptcy proceeding as executory contracts. With respect to the properties located in Pennsylvania, which represent approximately 3.7% of the reserves attributable to the royalty interests, there is a greater risk that the royalty interests will not be treated as fully conveyed property interests and instead the conveyances may be treated as executory contracts. If a determination were made that the conveyances relating to the underlying properties located in Pennsylvania constitute executory contracts, the trust could be treated as an unsecured creditor with respect to such interests.
Competition and Markets
      The natural gas industry is highly competitive. ECA competes with major oil and gas companies and independent oil and gas companies for oil and gas leases, equipment, personnel and markets for the sale of natural gas. Many of these competitors are financially stronger than ECA, but even financially troubled competitors can affect the market because of their need to sell natural gas at any price to attempt to maintain cashflow. The trust will be subject to the same competitive conditions as ECA and other companies in the natural gas industry.
      Natural gas competes with other forms of energy available to customers, primarily based on price. These alternate forms of energy include electricity, coal and fuel oils. Changes in the availability or price of natural gas or other forms of energy, as well as business conditions, conservation, legislation, regulations and the ability to convert to alternate fuels and other forms of energy may affect the demand for natural gas.
      Future price fluctuations for natural gas will directly impact trust distributions, estimates of reserves attributable to the trust’s interests, and estimated and actual future net revenues to the trust. In view of the many uncertainties that affect the supply and demand for natural gas, neither the trust nor ECA can make reliable predictions of future gas supply and demand, future gas prices or the effect of future gas prices on the trust.
Regulation
      Natural gas regulation. The availability, terms and cost of transportation significantly affect sales of natural gas. The interstate transportation and sale for resale of natural gas is subject to federal regulation, including regulation of the terms, conditions and rates for interstate transportation, storage and various other matters, primarily by the Federal Energy Regulatory Commission. Federal and state regulations govern the price and terms for access to natural gas pipeline transportation. The Federal Energy Regulatory Commission’s regulations for interstate natural gas transmission in some circumstances may also affect the intrastate transportation of natural gas.
      Although natural gas prices are currently unregulated, Congress historically has been active in the area of natural gas regulation. ECA cannot predict whether new legislation to regulate natural gas might be proposed, what proposals, if any, might actually be enacted by Congress or the various state legislatures, and what effect, if any, the proposals might have on the operations of the underlying properties. Sales of condensate and natural gas liquids are not currently regulated and are made at market prices.
      Environmental regulation. Companies that are engaged in the oil and gas industry are affected by federal, state and local laws regulating the discharge of materials into the environment. Those laws may impact operations of the underlying properties. ECA believes that it is in substantial compliance with the environmental laws and regulations that apply to the operations of the underlying properties. ECA has not previously incurred material expenses in complying with environmental laws and regulations that affect its operations of the underlying properties. It does not currently expect that future compliance will have a material adverse effect on the trust or the monthly distributions.
      The operations of the underlying properties may generate wastes that are subject to the Federal Resource Conservation and Recovery Act (“RCRA”) and comparable state statues. Although, to the knowledge of ECA, the operators of the underlying properties have utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other solid or hazardous wastes may have been disposed or released on or under the underlying properties. Federal, state and local laws applicable to gas-related wastes have become increasingly more stringent. Under these new laws, ECA or any other operator of the underlying properties could be required to remove or remediate previously disposed wastes or property contamination (including groundwater contamination) or to perform remedial plugging operations to prevent future contamination. In addition, the Environmental Protection Agency (the “EPA”) has limited the disposal options for certain hazardous wastes and may adopt more stringent disposal standards for nonhazardous wastes.
      The Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), also known as the “superfund” law, imposes liability, regardless of fault or the legality of the original conduct, on certain classes of persons that contributed to the release of a “hazardous substance” into the environment. These persons include the current or previous owner and operator of a site and companies that disposed or arranged for the disposal of, the hazardous substance found at a site. CERCLA also authorizes the EPA and, in some cases, private parties to take actions in response to threats to the public health or the environment and to seek recovery from such responsible classes of persons of the costs of such action. In the course of their operations, the operators of the underlying properties have generated and will generate wastes that may fall within CERCLA’s definition of “hazardous substances.” ECA or any other operator of the underlying properties may be responsible under CERCLA for all or part of the costs to clean up sites at which such substances have been disposed.
      The operations of the underlying properties are subject to federal, state and local regulations concerning the control of emissions from sources of air contaminants. Administrative enforcement actions for failure to comply strictly with air regulations or permits are generally resolved by payment of a monetary penalty and correction of any identified deficiencies. Regulatory agencies could require the operators to forego or modify construction or operation of certain air emission sources.
      OSHA. The operations of the underlying properties are subject to the requirements of the Federal Occupational Safety and Health Act (“OSHA”) and comparable state statutes. The OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of the Federal Superfund Amendment and Reauthorization Act and similar state statutes require that information be organized and maintained about hazardous materials used or produced in the operations. Certain of this information must be provided to employees, state and local government authorities and citizens.
      State regulation. The various states regulate the drilling for, and the production, gathering and sale of, natural gas, including imposing requirements for obtaining drilling permits, the method of developing new fields, the spacing and operation of wells and the prevention of waste of natural gas resources. States may regulate rates of production and may establish maximum daily production allowables from gas wells based on market demand or resource conservation, or both. States do not regulate wellhead prices or engage in other similar direct economic regulation, but there can be no assurance that they will not do so in the future. The effect of these regulations may be to limit the amounts of natural gas that may be produced from ECA’s wells, and to limit the number of wells or locations ECA can drill.
      The petroleum industry is also subject to compliance with various other federal, state and local regulations and laws. Some of those laws relate to occupational safety, resource conservation and equal employment opportunity. ECA does not believe that compliance with these laws will have a material adverse effect upon the trust unitholders.
DESCRIPTION OF THE ROYALTY INTERESTS
      The provisions governing the computation of the net proceeds are detailed and extensive. The following information summarizes the material information contained in the conveyances related to the computation of the net proceeds. This summary may not contain all information that is important to you. For more detailed provisions concerning the royalty interests, you should read the conveyances. Copies of the conveyances have been filed as exhibits to the registration statement. See “Where You Can Find More Information.”
Royalty Interests
      The royalty interests will be conveyed to the trust by ECA by means of conveyance instruments that will be recorded in the appropriate real property records in each county in Pennsylvania, West Virginia and Kentucky where the gas properties to which the underlying properties relate are located. The royalty interests will burden the underlying properties to which they relate such that the owners of the underlying properties are obligated to make the payments to the trust, as the owner of the royalty interests, on the terms specified in the conveyances. The PDP royalty interest will burden the existing net revenue interests owned by ECA in 312 producing natural gas wells. ECA has an average working interest of approximately 94.2% and an average net revenue interest of approximately 81.3% in the 312 producing natural gas wells.
      The PUD royalty interest will initially burden all of the net revenue interests of ECA in all of the lease acreage of ECA in the two AMIs, other than its net revenue interests in existing producing wells located within the two AMIs. ECA’s interests in the gas properties to which the underlying PUD properties relate consist of working interests that range from 50% to 100%, with net revenue interests ranging from 39.0625% to 87.5%. The conveyances related to the PUD royalty interest, however, provide that the net proceeds from the underlying PUD properties will be calculated on the basis that the underlying PUD properties are not burdened by interests that exceed a 12.5% royalty interest in the revenues from such properties. In the event that ECA’s interest in any of the wells subject to the PUD royalty interest that are drilled is subject to burdens in excess of a 12.5%, such burdens will be fully allocated against ECA’s retained net revenue interest in such well, the net effect of which is that the trust will receive payments with respect to the PUD royalty interest as if the only burden on the underlying PUD properties were a 12.5% royalty interest.
      The development agreement between ECA and the trust will obligate ECA to drill not less than 45 development wells within these two AMIs by March 31, 2006, not less than 90 development wells within these two AMIs by March 31, 2007, not less than 135 development wells within these two AMIs by March 31, 2008 and not less than 180 development wells by March 31, 2009. ECA intends to use commercially reasonable efforts to drill all 180 development wells by March 31, 2008.
      For purposes of ECA’s drilling obligation, ECA will be credited with a full development well drilled if its working interest in the development well drilled is 100%. In the event that ECA’s working interest in a development well drilled is less than 100%, ECA will be credited with a portion of a development well in the proportion that its working interest in the development well bears to 100%. For example, if ECA’s working interest in a development well drilled by ECA in connection with fulfilling its drilling obligation to the trust is 50%, ECA will be credited with one-half of a development well for purposes of satisfying its drilling obligation in the period the development well was drilled. As a result, ECA will be required to drill more than 180 development wells, in the aggregate, if ECA’s working interest in one or more development wells is less than 100%.
      ECA is obligated to bear all of the costs of drilling and completing the development wells related to the PUD royalty interest. ECA is required, pursuant to the development agreement, to complete and equip each development well that reasonably appears to ECA to be capable of producing gas in quantities sufficient to pay completion, equipping and operating costs. In making such decisions, ECA is required under the development agreement to act as a reasonably prudent operator in the Appalachian Basin under the same or similar circumstances would act if it were acting with respect to its own properties, disregarding the existence of the royalty interests as a burden on such property. ECA’s obligation to drill any development wells will be considered satisfied if, after ECA has commenced drilling any such development well, it fails to reach total depth due to geological subsurface conditions or impenetrable substances. Pursuant to the terms of the development agreement, ECA will remain obligated to drill all of the development wells regardless of whether the underlying properties or the royalty interests are sold by ECA or the trust. See “The Underlying Properties — Sale and Abandonment of Underlying Properties.”
      ECA will grant to the trust a lien on all of ECA’s interests in the underlying PUD properties located in the Yawkey Freeman AMI in order to secure ECA’s obligation to drill the 180 development wells. This lien will be effective approximately 35 days following the closing of this offering and will be non-recourse to ECA. The lien will initially provide for a security interest in the amount of $24 million, which amount will decline proportionately as each development well is drilled. In addition, upon completion of a development well, the lien will be released with respect to the underlying PUD property relating to that development well. In the event that ECA defaults in the performance of its obligations under the development agreement, the trust will be entitled to foreclose upon ECA’s interests in the underlying PUD properties located in the Yawkey Freeman AMI and retain any proceeds from such foreclosure equal to the proportional amount of the remaining security interest as it relates to the portion of the drilling obligation that had not been satisfied by ECA at the time of the default. Once all 180 development wells have been drilled in accordance with the development agreement, the trust lien over the Yawkey Freeman AMI will expire.
      ECA will covenant and agree not to drill, and will not permit any other person within its control to drill, any well on the lease acreage included within the two AMIs described above for its own account until such time as ECA has met its obligations to the trust to drill the undeveloped well locations. Once ECA has drilled all of the development well locations, the trustee will be required to release from the PUD royalty interest all of the net revenue interests of ECA in the gas properties located within these two AMIs except the specified well bores of the development wells drilled. Upon the trustee’s release from the PUD royalty interest of the net revenue interests of ECA in the gas properties located within the two AMIs, ECA will further agree not to drill, and will not permit any other person within its control to drill, any well on the lease acreage within the two AMIs that is located at the surface or the subsurface depth within 1,000 feet of any development well in which the trust owns an interest that is producing from the same formation or horizon as such development well. As a result, after the release of the PUD royalty interest, ECA may drill wells within the two AMIs that are completed within any producing horizon so long as any such well is not located within 1,000 feet of a well that is subject to the PUD royalty interest. In addition, after the release of the PUD royalty interest, ECA may drill a well that is located within the 1,000 foot radius of a well that is subject to the PUD royalty interest so long as such well drilled by ECA is not completed within the same producing formation or horizon of the well subject to the PUD royalty interest.
      The conveyances creating the royalty interests provide that the trust will be entitled to receive an amount of cash for each calendar quarter equal to 90% of the net proceeds from the sale of natural gas production attributable to the underlying PDP properties and 50% of the net proceeds from the sale of natural gas production attributable to the underlying PUD properties. Net proceeds from the sale of natural gas production attributable to the underlying properties in any calendar quarter means:

•	for the calendar quarter ended March 31, 2005, the amount of cash determined by multiplying the actual prices received by the aggregate quantity of MMBtus of natural gas production attributable to the royalty interests for such quarter;

•	for the calendar quarter commencing on April 1, 2005 and ending on June 30, 2005, the amount of cash determined by multiplying $7.25 per MMBtu (subject to upward price adjustments based on basis differentials as described below) by the aggregate quantity of MMBtus of natural gas production attributable to the royalty interests for such quarter;

•	for any calendar quarters commencing on or after July 1, 2005 and ending on or before December 31, 2005, the amount of cash determined by multiplying $7.55 per MMBtu (subject to upward price adjustments based on basis differentials as described below) by the aggregate quantity of MMBtus of natural gas production attributable to the royalty interests for such quarter;

•	for any calendar quarters commencing on or after January 1, 2006 and ending on or before December 31, 2006, the amount of cash determined by multiplying $7.16 per MMBtu (subject to upward price adjustments based on basis differentials as described below) by the aggregate quantity of MMBtus of natural gas production attributable to the royalty interests for such quarter, up to a maximum quantity of 220,000 MMBtus per month during such quarter (equivalent to 2,620,000 MMBtus annually), plus, for any such quarter, the amount of cash actually realized by ECA from an arms’ length sale of natural gas production attributable to the royalty interests to the extent of any natural gas production for any month in such quarter in excess of such natural gas volume for any month in such quarter;

•	for any calendar quarters commencing on or after January 1, 2007 and ending on or before December 31, 2007, the amount of cash determined by multiplying $6.60 per MMBtu (subject to upward price adjustments based on basis differentials as described below) by the aggregate quantity of MMBtus of natural gas production attributable to the royalty interests for such quarter, up to a maximum quantity of 7,200 MMBtu per day during such quarter (equivalent to 2,628,000 MMBtus annually), plus, for any such quarter, the amount of cash actually realized by ECA from an arms’ length sale of natural gas production attributable to the royalty interests to the extent of any natural gas production for any month in such quarter in excess of such natural gas volume for any month in such quarter; and

•	for any calendar quarter commencing on or after January 1, 2008, the amount of cash realized by ECA from an arms’ length sale of all natural gas production attributable to the underlying properties;
in each case, after deducting the trust’s proportionate share of:

•	any expenses attributable to taxes levied on the severance or production of the natural gas produced from the underlying properties and any property taxes attributable to the natural gas production attributable to the underlying properties; and

•	transportation, gathering, processing and marketing of the natural gas production attributable to the underlying properties, including any actual, reasonable gathering/ post-production costs necessary to render the natural gas production attributable to the underlying properties merchantable, including, but not limited to, expenses of compression, dehydration, extraction and any applicable line loss and fuel, and any other expenses necessary to deliver such natural gas to market. These costs include not only unaffiliated third party gathering/ post-production costs, but also such gathering/ post-production costs allocated by ECA provided that such costs shall not exceed the charges generally prevailing in the applicable area for similar services.
      The prices set forth above for the last three calendar quarters of 2005 and for calendar years 2006 and 2007 are subject to upward price adjustments equal to the “basis differential” received by ECA from the sale of natural gas production attributable to the underlying properties during these periods. In general, the “basis differential” is the difference in prices realized for natural gas delivered at a particular delivery point on a pipeline as compared to a reference price for natural gas futures contracts such as those traded on NYMEX. The price adjustment for the volumes of natural gas production subject to this adjustment as specified above will equal the amount by which the actual sales price realized for natural gas production attributable to the underlying properties that is delivered at a specific pipeline location in the Appalachian Basin for a particular period exceeds the NYMEX future contract price for natural gas delivered at Henry Hub, Louisiana for the same period.
      In addition, at the closing of this offering, ECA will contribute to the trust a portion of certain natural gas “floor price” contracts that will relate to the remaining estimated volumes of natural gas production from the underlying properties not subject to the pricing provisions described above during 2006 and 2007. The “floor price” contracts will entitle the trust to receive payment from the counterparty to such contract to the extent that the NYMEX reference price for the applicable reference period is below $5.75 per MMBtu. The payment required to be made by the counterparty to the trust will be equal to the volume of gas covered by the “floor price” contracts for any reference period multiplied by the amount by which the NYMEX reference price is below $5.75 per MMBtu. The NYMEX reference price for any reference period means the closing settlement price on the second day prior to the expiration of the NYMEX futures contract with respect to natural gas deliverable at Henry Hub, Louisiana.

      The following table sets forth the volumes of natural gas covered by the “floor price” contracts for each reference period during the term of the contracts as to which ECA will assign to the trust the right to receive payments from the counterparties to such contracts.

Volume
Reference Period	(MMBtu)

January 2006	35,000
February 2006	50,000
March 2006	30,000
April 2006	50,000
May 2006	45,000
June 2006	40,000
July 2006	60,000
August 2006	55,000
September 2006	55,000
October 2006	70,000
November 2006	70,000
December 2006	65,000
January 2007	80,000
February 2007	100,000
March 2007	75,000
April 2007	100,000
May 2007	90,000
June 2007	90,000
July 2007	100,000
August 2007	100,000
September 2007	100,000
October 2007	110,000
November 2007	115,000
December 2007	105,000

      The table below reflects the estimated natural gas production attributable to the royalty interests for the periods presented as reflected in the reserve report included as Exhibit A to this prospectus, the volumes of natural gas production subject to specified price provisions of the royalty interests for these periods as described above, the specified prices applicable to these volumes of natural gas production for these periods as described above, the volumes of natural gas covered by “floor price” contracts for these periods as described above and the “floor prices” applicable to these volumes for these periods as described above.

			Natural Gas Production				Natural Gas Production
			Subject to Specified Price				Subject to Floor
	Estimated		Provisions of Royalty Interests				Price Contracts
	Natural Gas
	Production	Estimated	Total Volume				Total Volume
	Volumes	Natural Gas	for Period		Specified Price		for Period	Floor Price
	Based on	Production	Subject to		for Purposes of		Subject to	Under Floor
	Reserve	Based on	Specified Price		Determining Net		Floor Price	Price
	Report	Reserve Report	Provisions		Proceeds		Contracts	Contracts
Period	(in Mcf)	(in MMBtu)(1)	(in MMBtus)		(per MMBtu)(2)		(in MMBtus)	(Per MMBtu)

January 1, 2005 to March 31, 2005	525,817	628,351	N/A	(3)	N/A	(3)	N/A	N/A
April 1, 2005 to June 30, 2005	514,462	614,783	(4)		$7.25		N/A	N/A
July 1, 2005 to December 31, 2005	1,151,275	1,375,773	(4)		$7.55		N/A	N/A
January 1, 2006 to December 31, 2006	2,690,115	3,214,687	2,620,000		$7.16		625,000	$5.75
January 1, 2007 to December 31, 2007	3,147,975	3,761,830	2,628,000		$6.60		1,165,000	$5.75

(1)	Reflects a conversion from Mcf to MMBtu of 1.195 MMBtus per Mcf based on the weighted average Btu content of the natural gas produced for the calendar year ended December 31, 2004.

(2)	Excludes any upward price adjustment for the basis differential generally realized for natural gas delivered in the Appalachian Basin. The weighted average basis differential for natural gas production attributable to the underlying properties was $0.24 per MMBtu for the year ended December 31, 2004.

(3)	The net proceeds upon which the royalty interest payment is based will be determined utilizing the actual volumes of natural gas production and actual prices received for this period.

(4)	All natural gas production for this period will be subject to the price specified for this period in the adjacent column.
      The conveyances also provide that if ECA’s actual net revenue interest with respect to the underlying PDP properties is greater than what was warranted to the trust in the conveyances, ECA will have the right to offset against amounts owed to the trust, the difference between what the trust actually receives from PDP royalty interest and what the trust should have received from the PDP royalty interest had ECA’s net revenue interest been the amount warranted. The conveyances further provide that ECA’s working interest with respect to the PUD properties will not be subject to burdens (landowner’s royalties, overriding royalties and other similar interests) in excess of 12.5% (proportionately reduced) of the gross proceeds from natural gas production. Effectively, this means that regardless of what additional burdens affect ECA’s working interest in the underlying PUD properties, ECA will make payments to the trust with respect to the PUD royalty interest as if the underlying PUD properties were only subject to burdens not to exceed 12.5%.

      For purposes of determining the net proceeds realized from the sale of natural gas production attributable to the underlying properties in any calendar quarter, expenses attributable to exploration, drilling, development, operating, maintenance, storage or any other costs incident to the production of natural gas production attributable to the underlying properties, including any costs to plug and abandon a well included in the underlying properties, will be borne solely by ECA and therefore will not be deducted when determining net proceeds upon which the payments to the trust will be based.
      Gross proceeds and gathering/ post-production costs are generally calculated on a cash basis, except that certain costs, primarily ad valorem taxes, may be determined on an accrual basis.
Additional Provisions
      If a controversy arises as to the sales price of any production, then for purposes of determining gross proceeds:

•	amounts withheld or placed in escrow by a purchaser are not considered to be received by the owner of the underlying property until actually collected;

•	amounts received by the owner of the underlying property and promptly deposited with a nonaffiliated escrow agent will not be considered to have been received until disbursed to it by the escrow agent; and

•	amounts received by the owner of the underlying property and not deposited with an escrow agent will be considered to have been received.
      The trust is not liable to the owner of the underlying properties or the operators for any operating, capital or other costs or liabilities attributable to the underlying properties. The trustee is not obligated to return any cash received from the royalty interests. Any overpayments made to the trust by ECA due to adjustments to prior calculations of net proceeds or otherwise will reduce future amounts payable to the trust until ECA recovers the overpayments plus interest at the prime rate.
      The conveyances generally permit ECA to transfer without the consent or approval of the trust unitholders all or any part of its interest in the underlying properties, subject to the royalty interests. Notwithstanding the foregoing, the development agreement provides that ECA may not sell any of the underlying properties subject to the PUD royalty interest until it has satisfied its obligation to drill 180 development wells pursuant to the terms of the development agreement. The trust unitholders are not entitled to any proceeds of a sale or transfer of ECA’s interest. Following a sale or transfer, the underlying properties will continue to be subject to the royalty interests, and the net proceeds attributable to the transferred property will be calculated separately, but not differently than as described in this prospectus, and paid by the purchaser or transferee to the trust. As a result, any additional costs resulting from the transferred property will not reduce the net proceeds paid to the trust from the underlying properties retained by ECA.
      As an operator of an underlying property, ECA may enter into farmout, operating, participation and other similar agreements to develop the property. In calculating the number of development wells that will be applied towards ECA’s drilling commitment under the development agreement, only the working interest retained by ECA in such well after reduction pursuant to any of these agreements will be used to determine if ECA’s drilling commitment has been satisfied. For example, if ECA held a 100% working interest in a well before entering into a farmout agreement in which ECA will retain a 50% working interest in any well drilled under such farmout agreement, if the counterparty to such farmout agreement drills a well, such well would only count as one-half of a development well for purposes of ECA’s drilling commitment. In addition, the royalty interest held by the trust would also be calculated on only the interest retained by ECA under the agreement and not on ECA’s original interest before modification by the agreement. ECA may enter into any of these agreements without the consent or approval of the trustee or any trust unitholder.

      ECA and any transferee of an underlying property will have the right to abandon any well or property if it reasonably believes the well or property ceases to produce or is not capable of producing in commercially paying quantities. In making such decisions, ECA or any transferee of an underlying property is required under the applicable conveyance to act as a reasonably prudent operator in the Appalachian Basin under the same or similar circumstances would act if it were acting with respect to its own properties, disregarding the existence of the royalty interests as a burden on such property. Upon termination of the lease, that portion of the royalty interests relating to the abandoned property will be extinguished.
      Some of the underlying properties are subject to pre-existing obligations pursuant to which ECA may be required to cease production and either transfer back or plug and abandon the working interest owned by ECA. For example, coal mine operators in some instances have the right to require ECA to plug and abandon certain wells if such operators intend to commence coal mining operations at the location of the well. If this right is exercised, ECA may be entitled to be paid for its working interest in the property. The royalty interests of the trust in these properties may be subject to these pre-existing conditions that burden ECA’s working interest. In the event that ECA is required to transfer any of the underlying properties pursuant to any of these pre-existing obligations, it will have the right to cause the trust to release the portion of its royalty interest related to the affected underlying properties. In such event, the trust is entitled to receive its proportionate share of the net proceeds attributable to the royalty interest released to the extent that ECA is paid for the same pursuant to the pre-existing obligations.
      ECA must maintain books and records sufficient to determine the amounts payable for the royalty interests to the trust. Quarterly and annually, ECA must deliver to the trustee a statement of the computation of the net proceeds for each computation period.
DESCRIPTION OF THE TRUST AGREEMENT
      The following information and the information included under “Description of the Trust Units” summarize the material information contained in the trust agreement and the conveyances. This summary may not contain all the information that is important to you. For more detailed provisions concerning the trust and the conveyances, you should read the trust agreement and the conveyances. Copies of the trust agreement and the conveyances have been filed as exhibits to the registration statement. See “Where You Can Find More Information.”
Creation and Organization of the Trust; Amendments
      At the closing of this offering, ECA will contribute to the trust the royalty interests and a portion of certain natural gas “floor price” contracts that will relate to a portion of the natural gas production attributable to the trust’s royalty interest to the trust in consideration of receipt of 7,750,000 trust units. After the offering made hereby, ECA will own its net revenue interests comprising the underlying properties subject to and burdened by the royalty interests. The trust will be entitled to receive proceeds from the sale of natural gas volumes produced from the underlying properties calculated in accordance with the terms of the conveyances.
      The trust was created under Delaware law to acquire and hold the royalty interests for the benefit of the trust unitholders pursuant to an agreement between ECA, the trustee and the Delaware trustee. The royalty interests are passive in nature and neither the trust nor the trustee has any control over or responsibility for costs relating to the operation of the underlying properties. Neither ECA nor other operators of the underlying properties have any contractual commitments to the trust to provide additional funding or to conduct further drilling on or to maintain their ownership interest in any of these properties other than the obligations of ECA to designate and drill the 180 development well locations. After the conveyance of the royalty interests, however, ECA will retain an interest in each of the underlying properties. For a description of the underlying properties and other information relating to them, see “The Underlying Properties.”

      The trust agreement will provide that the trust’s business activities will be limited to owning the royalty interests and any activity reasonably related to such ownership, including activities required or permitted by the terms of the conveyances related to the royalty interests and the natural gas “floor” contracts that will relate to a portion of the natural gas production attributable to the trust’s royalty interest. As a result, the trust will not be permitted to acquire other oil and gas properties or royalty interests.
      The beneficial interest in the trust is divided into 7,750,000 trust units. Each of the trust units represents an equal undivided beneficial interest in the assets of the trust. You will find additional information concerning the trust units in “Description of the Trust Units.”
      Amendment of the trust agreement requires a vote of holders of a majority of the outstanding trust units. However, no amendment may:

•	increase the power of the trustee to engage in business or investment activities;

•	alter the rights of the trust unitholders as among themselves; or

•	permit the trustee to distribute the royalty interests in kind.
      Certain amendments to the trust agreement do not require the vote of the trust unitholders. The trustee may, without approval of the trust unitholders, from time to time supplement or amend the trust agreement in order to cure any ambiguity or to correct or supplement any defective or inconsistent provisions provided such supplement or amendment is not adverse to the interest of the trust unitholders. The business and affairs of the trust will be managed by the trustee. ECA has no ability to manage or influence the operations of the trust.
Assets of the Trust
      Upon completion of this offering, the assets of the trust will consist of royalty interests, the natural gas “floor” contracts, the development agreement that obligates ECA to drill the development well and any cash and temporary investments being held for the payment of expenses and liabilities and for distribution to the trust unitholders.
Duties and Powers of the Trustee
      The duties of the trustee are specified in the trust agreement and by the laws of the State of Delaware, except as modified by the trust agreement. The trustee’s principal duties consist of:

•	collecting cash attributable to the royalty interests;

•	paying expenses, charges and obligations of the trust from the trust’s assets;

•	distributing distributable cash to the trust unitholders;

•	causing to be prepared and distributed a Schedule K-1 for each trust unitholder and to prepare and file tax returns on behalf of the trust;

•	causing to be prepared and filed reports required to be filed under the Securities Exchange Act of 1934, as amended, and by the rules of any securities exchange or quotation system on which the trust units are listed or admitted to trading; and

•	taking any action it deems necessary and advisable to best achieve the purposes of the trust.
      If a trust liability is contingent or uncertain in amount or not yet currently due and payable, the trustee may create a cash reserve to pay for the liability. If the trustee determines that the cash on hand and the cash to be received is insufficient to cover the trust’s liability, the trustee may borrow funds required to pay the liabilities. The trustee may borrow the funds from any person, including itself. The trustee may also mortgage the assets of the trust to secure payment of the indebtedness. The terms of such indebtedness and security interest, if funds were loaned by the entity serving as trustee or Delaware trustee, would be similar to the terms which such entity would grant to a similarly situated commercial customer with whom it did not have a fiduciary relationship, and such entity shall be entitled to enforce its rights with respect to any such indebtedness and security interest as if it were not then serving as trustee or Delaware trustee. If the trustee borrows funds, the trust unitholders will not receive distributions until the borrowed funds are repaid.
      Each quarter, the trustee will pay trust obligations and expenses and distribute to the trust unitholders the remaining proceeds received from the royalty interests. The cash held by the trustee as a reserve against future liabilities or for distribution at the next distribution date must be invested in:

•	interest bearing obligations of the United States government;

•	money market funds that invest only in United States government securities;

•	repurchase agreements secured by interest-bearing obligations of the United States government; or

•	bank certificates of deposit.
      The trust may not acquire any asset except the royalty interests, the natural gas “floor” contracts, cash and temporary cash investments, and it may not engage in any investment activity except investing cash on hand.
      The trust may merge or consolidate with or into one or more limited partnerships, general partnerships, corporations, business trusts, limited liability companies, or associations or unincorporated businesses if such transaction is agreed to by the trustee and by the affirmative vote of the holders of a majority of the outstanding trust units and such transaction is permitted under the Delaware Statutory Trust Act and any other applicable law.
      The trustee may sell the royalty interests under any of the following circumstances:

•	the sale does not involve a material part of the trust’s assets and is in the best interests of the trust unitholders; or

•	the sale constitutes a material part of the trust’s assets and is in the best interests of the trust unitholders, subject to the holders representing a majority of the outstanding trust units approving the sale.
      Upon dissolution of the trust the trustee must sell the royalty interests. No trust unitholder approval is required in this event.
      The trustee will distribute the net proceeds from any sale of the royalty interests and other assets to the trust unitholders.
      The trustee may require any trust unitholder to dispose of his trust units if an administrative or judicial proceeding seeks to cancel or forfeit any of the property in which the trust holds an interest because of the nationality or any other status of that trust unitholder. If a trust unitholder fails to dispose of his trust units, the trustee has the right to purchase them and to borrow funds to make that purchase.
      The trustee is not expected to maintain a website for filings made by the trust with the SEC.
      The trustee may agree to modifications of the terms of the conveyances or to settle disputes involving the conveyances. The trustee may not agree to modifications or settle disputes involving the royalty part of the conveyances if these actions would change the character of the royalty interests in such a way that the royalty interests become working interests or that the trust becomes an operating business.
Liabilities of the Trust
      Because the trust does not conduct an active business and the trustee has little power to incur obligations, it is expected that the trust will only incur liabilities for routine administrative expenses, such as the trustee’s fees and accounting, engineering, legal, tax advisory and other professional fees.

Fees and Expenses
      Ongoing administrative expenses. The trust will be responsible for paying all legal, accounting, tax advisory, engineering and stock exchange fees, printing costs and other administrative and out-of-pocket expenses incurred by or at the direction of the trustee or the Delaware trustee. The total of all trust administrative expenses is anticipated to aggregate approximately $500,000 per year, including the administrative services fee payable to ECA, although such costs could be greater or less depending on future events that cannot be predicted. Included in the $500,000 annual estimate is an annual administrative fee of $90,000 for the trustee and an annual administrative fee of $2,500 for the Delaware trustee. In addition, the trust will pay, out of the first cash payment received by the trust, the trustee’s and Delaware trustee’s legal expenses incurred in forming the trust and the Delaware trustee’s and the trustee’s acceptance fees estimated to total approximately $2,500. The trust will also incur legal, accounting, tax advisory and engineering fees, printing costs and other expenses that are deducted by the trust before distributions are made to trust unitholders.
      Quarterly incentive distribution payments to ECA. ECA will also be entitled to receive a quarterly incentive distribution from the trust to the extent that the aggregate amount of cash available for distribution for a calendar quarter exceeds the aggregate amount of cash necessary to make cash distributions at specified target cash distribution levels. The amount of the incentive distribution payable to ECA for any calendar quarter will equal 30% of the amount, if any, by which the aggregate amount of the cash available for distribution by the trust exceeds the aggregate amount of cash necessary to make cash distributions to the holders of the trust units at the specified target levels of cash distributions per outstanding trust unit for such quarter as set forth in the table below:

Quarter	Target Level of Cash	Quarter	Target Level of Cash
Ending	Distributions per Trust Unit(1)	Ending	Distributions per Trust Unit(1)

March 31, 2005	$0.4457	March 31, 2015	$0.5190
June 30, 2005	$0.5246	June 30, 2015	$0.5120
September 30, 2005	$0.5694	September 30, 2015	$0.5051
December 31, 2005	$0.6066	December 31, 2015	$0.4983
March 31, 2006	$0.5976	March 31, 2016	$0.5033
June 30, 2006	$0.6270	June 30, 2016	$0.4965
September 30, 2006	$0.6500	September 30, 2016	$0.4898
December 31, 2006	$0.6748	December 31, 2016	$0.4832
March 31, 2007	$0.6465	March 31, 2017	$0.4881
June 30, 2007	$0.6693	June 30, 2017	$0.4815
September 30, 2007	$0.6912	September 30, 2017	$0.4750
December 31, 2007	$0.7124	December 31, 2017	$0.4686
March 31, 2008	$0.6820	March 31, 2018	$0.4734
June 30, 2008	$0.7029	June 30, 2018	$0.4670
September 30, 2008	$0.6807	September 30, 2018	$0.4607
December 31, 2008	$0.6623	December 31, 2018	$0.4545
March 31, 2009	$0.6615	March 31, 2019	$0.4557
June 30, 2009	$0.6461	June 30, 2019	$0.4495
September 30, 2009	$0.6321	September 30, 2019	$0.4434
December 31, 2009	$0.6197	December 31, 2019	$0.4374
March 31, 2010	$0.6224	March 31, 2020	$0.4313
June 30, 2010	$0.6113	June 30, 2020	$0.4255
September 30, 2010	$0.6007	September 30, 2020	$0.4197
December 31, 2010	$0.5907	December 31, 2020	$0.4140
March 31, 2011	$0.5949	March 31, 2021	$0.4082
June 30, 2011	$0.5855	June 30, 2021	$0.4026
September 30, 2011	$0.5766	September 30, 2021	$0.3971
December 31, 2011	$0.5679	December 31, 2021	$0.3917
March 31, 2012	$0.5729	March 31, 2022	$0.3862
June 30, 2012	$0.5646	June 30, 2022	$0.3807
September 30, 2012	$0.5557	September 30, 2022	$0.3752
December 31, 2012	$0.5474	December 31, 2022	$0.3701
March 31, 2013	$0.5526	March 31, 2023	$0.3648
June 30, 2013	$0.5450	June 30, 2023	$0.3598
September 30, 2013	$0.5376	September 30, 2023	$0.3549
December 31, 2013	$0.5302	December 31, 2023	$0.3500
March 31, 2014	$0.5353	March 31, 2024	$0.3450
June 30, 2014	$0.5280	June 30, 2024	$0.3403
September 30, 2014	$0.5209	September 30, 2024	$0.3355
December 31, 2014	$0.5138	December 31, 2024	$0.3308

(1)	The target levels of cash distributions were established at levels determined based on the following hypothetical assumptions:

•	actual natural gas production attributable to the underlying properties is realized in the amounts and during the periods estimated in the reserve report;

•	actual natural gas prices realized for natural gas production attributable to the underlying properties is equal to assumed hypothetical prices per MMBtu, as adjusted to reflect:

•	a conversion from MMBtu to Mcf based on an assumed Btu content adjustment of 1.195 per Mcf,

•	an assumed basis differential for natural gas delivered at delivery points in the Appalachian Basin of $0.24 per MMBtu as used in the reserve report, and escalated annually at 2.3%, and

•	estimated gathering/past-production expenses of $0.336 per MMBtu, escalating annually at 2.3%

•	the trustee and the Delaware trustee receive the trustee fees specified in the trust agreement; and

•	the annual administrative expenses of the trust are $500,000 per year, including the administrative services fee payable to ECA, escalating annually at 2.3%.
Fiduciary Responsibility and Liability of the Trustee
      Under the trust agreement, the trustee is required to act in the best interests of the trust unitholders at all times. The trustee must exercise the same judgment and care in supervising and managing the trust’s assets as persons of ordinary prudence, discretion and intelligence would exercise.
      The trustee will not make business decisions affecting the assets of the trust. Therefore, substantially all of the trustee’s functions under the trust agreement are expected to be ministerial in nature. See “— Duties and Limited Powers of the Trustee,” above. The trust agreement, however, provides that the trustee may:

•	charge for its services as trustee;

•	retain funds to pay for future expenses and deposit them with one or more banks or financial institutions (which may include the trustee to the extent permitted by law);

•	lend funds at commercial rates to the trust to pay the trust’s expenses; and

•	seek reimbursement from the trust for its out-of-pocket expenses.
      In discharging its duty to trust unitholders, the trustee may act in its discretion and will be liable to the trust unitholders only for fraud, gross negligence or acts or omissions constituting bad faith. The trustee will not be liable for any act or omission of its agents or employees unless the trustee acted in bad faith or with gross negligence in their selection and retention. The trustee will be indemnified individually or as the trustee for any liability or cost that it incurs in the administration of the trust, except in cases of fraud, gross negligence or bad faith. The trustee will have a lien on the assets of the trust as security for this indemnification and its compensation earned as trustee. Trust unitholders will not be liable to the trustee for any indemnification. See “Description of the Trust Units–Liability of Trust Unitholders.” The trustee must ensure that all contractual liabilities of the trust are limited to the assets of the trust and the trustee will be liable for its failure to do so.
Duration of the Trust; Sale of Royalty Interests
      The trust will remain in existence until December 31, 2024. The trust will dissolve prior to December 31, 2024 if:

•	the trust sells all of the royalty interests;

•	annual gross proceeds attributable to the royalty interests are less than $1 million for each of two consecutive years;

•	the holders of a majority of the outstanding trust units vote in favor of dissolution; or

•	judicial dissolution of the trust.
      The trustee would then sell all of the trust’s assets, either by private sale or public auction, and distribute the net proceeds of the sale to the trust unitholders.
Dispute Resolution
      Any dispute, controversy or claim that may arise between ECA and the trustee relating to the trust will be submitted to binding arbitration before a tribunal of three arbitrators.
Compensation of the Trustee and the Delaware Trustee
      The trustee’s and the Delaware trustee’s compensation will be paid out of the trust’s assets. See “— Fees and Expenses.”
Miscellaneous
      The trustee may consult with counsel, accountants, tax advisors, geologists and engineers and other parties, including employees of the trustee, that the trustee believes to be qualified as experts on the matters for which advice is sought. The trustee will be protected for any action it takes in good faith reliance upon the opinion of the expert.
      The principal offices of the trustee are located at 700 Lavaca, 5th Floor, Austin, Texas 78701-3102, and its telephone number is (512) 479-2136.
      The Delaware trustee and the trustee may resign at any time or be removed with or without cause at any time by a vote of not less than a majority of the outstanding trust units. Any successor must be a bank or trust company meeting certain requirements including having combined capital, surplus and undivided profits of at least $20,000,000, in the case of the Delaware trustee, and $100,000,000, in the case of the trustee.
DESCRIPTION OF THE TRUST UNITS
      Each trust unit is a unit of the beneficial interest in the trust and is entitled to receive cash distributions from the trust on a pro rata basis. Each trust unitholder has the same rights regarding each of his trust units as every other trust unitholder has regarding his units. The trust will have 7,750,000 trust units outstanding upon completion of the offering.
Distributions and Income Computations
      The trustee will determine for each quarter the amount of funds available for distribution to the trust unitholders. Available funds are the excess cash, if any, received by the trust, on or before the 10th day of the third month following the end of each calendar quarter ending prior to the dissolution of the trust, from the royalty interests then held by the trust attributable to production during such quarter, plus, with certain exceptions, any other cash receipts of the trust during such quarter, over the trust’s liabilities for that quarter. Available funds will be reduced by any cash the trustee decides to hold as a reserve against future liabilities. Based on the payment procedures relating to the royalty interests, cash received by the trustee in a particular quarter from the royalty interests will reflect actual and estimated gas production for such quarter, together with adjustments, if any, to estimated and actual production for any preceding quarter. The amount of funds available for distribution for each quarter will be payable to the trust unitholders of record on the 60th day following the end of such calendar quarter or such later date as the trustee determines is required to comply with legal or stock exchange requirements. It is expected that the trustee will be able to distribute cash on or about the 15th day (or the next succeeding business day following such day if such day is not a business day) of the third month following the end of each calendar quarter to each person who was a trust unitholder of record on the quarterly record date, together with interest expected to be earned on the amount of such quarterly distribution from the date of receipt thereof by the trustee to the payment date. For example, the first cash distribution to the trust will be made on or about June 10, 2005, for production from January 1, 2005, through March 31, 2005, and distributed by the trust to the trust unitholders on or about June 15, 2005.
      Unless otherwise advised by counsel or the IRS, the trustee will treat the income and expenses of the trust for each quarter as belonging to the trust unitholders of record on the quarterly record date. Trust unitholders will recognize income and expenses for tax purposes in the quarter the trust receives or pays those amounts, rather than in the quarter the trust distributes them. Minor variances may occur. For example, the trustee could establish a reserve in one month that would not result in a tax deduction until a later month. The trustee could also make a payment in one month that would be amortized for tax purposes over several months. See “Federal Income Tax Consequences.”
Transfer of Trust Units
      Trust unitholders may transfer their trust units by sending their trust unit certificate to the trustee along with a transfer form that is properly completed. The trustee will not require either the transferor or transferee to pay a service charge for any transfer of a trust unit. The trustee may require payment of any tax or other governmental charge imposed for a transfer. The trustee may treat the owner of any trust unit as shown by its records as the owner of the trust unit. The trustee will not be considered to know about any claim or demand on a trust unit by any party except the record owner. A person who acquires a trust unit after any quarterly record date will not be entitled to the distribution relating to that quarterly record date. Delaware law will govern all matters affecting the title, ownership or transfer of trust units.
Periodic Reports
      The trustee will file all required trust federal and state income tax and information returns. The trustee will prepare and mail to trust unitholders annual reports on Form K-1 that trust unitholders need to correctly report their share of the income and deductions of the trust. The trustee will also cause to be prepared and filed reports required to be filed under the Securities Exchange Act of 1934, as amended, and by the rules of any securities exchange or quotation system on which the trust units are listed or admitted to trading.
      Each trust unitholder and his representatives may examine, for any proper purpose, during reasonable business hours the records of the trust and the trustee.
Liability of Trust Unitholders
      Under the Delaware Statutory Trust Act, trust unitholders will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit under the General Corporation Law of the State of Delaware. No assurance can be given, however, that the courts in jurisdictions outside of Delaware will give effect to such limitation.
Voting Rights of Trust Unitholders
      The trustee or trust unitholders owning at least 10% of the outstanding trust units may call meetings of trust unitholders. The trust will be responsible for all costs associated with calling a meeting of trust unitholders unless such meeting is called by the trust unitholders, in which case the trust unitholders will be responsible for all costs associated with calling such meeting of trust unitholders. Meetings must be held in such location as is designated by the trustee in the notice of such meeting. The trustee must send written notice of the time and place of the meeting and the matters to be acted upon to all of the trust unitholders at least 20 days and not more than 60 days before the meeting. Trust unitholders representing a majority of trust units outstanding must be present or represented to have a quorum. Each trust unitholder is entitled to one vote for each trust unit owned.

      Unless otherwise required by the trust agreement, a matter may be approved or disapproved by the vote of a majority of the trust units held by the trust unitholders at a meeting where there is a quorum. This is true, even if a majority of the total trust units did not approve it. The affirmative vote of the holders of a majority of the outstanding trust units is required to:

•	dissolve the trust;

•	remove the trustee or the Delaware trustee;

•	amend the trust agreement (except with respect to certain matters that do not adversely affect the right of trust unitholders in any material respect);

•	merge or consolidate the trust with or into another entity; or

•	approve the sale of all or any material part of the assets of the trust.
      In addition, certain amendments to the trust agreement may be made by the trustee without approval of the trust unitholders. The trustee must consent before all or any part of the trust assets can be sold except in connection with the dissolution of the trust or limited sales directed by ECA in conjunction with its sale of underlying properties.
Comparison of Trust Units and Common Stock
      Trust unitholders have more limited voting rights than those of stockholders of most public corporations. For example, there is no requirement for annual meetings of trust unitholders or for annual or other periodic re-election of the trustee.
      You should also be aware of the following ways in which an investment in trust units is different from an investment in common stock of a corporation.

	Trust Units	Common Stock

Voting	Trust agreement provides voting rights to trust unitholders to remove and replace trustee and to approve or disapprove major trust transactions	Corporate statutes provide voting rights to stockholders of the corporation to elect directors and to approve or disapprove major corporate transactions.
Income Tax	The trust is not subject to income tax; trust unitholders are subject to income tax on their allocable share of trust income, gain, loss and deduction	Corporations are taxed on their income, and their stockholders are taxed on dividends.
Distributions	Substantially all trust revenue is distributed to trust unitholders	Stockholders receive dividends at the discretion of the board of directors.
Business and Assets	The business of the trust is limited to specific assets with a finite economic life	A corporation conducts an active business for an unlimited term and can reinvest its earnings and raise additional capital to expand.
Fiduciary Duties	To the extent provided in the trust agreement, the trustee has a fiduciary duty to the trust unitholders	Officers and directors have a fiduciary duty of loyalty to stockholders and a duty to use due care in management and administration of a corporation.

FEDERAL INCOME TAX CONSEQUENCES
      This section is a discussion of the material federal income tax considerations that we believe may be relevant to prospective trust unitholders and, unless otherwise noted in the following discussion, expresses the opinion of Vinson & Elkins L.L.P., insofar as it relates to matters of law and legal conclusions. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury regulations thereunder and to the extent noted proposed Treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change at any time. Subsequent changes in such authorities may cause the tax consequences to vary substantially from the consequences described below. No attempt has been made in the following discussion to comment on all federal income tax matters affecting the trust or the trust unitholders. The following discussion is limited to trust unitholders who will hold the trust units as “capital assets” within the meaning of the Code. Moreover, the discussion focuses on trust unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, non-resident aliens or other trust unitholders subject to specialized tax treatment such as tax-exempt institutions, foreign persons, individual retirement accounts (“IRAs”), real estate investment trusts (“REITs”) or mutual funds. Prospective investors are urged to consult their own tax advisors as to the particular tax consequences to them of the ownership and disposition of an investment in trust units, including the applicability of any federal income, federal estate or gift tax, state, local and foreign tax laws, changes in applicable tax laws and any pending or proposed legislation.
Classification of the Trust as a Partnership
      A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account his allocable share of items of income, gain, loss, deduction and credit of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made. Distributions to a partner generally are not taxable unless the amount of any cash distributed is in excess of his adjusted basis in his partnership interest.
      An entity generally will be classified as a partnership rather than as a corporation for federal income tax purposes if the entity (i) is treated as a partnership under Treasury regulations relating to entity classification (the “Check-the-Box Regulations”) and (ii) is not a “publicly traded partnership” taxed as a corporation under Section 7704 of the Code. In general, under the Check-the-Box Regulations, an unincorporated domestic entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make any election, it will be treated as a partnership for federal income tax purposes.
      To be treated as a partnership for federal income tax purposes, the trust, in addition to qualifying as a partnership under the Check-the-Box Regulations, must not be taxed as a corporation under Section 7704 of the Code dealing with publicly-traded partnerships. Section 7704 of the Code defines a publicly-traded partnership as a partnership in which the partnership interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent of a secondary market. The trust constitutes a publicly-traded partnership within the meaning of Section 7704 of the Code. Section 7704 of the Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception (the “Qualifying Income Exception”) exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes interest on any portion of the royalty that is treated as a debt instrument as well as other interest that is not interest from a financial business, income from the natural gas “floor price” contracts described in this prospectus, dividends and income and gains from the exploration, development, mining or production, processing, refining, transportation and marketing of any mineral or natural resource.

      In rendering its opinion set forth below, Vinson & Elkins L.L.P. has relied on factual representations made by the trust and ECA. Such factual matters are as follows:

(a) The trust will not elect to be treated as an association taxable as a corporation;

(b) The trust will be organized and operated in accordance with (i) all applicable trust statutes, including the Delaware Statutory Trust Act, (ii) the trust agreement, and (iii) the description thereof in this prospectus; and

(c) For each taxable year, more than 90% of the gross income of the trust will be income from sources that Vinson & Elkins L.L.P. has heretofore opined or may hereafter opine is qualifying income within the meaning of Section 7704(d) of the Code.
      Based upon a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that more than 90% of the trust’s gross income as described in this prospectus constitutes qualifying income, and, therefore, the trust will be treated as a partnership for federal income tax purposes. Nonetheless, no assurance can be given that the Qualifying Income Exception will be met in subsequent years. If the trust fails to meet the Qualifying Income Exception other than an inadvertent failure that is cured within a reasonable time, the trust will be treated as if it had transferred all of its assets subject to its liabilities to a newly formed corporation on the first day of the year in which it fails to meet the Qualifying Income Exception in return for stock in that corporation, and then distributed that stock to the partners in liquidation of their interests in the trust. This contribution and liquidation should be tax-free to trust unitholders and the trust, so long as the trust, at that time, does not have liabilities in excess of the tax basis in its assets. Thereafter, the trust would be treated as a corporation for federal income tax purposes.
      If the trust were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to the trust unitholders, and its net income would be taxed at the entity level at corporate rates. In addition, any distribution made to a trust unit holder would be treated as either taxable dividend income to the extent of the trust’s current or accumulated earnings and profits or, in the absence of earnings and profits, a nontaxable return of capital to the extent of the trust unitholder’s tax basis in his trust units or taxable capital gain after the trust unitholder’s tax basis in the trust units is reduced to zero. Accordingly, treatment of the trust as an association taxable as a corporation would result in a material reduction in a trust unitholder’s cash flow and after-tax return and, thus, would likely result in a substantial reduction of the value of the trust units.
      No ruling has been or will be requested from the IRS with respect to the federal income tax treatment of the trust, including a ruling as to the status of the trust as a partnership for federal income tax purposes. Thus, no assurance can be provided that the opinions and statements set forth in this discussion of federal income tax consequences would be sustained by a court if contested by the IRS.
      The remainder of the discussion below is based on Vinson & Elkins L.L.P.’s opinion that the trust will be classified as a partnership for federal income tax purposes.
Partner Status
      Trust unitholders will be treated as partners of the trust for federal income tax purposes. A beneficial owner of trust units whose trust units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such trust units for federal income tax purposes. See “— Tax Treatment of Operations — Treatment of Short Sales.”
Tax Consequences of Unit Ownership

Flow-through of taxable income
      No federal income tax will be paid by the trust. Instead, each trust unitholder will be required to report on his income tax return his allocable share based on the percentage of trust units owned by that trust unitholder of the income, gains, losses, deductions and credits of the trust without regard to whether corresponding cash distributions are received by him. Consequently, the trust may allocate income to trust unitholders even if they have not received a cash distribution.

Treatment of trust distributions
      Distributions by the trust to the trust unitholders generally will not be taxable to the trust unitholder for federal income tax purposes to the extent of his tax basis in his trust units immediately before the distribution. Cash distributions in excess of that basis generally will be considered to be gain from the sale or exchange of the trust units, taxable in accordance with the rules described under “— Disposition of Trust Units” below.

Basis of trust units
      A trust unitholder’s initial tax basis for his trust units will be the amount he paid for the trust units. That basis will be increased by his share of trust income and decreased (but not below zero) by distributions from the trust, by the trust unitholder’s share of trust losses and deductions, and by his share of expenditures of the trust that are not deductible in computing its taxable income. The basis of a trust unit will be reduced by the portion of a payment that is identified as principal recovery when that amount is distributed. See “— Disposition of Trust Units — Recognition of Gain or Loss.”

Limitations on deductibility of trust losses
      The deduction by a trust unitholder of his share of trust losses may be limited under the basis limitation, “at risk” rules and passive loss rules. Special passive loss limitation rules apply with respect to publicly-traded partnerships. It is not anticipated that the trust will generate losses. Nevertheless, should losses result, trust unitholders must consult their own tax advisors as to the applicability to them of such loss limitations.

Limitations on interest deductions
      Generally, a non-corporate taxpayer’s “investment interest expense” may be deducted only to the extent of the taxpayer’s “net investment income.” Any investment interest that is not deductible solely by reason of this limitation may be carried forward to later taxable years and treated as investment interest in such later years to the extent of additional net investment income. In general, investment interest expense includes interest on indebtedness properly allocable to property held for investment and the portion of interest expense paid or accrued on debt incurred or continued to purchase or carry property held for investment. The computation of a trust unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry trust units. Net investment income includes gross income and certain net gain from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses other than interest directly connected with the production of investment income. A holder’s distributive share of income from the trust is expected to be “investment income.”
Allocation of Trust Income, Gain, Loss, Deduction and Credit
      In general, items of trust income, gain, loss, deduction and credit will be allocated among the trust unitholders in accordance with their respective percentage interests in the trust, provided certain items of trust income, gain, loss and deduction will be allocated to ECA and the trust unitholders to account for the difference between the tax basis and fair market value of property contributed to the trust by ECA or its affiliates. The effect of these allocations to a trust unitholder will be essentially the same as if the tax basis of the contributed property were equal to its fair market value at the time of contribution.

Tax Treatment of Operations

Accounting method and taxable year
      The trust will use the year ending December 31 as its taxable year and will adopt the accrual method of accounting for federal income tax purposes. Each trust unitholder will be required to include in income his allocable share of trust income, gain, loss, deduction and credit for the taxable year of the trust ending within or with the taxable year of the trust unitholder. In addition, a trust unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his trust units following the close of the trust’s taxable year but before the close of his taxable year must include his allocable share of trust income, gain, loss, deduction and credit in income for his taxable year. As a result, he will be required to report in income for his taxable year his distributive share of more than one year of trust income, gain, loss, deduction and credit. See “— Disposition of Trust Units — Allocations between Transferors and Transferees.”

Initial tax basis and amortization
      The initial tax basis of each royalty interest held by the trust will be effectively equal to the fair market value of each Royalty Interest based on the portion of the price paid for trust units allocable to each Royalty Interest.
      Costs incurred in organizing the trust will be amortized over a 180-month period.

Administrative services fee
      Under the Code, certain miscellaneous itemized deductions of an individual taxpayer are deductible only to the extent that in the aggregate they exceed 2 percent of the taxpayer’s adjusted gross income. The administrative services fee paid by the trust to ECA may have to be aggregated with an individual trust unitholder’s other miscellaneous itemized deductions to determine the excess over 2 percent of adjusted gross income. It is anticipated that the amount of the administrative service fee will not be significant in relation to the trust’s income.

Income from the royalty interests
      The PDP royalty interest held by the trust will be and the PUD royalty interest held by the trust should be treated as a debt instrument for federal income tax purposes. If the royalty interests are treated as debt instruments for federal income tax purposes, proceeds payable to the trust from the sale of production from the burdened property will be treated as payments of principal and interest on debt instruments issued by ECA. Therefore, a portion of each payment made by ECA to the trust with respect to each of the PDP royalty interest and the PUD royalty interest will be treated as a payment of interest, with the remainder being treated as a payment of principal. The amount of principal for each debt instrument is determined, generally, by reference to an amortization schedule established at the outset by ECA. This amortization schedule will be made available to a holder upon the holder’s request. The amortization schedule is determined using the “noncontingent bond method” under the original issue discount (OID) rules, which require ECA to construct the amortization schedule after taking into account a comparable yield for which ECA could offer a fixed-rate debt instrument with terms similar to the PDP royalty interest and the PUD royalty interest, and then estimating and taking into account the contingent payments to be made under PDP royalty interest and the PUD royalty interest. Any difference between the amounts that are received by the trust and the amounts that were estimated when the amortization schedule was prepared will result in adjustments to the amount of income that the holder of a trust unit will include in its income. If the royalty interests are not treated as debt instruments for federal income tax purposes, the trust intends to take the position that its bases in the royalty interests are recouped in proportion to the production from the royalty interests.
      The trust is not entitled to claim depletion deductions with respect to the burdened properties.

Section 754 election
      The trust intends to make the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS. The election will generally permit the trust to adjust a subsequent trust unit purchaser’s tax basis in the trust’s assets pursuant to Section 743(b) of the Code to reflect his purchase price. The Section 743(b) adjustment belongs to the purchaser and not to other partners.
      A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than such trust units’ share of aggregate tax basis to the trust of the trust’s assets immediately prior to transfer. In such a case, as a result of the election, the transferee would have a higher tax basis in his share of the trust’s assets for purposes of calculating, among other items, the portion of the amount that the Trust receives in respect of its trust units that should be treated as a nontaxable recovery of principal on the royalty interest (which is treated as a debt instrument for federal income tax purposes) and his share of any gain or loss on a sale of the trust’s assets. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in such trust units is lower than such unit’s share of the aggregate tax basis of the trust’s assets immediately prior to the transfer. Thus, the fair market value of the trust units may be affected either favorable or adversely by the election.

Treatment of short sales
      A trust unitholder whose trust units are loaned to a “short seller” to cover a short sale of trust units may be considered as having disposed of ownership of those units. If so, he would no longer be a partner with respect to those trust units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period, any trust income, gain, deduction, loss or credit with respect to those trust units would not be reportable by the trust unitholder, any cash distributions received by the trust unitholder with respect to those trust units would be fully taxable and all of such distributions would appear to be treated as ordinary income. Trust unitholders desiring to assure their status as partners and avoid the risk of gain recognition should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their trust units.
Disposition of Trust Units

Recognition of gain or loss
      Gain or loss will be recognized on a sale of trust units equal to the difference between the amount realized and the trust unitholder’s tax basis for the trust units sold.
      Gain or loss recognized by a trust unitholder, other than a “dealer” in trust units, on the sale or exchange of a trust unit will generally be taxable as capital gain or loss. Capital gain recognized on the sale of trust units held for more than twelve months will generally be taxed at a maximum rate of 15%. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.
      The IRS has ruled that a partner who acquires interests in a partnership in separate transactions at different prices must combine those interests and maintain a single adjusted tax basis. Upon a sale or other disposition of less than all of such interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling trust unitholder who can identify trust units transferred with an ascertainable holding period to elect to use the actual holding period of the trust units transferred. Thus, according to the ruling, a trust unitholder will be unable to select high or low basis trust units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific trust units sold for purposes of determining the holding period of trust units transferred. A trust unitholder electing to use the actual holding period of trust units transferred must consistently use that identification method for all subsequent sales or exchanges of trust units. A trust unitholder considering the purchase of additional trust units or a sale of trust units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the regulations.

Allocations between transferors and transferees
      In general, the trust’s taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the trust unitholders in proportion to the number of trust units owned by each of them as of the opening of the principal national securities exchange on which the trust units are then traded on the first business day of the month. A trust unitholder who owns trust units at any time during a quarter and who disposes of such trust units prior to the record date set for a cash distribution with respect to such quarter will be allocated items of trust income, gain, loss, deductions and credit attributable to such quarter but will not be entitled to receive that cash distribution.

Notification requirements
      A trust unitholder who sells or exchanges trust units is required to notify the trust in writing of that sale or exchange within 30 days after the sale or exchange and in any event by no later than January 15 of the year following the calendar year in which the sale or exchange occurred. The trust is required to notify the IRS of that transaction and to furnish certain information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferee of trust units will be required to furnish a statement to the IRS, filed with its income tax return for the taxable year in which the sale or exchange occurred, that sets forth the amount of the consideration paid for the trust unit. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

Constructive termination
      The trust will be considered to have been terminated if there is a sale or exchange of 50% or more of the total interests in trust capital and profits within a 12-month period. A termination of the trust will result in the closing of the trust’s taxable year for all trust unitholders. In the case of a trust unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of the trust’s taxable year may result in more than 12 months’ taxable income or loss of the trust being includable in his taxable income for the year of termination. New tax elections required to be made by the trust, including a new election under Section 754 of the Code, must be made subsequent to a termination. A termination could also result in penalties if the trust were unable to determine that the termination had occurred.
Tax Exempt Organizations
      Employee benefit plans and most other organizations exempt from federal income tax including IRAs and other retirement plans are subject to federal income tax on unrelated business taxable income. Because the trust’s income is not expected to be unrelated business taxable income, such organization exempt from federal income tax is not expected to be taxable on income generated by ownership of trust units so long as the trust units are not debt-financed property within the meaning of Section 514(b) of the Code. In general, a trust unit would be debt-financed if the trust unitholder incurs debt to acquire a trust unit or otherwise incurs or maintains a debt that would not have been incurred or maintained if the trust unit had not been acquired.
      A regulated investment trust or “mutual fund” is required to derive 90% or more of its gross income from interest, dividends, payments with respect to securities loans, gains from the sale of stocks or securities or foreign currency or certain related sources. It is anticipated that the trust’s gross income will consist of this type of income.

Administrative Matters

Trust information returns and audit procedures
      The trust intends to furnish to each trust unitholder, within 90 days after the close of each calendar year, certain tax information, including a Schedule K-1, which sets forth each trust unitholder’s share of the trust’s income, gain, loss, deduction and credit for the preceding trust taxable year.
      The federal income tax information returns filed by the trust may be audited by the IRS. Adjustments resulting from any such audit may require each trust unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of the trust unitholder’s own return. Any audit of a trust unitholder’s return could result in adjustments of non-trust as well as trust items.
      Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss, deduction and credit are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the “Tax Matters Partner” for these purposes. The trust agreement will appoint a Tax Matters Partner of the trust.
      The Tax Matters Partner will make certain elections on behalf of the trust and trust unitholders and can extend the statute of limitations for assessment of tax deficiencies against trust unitholders with respect to trust items. The Tax Matters Partner may bind a trust unitholder with less than a 1% profits interest in the trust to a settlement with the IRS unless that trust unitholder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (by which all the trust unitholders are bound) of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any trust unitholder having at least a 1% interest in the profits of the trust and by the trust unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each trust unitholder with an interest in the outcome may participate.
      A trust unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on the trust’s return. Intentional or negligent disregard of the consistency requirement may subject a trust unitholder to substantial penalties.
STATE TAX CONSIDERATIONS
      The following is intended as a brief summary of certain information regarding state income taxes and other state tax matters affecting individuals who are trust unitholders. Unitholders are urged to consult their own legal and tax advisors with respect to these matters.
      Prospective investors should consider state and local tax consequences of an investment in the trust units. The trust will own the royalty interests burdening specified gas properties located in the states of West Virginia, Pennsylvania and Kentucky. All of these states have income taxes applicable to individuals and may require the trust to withhold taxes from distributions made to nonresident unitholders.
      If withholding is required, the rate would be 4% of taxable income attributable to West Virginia, 3.7% of taxable income attributable to Pennsylvania and 6% of taxable income attributable to Kentucky. A unitholder may be required to file state income tax returns and/or pay taxes in these states and may be subject to penalties for failure to comply with such requirements. Taxes withheld by the trust are treated as deductions against federal income taxes otherwise payable.
      The trust units may constitute real property or an interest in real property under the inheritance, estate and probate laws of some or all of the states listed above.

ERISA CONSIDERATIONS
      The Employee Retirement Income Security Act of 1974, as amended, regulates pension, profit-sharing and other employee benefit plans to which it applies. ERISA also contains standards for persons who are fiduciaries of those plans. In addition, the Internal Revenue Code provides similar requirements and standards which are applicable to qualified plans, which include these types of plans, and to individual retirement accounts, whether or not subject to ERISA.
      A fiduciary of a qualified plan should carefully consider fiduciary standards under ERISA regarding the qualified plan’s particular circumstances before authorizing an investment in trust units. A fiduciary should consider:

•	whether the investment satisfies the prudence requirements of Section 404(a)(1)(B) of ERISA;

•	whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA; and

•	whether the investment is in accordance with the documents and instruments governing the qualified plan as required by Section 404(a)(1)(D) of ERISA.
      A fiduciary should also consider whether an investment in trust units might result in direct or indirect nonexempt prohibited transactions under Section 406 of ERISA and Internal Revenue Code Section 4975. In deciding whether an investment involves a prohibited transaction, a fiduciary must determine whether there are plan assets in the transaction. The Department of Labor has published final regulations concerning whether or not a qualified plan’s assets would be deemed to include an interest in the underlying assets of an entity for purposes of the reporting, disclosure and fiduciary responsibility provisions of ERISA and analogous provisions of the Internal Revenue Code. These regulations provide that the underlying assets of an entity will not be considered “plan assets” if the equity interests in the entity are a publicly offered security. ECA expects that at the time of the sale of the trust units in this offering, they will be publicly offered securities. Fiduciaries, however, will need to determine whether the acquisition of trust units is a nonexempt prohibited transaction under the general requirements of ERISA Section 406 and Internal Revenue Code Section 4975.
      The prohibited transaction rules are complex, and persons involved in prohibited transactions are subject to penalties. For that reason, potential qualified plan investors should consult with their counsel to determine the consequences under ERISA and the Internal Revenue Code of their acquisition and ownership of trust units.
SELLING TRUST UNITHOLDER
      At the closing of the offering made hereby, ECA will convey to the trust the royalty interests and contribute a portion of certain natural gas “floor price” contracts that will relate to a portion of the natural gas production attributable to the trust’s royalty interest to the trust in exchange for 7,750,000 trust units. Of those trust units, 7,000,000 are being offered hereby, and 750,000 will be subject to purchase by the underwriters from ECA and subsequent resale pursuant to the underwriters’ over-allotment option. In the event the underwriters’ over-allotment option is not exercised in full, ECA may sell any or all of such trust units. ECA intends to sell such trust units if the underwriters’ over-allotment option is not exercised in full. ECA has agreed, however, not to sell any of such trust units for period of 180 days after the date of this prospectus without the consent of Raymond James & Associates, Inc., acting as representative of the several underwriters. See “Underwriting.”

      The following table provides information regarding the selling trust unitholder’s ownership of the trust units. This table assumes the underwriters’ over-allotment option is not exercised.

	Ownership of Trust Units			Ownership of Trust Units
	Before Offering			After Offering
Number of Trust
Selling Trust Unitholder	Number	Percentage	Units Being Offered	Number	Percentage

Energy Corporation of America	7,750,000	100%	7,000,000	750,000	9.7%
      Prior to this offering there has been no public market for the trust units. Therefore, if ECA disposes of its remaining trust units, it cannot predict the effect of such disposal on future market prices, if any, of market sales of such remaining trust units or the availability of trust units for sale. Nevertheless, sales of substantial amounts of trust units in the public market could adversely affect future market prices.

UNDERWRITING
      ECA and the underwriters named below, for whom Raymond James & Associates, Inc. is acting as representative, have entered into an underwriting agreement covering the trust units to be offered in this offering. Pursuant to the underwriting agreement, each underwriter has severally agreed to purchase from ECA the number of trust units set forth opposite its name in the following table.

Number of
Name of Underwriter	Trust Units

Raymond James & Associates, Inc.

Total	7,000,000

      The underwriters’ obligations are several, which means that each underwriter is required to purchase a specific number of trust units, but it is not responsible for the commitment of any other underwriter. The underwriting agreement provides that the underwriters’ several obligations to purchase the trust units depend on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the representations and warranties made by ECA to the underwriters are true;

•	there is no material adverse change in the financial markets;

•	ECA delivers customary closing documents and legal opinions to the underwriters; and

•	if an underwriter defaults, purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
      The underwriters are committed to purchase and pay for all of the trust units offered by this prospectus, if any such trust units are taken. However, the underwriters are not obligated to take or pay for the trust units covered by the underwriters’ over-allotment option described below, unless and until this option is exercised.
      The trust intends to apply to list the trust units on the New York Stock Exchange under the symbol “ANG.”
Over-Allotment Option
      ECA has granted to the underwriters an over-allotment option, exercisable no later than 30 days from the date of this prospectus, to purchase up to an aggregate of 750,000 additional trust units at the initial public offering price, less the underwriting discount and commission set forth on the cover page of this prospectus.
      To the extent that the underwriters exercise their over-allotment option, the underwriters will become obligated, so long as the conditions of the underwriting agreement are satisfied, to purchase such additional trust units in proportion to their respective initial purchase amounts. ECA will be obligated to sell these trust units to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the trust units offered by this prospectus.
Commissions and Expenses
      The underwriters propose to offer the trust units directly to the public at the initial offering price set forth on the cover page of this prospectus and to dealers at the initial public offering price less a concession not in excess of $          per unit, of which a concession not in excess of $          per unit may be

reallowed to other dealers. After the public offering of the trust units, the underwriters may change the offering price and other selling terms.
      The following table shows the per unit and total underwriting discounts and commission that ECA will pay to the underwriters and the proceeds ECA will receive before other expenses related to this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional trust units.

		Total without	Total with
		Over-Allotment	Over-Allotment
	Per Unit	Exercise	Exercise

Initial public offering price	$	$	$
Underwriting discount payable by ECA
Proceeds, before expenses, to ECA
      ECA expects to incur expenses of approximately $          in connection with this offering.
Lock-Up Agreements
      In the event that the underwriters’ over-allotment option is not exercised in full, ECA and each of its directors and executive officers have agreed, for a period of 180 days after the date of this prospectus, without the prior written consent of Raymond James & Associates, Inc.:

•	not to offer, sell, contract to sell, announce the intention to sell or pledge any of the trust units;

•	not to grant or sell any option or contract to purchase any of the trust units;

•	not to enter into any swap or other agreement that transfers any of the economic consequences of ownership of or otherwise transfer or dispose of, directly or indirectly, any of the trust units; and

•	not to enter into any hedging, collar or other transaction or arrangement that is designed or reasonably expected to lead to or result in a transfer, in whole or in part, of any of the economic consequences of ownership of the trust units, whether or not such transfer would be for any consideration.
      These agreements also prohibit ECA and its executive officers from entering into any of the foregoing transactions with respect to any securities that are convertible into or exchangeable for the trust units.
      Raymond James & Associates, Inc., in its sole discretion, may release the trust units subject to lock-up agreements in whole or in part at any time with or without notice. When determining whether or not to release trust units from lock-up agreements, Raymond James & Associates, Inc. will consider, among other factors, the unitholder’s reasons for requesting the release, the number of trust units for which the release is being requested and market conditions at the time.
Indemnity
      ECA has agreed to indemnify the underwriters and persons who control the underwriters against certain liabilities, including liabilities under the Securities Act of 1933 and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.
Stabilization
      In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M of the Securities Exchange Act of 1934.

•	Stabilizing transactions permit bids to purchase trust units so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment transactions involve sales by the underwriters of trust units in excess of the number of trust units the underwriters are obligated to purchase. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of trust units over-allotted by the underwriters is not greater than the number of trust units that they may purchase in the over-allotment option. In a naked short position, the number of trust units involved is greater than the number of trust units in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing trust units in the open market.

•	Syndicate covering transactions involve purchases of trust units in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of trust units to close out the short position, the underwriters will consider, among other things, the price of trust units available for purchase in the open market as compared with the price at which they may purchase trust units through exercise of the over-allotment option. If the underwriters sell more trust units than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying trust units in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the trust units in the open market that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the trust units originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.
      These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the trust units or preventing or retarding a decline in the market price of the trust units. As a result, the price of trust units in the open market may be higher than it would otherwise be in the absence of these transactions. Neither ECA nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the trust units. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time. ECA has no ability to influence the nature or timing of any of these transactions, and ECA will not receive any proceeds or other benefits from any of these transactions.
Determination of Initial Offering Price
      Prior to this offering, there has been no public market for the trust units. The initial public offering price will be determined by negotiation between ECA and the representative. The principal factors considered in determining the public offering price will include the following:

•	estimates of distributions to trust unitholders;

•	overall quality of the underlying properties;

•	industry and market conditions prevalent in the energy industry;

•	the information set forth in the prospectus and otherwise available to the representatives;

•	market conditions for initial public offerings; and

•	the general condition of the securities markets at the time of this offering.
      The initial public offering price may not correspond to the price at which the trust units will trade in the public market subsequent to this offering, and an active trading market may not develop and continue after this offering.

ECA’s Relationship with the Underwriters
      Because the National Association of Securities Dealers, Inc. is expected to view the trust units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD’s Conduct Rules. Investor suitability with respect to the trust units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.
      The trust units are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part.
      The underwriters have informed ECA that they do not intend to confirm sales to accounts over which they exercise discretionary authority without the prior written approval of the customer.
LEGAL MATTERS
      Emmet, Marvin & Martin, LLP, as special Delaware counsel to the trust, will give a legal opinion as to the validity of the trust units. Vinson & Elkins L.L.P., Houston, Texas, will give opinions as to certain other matters relating to the offering, including the tax opinion described in the section of this prospectus captioned “Federal Income Tax Consequences.” Counsel for the underwriters, Baker Botts L.L.P., Houston, Texas, will give a legal opinion to the underwriters regarding other matters related to this offering.
EXPERTS
      Certain information appearing in this prospectus regarding the December 31, 2004 estimated quantities of reserves of the underlying properties and royalty interests owned by the trust, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by Ryder Scott Company, L.P., independent petroleum engineers.
      The consolidated financial statements of ECA and subsidiaries as of June 30, 2004 and 2003 and for each of the three years in the period ended June 30, 2004, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in ECA’s method of accounting for asset retirement obligations effective July 1, 2002 and its classification and measurement of certain financial instruments with characteristics of both liabilities and equities as of April 1, 2004) and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
      The statements of historical revenues and direct operating expenses of the Underlying PDP Properties of Energy Corporation of America for each of the three years in the period ended June 30, 2004 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
      The statement of assets and trust corpus of Appalachian Gas Royalty Trust as of March 17, 2005, included in this prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph that the statement of assets and trust corpus has been prepared on a modified cash basis) and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
      The trust and ECA have filed with the SEC in Washington, D.C. a registration statement, including all amendments, under the Securities Act of 1933 relating to the trust units. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. In addition, ECA files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any of ECA’s reports, statements or other information at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may request copies of these documents, upon payment of a duplicating fee, by writing to the SEC at the address in the previous sentence. To obtain information on the operation of the public reference rooms you may call the SEC at (800) SEC-0330. ECA’s filings are also available to the public on the SEC Internet Web site at http://www.sec.gov.

GLOSSARY OF CERTAIN OIL AND NATURAL GAS TERMS
      In this prospectus the following terms have the meanings specified below.
      Bbl — One stock tank barrel, or 42 U.S. gallons liquid volume, of crude oil or other liquid hydrocarbons.
      Bcf — One billion standard cubic feet of natural gas.
      Bcfe — One billion standard cubic feet of natural gas equivalent, computed on an approximate energy equivalent basis that one Bbl equals six Mcf.
      Btu — A British Thermal Unit, a common unit of energy measurement.
      Estimated Future Net Revenues — Also referred to as “estimated future net cash flows.” The result of applying current prices of natural gas to estimated future production from natural gas proved reserves, reduced by estimated future expenditures, based on current costs to be incurred, in developing and producing the proved reserves, excluding overhead.
      Farmout agreement — A farmout agreement is typically an agreement under which a lessee under an oil and gas lease agrees to grant to another party the right to drill wells on the tract covered by such lease and to earn certain acreage for drilling such wells.
      MBbl — One thousand Bbl.
      Mcf — One thousand standard cubic feet of natural gas.
      Mcfe — One thousand standard cubic feet of natural gas equivalent, computed on an approximate energy equivalent basis that one Bbl equals six Mcf.
      MMBtu — One million British Thermal Units (Btus).
      MMcf — One million standard cubic feet of natural gas.
      MMcfe — One million standard cubic feet of natural gas equivalent, computed on an approximate energy equivalent basis that one Bbl equals six Mcf.
      Natural Gas Revenue — Includes revenue related to the sale of natural gas, natural gas liquids and plant products.
      Net Natural Gas Wells or Acres — Determined by multiplying “gross” natural gas wells or acres by the percentage net revenue interest in such wells or acres represented by the underlying properties.
      Proved Developed Reserves — Proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.
      Proved Reserves — The estimated quantities of natural gas and natural gas liquids which, upon analysis of geological and engineering data, appear with reasonable certainty to be recoverable in the future from known natural gas reservoirs under existing economic and operating conditions.
      The SEC definition of proved oil and gas reserves, per Article 4-10(a)(2) of Regulation S-X, is as follows:

Proved oil and gas reserves. Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

(i) Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

(ii) Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the “proved” classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

(iii) Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as “indicated additional reserves”; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (D) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

      Proved Undeveloped Reserves — Proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required.
      Standardized Measure of Discounted Future Net Cash Flows — Also referred to herein as “standardized measure.” It is the present value of estimated future net revenues computed by discounting estimated future net revenues at a rate of 10% annually.
      The Financial Accounting Standards Board requires disclosure of standardized measure of discounted future net cash flows relating to proved oil and gas reserve quantities, per paragraph 30 of Statement of Financial Accounting Standards No. 69, as follows:

A standardized measure of discounted future net cash flows relating to an enterprise’s interests in (a) proved oil and gas reserves and (b) oil and gas subject to purchase under long-term supply, purchase, or similar agreements and contracts in which the enterprise participates in the operation of the properties on which the oil or gas is located or otherwise serves as the producer of those reserves shall be disclosed as of the end of the year. The standardized measure of discounted future net cash flows relating to those two types of interests in reserves may be combined for reporting purposes. The following information shall be disclosed in the aggregate and for each geographic area for which reserve quantities are disclosed:

a. Future cash inflows. These shall be computed by applying year-end prices of oil and gas relating to the enterprise’s proved reserves to the year- end quantities of those reserves. Future price changes shall be considered only to the extent provided by contractual arrangements in existence at year-end.

b. Future development and production costs. These costs shall be computed by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions. If estimated development expenditures are significant, they shall be presented separately from estimated production costs.

c. Future income tax expenses. These expenses shall be computed by applying the appropriate year-end statutory tax rates, with consideration of future tax rates already legislated, to the future pretax net cash flows relating to the enterprise’s proved oil and gas reserves, less the tax basis of the properties involved. The future income tax expenses shall give effect to tax deductions, tax credits and allowances relating to the enterprise’s proved oil and gas reserves.

d. Future net cash flows. These amounts are the result of subtracting future development and production costs and future income tax expenses from future cash inflows.

e. Discount. This amount shall be derived from using a discount rate of 10 percent a year to reflect the timing of the future net cash flows relating to proved oil and gas reserves.

f. Standardized measure of discounted future net cash flows. This amount is the future net cash flows less the computed discount.
      Tcf — One trillion standard cubic feet of natural gas.
      Working Interest (also called an operating interest) — A property interest entitling the owner to receive a specified percentage of the proceeds of the sale of oil and natural gas production or a percentage of the production, but requiring the owner of the working interest to bear the cost to explore for, develop and produce such oil and natural gas. A working interest owner who owns a portion of the working interest may participate either as operator or by voting his percentage interest to approve or disapprove the appointment of an operator and certain activities in connection with the development and operation of a property.

Index to Financial Statements

Page

Underlying PDP Properties:
Report of Independent Registered Public Accounting Firm	F-2
Statements of Historical Revenues and Direct Operating Expenses for Each of the Three Years in the Period Ended June 30, 2004 and for the Six Months Ended December 31, 2004 and 2003 (unaudited)	F-3
Notes to Statements of Historical Revenue and Direct Operating Expenses	F-4
Appalachian Gas Royalty Trust:
Report of Independent Registered Public Accounting Firm	F-7
Statement of Assets and Trust Corpus as of March 17, 2005	F-8
Notes to Statement of Assets and Trust Corpus	F-9
Unaudited Pro Forma Financial Information	F-11
Unaudited Pro Forma Statement of Assets and Trust Corpus as of March 17, 2005	F-12
Unaudited Pro Forma Statements of Distributable Income for the Year Ended June 30, 2004 and for the Six Months Ended December 31, 2004	F-13
Notes to Unaudited Pro Forma Financial Information	F-14

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of Energy Corporation of America:
      We have audited the accompanying statements of historical revenues and direct operating expenses of the Underlying PDP Properties (the “Properties”) of Energy Corporation of America (the “Company”) for each of the three years in the period ended June 30, 2004. These statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these statements based on our audits.
      We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the statements are free of material misstatement. The Properties are not required to have, nor were we engaged to perform, an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements. We believe that our audits provide a reasonable basis for our opinion.
      The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 2 to the statements and are not intended to be a complete presentation of the Company’s interests in the properties described above.
      In our opinion, the statements referred to above present fairly, in all material respects, the historical revenues and direct operating expenses, described in Note 2, of the Properties for each of the three years in the period ended June 30, 2004, in conformity with accounting principles generally accepted in the United States of America.
/s/ DELOITTE & TOUCHE LLP
Denver, Colorado
March 16, 2005

UNDERLYING PDP PROPERTIES
STATEMENTS OF HISTORICAL REVENUES AND DIRECT OPERATING EXPENSES
(In thousands)

				(Unaudited)
				Six Months Ended
	Year Ended June 30,			December 31,

	2004	2003	2002	2004	2003

Revenues from gas sales	$15,858	$13,693	$7,959	$8,491	$7,774
Direct operating expenses:
Production and property taxes	1,040	845	548	561	460
Production expenses	647	475	428	277	330
Marketing fee	202	200	171	95	104
Gathering and transportation	941	748	754	444	522

Total	2,830	2,268	1,901	1,377	1,416

Excess of revenues over direct operating expenses	$13,028	$11,425	$6,058	$7,114	$6,358

See accompanying notes to the Statements of Historical Revenues and Direct Operating Expenses.

UNDERLYING PDP PROPERTIES
NOTES OF THE STATEMENTS OF HISTORICAL REVENUES AND
DIRECT OPERATING EXPENSES
For the Years Ended June 30, 2004, 2003 and 2002
and the Unaudited Six Months Ended December 31, 2004 and 2003

1.	PROPERTIES
      The Underlying PDP Properties consist of working interests owned by Energy Corporation of America (“ECA”) in 312 producing gas wells.
      The working interests are located in the States of West Virginia, Pennsylvania and Kentucky.
      Eastern Marketing Corporation, a wholly owned subsidiary of ECA, has purchased approximately 91% of the natural gas production from these wells at prices substantially equivalent to prices paid by unaffiliated purchasers in the marketing area. Additionally, production from twenty-two of the wells are subject to an existing gas supply arrangement that provides for an Appalachian Basin index price capped at $6.50 per MMBtu and floored at $3.50 per MMBtu. The production covered by this supply arrangement represents approximately 7.8% of the total volume represented by the underlying PDP properties. The gas supply arrangement automatically renews on an annual basis unless terminated or otherwise amended by the parties thereto in accordance with the terms of the agreement.

2.	BASIS OF PRESENTATION
      The accompanying statements of historical revenues and direct operating expenses were derived from the historical accounting records of ECA and reflect the historical revenues and direct operating expenses directly attributable to the underlying PDP properties for the years and periods described herein. Such amounts may not be representative of future operations. The statements do not include depreciation, depletion and amortization, general and administrative expenses, interest expense, federal and state income taxes or other expenses of an indirect nature. The amounts represent 100% of ECA’s interest.
      Historical financial statements reflecting financial position, results of operations and cash flows required by generally accepted accounting principles are not presented as such information is not readily available on an individual property basis and not meaningful to the underlying properties. Accordingly, the statements of historical revenue and direct operating expenses are presented in lieu of the financial statements required under Rule 3-05 of Regulation S-X.
      The accompanying statements of historical revenues and direct operating expenses included herein were prepared on an accrual basis. Revenue from gas sales is recognized when the gas is produced and sold.
      The process of preparing financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.
      The accompanying statements of historical revenues and direct operating expenses for the six months ended December 31, 2004 and 2003 are unaudited; however, in the opinion of ECA, such statements include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation on the basis described above.

3.	SUPPLEMENTAL DISCLOSURES OF GAS PRODUCING ACTIVITIES (UNAUDITED)
      Information with respect to gas producing activities of the underlying PDP properties is presented in the following tables. The information was derived from ECA’s year end reserve reports which were prepared by independent reserve engineers.

UNDERLYING PDP PROPERTIES
NOTES OF THE STATEMENTS OF HISTORICAL REVENUES AND
DIRECT OPERATING EXPENSES — (Continued)
Gas Reserves
      Estimates of proved reserves are inherently imprecise and are continually subject to revision based on production history, results of additional exploration and development, price changes and other factors. The gas reserves stated below are attributable solely to properties within the United States.
      The following table summarizes the estimated quantities of the proved natural gas reserves (MMcfs) of the underlying properties:

	As of June 30,

	2004	2003	2002

	(In thousands)
Proved reserves at beginning of year	35,593	32,473	31,527
Increases (decreases) due to:
Revisions of previous estimates	2,329	(215)	866
Extensions, discoveries and other	116	2,088	2,359
Purchase of reserves in place	—	3,523	—
Production	(2,408)	(2,276)	(2,279)

Proved reserves at end of year	35,630	35,593	32,473

Proved developed reserves at end of year	35,630	35,468	32,473

      Proved reserves are estimated quantities of natural gas which geological and engineering data indicated with reasonable certainty to be recoverable in future years from known reserves under existing economic and operating conditions. Proved developed reserves are proven reserves, which are expected to be recovered through existing wells with existing equipment and operation methods.
Estimated Present Value of Future Net Cash Flows
      Standardized Measure of Discounted Future Net Cash Flows — Estimated discounted future net cash flows and changes therein were determined in accordance with SFAS No. 69, “Disclosures About Oil and Gas Producing Activities.” Certain information concerning the assumptions used in computing the valuation of proved reserves and their inherent limitations are discussed below. ECA believes such information is essential for a proper understanding and assessment of the data presented. Future cash inflows are computed by applying period-end prices of oil and gas relating to the Underlying PDP Properties proved reserves to the period-end quantities of those reserves. Future price changes are considered only to the extent provided by contractual arrangements in existence at period-end.
      The assumptions used to compute estimated future net revenues do not necessarily reflect ECA’s expectations of actual revenues or costs, or their present worth. In addition, variations from the expected production rates also could result directly or indirectly from factors outside of ECA’s control, such as unintentional delays in development, changes in prices or regulatory controls. The reserve valuation further assumes that all reserves will be disposed of by production. However, if reserves are sold in place, this could affect the amount of cash eventually realized.
      Future development and production costs are computed by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on period-end costs and assuming continuation of existing economic conditions.

UNDERLYING PDP PROPERTIES
NOTES OF THE STATEMENTS OF HISTORICAL REVENUES AND
DIRECT OPERATING EXPENSES — (Continued)
      Future income tax expenses are computed by applying the appropriate year-end statutory tax rates and existing tax credits, with consideration of future tax rates already legislated, to the future pretax net cash flows relating to the Underlying PDP Properties proved oil and gas reserves.
      An annual discount rate of 10% was used to reflect the timing of the future net cash flows relating to proved oil and gas reserves.

	As of June 30,

	2004	2003	2002

	(In thousands)
Future cash in flows	252,303	217,801	120,274
Future production and development costs	(38,976)	(28,295)	(27,671)
Future income tax expense	(73,000)	(62,000)	(24,000)

Future net cash flows before discount	140,327	127,506	68,603
10% discount to present value	(82,919)	(76,592)	(39,018)

Standardized measure of discounted future net cash flows	$57,408	$50,914	$29,585

      The changes in the standardized measure of discounted future net cash flows relating to proved gas reserves are as follows:

	June 30,

	2004	2003	2002

	(In thousands)
Standardized measure at beginning of year	$50,914	$29,585	$24,975
Increase (decrease) due to:
Sale of gas produced, net of production costs	(13,028)	(11,426)	(6,059)
Net changes in prices and production costs, and quantity estimates	18,593	40,404	1,500
Development costs	338	4,566	4,516
Accretion of discount	5,091	2,959	2,497
Net change in income tax	(4,500)	(15,174)	2,156

Standardized measure at end of year:	$57,408	$50,914	$29,585

      Average wellhead prices in effect at June 30, 2004, 2003 and 2002 inclusive of adjustments for quality and location used in determining future net revenues related to the standardized measure calculation are as follows:

	2004	2003	2002

Gas (per Mcf)	$5.99	$5.32	$2.85

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Unitholders of Appalachian Gas Royalty Trust:
      We have audited the accompanying statement of assets and trust corpus of the Appalachian Gas Royalty Trust (the “Trust”) as of March 17, 2005. This financial statement is the responsibility of the Energy Corporation of America’s management. Our responsibility is to express an opinion on this financial statement based on our audit.
      We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of assets and trust corpus is free of material misstatement. The Trust is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of assets and trust corpus, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of assets and trust corpus presentation. We believe that our audit of the statement of assets and trust corpus provides a reasonable basis for our opinion.
      As described in Note 2 to the statement of assets and trust corpus, this statement has been prepared on a modified cash basis of accounting, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America.
      In our opinion, such statement of assets and trust corpus presents fairly, in all material respects, the financial position of the Trust as of March 17, 2005, on the basis of accounting described in Note 2.
/s/ Deloitte & Touche LLP
Denver, Colorado
March 24, 2005

APPALACHIAN GAS ROYALTY TRUST
STATEMENT OF ASSETS AND TRUST CORPUS

As of
March 17, 2005

ASSETS:
Cash	$10

TOTAL	$10

TRUST CORPUS:
Trust corpus	$10

TOTAL	$10

See notes to the statement of assets and trust corpus.

APPALACHIAN GAS ROYALTY TRUST
NOTES TO STATEMENT OF ASSETS AND TRUST CORPUS

1.	ORGANIZATION OF THE TRUST
      The Appalachian Gas Royalty Trust (the “Trust”) is a statutory trust formed on March 17, 2005, under the Delaware Statutory Trust Act pursuant to a Trust Agreement (the “Trust Agreement”) among Energy Corporation of America (“ECA”), as trustor, JPMorgan Chase Bank, N.A., as Trustee (the “Trustee”), and Wilmington Trust Company, as Delaware Trustee (the “Delaware Trustee”).
      The Trust was created to acquire and hold royalty interests for the benefit of the Trust unitholders pursuant to an agreement between ECA, the Trustee and the Delaware Trustee. These royalty interests are interests in underlying properties consisting of ECA’s net revenue interests in specified gas properties located in the Appalachian Basin in the States of West Virginia, Pennsylvania and Kentucky (the “Underlying Properties”). These gas properties consist of 312 producing gas wells and the 180 proved undeveloped well locations that will be designated by ECA from within the two areas of mutual interest.
      The royalty interests are passive in nature and neither the Trust nor the Trustee has any control over or responsibility for costs relating to the operation of the Underlying Properties. Neither ECA nor other operators of the Underlying Properties have any contractual commitments to the Trust to provide additional funding or to conduct further drilling on or to maintain their ownership interest in any of these properties other than the obligations of ECA to designate and drill the 180 development well locations.
      After the conveyance of the royalty interests, however, ECA will retain an interest in each of the Underlying Properties. The trust agreement will provide that the Trust’s business activities will be limited to owning the royalty interests and any activity reasonably related to such ownership, including activities required or permitted by the terms of the conveyance related to the royalty interests and the contribution of a portion of certain natural gas “floor price” contracts which relate to a portion of the natural gas production attributable to the Trust’s royalty interest. As a result, the Trust will not be permitted to acquire other oil and gas properties or royalty interests.
      The Trustee can authorize the Trust to borrow money to pay Trust administrative or incidental expenses that exceed cash held by the Trust. The Trustee may authorize the Trust to borrow from the Trustee as a lender provided the terms of the loan are fair to the Trust unitholders. The Trustee may also deposit funds awaiting distribution in an account with itself, if the interest paid to the Trust at least equals amounts paid by the Trustee on similar deposits, and make other short term investments with the funds distributed to the Trust.
      The royalty interests will terminate on December 31, 2024 and the Trust will soon thereafter wind up its affairs and terminate.

2.	SIGNIFICANT ACCOUNTING POLICIES
      The following is a summary of the significant accounting policies followed by the Trust.

Basis of Accounting — The financial statements of the Trust are prepared on the following basis:

•	Royalty income recorded is the amount computed to be paid by the working interest owner to the Trustee on behalf of the Trust for the corresponding quarter.

•	Trust expenses recorded are based on liabilities incurred.

•	Distributable income is reduced by cash reserves established for liabilities and contingencies.

•	Distributions to Unit holders are recorded when declared by the Trustee.

The financial statements of the Trust differ from financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) because certain cash reserves may be established for contingencies, which would not be accrued in financial

APPALACHIAN GAS ROYALTY TRUST
NOTES TO STATEMENT OF ASSETS AND TRUST CORPUS — (Continued)

statements, prepared in accordance with GAAP. Amortization of the investment in overriding royalty interests calculated on a unit-of-production basis is charged directly to trust corpus. This comprehensive basis of accounting other than GAAP corresponds to the accounting permitted for royalty trusts by the U.S. Securities and Exchange Commission as specified by Staff Accounting Bulletin Topic 12:E, Financial Statements of Royalty Trusts.

Cash — Cash consists of highly liquid instruments with maturities at the time of acquisition of three months or less.

Use of Estimates in the Preparation of Financial Statements — The preparation of financial statements requires the Trust to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.	INCOME TAXES
      The Trust will be treated as a partnership for federal income tax purposes, and Trust unitholders will be allocated an amount of the Trust’s income, gain, loss, or deductions corresponding to their interest in the Trust. Tax counsel to the Trust advised the Trust at the time of formation that, under then current tax laws, the royalty interests will be treated as debt instruments for federal income tax purposes, and the Trust will be required to treat a portion of each payment it receives with respect to each royalty interest as interest income in accordance with the “noncontingent bond method” under the original issue discount rules contained in the Internal Revenue Code of 1986, as amended and the corresponding regulations.
      Distributions by the Trust to the Trust unitholders generally will not be taxable to the Trust unitholder for federal income tax purposes to the extent of his tax basis in his Trust units immediately before the distribution. Cash distributions in excess of that basis generally will be considered to be a taxable gain from the sale or exchange of the Trust units.

4.	DISTRIBUTIONS TO UNITHOLDERS
      The Trustee determines for each quarter the amount available for distribution to the Trust unitholders. Trust unitholders of records are determined 60 days following the close of the quarter. Such amount will be equal to the excess, if any, of the cash received by the Trust, on or before the tenth day of the third month following the end of each calendar quarter ending prior to the dissolution of the Trust, from the royalty interests then held by the Trust attributable to production during such quarter, plus, with certain exceptions, any other cash receipts of the Trust during such quarter, over the liabilities of the Trust paid during such quarter, subject to adjustments for changes made by the Trustee during such quarter in any cash reserves established for the payment of contingent or future obligations of the Trust. Cash received by the Trustee in a particular quarter from the royalty interests will reflect actual gas production for a portion of such quarter and a production estimate for the remainder of such quarter, such estimate to be adjusted to actual production in the following quarters.

APPALACHIAN GAS ROYALTY TRUST
UNAUDITED PRO FORMA FINANCIAL INFORMATION
      The following unaudited pro forma statement of asset and trust corpus and unaudited pro forma statements of distributable income for the Trust have been prepared to illustrate the conveyance of royalty interests in certain underlying properties to the Trust by ECA. The unaudited pro forma statement of asset and trust corpus presents the beginning statement of asset and trust corpus of the Trust as of March 17, 2005, giving effect to the royalty interests conveyance as if it occurred on March 17, 2005. The unaudited pro forma statements of distributable income presents the statements of historical revenue and direct operating expenses of the Underlying PDP Properties for the year ended June 30, 2004 and the six-months ended December 31, 2004, giving effect to the royalty interests conveyance as if it occurred as of July 1, 2003, reflecting only pro forma adjustments expected to have a continuing impact on the combined results.
      These unaudited pro forma financial statements are for informational purposes only. They do not purport to present the results that would have actually occurred had the royalty interests conveyance been completed on the assumed dates or for the periods presented, or which may be realized in the future.
      To produce the pro forma financial information, management made certain estimates. The accompanying unaudited pro forma statement of asset and trust corpus assumes a March 17, 2005 issuance of 7,750,000 trust units at $20 per unit. The accompanying unaudited pro forma statements of distributable income for the year ended June 30, 2004 and the six months ended December 31, 2004 have been prepared assuming trust formation and royalty interests conveyance at the beginning of the period presented.
      These estimates are based on the most recently available information. To the extent there are significant changes in these amounts, the assumptions and estimates herein could change significantly. The unaudited pro forma statement of asset and trust corpus and unaudited pro forma statement of distributable income should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Energy Corporation of America” and the historical statements of the Trust, ECA and the underlying properties, including the related notes, included in this prospectus and elsewhere in the registration statement.

APPALACHIAN GAS ROYALTY TRUST
UNAUDITED PRO FORMA STATEMENT OF ASSETS AND TRUST CORPUS
March 17, 2005

	Historical	Adjustments		Pro Forma

ASSETS:
Cash	$10	$—		$10
Investment in Royalty Interest	—	154,000,000	(a)	154,000,000
Floor price contracts	—	1,000,000	(a)	1,000,000

Total Assets	$10	$155,000,000		$155,000,010

TRUST CORPUS:
7,750,000 Trust Units Issued and Outstanding	$10	$155,000,000		$155,000,010

	$10	$155,000,000		$155,000,010

The accompanying notes are an integral part of the unaudited pro forma financial information.

APPALACHIAN GAS ROYALTY TRUST
UNAUDITED PRO FORMA STATEMENTS OF DISTRIBUTABLE INCOME
For the Year Ended June 30, 2004 and Six Month Period Ended December 31, 2004
(In thousands, except per unit)

			Six Months
	Year Ended		Ended
	June 30,		December 31,
	2004		2004

Historical results
Revenues from gas sales	$15,858		$8,491
Direct operating expenses:
Production and property taxes	1,040		561
Production expenses	647		277
Marketing fee	202		95
Gathering and transportation	941		444

Total	2,830		1,377
Excess of revenues over direct operating expenses before pro forma adjustments	$13,028		$7,114
Pro Forma adjustments
Historical production expenses	647	(b)	277	(b)
Marketing fee	202	(b)	95	(b)

Total pro forma adjustments	849		372
Pro forma gross net proceeds	$13,877		$7,486
Term overriding royalty interest percentage	90%		90%

Net proceeds to trust	$12,490		$6,737
Less trust general and administrative expenses	500	(c)	250	(c)

Distributable income	$11,990		$6,487

Distributable income per unit	$1.55		$0.84

The accompanying notes are an integral part of the unaudited pro forma financial information.

APPALACHIAN GAS ROYALTY TRUST
NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

NOTE 1.	BASIS OF PRESENTATION
      Appalachian Gas Royalty Trust (the “Trust”) will own royalty interests in natural gas producing properties located in the Appalachian Basin in the States of West Virginia, Pennsylvania and Kentucky previously owned by ECA. The royalty interests entitle the Trust to receive 90% of the net proceeds attributable to ECA’s interest from the sale of production from these producing properties. The Trust will also own a royalty interest in certain proved undeveloped natural gas properties located in the Appalachian Basin in the States of West Virginia and Kentucky owned by ECA, as to which ECA will be obligated to drill 180 gross development wells by March 31, 2009. ECA intends to use commercially reasonable efforts to drill all of these development wells by March 31, 2008. The royalty interests also entitle the Trust to receive 50% of the net proceeds attributable to ECA’s interest from the sale of any future production from these proved undeveloped properties. The royalty interests will terminate on December 31, 2024 and the Trust will soon thereafter wind up its affairs and terminate.
      The unaudited pro forma financial information assumes the issuance of 7,750,000 trust units at $20 per unit. In conjunction with the conveyance of the royalty interests to the Trust, ECA will also contribute a portion of certain natural gas “floor price” contracts at fair value. $155,000,000 of the proceeds were retained by ECA in consideration for the conveyances of the royalty interests.
      The Trust was formed on March 17, 2005 under Delaware law to acquire and hold the royalty interests for the benefit of the holders of the trust units. The royalty interests are passive in nature and the trustee will have no management control over and no responsibility relating to the operation of the underlying properties.
      The Trust will be obligated to pay a quarterly incentive distribution to ECA to the extent that the aggregate amount of cash available for distribution for a calendar quarter exceeds the aggregate amount of cash necessary to make cash distributions at specified target cash distribution levels. The amount of the incentive distribution payable to ECA for any calendar quarter will equal to 30% of the amount, if any, by which the aggregate amount of the cash available for distribution by the Trust exceeds the aggregate amount of cash necessary to make cash distributions to the holders of the trust units at the specified target levels of cash distributions per outstanding trust unit for each quarter. These unaudited proforma financial statements do not reflect any incentive distributions to ECA, since the targets are effective beginning in 2005.

NOTE 2.	TRUST ACCOUNTING POLICIES
      The Unaudited Pro Forma Statement of Distributable Income was derived from the historical accounting records of the underlying properties.
      Income determined on the basis of generally accepted accounting principles would include all expense incurred for the periods presented. However, the Trust serves as a pass-through entity, with expenses for depreciation, depletion and amortization, interest and income taxes being based upon the status and elections of the Trust unitholders. In addition, the royalty interest will not be burdened by field and lease operating expenses. Thus, the statements purport to show distributable income, defined as income of the Trust available for distribution to the Trust unitholders before application of those unitholders’ additional expenses, if any, for depreciation, depletion, and amortization, interest and income taxes. The revenues are reflected net of existing royalties and overriding royalties and have been reduced by gathering/ post-production expenses. Actual cash receipts may vary due to timing delays of actual cash receipts from the property operators or purchasers and due to wellhead and pipeline volume balancing agreements or practices.
      The Trust uses the accrual basis to recognize revenue, with gas sales recorded as income as reserves are extracted from the properties and sold. Expenses are also presented on an accrual basis.

APPALACHIAN GAS ROYALTY TRUST
NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION — (Continued)
      Investment in royalty interest is periodically assessed to determine whether its aggregate value has been impaired below its total capitalized cost based on the underlying properties. The Trust will provide a write-down to its investment in the royalty interests to the extent that total capitalized costs, less accumulated depreciation, depletion and amortization, exceed undiscounted future net revenues attributable to the proved natural gas reserves of the underlying properties.
      Amounts shown for depletion expense are based upon a cost depletion basis, whereby the Trust’s cost basis in the properties is divided by total trust reserves to obtain a cost depletion rate per reserve unit. The total units produced during a period then are multiplied by this rate to calculate the amount of cost depletion expense for that period. Such depletion expense does not entail additional cash outlay and does not reduce distributable income, although it will reduce trust corpus. Also, the cost depletion method is not necessarily the only depletion method available to the Trust unitholders for Federal income tax purposes.
      ECA believes that the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to this transaction.
      This unaudited pro forma financial information should be read in conjunction with the Statement of Historical Revenues and Direct Operating Costs for Underlying PDP Properties and related notes for the periods presented.

NOTE 3.	INCOME TAXES
      The Trust is a Delaware statutory trust and is not required to pay federal or state income taxes. Accordingly, no provision for Federal or state income taxes has been made.

NOTE 4.	PRO FORMA ADJUSTMENTS
      (a) Record ECA’s contribution of a portion of certain natural gas “floor price” contracts, and the conveyance of the royalty interest to the Trust in exchange for 7,750,000 trust units.
      (b) Historical well production and lease production expenses are not deducted in determining net revenue attributable to the royalty interests and in determining Distributable Income. Royalty interests, as defined in the conveyance, will bear a pro-rata share of taxes on production and property and applicable gathering/ post-production expenses relating to make the gas saleable.
      (c) The Trust’s general and administrative expenses are estimated at $500,000 annually. Such expenses include an annual fee to the Trustee of approximately $90,000 and an annual fee of $150,000 payable to Energy Corporation of America, escalating at 2.3% per year as compensation for certain costs associated with overhead expenses attributable to the ongoing operations of the Trust.

INFORMATION ABOUT
ENERGY CORPORATION OF AMERICA
The trust units are not interests in or obligations of
Energy Corporation of America

ECA-1

BUSINESS OF ENERGY CORPORATION OF AMERICA
General
      Energy Corporation of America (the “Company”) is a privately held energy company engaged in the exploration, development, production, gathering and aggregation of natural gas and oil, primarily in the Appalachian Basin and Gulf Coast regions in the United States and New Zealand. The Company conducts business primarily through its principal wholly owned subsidiaries and is one of the largest oil and gas operators in the Appalachian Basin. As used herein the “Company” refers to the Company alone or together with one or more of its subsidiaries.
      The Company was formed in June 1993 through an exchange of shares with the common stockholders of Eastern American Energy Corporation (“Eastern American”).

Gas And Oil Exploration And Production

Operations and Significant Developments
      The Company’s proved net gas and oil reserves are estimated as of June 30, 2004 at 215,475 Mmcf and 1,280 Mbbls, respectively. For the fiscal year ended June 30, 2004, the Company’s net gas production was 10,718 Mmcf and net oil production was 107 Mbbls, for a total of 11,360 net Mmcfe.

Development Activity
      The Company, in fiscal year 2004, drilled 27 productive gross wells (17.6 net), and recompleted 2 wells, adding 5,234 gross Mcf of gas production per day.

Exploratory Activity
      For the fiscal year ended June 30, 2004, the Company’s exploration wells and activity are summarized below under their respective project areas.
      1. Newburg/ Silurian, Trenton/ Black River — West Virginia. The Company drilled one successful well, two dry holes and one well that is currently being tested and appears to be productive. Current production from the Trenton/ Black River discovery is approximately 700 gross Mcf per day and 140 net Mcf per day. The Company plans to continue to pursue select extension and exploration opportunities in both trends.
      2. Texas. The Company drilled four exploratory wells with a success rate of 50%. The principal producing formation is the Wilcox at depths ranging to 16,000 feet. The Company is working on a development drilling plan to capitalize on its exploration success.
      3. New Zealand. The Company drilled an unsuccessful well in the Mt. Messenger formation in the Taranaki region. The Company continues with an active drilling program in New Zealand.
      4. Rocky Mountains. The Company drilled four unsuccessful exploration wells in the northern Powder River Basin.

Competition
      The Company encounters substantial competition in acquiring properties, aggregating oil and gas, securing drilling equipment and personnel and operating its properties. The competitors in acquisitions, development, exploration and production include major oil companies, numerous independent oil and gas companies, gas marketers, individual proprietors and others.
      Natural gas competes with other forms of energy available to customers, primarily based on price. These alternate forms of energy include electricity, coal and fuel oils. Changes in the availability or price of natural gas or other forms of energy, as well as business conditions, conservation, legislation, regulations and the ability to convert to alternate fuels and other forms of energy may affect the demand for natural gas.

ECA-2

Regulations Affecting Operations
      The Company’s operations are affected by extensive regulation pursuant to various federal, state and local laws and regulations relating to the exploration for and development, production, gathering, aggregation, transportation and storage of oil and gas. These regulations, among other things, can affect the rate of oil and gas production. The Company’s operations are subject to numerous laws and regulations governing plugging and abandonment, the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution which might result from the Company’s operations. The Company believes it is in substantial compliance with regulations affecting the Company.

Gas Aggregation and Pipelines
      The Company, primarily through its wholly owned subsidiary Eastern Marketing Corporation (“Eastern Marketing”), aggregates natural gas through the purchase of production from properties in the Appalachian Basin in which the Company has an interest, the purchase of gas delivered through the Company’s gathering pipelines located in the Appalachian Basin, and the purchase of gas in the spot market. The Company sells gas to local gas distribution companies, industrial end users located in the Northeast, other gas marketing entities and into the spot market for gas delivered into interstate pipelines.
      The Company owns and operates approximately 2,280 miles of gathering lines and intrastate pipelines that are used in connection with its gas aggregation activities. The Company finalized the purchase of an additional 100-mile long natural gas gathering system (“System 8000”) from Columbia Gas Transmission during the first quarter of fiscal year 2005. System 8000 is located in northeastern West Virginia and is situated among one of the Company’s existing operating areas.
      During the fiscal year ended June 30, 2004, Eastern Marketing aggregated and sold an average of 40.4 Mmcf of gas per day, of which 38.9 Mmcf per day represented sales of gas produced from wells operated by the Company. This represents a 2% decrease in the overall volumes compared to fiscal year 2003, during which Eastern Marketing aggregated and sold an average of 41.2 Mmcf of gas per day.

Gas Sales and Purchase Contracts
      The Company has satisfied its obligations under its gas sales contracts (14.7 Bcf in fiscal year 2004) through gas production attributable to its own interests in oil and gas properties and through production attributable to third party interests in the same oil and gas properties (14.2 Bcf in fiscal 2004), and from natural gas purchased by the Company pursuant to its aggregation activities from third parties (0.5 Bcf in fiscal 2004).
      On November 30, 2001, the Company entered into a natural gas sales contract with Mountaineer Gas Company, doing business as Allegheny Power, to deliver 5,500 Dth per day. Under the pricing terms, the minimum price received by the Company was $2.75 per Dth plus the Columbia Gas Transmission (“TCO”) Appalachia Basis and the maximum received was $4.85 per Dth plus the TCO Appalachia Basis. The pricing terms also allowed the Company to fix the price on 50% of the volumes. The Company locked the price on 50% of the volumes from July 1, 2003 through October 31, 2004 at a weighted average price of $4.85 per Dth plus the TCO Appalachia Basis. The contract began on December 1, 2001 and ended on October 31, 2004.
      The Company entered into a gas sales contract with AFG Industries, Inc. (“AFG”) for the sale of up to 4,000 MMBtu per day from January 1, 2004 through December 31, 2004. AFG is a “Float Glass” plant adjacent to an existing Company pipeline. The sales contract price was based off the NYMEX settlement price for Natural Gas Henry Hub Futures Contracts each month plus an Appalachian Basis component.

ECA-3

      In March 1993, the Company entered into a gas purchase contract with the Eastern American Natural Gas Trust (the “Royalty Trust”) to purchase all gas production attributable to the Royalty Trust until its termination in May 2013. The purchase contract price is based off of the average of certain Henry Hub Gas Futures Contracts related to the month of production plus an Appalachian Basis component.

Regulations Affecting Marketing and Transportation
      As a purchaser of natural gas, the Company depends on the transportation, gathering and storage services offered by various interstate and intrastate pipeline companies for the delivery and sale of its own gas supplies as well as those it processes and/or markets for others. Both the performance of transportation and storage services by interstate pipelines and the rates charged for such services are subject to the jurisdiction of the Federal Energy Regulatory Commission. In addition, the performance of transportation, gathering and storage services by intrastate pipelines and the rates charged for such services are subject to the jurisdiction of state regulatory agencies.

Oil and Gas Reserves
      The following information relating to estimated reserve quantities, reserve values and discounted future net revenues is derived from, and qualified in its entirety by reference to, the more complete reserve and revenue information and assumptions included in the Company’s Supplemental Oil and Gas Disclosures in the Company’s financial statements. The Company’s estimates of proved reserve quantities of its properties have been subject to review by Ryder Scott Company, independent petroleum engineers. There are numerous uncertainties inherent in estimating quantities of proved reserves and projecting future rates of production and timing of development expenditures. The following reserve information represents estimates only and should not be construed as being exact. Future reserve values are based on fiscal year-end prices except in those instances where the sale of gas and oil is covered by contract terms. Operating costs, production and ad valorem taxes and future development costs are based on current costs with no escalations.
      The following table sets forth the Company’s estimated proved and proved developed reserves and the related estimated future value, as of June 30:

	2002	2003	2004

Net proved:
Gas (Mmcf)	183,345	190,796	215,475
Oil (Mbbls)	2,951	2,366	1,280
Total (Mmcfe)	201,051	204,992	223,155
Net proved developed:
Gas (Mmcf)	160,224	161,796	170,131
Oil (Mbbls)	1,135	1,064	626
Total (Mmcfe)	167,034	168,180	173,887
Future net cash flows before discount (in thousands)	$355,927	$626,885	$766,207
Standardized measure of discounted future net cash flows related to proved oil and gas reserves (in thousands)(1)	$150,913	$261,223	$310,544

(1)	Discounted using an annual discount rate of 10%.

ECA-4

      The following table sets forth the Company’s estimated proved reserves and the related estimated present value by region, as of June 30, 2004:

	Present Value
					Natural Gas
	Amount		Oil	Natural Gas	Equivalent
Region	(Thousands)%		(Mbbls)	(Mmcf)	(Mmcfe)

Appalachian Basin	$364,258	83.7%	422	178,767	181,299
Western	53,958	12.4%	362	30,881	33,053
New Zealand	17,171	3.9%	496	5,827	8,803

Total	$435,387	100.0%	1,280	215,475	223,155

Producing Wells
      The following table sets forth certain information relating to productive wells at June 30, 2004. Wells are classified as oil or gas according to their predominant production stream.

	Gross Wells			Net Wells

Region	Oil	Gas	Total	Oil	Gas	Total

Appalachian Basin	21.0	5,299.0	5,320.0	13.0	3,347.0	3,360.0
Western	7.0	15.0	22.0	2.6	4.4	7.0
New Zealand	—	4.0	4.0	—	4.0	4.0

Total	28.0	5,318.0	5,346.0	15.6	3,355.4	3,371.0

Acreage
      The following table sets forth the developed and undeveloped gross and net acreage held at June 30, 2004:

	Developed Acreage		Undeveloped Acreage

Region	Gross	Net	Gross	Net

Appalachian Basin	405,030.0	312,105.4	115,940.9	98,410.9
Western	2,448.0	1,244.3	57,262.2	34,523.5
New Zealand	740.0	736.3	2,545,848.3	1,795,502.2

Total	408,218.0	314,086.0	2,719,051.4	1,928,436.6

Production
      The following table sets forth certain net production data and average wellhead sales prices attributable to the Company’s properties for the years ended June 30:

	2002	2003	2004

Production Data:
Oil (Mbbls)	124	104	107
Natural gas (Mmcf)	9,941	9,756	10,718
Natural gas equivalent (Mmcfe)	10,685	10,380	11,360
Average Sales Price (before the effect of hedging):
Oil per Bbl	$21.11	$25.97	$29.94
Natural gas per Mcf	$2.86	$5.13	$5.49

ECA-5

Drilling Activities
      The Company’s gas and oil exploratory and developmental drilling activities are as follows for the years ended June 30. The number of wells drilled refers to the number of wells commenced at any time during the respective fiscal year. A well is considered productive if it justifies the installation of permanent equipment for the production of gas or oil.

	2004		2003		2002

	Gross	Net	Gross	Net	Gross	Net

Development:
Productive
Appalachian	26.0	17.5	45.0	39.1	53.0	47.8
Western/ New Zealand	1.0	0.1	2.0	0.4	1.0	0.3

Total	27.0	17.6	47.0	39.5	54.0	48.1

Nonproductive
Appalachian	—	—	3.0	2.7	1.0	0.9
Western/ New Zealand	1.0	0.1	—	—	—	—

Total	1.0	0.1	3.0	2.7	1.0	0.9

Exploratory:
Productive
Appalachian	2.0	1.1	4.0	1.4	4.0	1.6
Western/ New Zealand	—	—	9.0	4.0	4.0	2.3

Total	2.0	1.1	13.0	5.4	8.0	3.9

Nonproductive
Appalachian	2.0	0.7	2.0	1.0	5.0	2.1
Western/ New Zealand	8.0	4.6	4.0	2.2	4.0	3.2

Total	10.0	5.3	6.0	3.2	9.0	5.3

ECA-6

SELECTED CONSOLIDATED FINANCIAL DATA OF ENERGY CORPORATION OF AMERICA
      The following selected consolidated statement of operations data of Energy Corporation of America and its subsidiaries for each of the three years in the period ended June 30, 2004 and the selected consolidated balance sheet data for Energy Corporation of America and its subsidiaries as of June 30, 2004 and 2003 are derived from the audited consolidated financial statements of Energy Corporation of America and its subsidiaries included elsewhere in this prospectus. The following selected consolidated statement of operations data for the six months ended December 31, 2004 and 2003 and the selected consolidated balance sheet data as of December 31, 2004 and 2003 are derived from the unaudited financial statements of Energy Corporation of America and its subsidiaries included elsewhere in this prospectus. The selected consolidated financial data presented as of June 30, 2002, 2001 and 2000, and for the years ended June 30, 2001 and 2000, have been derived from the audited consolidated financial statements of Energy Corporation of America and its subsidiaries which are not included in this prospectus. The information in the table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Energy Corporation of America” and the consolidated financial statements of Energy Corporation of America and its subsidiaries, related notes and other financial information included elsewhere in this prospectus.

						Six Months Ended
	Fiscal Year Ended June 30,					December 31,

	2004	2003	2002	2001	2000	2004	2003

	(In thousands)
REVENUES:
Oil and gas sales	$57,203	$51,410	$38,939	$41,555	$23,869	$29,902	$28,520
Gas aggregation and pipeline sales	60,819	60,483	41,209	81,042	72,156	34,940	30,076
Well operations and service revenues	5,229	5,498	5,490	5,899	5,894	2,664	2,669
Other	122	35	504	1,455	—	467	48

	123,373	117,426	86,142	129,951	101,919	67,973	61,313

COSTS AND EXPENSES:
Field operating expenses	11,452	10,128	10,916	8,910	8,143	5,616	5,710
Gas aggregation and pipeline cost of sales	56,059	53,693	37,489	77,167	70,101	32,132	27,996
Purchase commitment cost	—	—	—	—	4,945	—	—
General and administrative	15,573	15,437	17,360	12,804	13,647	7,351	7,489
Taxes, other than income	4,170	3,287	2,175	3,389	1,492	2,246	1,834
Depletion and depreciation of oil and gas properties	13,300	12,140	12,362	9,290	8,847	5,966	6,917
Depreciation of pipelines, other property and equipment	4,190	4,294	2,934	2,763	2,892	2,081	2,049
Exploration and impairment	10,796	11,729	27,694	19,014	8,347	2,434	2,621
(Gain) loss on sale of assets	(8,289)	433	(319)	(211)	(101)	(2,917)	(108)

	107,251	111,141	110,611	133,126	118,313	54,909	54,508

Income (loss) from operations	16,122	6,285	(24,469)	(3,175)	(16,394)	13,064	6,805

ECA-7

						Six Months Ended
	Fiscal Year Ended June 30,					December 31,

	2004	2003	2002	2001	2000	2004	2003

	(In thousands)
OTHER (INCOME) AND EXPENSE:
Interest expense	15,069	16,383	19,671	20,094	22,302	6,388	7,588
Interest income and other	1,656	(25,848)	(1,135)	(5,838)	(377)	1,357	(1,075)

	16,725	(9,465)	18,536	14,256	21,925	7,745	6,513

Income (loss) from continuing operations before income taxes and minority interest	(603)	15,750	(43,005)	(17,431)	(38,319)	5,319	292
Income tax expense (benefit)	(4,722)	6,073	(16,822)	(7,232)	(11,811)	1,012	158

Income (loss) from continuing operations before minority interest	4,119	9,677	(26,183)	(10,199)	(26,508)	4,307	134
Minority interest	176	240	3	—	—	120	105

Income (loss) from continuing operations	4,295	9,917	(26,180)	(10,199)	(26,508)	4,427	239
Disposal of utility operations:
Loss from utility operations, net of tax	—	—	—	(1,847)	8,077	—	—
Gain on sale of utility, net of tax	—	—	—	84,402	—	—	—

Net income from disposal of utility operations	—	—	—	82,555	8,077	—	—

Income (loss) before cumulative effect of changes in accounting principle:	4,295	9,917	(26,180)	72,356	(18,431)	4,427	239
Change in accounting principle, net of tax	—	(73)	—	—	—	—	—

NET INCOME (LOSS)	$4,295	$9,844	$(26,180)	$72,356	$(18,431)	$4,427	$239

Earnings (loss) per common share, basic:
Income (loss) from continuing operations	$6.62	$15.23	$(39.80)	$(15.34)	$(40.11)	$7.03	$0.37
Discontinued operations	—	—	—	124.20	$12.22
Change in accounting principle, net of tax	—	(0.11)	—	—	—	—	—

Basic earnings (loss) per common share	$6.62	$15.12	$(39.80)	$108.86	$(27.89)	$7.03	$0.37

ECA-8

						Six Months Ended
	Fiscal Year Ended June 30,					December 31,

	2004	2003	2002	2001	2000	2004	2003

	(In thousands)
Earnings (loss) per common share, diluted:
Income (loss) from continuing operations	$6.52	$14.90	$(39.80)	$(15.34)	$(40.11)	$6.92	$0.36
Discontinued operations	—	—	—	124.20	12.22
Change in accounting principle, net of tax	—	(0.11)	—	—	—	—	—

Diluted earnings (loss) per common share	$6.52	$14.79	$(39.80)	$108.86	$(27.89)	$6.92	$0.36

Balance Sheet Data (at end of period):
Property, plant and equipment	$246,391	$253,270	$244,155	$248,659	$160,162	$254,927	$250,821
Total Assets	290,212	295,834	304,736	380,532	265,691	302,646	287,574
Working Capital	(17,265)	(12,926)	1,764	53,041	48,978	(5,710)	(26,435)
Long Tern Debt excluding current maturities	162,894	173,197	198,701	198,902	212,575	179,124	153,052
Stockholders Equity	42,362	43,678	37,144	64,826	(4,123)	50,503	44,377

ECA-9

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATION OF ENERGY CORPORATION OF AMERICA
      The following discussion should be read in conjunction with the consolidated financial statements and the related notes thereto, of Energy Corporation of America and its subsidiaries appearing elsewhere in this Prospectus.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
      This discussion and analysis of financial condition and results of operations, and other sections of this prospectus, contain forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates, intentions and projections about the oil and gas industry, the economy and about the Company itself. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements under the Private Securities Litigation Reform Act of 1995. The Company cautions that these statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Furthermore, the Company undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.
      Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, weather conditions, changes in production volumes, worldwide demand and commodity prices for petroleum natural resources, the timing and extent of the Company’s success in discovering, acquiring, developing and producing oil and natural gas reserves, risks incident to the drilling and operation of oil and natural gas wells, future production and development costs, foreign currency exchange rates, the effect of existing and future laws, governmental regulations and the political and economic climate of the United States and New Zealand, the effect of hedging activities, and conditions in the capital markets.
      The following should be read in conjunction with the Company’s Financial Statements and Notes (including the segment information) beginning on page ECA-27 of this prospectus.
Critical Accounting Policies And Estimates
      The discussion of financial condition and results of operation are based upon the information reported in the consolidated financial statements. The preparation of these financial statements requires the Company to make assumptions and estimates that affect the reported amounts of assets, liabilities, revenues and expenses as well as the disclosure of contingent assets and liabilities at the date of the financial statements. Decisions are based on historical experience and various other sources that are believed to be reasonable under the circumstances. Actual results may differ from the estimates due to changing business conditions or unexpected circumstances. The Company believes the following policies are critical to understanding our business and results of operations. For additional information on significant accounting policies, see Notes to Consolidated Financial Statements, particularly Note 2.
      Revenue Recognition — The Company is engaged in the exploration, development, acquisition, production and aggregation of natural gas and crude oil. The revenue recognition policy is significant because it is a key component of the results of operations and forward looking statements contained in the Liquidity and Capital Resources section. Revenue is derived primarily from the sale of produced natural gas and crude oil. Revenue is recorded in the month production is delivered to the purchaser, but payment is generally received between 30 and 90 days after the date of production. Monthly, the Company makes estimates of the amount of production delivered to the purchaser and the price to be received. The Company uses its knowledge of properties, historical performance, NYMEX and local spot market prices and other factors as the basis for these estimates. Variances between the estimates and the actual amounts received, which historically have not been significant, are recorded in the month revenue is distributed.

ECA-10

      Derivative Instruments — The estimated fair values of all derivative instruments are recorded on the consolidated balance sheet. All of the derivative instruments are entered into to mitigate risks related to the prices to be received for future natural gas and oil production. Derivative instruments are not used for trading purposes. Although derivatives are reported on the balance sheet at fair value, to the extent that instruments qualify for hedge accounting treatment, changes in fair value are recorded, net of taxes, directly to stockholders’ equity as a component of other comprehensive income until the hedged oil or natural gas quantities are produced. To the extent changes in the fair values of derivatives relate to instruments not qualifying for hedge accounting treatment, such changes are recorded in operations in the period they occur. In determining the amounts to be recorded, the Company is required to estimate the fair values of derivatives. The estimates are based upon various factors that include contract volumes and prices, contract settlement dates, quoted closing prices on the NYMEX or over-the-counter, volatility and the time value of options. The estimated future prices are compared to the prices fixed by the derivatives agreements and the resulting estimated future cash inflows or outflows over the lives of the hedges are discounted to calculate the fair value of the derivative contracts. These pricing and discounting variables are sensitive to market volatility as well as changes in future price forecasts and regional price differences. Periodically the valuations are validated using independent third party quotations.
      Reserve Estimates — The Company’s estimate of gas and oil reserves are projections based on geologic and engineering data. There are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reserve engineering is a subjective process of estimating underground accumulations of gas and oil that are difficult to measure. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation and judgment. Estimates of economically recoverable gas and oil reserves and future net cash flows depend upon a number of variable factors and assumptions, such as expected future production rates, gas and oil prices, operating costs, severance taxes, and development costs, all of which may vary considerably from actual results. Expected cash flows are reduced to present value using a discount rate of 10%, as required by accounting standards. Reserve estimates are inherently imprecise and estimates of new discoveries are more imprecise than those of proved producing oil and gas properties. The future drilling costs associated with reserves assigned to proved undeveloped locations may ultimately increase to an extent that these reserves may be determined to be uneconomic. Any significant variance in the assumptions could materially affect the estimated quantity and value of the reserves, which could affect the carrying value of the Company’s gas and oil properties and their rates of depletion. Changes in these calculations, caused by changes in reserve quantities or net cash flows are recorded on a prospective basis. Actual production, revenues and expenditures with respect to the Company’s reserves will likely vary from estimates and such variances may be material.
      Valuation Of Long-Lived and Intangible Assets — Property and equipment are recorded at cost. The carrying value of property and equipment is reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Assets are determined to be impaired if a forecast of undiscounted estimated future net operating cash flows directly related to the asset, including disposal value if any, is less than the carrying amount of the asset. If any asset is determined to be impaired, the loss is measured as the amount by which the carrying amount of the asset exceeds its fair value. An estimate of fair value is based on the best information available, including prices for similar assets. Different pricing assumptions or discount rates would result in a different calculated impairment.
      Income Taxes — The Company provides for deferred income taxes on the difference between the tax basis of an asset or liability and its carrying amount in the financial statements. This difference will result in taxable income or deductions in future years when the reported amount of the asset or liability is recovered or settled, respectively. Federal and state income tax returns are generally not filed before the consolidated financial statements are prepared, therefore an estimate of the tax basis of assets and liabilities is determined at the end of each period as well as the effects of tax rate changes, tax credits and net operating loss carryforwards. Adjustments related to differences between the estimates and actual amounts are recorded in the period the income tax returns are filed.

ECA-11

Comparison of Results of Operations for the Years Ended June 30, 2004 and 2003
      The Company realized net income of $4.3 million for the year ended June 30, 2004 compared to a net income of $9.8 million in 2003. The decrease of $5.5 million was primarily attributable to the net effect of a $5.9 million increase in revenue, a $3.9 million decrease in costs and expenses, a $1.3 million decrease in interest expense, $27.5 million decrease in interest income and other and a $10.8 million decrease in income tax expense.
      OPERATING MARGINS. Operating Margins (defined as revenue less operating costs and taxes other than income taxes) for the Company’s operating subsidiaries totaled $51.7 million for the current year compared to $50.3 million for the prior period. The Company’s Oil and Gas Operating Margin (defined as oil and gas sales and well operations and service revenues less field operating expenses and taxes other than income) totaled $46.8 million versus $43.5 million for the prior year. The Company’s Aggregation and Pipeline Operating Margin (defined as gas aggregation and pipeline sales less gas aggregation and pipeline cost of sales) totaled $4.8 million for the current period versus $6.8 million for the prior period.
      Production, aggregation and pipeline volumes, revenue and average sales prices for the years ended June 30 and their related variances are as follows:

	Twelve Months
	Ended
	June 30		Variance

	2003	2004	Amount	Percent

Natural Gas
Production (Mmcf)	9,756	10,718	962	9.9%
Average sales price received ($/Mcf)	5.13	5.49	0.36	7.0%

Sales ($ in thousands)	50,031	58,851	8,820	17.6%
Oil
Production (Mbbl)	104	107	3	2.9%
Average sales price received ($/Bbl)	25.97	29.94	3.97	15.3%

Sales ($ in thousands)	2,701	3,204	503	18.6%
Hedging	(4,843)	(5,213)	(370)	7.6%
Other	3,521	361	(3,160)	(89.7)%

Total oil and gas sales ($ in thousands)	51,410	57,203	5,793	11.3%

Aggregation Revenue
Volume (Million Mmbtu)	9,285	8,591	(694)	(7.5)%
Average sales price received ($/Mmbtu)	4.86	5.22	0.36	7.4%

Sales ($ in thousands)	45,145	44,854	(291)	(0.6)%
Pipeline Revenue
Volume (Million Mmbtu)	5,675	5,528	(147)	(2.6)%
Average sales price received ($/Mmbtu)	2.70	2.89	0.19	7.0%

Sales ($ in thousands)	15,338	15,965	627	4.1%

Total aggregation and pipeline sales ($ in thousands)	60,483	60,819	336	0.6%

Aggregation Gas Cost
Volume (Million Mmbtu)	9,285	8,591	(694)	(7.5)%
Average price paid ($/Mmbtu)	4.48	4.99	0.51	11.4%

Cost ($ in thousands)	41,636	42,827	1,191	2.9%

ECA-12

	Twelve Months
	Ended
	June 30		Variance

	2003	2004	Amount	Percent

Pipeline Gas Cost
Volume (Million Mmbtu)	4,550	4,469	(81)	(1.8)%
Average price paid ($/Mmbtu)	2.65	2.96	0.31	11.7%

Cost ($ in thousands)	12,057	13,232	1,175	9.7%

Total aggregation and pipeline cost ($ in thousands)	53,693	56,059	2,366	4.4%

      REVENUES. Total revenues increased $5.9 million or 5.1% between the years. The net increase was due to a 11.3% increase in oil and gas sales, a 0.6% increase in gas aggregation and pipeline sales, a 4.9% decrease in well operations and service revenues and a 248.6% increase in other operating revenue.
      Revenues from oil and gas sales increased $5.8 million from $51.4 million for the year ended June 30, 2003 to $57.2 million for the year ended June 30, 2004. Natural gas sales increased $8.8 million and oil sales increased $0.5 million. The increase is a result of an increase in both price and production. The price increase corresponds with related indexes. The increase in production was attributable to a decrease in extended curtailments on third party transmission facilities compared to the prior year and the drilling of new wells. The increased production revenue was offset by recognized losses on related hedging transactions including derivative instruments and fixed price delivery contracts, which totaled a loss of $5.2 million for the year ended June 30, 2004 compared to a loss of $4.8 million for the year ended June 30, 2003. Other gas sales decreased $3.2 million as a result of $3.1 million being recognized in the year ended June 30, 2003 related to the termination and release of a certain gas contract. The average price per Mcfe, after hedging, was $5.03 and $4.95 for the years ended June 30, 2004 and 2003, respectively.
      Revenues from gas aggregation and pipeline sales increased $0.3 million from $60.5 million during the period ended June 30, 2003 to $60.8 million in the period ended June 30, 2004. Gas aggregation revenue decreased $0.3 million while pipeline revenue, which has sale and transportation components, increased $0.6 million. The increase in gas aggregation and pipeline sales is attributable to the increase in average sales price received offset by a decline in production. The price increase corresponds with related indexes.
      COSTS AND EXPENSES. The Company’s costs and expenses decreased $3.9 million or 3.5% between the periods primarily as a net result of a 13.1% increase in field and lease operating expenses, a 4.4% increase in gas aggregation and pipeline costs, a 0.9% increase in general and administrative expenses, a 26.9% increase in taxes other than income, a 9.6% increase in oil and gas related depletion, a 2.4% decrease in depreciation and amortization expenses of pipelines, property and equipment, a 8.0% decrease in exploration and impairment costs, and a gain on sale of assets compared to a loss in the prior year.
      Field and lease operating expenses increased $1.3 million. The increase in lease operating expenses is primarily related to an increase in payroll expenses, medical expense, and lease operating expenses for new wells drilled during the fiscal year.
      Gas aggregation and pipeline costs increased $2.4 million. Gas aggregation cost increased $1.2 million while pipeline cost also increased $1.2 million. The increase in gas aggregation and pipeline cost of sales is attributable to the increase in average price paid offset by a decline in production. The price increase corresponds with related indexes.
      Taxes other than income increased $0.9 million as a result of increased wellhead oil and gas sales.
      Oil and gas related depreciation, depletion and amortization expenses increased $1.2 million. The increase in depletion is primarily due to increased production volumes and an increase in depletion rate.
      Gain or loss on sale of property went from a loss of $0.4 million for the year ended June 30, 2003 to a gain of $8.3 million for the year ended June 30, 2004. The primary reason for the gain in the current

ECA-13

fiscal year was the sale of the Company’s membership interest in Breitburn Energy Company, LLC (“BEC”) for gross proceeds of $9.2 million. A gain of $7.4 million was recognized and a liability of $1.8 million established as a reserve against items for which the Company was required to indemnify the buyer for a period of 180 days after closing pursuant to the agreement. The Company also sold acreage position holdings for a gain of $0.6 million during the current fiscal year.
      Exploration and impairment expenses decreased $0.9 million. The decrease is a result of lower expenses primarily related to dry hole costs, impairment of oil and gas property and various other geological and geophysical costs.
      INTEREST EXPENSE. Interest expense decreased $1.3 million primarily due to the reduction of outstanding debt and also replacing a portion of the Company’s debt at a lower interest rate for the year ended June 30, 2004.
      INTEREST INCOME AND OTHER. Other non-operating income decreased $27.5 million when compared to the prior year. The decrease is primarily the result of a decrease of $23.2 million associated with the gains recognized on the early retirement of bonds and a $4.5 million gain on a legal settlement that occurred in fiscal year 2003.
      INCOME TAX. Income tax expense decreased by $10.8 million in 2004 to an income tax benefit of $4.7 million as compared to an income tax expense in 2003 of $6.1 million. The decrease is primarily due to the adjustment of the tax contingency balance of $4.5 million for items that are closed or no longer applicable and the decrease in income before income taxes of $16.4 million.

Comparison of Results of Operations for the Years Ended June 30, 2003 and 2002
      The Company recorded net income of $9.8 million for the year ended June 30, 2003 compared to a net loss of $26.2 million in 2002. The improvement of $36.0 million was primarily attributable to the net effect of a $31.3 million increase in revenue, a $0.5 million increase in costs and expenses, a $3.3 million decrease in interest expense, a $24.7 million increase in other non-operating income and a $22.9 million increase in income tax expense.
      OPERATING MARGINS. Operating Margins (defined as revenue less operating costs and taxes other than income taxes) for the Company’s operating subsidiaries totaled $50.3 million for the current year compared to $35.6 million for the prior period. The Company’s Oil and Gas Operating Margin (defined as oil and gas sales and well operations and service revenues less field operating expenses and taxes other than income) totaled $43.5 million versus $31.3 million for the prior year. The Company’s Aggregation and Pipeline Operating Margin (defined as gas aggregation and pipeline sales less gas aggregation and pipeline cost of sales) totaled $6.8 million for the current period versus $3.7 million for the prior period. Other revenue was $0.04 million for the current period versus $0.5 million for the prior period.
      Production, aggregation and pipeline volumes, revenue and average sales prices for the years ended June 30 and their related variances are as follows:

	Twelve Months
	Ended
	June 30		Variance

	2002	2003	Amount	Percent

Natural Gas
Production (Mmcf)	9,941	9,756	(186)	(1.9)%
Average sales price received ($/Mcf)	2.86	5.13	2.27	79.1%

Sales ($ in thousands)	28,462	50,031	21,569	75.8%

ECA-14

	Twelve Months
	Ended
	June 30		Variance

	2002	2003	Amount	Percent

Oil
Production (Mbbl)	124	104	(20)	(16.1)%
Average sales price received ($/Bbl)	21.11	25.97	4.86	23.0%

Sales ($ in thousands)	2,618	2,701	83	3.2%
Hedging	7,212	(4,843)	(12,055)	(167.2)%
Other	647	3,521	2,874	444.2%

Total oil and gas sales ($ in thousands)	38,939	51,410	12,471	32.0%

Aggregation Revenue
Volume (Million Mmbtu)	9,903	9,285	(618)	(6.2)%
Average sales price received ($/Mmbtu)	3.14	4.86	1.72	54.7%

Sales ($ in thousands)	31,125	45,145	14,020	45.0%
Pipeline Revenue
Volume (Million Mmbtu)	6,003	5,675	(328)	(5.5)%
Average sales price received ($/Mnbtu)	1.68	2.70	1.02	60.9%

Sales ($ in thousands)	10,084	15,338	5,254	52.1%

Total aggregation and pipeline sales ($ in thousands)	41,209	60,483	19,274	46.8%

Aggregation Gas Cost
Volume (Million Mmbtu)	9,902	9,285	(617)	(6.2)%
Average price paid ($/Mmbtu)	2.98	4.48	1.50	50.4%

Cost ($ in thousands)	29,526	41,636	12,110	41.0%
Pipeline Gas Cost
Volume (Million Mmbtu)	4,870	4,550	(320)	(6.6)%
Average price paid ($/Mmbtu)	1.64	2.65	1.01	62.0%

Cost ($ in thousands)	7,963	12,057	4,094	51.4%

Total aggregation and pipeline cost ($ in thousands)	37,489	53,693	16,204	43.2%

      REVENUES. Total revenues increased $31.3 million or 36.3% between the years. The net increase was due to a 32.0% increase in oil and gas sales, a 46.8% increase in gas aggregation and pipeline sales, a 0.1% increase in well operations and service revenues and a 93.1% decrease in other operating revenue.
      Revenues from oil and gas sales increased a net of $12.5 million from $38.9 million for the year ended June 30, 2002 to $51.4 million for the year ended June 30, 2003. Natural gas sales increased $21.6 million and oil sales increased $0.08 million. The price increase corresponds with related indexes. The decrease in production was due in part to the sale of certain oil and gas properties, extended curtailments on third party transmission facilities, as well as normal production declines. The decrease in production was partially offset by the purchase of certain oil and gas properties and the drilling of new wells. The increased production revenue was offset by recognized losses on related hedging transactions including derivative instruments and fixed price delivery contracts, which totaled a loss of $4.8 million for the year ended June 30, 2003 compared to a gain of $7.2 million for the year ended June 30, 2002. The average price per Mcfe, after hedging, was $4.95 and $3.65 for the years ended June 30, 2003 and 2002, respectively.

ECA-15

      Revenues from gas aggregation and pipeline sales increased $19.3 million from $41.2 million during the period ended June 30, 2002 to $60.5 million in the period ended June 30, 2003. Gas aggregation revenue increased $14.0 million while pipeline revenue, which has sale and transportation components, increased $5.3 million. The increase in gas aggregation and pipeline sales is attributable to the increase in average sales price received. The price increase corresponds with related indexes.
      Other operating revenue decreased $0.5 million. The current year income of $0.03 million is related to revenue earned by the Company’s participation in Deep Rig, L.P., while $0.5 million was recognized in the prior year.
      COSTS AND EXPENSES. The Company’s costs and expenses increased $0.5 million or 0.5% between the periods primarily as a net result of a 7.2% decrease in field and lease operating expenses, a 43.2% increase in gas aggregation and pipeline costs, a 11.1% decrease in general and administrative expenses, a 51.1% increase in taxes other than income, a 1.8% decrease in oil and gas related depreciation, a 46.4% increase in depletion and amortization expenses of pipelines, property and equipment, a 57.6% decrease in exploration and impairment costs, and a gain instead of a loss on sale of assets.
      Field and lease operating expenses decreased $0.8 million. The decrease in lease operating expenses is primarily related to a reduction in contract labor expenses, road and dike repair costs, and various other field and lease operating expenses.
      Gas aggregation and pipeline costs increased $16.2 million. Gas aggregation cost increased $12.1 million while pipeline costs increased $4.1 million. The increase in gas aggregation and pipeline cost of sales is attributable to the increase in average price paid. The price increase corresponds with related indexes.
      General and administrative expenses decreased $1.9 million primarily due to an increase in exploration and development drilling capitalized costs, lower bad debt expense, legal fees, and board fees.
      Taxes other than income increased $1.1 million as a result of increased oil and gas sales. Average wellhead oil and gas sales prices, on which production taxes are based, were higher for the current year.
      Oil and gas related depreciation, depletion and amortization expenses decreased $0.2 million. The decrease in depletion is primarily due to reduced production volumes resulting from the sale of certain oil and gas properties and normal production declines, partially offset by production related to the acquisition of certain oil and gas properties and from new wells drilled during the year.
      Exploration and impairment expenses decreased $16.0 million. In the current year, the expenses were primarily due to dry hole costs, impairment of oil and gas property and various other geological and geophysical costs.
      INTEREST EXPENSE. Interest expense decreased $3.3 million primarily due to the repurchase of $65.6 million face value of the Company’s senior notes in the year ended June 30, 2003.
      INTEREST INCOME AND OTHER. Other non-operating income increased $24.7 million when comparing the periods. This is primarily the result of the Company purchasing a portion of its senior bonds and recognizing a gain of $23.7 million. The Company also recognized $4.5 million in income from legal settlements and $1.4 million in net contract settlements associated with Allegheny Energy. Offsetting this increase in other non-operating income was a reduction in interest income of $1.1 million due to decreases in the cash balances and interest rates when comparing the periods. The Company also recognized a loss of $2.1 million due to the write down of its investment in Alliance Gas.
      INCOME TAX. Income tax expense increased by $22.9 million in 2003 to an income tax expense of $6.1 million as compared to an income tax benefit in 2002 of $16.8 million. This increase was due to a $58.8 million increase in income before income taxes.

ECA-16

Comparison of Results of Operations for the Six Months Ended December 31, 2004 and 2003
      The Company recorded net income of $4.4 million for the six months ended December 31, 2004 compared to net income of $0.2 million for the six months ended December 31, 2003. The increase in net income of $4.2 million is primarily attributable to the net of a $6.7 million increase in revenues, $0.4 million increase in costs and expenses, $1.2 million decrease in interest expense, $2.4 million decrease in interest income and other, and a $0.8 million increase in income tax expense.
      Production, gas aggregation and pipeline volumes, revenue and average sales prices for the six months ended December 31 and their related variances are as follows:

	Six Months Ended
	December 31		Variance

	2003	2004	Amount	Percent

Natural Gas
Production (Mmcf)	5,549	4,979	(570)	(10.3)%
Average sales price received ($/Mcf)	4.89	6.70	1.81	37.0%

Sales ($ in thousands)	27,139	33,372	6,233	23.0%
Oil
Production (Mbbl)	63	33	(30)	(47.6)%
Average sales price received ($/Bbl)	27.79	42.85	15.06	54.2%

Sales ($ in thousands)	1,751	1,414	(337)	(19.2)%
Hedging loss	(555)	(5,053)	(4,498)	(810.5)%
Other	185	169	(16)	(8.6)%

Total oil and gas sales ($ in thousands)	28,520	29,902	1,382	4.8%

Aggregation Revenue
Volume (Million Mmbtu)	4,494	3,821	(673)	(15.0)%
Average sales price received ($/Mmbtu)	5.07	6.48	1.41	27.8%

Sales ($ in thousands)	22,769	24,744	1,975	8.7%
Pipeline Revenue
Volume (Million Mmbtu)	2,815	4,143	1,328	47.2%
Average sales price received ($/Mmbtu)	2.60	2.46	(0.14)	(5.4)%

Sales ($ in thousands)	7,307	10,196	2,889	39.5%

Total aggregation and pipeline sales ($ in thousands)	30,076	34,940	4,864	16.2%

Aggregation Gas Cost
Volume (Million Mmbtu)	4,494	3,821	(673)	(15.0)%
Average price paid ($/Mmbtu)	4.93	6.21	1.28	26.0%

Cost ($ in thousands)	22,174	23,722	1,548	7.0%
Pipeline Gas Cost
Volume (Million Mmbtu)	2,281	2,121	(160)	(7.0)%
Average price paid ($/Mmbtu)	2.55	3.96	1.41	55.3%

Cost ($ in thousands)	5,822	8,408	2,586	44.4%

Total aggregation and pipeline cost ($ in thousands)	27,996	32,132	4,134	14.8%

      REVENUES. Total revenues increased $6.7 million between the periods. The increase was due to a $1.4 million increase in oil and gas sales, $4.9 million increase in gas aggregation and pipeline sales and a $0.4 million increase in other revenues. Well operations and service revenues remained relatively constant.
      Revenues from oil and gas sales increased a net of $1.4 million from $28.5 million for six months ended December 31, 2003 to $29.9 million for the six months ended December 31, 2004. Natural gas sales

ECA-17

increased $6.2 million and oil sales decreased $0.3 million. The net increase in natural gas sales is the result of an increase in average gas prices, offset by a decline in production. The price increase corresponds with the rise in related natural gas indexes. The production decline is primarily due to the sale of several California properties and certain pipeline curtailments in the Appalachian Basin. Gas sales were reduced by recognized losses on related hedging transactions and a decrease in other revenue, which totaled a loss of $4.9 million for the six months ended December 31, 2004 compared to a loss of $0.4 million for the six months ended December 31, 2003.
      Revenues from gas aggregation and pipeline sales increased $4.9 million from $30.0 million for the six months ended December 31, 2003 to $34.9 million for the six months ended December 31, 2004. Gas aggregation revenue increased $2.0 million because of an increase in average sales prices, offset by a decrease in gas volumes due to curtailments and natural production declines. The increase in average sales price corresponds to the rise in related natural gas price indexes for this period compared to the prior period. Pipeline revenue, which has a sales and gathering component, increased $2.9 million from $7.3 million to $10.2 million primarily because of an increase in the average sales price related to the non-gathering volumes and an increase in revenue related to the gathering component for this period compared to the prior period. The increase in revenues and volumes related to the gathering component primarily is the result of the acquisition of a 100-mile long natural gas gathering system located in northeastern West Virginia finalized during the first quarter of the current fiscal year. The increase in the average sales price related to non-gathering volumes corresponds to the increase in related natural gas indexes for the period as compared to the prior period.
      Other revenues increased $0.4 million between periods. This increase is the result of the Company receiving a partnership distribution from a limited partnership in which the Company owns an interest.
      COSTS AND EXPENSES. The Company’s costs and expenses increased $0.4 million between the periods primarily as a net result of a $4.1 million increase in gas aggregation and pipeline costs, $0.1 million decrease in general and administrative costs, $0.4 million increase in taxes other than income, a $1.0 million decrease in depreciation, depletion, and amortization costs for oil and gas properties, a $0.2 million decrease in exploration and impairment costs, and a $2.8 million increase in gain on sale of assets.
      Gas aggregation and pipeline costs increased $4.1 million. Gas aggregation costs increased $1.5 million primarily as the result of an increase in the average price of gas that corresponds to the rise in the related natural gas indexes, offset by a decline in gas volumes for this period compared to the prior period. Pipeline costs increased $2.6 million primarily as the result of an increase in the average purchase price that corresponds to the rise in the related natural gas indexes, offset by a decline in volumes.
      Taxes other than income increased $0.4 million due to an increase in wellhead sales in the period compared to the prior period. Production taxes are based on wellhead oil and gas sales, which where higher during the period compared to the prior period.
      Depletion and depreciation of oil and gas properties decreased $1.0 million due to a decrease in production.
      Gain on sale of assets increased $2.8 million primarily due to the recognition of a $1.8 million gain in the current period, related to the reversal of a reserve established at June 30, 2004, against items for which the Company was required to indemnify the buyer of the Company’s membership interest in Breitburn Energy Company, LLC (“BEC”) for a period of 180 days after closing of the agreement. The Company also realized a gain on the sale of undeveloped acreage and certain field equipment in the Appalachian Basin during the current period.
      INTEREST EXPENSE. Interest expense decreased $1.2 million when comparing the periods primarily due to the purchase of a portion of the Company’s senior notes resulting in a decrease in the average interest rate paid on outstanding debt.

ECA-18

      INTEREST INCOME AND OTHER. Other income decreased $2.4 million when comparing the periods and is primarily attributable to a decrease in recognized gains on the purchase of senior bonds, an accrual of a contingent liability and profit sharing costs recorded in the current period.
      INCOME TAX. Income tax expense increased by $0.8 million to an income tax expense of $1.0 million as compared to income tax expense for the prior period of $0.2 million. The increase is primarily due to the increase in income before taxes of $5.0 million and the adjustment of the tax contingency balance of $1.2 million for items that are closed or no longer applicable. At December 31, 2004, the Company recorded a $2.3 million current income taxes payable and corresponding reduction to deferred tax liability resulting from a deferral in the timing of certain deductions arising from abandoned properties due to the current IRS examination of the Company’s federal income tax returns for the tax years ended June 30, 2002 and 2003.

Liquidity and Capital Resources
      The Company’s financial condition and liquidity have improved since June 30, 2004. Stockholders’ equity has increased from $42.4 million at June 30, 2004 to $50.5 million at December 31, 2004. The Company’s cash decreased from $5.8 million at June 30, 2004 to $5.3 million at December 31, 2004. The change in cash during the six months of approximately $0.5 million resulted from various operating, investing and financing activities of the Company. The activities were primarily comprised of: the borrowing of $50 million under the Company’s $50 million term loan of the Amended and Restated Credit Agreement (the “Restated Credit Agreement”); the reduction of $0.6 million under the Company’s $50 million revolving credit facility of the Restated Credit Agreement; payments of $34 million for the purchase of a portion of the Company’s outstanding Notes; the investment of approximately $17.6 million; proceeds from the sale of assets of approximately $3.9 million; payments of approximately $1.1 million for the acquisition of treasury stock and dividends; and approximately $0.6 million of cash used by operations during the quarter.
      On July 10, 2002, the Company entered into a $50 million revolving Credit Agreement with Foothill Capital Corporation, now Wells Fargo Foothill, Inc. (“Foothill”). The Company and Foothill have entered into a Restated Credit Agreement dated June 10, 2004. The Restated Credit Agreement provides for the $50 million revolving credit facility to be extended and for the Company to be provided with additional credit in the form of a single advance term loan in the amount of $50 million. The term loan contains requirements for principal payments of $1 million each at July 10, 2005, 2006 and 2007, with the remaining balance due on July 10, 2008. Depending on the Company’s level of borrowing under the Restated Credit Agreement, the applicable interest rates for base rate loans are based on Wells Fargo’s prime rate plus 0.25% to 0.75%. The Company has the ability under the Restated Credit Agreement to designate certain loans as LIBOR Rate Loans at interest rates based upon the rate at which dollar deposits are offered to major banks in the London interbank market plus 2.25% to 2.75%. The Restated Credit Agreement expires on July 10, 2008.
      The obligations under the Restated Credit Agreement are secured by certain of the existing proved producing oil and gas assets of the Company. The Restated Credit Agreement, among other things, restricts the ability of the Company and its subsidiaries to incur new debt, grant additional security interests in its collateral, engage in certain merger or reorganization activities, or dispose of certain assets.
      The Company has an unsecured revolving line of credit totaling $3.0 million with a financial institution with an interest rate of prime plus 0.25%. Based upon the original terms of the agreement, the line was reduced by $1.0 million in November 2004 and expires on June 30, 2005. The unsecured revolving line of credit was renegotiated during the quarter ended December 31, 2004 to extend the terms of the agreement. Under the new agreement the Company has an unsecured line of credit totaling $3.0 million, which will be reduced by $1.0 million in June 2005 and expires on April 1, 2007.
      At December 31, 2004, the Company’s principal source of liquidity consisted of $5.3 million of cash, $0.3 million available under an unsecured credit facility currently in place, plus amounts available under the revolving loan of the Restated Credit Agreement. At December 31, 2004, $1.0 million was outstanding

ECA-19

and $1.7 million was committed through letters of credit under the credit facility, $35.4 million was outstanding on the revolving loan and $50 million was outstanding on the term loan under the Restated Credit Agreement.
      As of February 8, 2005, there was $50 million in outstanding borrowings under the term loan and $29.4 million in outstanding borrowings under the revolving loan. Additional borrowings must comply with the terms of the Indenture and the Restated Credit Agreement.
      As previously reported, the Company had been in litigation with certain Holders (the “Noteholders”) of its Notes. The dispute involved the calculation of “Net Proceeds” of an “Asset Sale” as defined in the Indenture. A settlement agreement dated February 24, 2004, was negotiated with the Noteholders to resolve the dispute. In settlement of the dispute the Company agreed to repurchase $38 million in Notes. The repurchase was effected by the Company making Asset Sale Offers (as defined in the Indenture) totaling $38 million. The Company made an initial Asset Sale Offer of $4 million, which was completed on March 25, 2004. The Company consummated another Asset Sale Offer of $34 million which was completed on July 29, 2004. The United States District Court for the Southern District of West Virginia has entered a Dismissal Order dismissing the litigation with prejudice. Upon the Company meeting all of the terms and conditions of the Settlement Agreement it funded the $50 million term loan under the Restated Credit Agreement.
      Management utilizes earnings before interest, taxes, depreciation, depletion, amortization and exploration and impairment cost (“EBITDAX”) to evaluate the operation of each business segment.
      Reconciliation of the non-GAAP financial measure is as follows (in thousands):

	June 30,	June 30,	June 30,
	2002	2003	2004

Net income (loss)	$(26,180)	$9,844	$4,295
Add:
Interest expense	19,671	16,383	15,069
Depletion and depreciation of oil and gas properties	12,362	12,140	13,300
Depreciation of pipelines, other property and equipment	2,933	4,294	4,190
Exploration and impairment	27,694	11,729	10,796
Income tax expense	(16,822)	6,073	(4,722)
Less:
Change in accounting principle, net of tax	0	(73)	0
Gain on redemption of senior bonds	0	23,672	513

EBITDAX	$19,658	$36,864	$42,415

      The Company’s net cash requirements will fluctuate based on timing and the extent of the interplay of capital expenditures, cash generated by operations, cash generated by the sale of assets and interest expense. Management anticipates that EBITDAX from oil and gas operations for fiscal year 2005 will approximate $44 million. The Company’s ability to achieve EBITDAX of $44 million from oil and gas operations for fiscal year 2005 is highly dependant on product price and continued drilling success. There can be no assurance that the Company will be able to achieve these goals. Management believes that cash generated from oil and gas operations, together with the liquidity provided by existing cash balances and permitted borrowings, will be sufficient to satisfy commitments for capital expenditures of $40.7 million, debt service obligations, working capital needs and other cash requirements for the current fiscal year.
      In order to reduce future cash interest payments, as well as future amounts due at maturity or upon redemption, the Company may, from time to time, purchase its outstanding Notes in open market purchases and/or privately negotiated transactions. The Company will evaluate any such transactions in light of then existing market conditions, taking into account its liquidity, uses of capital and prospects for

ECA-20

future access to capital. The amounts involved in any such transaction, individually or in the aggregate, may be material.
      The Company believes that its existing capital resources and its expected fiscal year 2005 results of operations and cash flows from operating activities will be sufficient for the Company to remain in compliance with the requirements of its Notes and the Restated Credit Agreement. However, since future results of operations, cash flow from operating activities, debt service capability, levels and availability of capital resources and continuing liquidity are dependent on future weather patterns, oil and gas prices and production volume levels, future exploration and development drilling success and successful acquisition transactions, no assurance can be given that the Company will remain in compliance with the requirements of its Notes and the Restated Credit Agreement.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Commodity Risk
      The Company’s operations consist primarily of exploring for, producing, aggregating and selling natural gas and oil. Contracts to deliver gas at pre-established prices mitigate the risk to the Company of falling prices but at the same time limit the Company’s ability to benefit from the effects of rising prices. The Company occasionally uses derivative instruments to hedge commodity price risk. The Company hedges a portion of its projected natural gas production through a variety of financial and physical arrangements intended to support natural gas prices at targeted levels and to manage its exposure to price fluctuations. The Company may use futures contracts, swaps, options and fixed price physical contracts to hedge commodity prices. Realized gains and losses from the Company’s price risk management activities are recognized in oil and gas sales when the associated production occurs. Unrecognized gains and losses are included as a component of other comprehensive income. Ineffectiveness is recorded in current earnings. The Company does not hold or issue derivative instruments for trading purposes. The Company currently has elected to enter into derivative hedge transactions on its estimated production covering approximately 60% to 70% for the fiscal year ending June 30, 2005; and 50% to 60% for the fiscal year

ECA-21

ending June 30, 2006. As of December 31, 2004, the Company’s open gas derivative instruments as follows:

		Total	Average
	Market	Volumes	Contract/	Unrealized
Time period	Index	(MMBtu)	Strike Price	(Gains) Losses

Derivatives
Natural Gas Swaps
January 2005 – February 2005	NYMEX	200,000	$6.14	$8,409
January 2005 – March 2005	NYMEX	360,000	5.57	219,974
January 2005 – March 2005	NYMEX	270,000	5.61	154,263
January 2005 – March 2005	NYMEX	450,000	8.48	(1,019,819)
January 2005 – March 2005	NYMEX	270,000	9.32	(832,290)
January 2005 – June 2005	NYMEX	1,620,000	4.47	2,660,278
July 2005 – March 2006	NYMEX	900,000	6.25	279,668

		4,070,000		$1,470,483

Floors
April 2005 – June 2005	NYMEX	1,200,000	$6.00	$(199,206)
July 2005 – March 2006	NYMEX	2,160,000	6.00	108,734

		3,360,000		$(90,472)

Collars

July 2005 – March 2006	NYMEX	3,420,000	$5.50 – 8.70	$(185,606)

Total Hedged Production		10,850,000		$1,194,405

      Notwithstanding the above, the Company’s future cash flows from gas and oil production are exposed to significant volatility as commodity prices change. Assuming total oil and gas production, pricing, and the percentage of gas production hedged under physical delivery contracts and derivative instruments remain at December 2004 levels, a 10% change in the average unhedged prices realized would change the Company’s gas and oil revenues by approximately $0.4 million on a quarterly basis.
Interest Rate Risk
      Interest rate risk is attributable to the Company’s debt. The Company utilizes United States dollar denominated borrowings to fund working capital and investment needs. There is inherent rollover risk for borrowings as they mature and are renewed at current market rates. The extent of this risk is not predictable because of the variability of future interest rates and the Company’s future financing needs. In August 2004, the Company entered into four interest rate cap agreements with Foothill, in an effort to reduce the potential impact of increases in interest rates on floating-rate long-term debt. The agreements range from two to three years covering $40,000,000 in long-term debt and cap the one month London Interbank Offered Rate (“LIBOR”) at 3.5%. Assuming the variable interest debt remained at the December 31, 2004 level, a 10% change in rates would have a $0.2 million impact on interest expense on an annual basis.
Foreign Currency Exchange Risk
      Some of the Company’s transactions are denominated in New Zealand dollars. For foreign operations with the local currency as the functional currency, assets and liabilities are translated at the period end exchange rates, and statements of income are translated at the average exchange rates during the period. Gains and losses resulting from foreign currency translation are included as a component of other comprehensive income.

ECA-22

DIRECTOR COMPENSATION
      Directors are compensated $2,000 per meeting plus reimbursement for travel and related expenses. The Chairman of the Board receives an additional $50,000. Each Director also receives 160 shares of the Company’s Class A Stock. The total Board of Directors’ compensation for fiscal 2004 was $0.1 million.
EXECUTIVE COMPENSATION
      The following table sets forth for fiscal year 2004 the total value of compensation of (i) the Company’s Chief Executive Officer and (ii) each other executive officer of the Company.

		Annual Compensation
						All Other
	Year	Salary	Bonus		Other	Compensation(1)

John Mork	2004	$315,166	$372,880	(2)	$49,864	$8,873
President and Chief Executive Officer	2003	265,376	125,000		77,045	5,867
	2002	258,892	125,000		59,670	26,067
Joseph E. Casabona	2004	$250,919	$259,755	(3)	$19,128	$5,803
Executive Vice President	2003	243,595	80,000		6,875	4,763
	2002	238,277	125,942		2,905	4,574
Michael S. Fletcher	2004	$244,536	$842,040	(4)	$20,275	$6,077
Chief Financial Officer	2003	238,504	45,000		2,477	4,558
	2002	233,306	100,510		352	4,504
Edward J. Davies	2004	$245,434	$135,000	(5)	$—	$6,514
Senior Vice President	2003	230,201	45,000		408	6,113
	2002	223,930	95,714		120	4,592
Donald C. Supcoe	2004	$208,919	$569,530	(6)	$13,111	$4,433
Senior Vice President	2003	201,152	65,000		3,529	4,005
	2002	197,993	100,435		2,325	3,949

(1)	Includes compensation related to insurance policies provided for the benefit of named officer and 401K matching contributions.

(2)	Includes stock based award of $22,880.

(3)	Includes stock based award of $22,880 and Class A stock note forgiveness of $46,875.

(4)	Includes Class A stock note forgiveness of $46,875, employment contract stock of $338,910 and employment contract note forgiveness of $286,255.

(5)	Mr. Davies left the Company as of June 22, 2004.

(6)	Includes Class A stock note forgiveness of $28,131, employment contract stock of $201,344 and employment contract note forgiveness of $170,055.
PROFIT SHARING/ INCENTIVE STOCK PLAN
      The Company has a Profit Sharing/ Incentive Stock Plan (the “Plan”) for the stated purpose of expanding and improving profits and prosperity and to assist the Company in attracting and retaining key personnel. The Plan is noncontributory, and its continuance from year to year is at the discretion of the Board of Directors. The annual profit sharing pool is based on calculations set forth in the Plan. Generally, to be eligible to participate, an employee must have been continuously employed for two or more years; however, employees with less than two years of employment may participate under certain circumstances. The Company recognized $1.7 million and $2.4 million of profit sharing expense during the years ended June 30, 2004 and 2003, respectively, while no profit sharing was recognized for the year ended June 30, 2002.
      Under the Plan, certain directors, management and employees may purchase non-voting and non-transferable Class A Common Stock, no par value (the “Class A Common Stock”) with their annual

ECA-23

profit sharing awards, subject to the applicable terms and conditions of purchase and repurchase of the stock as stipulated by the Plan document.
      Upon the termination, retirement or death of an employee holding Class A Common Stock or at such employee’s option at anytime, ECA may purchase the shares held by such employee at a price as established by the ECA Board of Directors. ECA has the option to pay this amount in a lump sum cash payment or in equal yearly installments not to exceed 5 years, with interest being paid at 8% per year.
401(k) PLAN
      The Company sponsors a Section 401(k) Plan covering all full-time employees who choose to participate. Participants may defer up to 15% of their total salary, subject to annual IRS limitations. The Company matched 33 1/3% of each participant’s contributions through December 31, 2004.
      The Company’s matching contributions, which are principally based on a percentage of the employee contributions, and charged against income as incurred, totaled $0.29 million, $0.27 million and $0.25 million for the years June 30, 2004, 2003, and 2002.
      Effective January 1, 2005 the Company amended the 401(k) plan to provide for matching based on each participant’s length of service with the Company. The matching percentages are as follows:

Matching
Length of Service	Percentage

0 – 10 years	35%
10 – 15 years	45%
15 – 20 years	55%
20 or more years	65%
      The amended matching percentages are in effect until further amended by the ECA Board of Directors.
      All contributions in the plan are credited to separate accounts maintained in trust for each participant and are invested at the participant’s direction in one or more investment funds available under the 401(k) plan. All account balances are adjusted at least annually to reflect the investment earnings and losses of the funds. Each participant is fully vested in his or her deferred salary contributions. ECA matching contributions or discretionary profit sharing contributions vest over a maximum of four years. Distributions may be made from a participant’s account upon termination of employment, retirement, disability or death. Participants may also obtain loans from the 401(k) plan secured by their account balances and may request withdrawals in the event of certain financial hardships.
      The federal tax laws limit the amount which may added to a participant’s account for any one year under a qualified plan, such as the 401(k) plan, to the lesser of (1) $41,000 or (2) 100% of the participant’s compensation (not to exceed $205,000) for 2004. In addition, not more than $13,000 of compensation (an additional amount of $3,000 is available to be deferred if a participant is age 50 or older) may be deferred through salary contributions in 2004 under IRS guidelines.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      Certain officers and Directors of the Company and members of their families (“participants”) regularly participate in the wells drilled by the Company on an actual costs basis and share in the costs and revenues on the same basis as the Company. The Company has the right to select the wells drilled and each participant is involved in all wells included within a Company drilling program (the “Drilling

ECA-24

Program”) and cannot selectively choose the wells in which to participate. The following table identifies the participants’ aggregate investment in the calendar years shown (in thousands):

	2004(3)	2003	2002

Gaston Caperton, III	$100.01	$58.05	$77.58
Joseph E. Casabona	225.06	29.02	38.77
C. Clark Clement	30.00	23.22	—
Peter Coors	30.00	78.36	77.58
L.B. Curtis	100.01	78.36	83.36
John J. Dorgan	30.00	17.40	19.39
Michael S. Fletcher	49.50	29.03	38.77
J. Michael Forbes	25.00	14.51	19.39
F.H. McCullough, III	50.00	29.03	—
John Mork(1)	825.00	783.65	833.60
Alison Mork Trust(2)	49.50	29.03	38.77
Kyle Mork Trust(2)	49.50	29.03	38.77
Arthur C. Nielsen, Jr.	50.00	29.03	38.77
George O’Malley	33.00	15.67	—
K. Ralph Ranson, II	25.00	14.51	—
Donald C. Supcoe	25.00	14.51	19.39

	$1,696.58	$1,272.41	$1,324.14

(1)	Interest of John Mork and Julie Mork held as joint tenants.

(2)	Trusts for the children of John Mork and Julie Mork.

(3)	These amounts represent only the amounts committed to the 2004 Drilling Program, the actual amount of investment may vary based on the number of wells drilled and the related costs.
      Certain officers, Directors and key employees of the Company have notes payable to the Company related to employee incentive stock options that were granted and exercised. The notes bear various interest rates, ranging from LIBOR to 8% per annum. The Company is amortizing certain of the notes over their seven year life and assuming continued employment. Certain of these notes will be forgiven one-quarter per year, starting January 1, 2003. The following were indebted to the Company (in thousands):

	Outstanding
	Balance	Unamortized
	as of June 30,	as of June 30,
	2004	2004

Joseph E. Casabona	$94	$14
Michael S. Fletcher	94	14
J. Michael Forbes	96	96
K. Ralph Ranson, II	28	4
Donald C. Supcoe	152	104

Total	$464	$232

ECA-25

      During fiscal 1999, the Company purchased from certain officers and directors volumetric production from wells in New Zealand. Future production, otherwise allocable to the officers and directors will be allocated to the Company. The following table identifies the participants’ interest as of June 30, 2004:

	Payment	Volumes

	(In thousands)	Mmcf
Joseph E. Casabona	$50	66.7
L.B. Curtis	75	100.0
John J. Dorgan	50	66.7
F.H. McCullough, III	150	200.0

	$325	433.4

      The Company rents office space in Charleston, West Virginia from Energy Centre, Inc. a corporation owned 54.54% by John Mork, 27.26% by Joseph E. Casabona and 9.10% by each of Donald C. Supcoe and J. Michael Forbes. The aggregate amount paid by the Company for rent to Energy Centre, Inc. was $0.56 million for fiscal year 2004. The Company believes that such rental terms are no less favorable than could have been obtained from an unaffiliated party.
LEGAL PROCEEDINGS
      The Company is involved in legal actions and claims arising in the ordinary course of business. While the outcome of these lawsuits against the Company cannot be predicted with certainty, management does not expect these matters to have a material adverse effect on the Company’s operations or financial position.

ECA-26

ENERGY CORPORATION OF AMERICA
INDEX TO FINANCIAL STATEMENTS

Pages

Unaudited Interim Financial Statements of Energy Corporation of America:
Unaudited Condensed Consolidated Balance Sheets as of December 31, 2004 and June 30, 2004	ECA-28
Unaudited Condensed Consolidated Statements of Operations for the Three Months and the Six Months Ended December 31, 2004 and 2003	ECA-29
Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months Ended December 31, 2004 and 2003	ECA-30
Unaudited Condensed Consolidated Statements of Comprehensive Income for the Three Months and the Six Months Ended December 31, 2004 and 2003	ECA-31
Notes to Unaudited Condensed Consolidated Financial Statements	ECA-32
Historical Consolidated Financial Statements of Energy Corporation of America:
Report of Independent Registered Public Accounting Firm	ECA-37
Consolidated Balance Sheets as of June 30, 2004 and 2003	ECA-38
Consolidated Statements of Operations for the Years Ended June 30, 2004, 2003 and 2002	ECA-39
Consolidated Statements of Stockholder’s Equity for the Years Ended June 30, 2004, 2003 and 2002	ECA-40
Consolidated Statements of Cash Flows for the Years Ended June 30, 2004, 2003 and 2002	ECA-41
Consolidated Statements of Comprehensive Income (Loss) for the Years Ended June 30, 2004, 2003 and 2002	ECA-42
Notes to Consolidated Financial Statements	ECA-43
Unaudited Pro Forma Financial Information:
Introduction	ECA-63
Unaudited Pro Forma Condensed Consolidated Balance Sheet at December 31, 2004	ECA-64
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Six Months Ended June 30, 2004 and the Year Ended December 31, 2004	ECA-65
Notes to Unaudited Pro Forma Consolidated Financial Statements	ECA-66

ECA-27

ENERGY CORPORATION OF AMERICA
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	June 30,
	2004	2004

	(Amounts in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,325	$5,821
Accounts receivable:
Oil and gas sales	10,992	8,632
Gas aggregation and pipeline	14,328	9,079
Other	4,066	4,000

Accounts receivable	29,386	21,711
Less allowance for doubtful accounts	(898)	(1,022)

Accounts receivable, net of allowance	28,488	20,689
Deferred income tax asset	612	2,087
Deferred taxes — other comprehensive loss	563	2,889
Notes receivable, related party	54	59
Derivatives	1,650	—
Prepaid and other current assets	2,164	4,141

Total current assets	38,856	35,686
Property, plant and equipment, net of accumulated depreciation and depletion of $150,475 and $143,846	254,927	246,391
OTHER ASSETS:
Deferred financing costs, net of accumulated amortization of $7,446 and $6,833	2,126	2,015
Notes receivable, related party	369	113
Derivatives	428	—
Other	5,940	6,007

Total other assets	8,863	8,135

TOTAL	$302,646	$290,212

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$9,149	$14,823
Current portion of long-term debt	152	1,145
Funds held for future distribution	19,746	16,701
Income taxes payable	2,349	128
Accrued taxes, other than income	10,022	9,289
Derivatives	1,350	7,303
Other current liabilities	1,798	3,562

Total current liabilities	44,566	52,951
LONG-TERM OBLIGATIONS:
Long-term debt	179,124	162,894
Deferred trust revenue	2,318	2,511
Deferred income tax liability	16,739	19,552
Derivatives	154	—
Other long-term obligations	7,867	8,447

Total liabilities	250,768	246,355
Minority Interest	1,375	1,495
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, par value $1.00; 2,000,000 shares authorized; 730,039 shares issued	730	730
Class A non-voting common stock, no par value; 100,000 shares authorized; 69,893 and 68,237 shares issued	8,264	8,027
Additional paid-in capital	5,503	5,503
Retained earnings	51,935	48,200
Treasury stock and notes receivable arising from the issuance of common stock	(15,438)	(14,954)
Deferred compensation on restricted stock	(1,677)	(1,887)
Accumulated other comprehensive income (loss)	1,186	(3,257)

Total stockholders’ equity	50,503	42,362

TOTAL	$302,646	$290,212

The accompanying notes are an integral part of the condensed consolidated financial statements.

ECA-28

ENERGY CORPORATION OF AMERICA
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	December 31,		December 31,

	2004	2003	2004	2003

	(Amounts in thousands)
REVENUES:
Oil and gas sales	$16,562	$14,379	$29,902	$28,520
Gas aggregation and pipeline sales	18,891	14,567	34,940	30,076
Well operations and service revenues	1,319	1,277	2,664	2,669
Other	—	48	467	48

Total revenues	36,772	30,271	67,973	61,313

COST AND EXPENSES:
Field operating expenses	2,795	2,993	5,616	5,710
Gas aggregation and pipeline cost of sales	17,529	13,750	32,132	27,996
General and administrative	3,720	3,757	7,351	7,489
Taxes, other than income	1,314	895	2,246	1,834
Depletion and depreciation of oil and gas properties	3,132	3,439	5,966	6,917
Depreciation of pipelines, other property and equipment	1,049	1,023	2,081	2,049
Exploration and impairment	481	1,624	2,434	2,621
Gain on sale of assets	(2,104)	(103)	(2,917)	(108)

Total costs and expenses	27,916	27,378	54,909	54,508

Income from operations	8,856	2,893	13,064	6,805
OTHER (INCOME) EXPENSE:
Interest expense	3,171	3,782	6,388	7,588
Interest income and other	1,078	(271)	1,357	(1,075)

Income (loss) before income taxes and minority interest	4,607	(618)	5,319	292
Income tax expense (benefit)	1,281	(229)	1,012	158

Income (loss) before minority interest	3,326	(389)	4,307	134
Minority interest	62	41	120	105

NET INCOME (LOSS)	$3,388	$(348)	$4,427	$239

The accompanying notes are an integral part of the condensed consolidated financial statements.

ECA-29

ENERGY CORPORATION OF AMERICA
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	December 31,

	2004	2003

	(Amounts in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,427	$239
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depletion, depreciation and amortization	8,047	8,967
Gain on sale of assets	(2,917)	(108)
(Gain) loss on redemption of senior bonds	249	(546)
Deferred income taxes	(1,337)	—
Exploration and impairment	2,387	2,578
Other, net	182	548

	11,038	11,678
Changes in assets and liabilities:
Accounts receivable	(7,800)	3,810
Income taxes payable	2,222	172
Prepaid and other assets	(1,514)	(949)
Accounts payable and accrued expenses	(5,336)	(6,275)
Funds held for future distribution	3,045	(3,610)
Other	(2,297)	647

Net cash provided (used) by operating activities	(642)	5,473
CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(17,616)	(7,745)
Proceeds from sale of assets	3,895	620
Notes receivable and other	(251)	(6)

Net cash used by investing activities	(13,972)	(7,131)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	109,691	21,026
Principal payments on long-term debt	(94,453)	(19,598)
Purchase of treasury stock and other financing activities	(505)	(531)
Proceeds from issuance of stock	—	257
Dividends paid	(615)	(595)

Net cash provided by financing activities	14,118	559

Net decrease in cash and cash equivalents	(496)	(1,099)
Cash and cash equivalents, beginning of period	5,821	4,831

Cash and cash equivalents, end of period	$5,325	$3,732

The accompanying notes are an integral part of the condensed consolidated financial statements.

ECA-30

ENERGY CORPORATION OF AMERICA
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months		Six Months
	Ended		Ended
	December 31,		December 31,

	2004	2003	2004	2003

	(Amounts in thousands)
Net income (loss)	$3,388	$(348)	$4,427	$239
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment:
Current period change	582	750	916	893
Oil and gas derivatives:
Current period transactions	2,913	(683)	1,005	126
Reclassification to earnings	1,762	(227)	2,655	(279)
Interest rate hedging:
Current period transactions	(134)	—	(134)	—
Reclassification to earnings	—	—	—	—

Other comprehensive income (loss), net of tax	5,123	(160)	4,442	740

Comprehensive income (loss)	$8,511	$(508)	$8,869	$979

The accompanying notes are an integral part of the condensed consolidated financial statements.

ECA-31

ENERGY CORPORATION OF AMERICA
Notes to Unaudited Condensed Consolidated Financial Statements
December 31, 2004

1.	Nature of Organization
      Energy Corporation of America (the “Company”) is a privately held energy company engaged in the exploration, development, production, gathering and aggregation of natural gas and oil, primarily in the Appalachian Basin and Gulf Coast regions in the United States and in New Zealand. The Company conducts business primarily through its principal wholly owned subsidiaries and is one of the largest oil and gas operators in the Appalachian Basin. As used herein the “Company” refers to the Company alone or together with one or more of its subsidiaries.

2.	Accounting Policies
      Reference is hereby made to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, which contains a summary of major accounting policies followed in preparation of its consolidated financial statements. Those policies were also followed in preparing the quarterly report included herein.
      Management of the Company believes that all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the results of such interim periods have been made. The results of operations for the period ended December 31, 2004 are not necessarily indicative of the results to be expected for the full year.
      Certain amounts in the financial statements of prior periods have been reclassified to conform to the current period presentation.
      Recent Accounting Pronouncements — On December 16, 2004, the Financial Accounting Standards Board (“FASB”) published Statement of Financial Accounting Standards No. 123 (Revised 2004), Share Based Payment (“SFAS 123R”). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans. The provisions of SFAS 123R are effective as of the first interim period that begins after June 15, 2005. Accordingly, the Company will implement the revised standard in the first quarter of fiscal year 2006. Currently, the Company accounts for its share-based payment transactions under the provisions of APB 25, which does not necessarily require the recognition of compensation cost in the financial statements. Management is assessing the implications of this revised standard and the effect the adoption of SFAS 123R will have on the Company’s financial position, results of operations, or cash flow.

3.	Note Repurchases
      The Company purchased $34.0 million of its 9 1/2% Senior Subordinated Notes (“Notes”) during the six months ended December 31, 2004 pursuant to an Asset Sale Offer as defined in the Indenture for the Notes. The Company purchased $2.04 million of its Notes during the six months ended December 31, 2003 in privately negotiated transactions.

4.	Industry Segments
      The Company’s reportable business segments have been identified based on the differences in products and service provided. Revenues for the exploration and production segment are derived from the production and sale of natural gas and crude oil. Revenues for the gas aggregation and pipeline segment arise from the marketing of both Company and third party produced natural gas volumes and the related transportation. Management utilizes earnings before interest, taxes, depreciation, depletion, amortization and exploration and impairment costs (“EBITDAX”) to evaluate the operations of each segment.

ECA-32

ENERGY CORPORATION OF AMERICA
Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)
      Summarized financial information for the Company’s reportable segments for operations is as follows for the three months ended December 31, 2004 and 2003 (in thousands):

		Gas
	Exploration &	Aggregation &
	Production	Pipeline	Other	Consolidated

For the three months ended December 31, 2004
Revenue from unaffiliated customers	$17,881	$18,891	$—	$36,772
Depreciation, depletion, amortization	3,545	152	484	4,181
Exploration and impairment costs	481	—	—	481
Interest expense, net	5,558	(2,065)	(345)	3,148
EBITDAX	13,200	556	(1,254)	12,502
Total assets	176,653	108,955	17,038	302,646
Capital expenditures	10,360	95	309	10,764
For the three months ended December 31, 2003
Revenue from unaffiliated customers	$15,657	$14,566	$48	$30,271
Depreciation, depletion, amortization	3,770	158	534	4,462
Exploration and impairment costs	1,624	—	—	1,624
Interest expense, net	5,628	(1,817)	(85)	3,726
EBITDAX	9,969	300	(978)	9,291
Total assets	179,105	89,842	18,627	287,574
Capital expenditures	3,660	7	42	3,709
      Reconciliation of EBITDAX is as follows for the three months ended December 31, 2004 and 2003 (in thousands):

	Three Months Ended

	December 31,	December 31,
	2004	2003

Net income (loss)	$3,388	$(348)
Add:
Interest expense	3,171	3,782
Depletion and depreciation of oil and gas properties	3,132	3,439
Depreciation of pipelines, other property and equipment	1,049	1,023
Exploration and impairment	481	1,624
Income tax expense (benefit)	1,281	(229)

EBITDAX	$12,502	$9,291

ECA-33

ENERGY CORPORATION OF AMERICA
Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)
      Summarized financial information for the Company’s reportable segments for operations is as follows for the six months ended December 31, 2004 and 2003 (in thousands):

		Gas
	Exploration &	Aggregation &
	Production	Pipeline	Other	Consolidated

For the six months ended December 31, 2004
Revenue from unaffiliated customers	$32,566	$34,940	$467	$67,973
Depreciation, depletion, amortization	6,783	306	958	8,047
Exploration and impairment costs	2,434	—	—	2,434
Interest expense, net	11,014	(4,098)	(585)	6,331
EBITDAX	22,561	1,384	(1,637)	22,308
Total assets	176,653	108,955	17,038	302,646
Capital expenditures	16,704	197	715	17,616
For the six months ended December 31, 2003
Revenue from unaffiliated customers	$31,188	$30,076	$49	$61,313
Depreciation, depletion, amortization	7,577	319	1,070	8,966
Exploration and impairment costs	2,605	16	—	2,621
Interest expense, net	11,325	(3,597)	(276)	7,452
EBITDAX	19,395	1,055	(878)	19,572
Total assets	179,105	89,842	18,627	287,574
Capital expenditures	7,598	10	137	7,745
      Reconciliation of EBITDAX is as follows for the six months ended December 31, 2004 and 2003 (in thousands):

	Six Months Ended

	December 31,	December 31,
	2004	2003

Net income	$4,427	$239
Add:
Interest expense	6,388	7,588
Depletion and depreciation of oil and gas properties	5,966	6,917
Depreciation of pipelines, other property and equipment	2,081	2,049
Exploration and impairment	2,434	2,621
Income tax expense	1,012	158

EBITDAX	$22,308	$19,572

      Revenues are priced and accounted for consistently for both unaffiliated and intersegment sales. The “Other’ column includes items related to non-reportable segments, including drilling rig, corporate and elimination items. Included in the total assets of the exploration and production segment are net long-lived assets located in New Zealand of $10.3 million and $6.9 million as of December 31, 2004 and 2003 with no significant revenues recorded for the three or six months ended December 31, 2004 and $0.2 million recorded for the three months ended December 31, 2003 and $0.3 million recorded for the six months ended December 31, 2003.

ECA-34

ENERGY CORPORATION OF AMERICA
Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

5.	Derivative Instruments
      The Company periodically hedges a portion of its gas production through futures, swaps, floors and collar agreements. The purpose of the hedges is to provide a measure of stability in the volatile environment of oil and gas prices and to manage the Company’s exposure to commodity price risk under existing sales commitments. All of the Company’s swap, floor and collar agreements in place are designated as cash flow hedges, except for one swap agreement designated as a fair value hedge.
      For swaps in place at December 31, 2004, the Company had recorded a $0.9 million other comprehensive loss, $0.6 million short-term deferred tax asset, $1.3 million short-term derivative liability, and $0.2 million long-term derivative liability. The estimated net amount of the existing losses within other comprehensive income that are expected to be reclassified into earnings within the next twelve months is approximately $0.8 million. The Company has partially hedged its exposure to the variability in future cash flows through March 2006.
      For floors and collars in place at December 31, 2004, the Company had recorded a $0.2 million other comprehensive gain, $0.1 million short-term deferred tax liability, $1.6 million short-term derivative asset, and $0.2 million long-term derivative asset. No amount of the existing gains within other comprehensive income is expected to be reclassified into earnings within the next twelve months. The Company has partially hedged its exposure to the variability in future cash flows through March 2006.
      In August 2004, the Company entered into four interest rate cap agreements with Foothill, in an effort to reduce the potential impact of increases in interest rates on floating-rate long-term debt. The agreements range from two to three years covering $40,000,000 in long-term debt and cap the one month London Interbank Offered Rate (“LIBOR”) at 3.5%. At December 31, 2004, the Company had recorded a $0.1 million other comprehensive loss, $0.1 million short-term deferred tax asset, $0.1 million short-term derivative asset, and $0.2 million long-term derivative asset. No amount of the existing losses within other comprehensive income are expected to be reclassified into earnings within the next twelve months. The Company has partially hedged its exposure to the variability in future cash flows through July 2007.

6.	Commitments and Contingencies
      The Company is involved in legal actions and claims arising in the ordinary course of business. While the outcome of these lawsuits against the Company cannot be predicted with certainty, management does not expect these matters to have a material adverse effect on the Company’s operations or financial position.
      Pursuant to an Agreement dated December 28, 1998, the Company is required to purchase all shares owned by Kenneth W. Brill upon notice by Mr. Brill’s estate or promptly after the passage of two years from Mr. Brill’s death if the estate does not sooner tender the shares. The Company entered into a repurchase agreement on January 21, 2004 with the KWB Trust to define the purchase price and establish the conditions for the repurchase of stock owned by the Kenneth W. Brill estate. The agreement outlines the repurchase of 49,110 shares of stock by the Company or through third parties, at an anticipated value of approximately $3.7 million over the next five years, and provides for payments in twenty quarterly installments on the majority of the shares to be repurchased. The repurchase of shares is subject to certain restrictions in the Company’s credit agreements. On December 31, 2004, the Company’s remaining repurchase obligation under the Agreement is approximately $2.6 million of which $1.4 million was classified as a liability and the remaining $1.2 million is included in stockholders’ equity as third parties have agreed to purchase such amount.
      During June 2004, the Company sold its membership interest in Breitburn Energy Company, LLC and established a $1.8 million reserve against items for which the Company was required to indemnify the buyer for a period of 180 days after closing pursuant to the agreement. This requirement was fulfilled

ECA-35

ENERGY CORPORATION OF AMERICA
Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)
during the quarter ended December 31, 2004 with no such claims from the buyer and was recorded as gain on sale of assets.

7.	Related Party Transaction
      Pursuant to an Agreement dated December 31, 2004, the Company advanced $0.3 million to a certain officer bearing 5% interest. The principal amount is due in full, unless paid sooner, on December 31, 2008 and is secured by a stock pledge agreement.

8.	Income Taxes
      The Company is currently under examination by the U.S. Internal Revenue Service of its federal income tax returns for the tax years ended June 30, 2002 and 2003. At December 31, 2004, the Company recorded a $2.3 million current income taxes payable and corresponding reduction to deferred tax liability resulting from a deferral in the timing of certain deductions arising from abandoned properties. Management of the Company continues to believe that it has adequately provided for any potential tax liability that may be ultimately assessed by the IRS.

9.	Debt
      The Company has an unsecured revolving line of credit totaling $3.0 million with a financial institution with an interest rate of prime plus 0.25%. Based upon the original terms of the agreement, the line was to be reduced by $1.0 million in November 2004 and expire on June 30, 2005. The unsecured revolving line of credit was renegotiated during the quarter ended December 31, 2004 to extend the terms of the agreement. Under the new agreement the Company has an unsecured line of credit totaling $3.0 million, which will be reduced by $1.0 million in June 2005 and expires on April 1, 2007.

ECA-36

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of Energy Corporation of America:
      We have audited the accompanying consolidated balance sheets of Energy Corporation of America and subsidiaries (the “Company”) as of June 30, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, cash flows and comprehensive income (loss) for each of the three years in the period ended June 30, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2004 and 2003 and the results of their operations and their cash flows for each of the three years ended June 30, 2004 in conformity with accounting principles generally accepted in the United States of America.
      As discussed in Note 2 to the consolidated financial statements, in 2003 the Company adopted Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” and in 2004 adopted Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”.
/s/ DELOITTE & TOUCHE LLP
Denver, Colorado
September 27, 2004

ECA-37

ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of June 30

	2004	2003

	(Amounts in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,821	$4,831
Accounts receivable:
Oil and gas sales	8,632	10,380
Gas aggregation and pipeline	9,079	9,458
Other	4,000	4,616

Accounts receivable	21,711	24,454
Less allowance for doubtful accounts	(1,022)	(1,616)

Accounts receivable, net of allowance	20,689	22,838
Deferred income tax asset	2,087	41
Deferred taxes — other comprehensive loss	2,889	787
Notes receivable, related party	59	1,609
Prepaid and other current assets	4,141	1,410

Total current assets	35,686	31,516
NET PROPERTY, PLANT AND EQUIPMENT (Note 2)	246,391	253,270

OTHER ASSETS:
Deferred financing costs, less accumulated amortization of $6,833 and $5,751	2,015	3,098
Notes receivable, related party	113	146
Other	6,007	7,804

Total other assets	8,135	11,048

TOTAL	$290,212	$295,834

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$14,823	$13,734
Current portion of long-term debt	1,145	133
Funds held for future distribution	16,701	17,217
Income taxes payable	128	1,484
Accrued taxes, other than income	9,289	9,643
Derivatives	7,303	810
Other current liabilities	3,562	1,421

Total current liabilities	52,951	44,442
LONG-TERM OBLIGATIONS:
Long-term debt	162,894	173,197
Deferred trust revenue	2,511	2,917
Deferred income tax liability	19,552	20,376
Derivatives	—	1,319
Other long-term obligations	8,447	8,311

Total liabilities	246,355	250,562
Minority Interest	1,495	1,594
COMMITMENTS AND CONTINGENCIES (Note 14)
STOCKHOLDERS’ EQUITY:
Common stock, par value $1.00; 2,000 shares authorized; 730 shares issued and outstanding	730	730
Class A non-voting common stock, no par value; 100 shares authorized; 68 and 46 shares issued and outstanding	8,027	5,092
Additional paid-in capital	5,503	5,503
Retained earnings	48,200	45,150
Treasury stock and notes receivable arising from issuance of common stock	(14,954)	(11,824)
Deferred compensation on restricted stock	(1,887)	—
Accumulated other comprehensive loss	(3,257)	(973)

Total stockholders’ equity	42,362	43,678

TOTAL	$290,212	$295,834

See notes to consolidated financial statements.

ECA-38

ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended June 30

	2004	2003	2002

	(Amounts in thousands, except
	per share data)
REVENUES:
Oil and gas sales	$57,203	$51,410	$38,939
Gas aggregation and pipeline sales	60,819	60,483	41,209
Well operations and service revenues	5,229	5,498	5,490
Other	122	35	504

	123,373	117,426	86,142

COSTS AND EXPENSES:
Field operating expenses	11,452	10,128	10,916
Gas aggregation and pipeline cost of sales	56,059	53,693	37,489
General and administrative	15,573	15,437	17,360
Taxes, other than income	4,170	3,287	2,175
Depletion and depreciation of oil and gas properties	13,300	12,140	12,362
Depreciation of pipelines, other property and equipment	4,190	4,294	2,934
Exploration and impairment	10,796	11,729	27,694
(Gain) loss on sale of assets	(8,289)	433	(319)

	107,251	111,141	110,611

Income (loss) from operations	16,122	6,285	(24,469)

OTHER (INCOME) AND EXPENSE:
Interest expense	15,069	16,383	19,671
Interest income and other	1,656	(25,848)	(1,135)

	16,725	(9,465)	18,536

Income (loss) before income taxes and minority interest	(603)	15,750	(43,005)
Income tax expense (benefit)	(4,722)	6,073	(16,822)

Income (loss) before minority interest	4,119	9,677	(26,183)
Minority interest	176	240	3

Income (loss) before cumulative effect of change in accounting principle:	4,295	9,917	(26,180)
Change in accounting principle, net of tax	—	(73)	—

NET INCOME (LOSS)	$4,295	$9,844	$(26,180)

Earnings (loss) per common share, basic:
Income (loss) before change in accounting principle	$6.62	$15.23	$(39.80)
Change in accounting principle, net of tax	—	(0.11)	—

Basic earnings (loss) per common share	$6.62	$15.12	$(39.80)

Earnings (loss) per common share, diluted:
Income (loss) before change in accounting principle	$6.52	$14.90	$(39.80)
Change in accounting principle, net of tax	—	(0.11)	—

Diluted earnings (loss) per common share	$6.52	$14.79	$(39.80)

See notes to consolidated financial statements.

ECA-39

ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Years Ended June 30

							Notes		Accum. Other
		Class A	Restricted	Additional			Received/		Comprehensive	Total
	Common	Common	Class A	Paid-In	Retained	Treasury	Issuance of	Deferred	Income	Stockholders’
	Stock	Stock	Stock	Capital	Earnings	Stock	Stock	Compensation	(Loss)	Equity

	(Amounts in thousands)
Balance, June 30, 2001	$730	$3,732	$—	$5,503	$63,653	$(8,204)	$(1,089)	$—	$501	$64,826

Comprehensive loss					(26,180)				(678)	(26,858)
Dividends					(1,051)					(1,051)
Class A stock issued for services		1,360								1,360
Purchase of treasury stock — common						(1,262)				(1,262)
Purchase of treasury stock — Class A						(571)				(571)
Reduction of notes receivable							700			700

Balance, June 30, 2002	$730	$5,092	$—	$5,503	$36,422	$(10,037)	$(389)	$—	$(177)	$37,144

Comprehensive income (loss)					9,844				(796)	9,048
Dividends					(1,116)					(1,116)
Purchase of stock — common						(854)				(854)
Purchase of stock — Class A						(639)				(639)
Reduction of notes receivable							95			95

Balance, June 30, 2003	$730	$5,092	$—	$5,503	$45,150	$(11,530)	$(294)	$—	$(973)	$43,678

Comprehensive income (loss)					4,295				(2,284)	2,011
Dividends					(1,245)					(1,245)
Issuance of stock — Class A		554	2,410					(2,133)		831
Restricted stock amortization								246		246
Purchase of stock — common						(1,473)				(1,473)
Purchase of stock — Class A			(29)			(336)				(365)
Shares subject to mandatory redemption upon adoption of SFAS No. 150						(1,383)				(1,383)
Reduction of notes receivable							62			62

Balance, June 30, 2004	$730	$5,646	$2,381	$5,503	$48,200	$(14,722)	$(232)	$(1,887)	$(3,257)	$42,362

See notes to consolidated financial statements.

ECA-40

ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended June 30

	2004	2003	2002

	(Amounts in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$4,295	$9,844	$(26,180)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depletion, depreciation and amortization	17,490	16,434	16,031
(Gain) loss on sale of assets	(8,289)	433	(319)
Gain on redemption of senior bonds	(513)	(23,672)	—
Deferred income taxes	(2,870)	12,685	(12,492)
Exploration and impairment	10,730	11,508	27,227
Other, net	481	2,636	2,322

	21,324	29,868	6,589
Changes in assets and liabilities:
Accounts receivable	2,149	(4,817)	3,187
Income taxes receivable	—	—	(2,066)
Income taxes payable	(1,357)	3,081	—
Prepaid and other assets	(165)	(1,560)	(1,030)
Accounts payable and accrued expenses	521	(627)	(2,218)
Funds held for future distributions	(516)	5,803	(3,253)
Other	52	(8,522)	(23,405)

Net cash provided (used) by operating activities	22,008	23,226	(22,196)
CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(21,910)	(37,632)	(38,294)
Proceeds from sale of assets	10,844	3,532	704
Notes receivable and other	1,560	1,259	86

Net cash used by investing activities from operations	(9,506)	(32,841)	(37,504)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	67,281	72,635	—
Principal payment on long-term debt	(76,005)	(73,434)	(145)
Proceeds from issuance of stock	257	—	—
Purchase of treasury stock and other financing activities	(1,811)	(1,447)	(1,663)
Dividends paid	(1,234)	(1,083)	(1,053)

Net cash used by financing activities from operations	(11,512)	(3,329)	(2,861)

Net (decrease) increase in cash and cash equivalents	990	(12,944)	(62,561)
Cash and cash equivalents, beginning of period	4,831	17,775	80,336

Cash and cash equivalents, end of period	$5,821	$4,831	$17,775

See notes to consolidated financial statements.

ECA-41

ENERGY CORPORATION OF AMERICA
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	For the Years Ended June 30

	2004	2003	2002

	(Amounts in thousands)
Net income (loss)	$4,295	$9,844	$(26,180)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment:
Current period change	755	854	1,627
Marketable securities:
Unrealized loss	—	(5)	(102)
Reclassification to earnings	—	(25)	(4)
Oil and gas derivatives:
Net cumulative effect adjustment	—	—	—
Current period transactions	(2,775)	(2,351)	1,999
Reclassification to earnings	(264)	731	(4,198)

Other comprehensive loss, net of tax	(2,284)	(796)	(678)

Comprehensive income (loss)	$2,011	$9,048	$(26,858)

See notes to consolidated financial statements.

ECA-42

ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended June 30, 2004, 2003 and 2002

1.	NATURE OF ORGANIZATION
      Energy Corporation of America (the “Company”) was formed in June 1993 through an exchange of shares with the common stockholders of Eastern American Energy Corporation (“Eastern American”). The Company is an independent energy company. All references to the “Company” include Energy Corporation of America and its consolidated subsidiaries. The Company’s industry segments are discussed at Note 16.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      The following is a summary of the significant accounting policies followed by the Company.
      Principles of Consolidation — The consolidated financial statements include the accounts of the Company and its subsidiaries. Investments in affiliates in which the Company owns greater than 50% are consolidated. Investments in which the Company owns from 20% to 50% are accounted for by the equity method if the Company has the ability to exert significant influence over the investee, but does not otherwise have the ability to control. Investments in less than 20% owned affiliates and affiliates in which the Company does not exhibit significant influence are accounted for under the cost method. The Company has investments in oil and gas limited partnerships and joint ventures and has recognized its proportionate share of these entities’ revenues, expenses, assets and liabilities. All significant intercompany transactions have been eliminated in consolidation.
      Cash and Cash Equivalents — Cash and cash equivalents include short-term investments maturing in three months or less from the date acquired.
      Property, Plant and Equipment — Oil and gas properties are accounted for using the successful efforts method of accounting. Under this method, certain expenditures such as exploratory geological and geophysical costs, exploratory dry hole costs, delay rentals and other costs related to exploration are recognized currently as expenses. All direct and certain indirect costs relating to property acquisition, successful exploratory wells, development costs, and support equipment and facilities are capitalized. The Company computes depletion, depreciation and amortization of capitalized oil and gas property costs on the units-of-production method using proved developed reserves. Direct production costs, production overhead and other costs are charged against income as incurred. Gains and losses on the sale of oil and gas property interests are generally recognized in income.
      Other property, equipment, pipelines and buildings are stated at cost and are depreciated using straight-line and accelerated methods over estimated useful lives ranging from three to forty years.
      Repairs and maintenance costs are charged against income as incurred; significant renewals and betterments are capitalized. Gains and losses on dispositions of property, equipment, pipelines and buildings are recognized as income.
      At June 30 property, plant and equipment consisted of the following (in thousands):

	2004	2003

Oil and gas properties	$345,556	$337,904
Pipelines	21,856	20,594
Other property and equipment	22,825	23,537

	390,237	382,035
Less accumulated depletion, depreciation and amortization	(143,846)	(128,765)

Net property, plant and equipment	$246,391	$253,270

ECA-43

ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Long-Lived Assets — Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of”, requires all companies to assess long-lived assets and assets to be disposed of for impairment. For the year ended June 30, 2004, the impairment recognized by the Company primarily consists of oil and gas property of $2.4 million and other property of $1.1 million. The other property is primarily related to the sale of an interest in a drilling rig held with Breitburn Energy Company L.P. (“BECLP”) and is discussed further in Note 10. During the fiscal year ended June 30, 2003 the Company recognized impairment of oil and gas property of $3.1 million.
      Deferred Financing Costs — Certain legal, underwriting fees and other direct expenses associated with the issuance of credit agreements, lines of credit and other financing transactions have been capitalized. These financing costs are being amortized over the term of the related credit agreement.
      Foreign Currency Translation — The translation of applicable foreign currencies into U.S. dollars is performed for accounts using current exchange rates in effect at the balance sheet date. The translation adjustment is included in stockholders’ equity as a component of other comprehensive income.
      Income Taxes — Deferred income taxes reflect the impact of “temporary differences” between assets and liabilities recognized for financial reporting purposes and such amounts as measured by tax laws. These temporary differences are determined in accordance with SFAS No. 109, “Accounting For Income Taxes”. A valuation allowance is established for any portion of a deferred tax asset for which it is more likely than not that a tax benefit will not be realized.
      Deferred Trust Revenue — In 1993, the Company sold working interests in certain Appalachian gas properties in connection with the formation of the Eastern American Natural Gas Trust (“the Royalty Trust”). A portion of the proceeds from the sale of these interests, representing term net profits interest, was accounted for as a production payment and was classified as deferred trust revenue. The deferred revenue is recognized as production occurs for the term properties.
      Revenues and Gas Costs — Oil and gas sales, and aggregation and pipeline revenues are recognized as income when the oil or gas is produced and sold. Monthly, the Company makes estimates of the amount of production delivered to the purchaser and the price to be received. The Company uses its knowledge of properties, historical performance, NYMEX and local spot market prices and other factors as the basis for these estimates. Gas costs are expensed as incurred.
      Stock Compensation — As permitted under SFAS No. 123, “Accounting for Stock-Based Compensation”, the Company has elected to continue to measure compensation costs for stock-based employee compensation plans using the intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”. Stock compensation expense of $0.5 million and $0.9 million was recognized in June 30, 2004 and June 30, 2002, respectively, with no expense recorded for the year ended June 30, 2003.
      Use of Estimates — The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
      The Company’s financial statements are based on a number of significant estimates including oil and gas reserve quantities, which are the basis for the calculation of depletion, depreciation, amortization and impairment of oil and gas properties. Management emphasizes that reserve estimates are inherently imprecise. In addition, realization of deferred tax assets is based largely on estimates of future taxable income.

ECA-44

ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Derivatives — In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended, all derivative instruments are recorded as assets or liabilities in the Company’s balance sheet and measurement of those instruments at its’ estimated fair value. The accounting treatment of changes in fair value is dependent upon whether or not a derivative instrument is designated as a hedge and if so, the type of hedge. For derivatives designated as cash flow hedges, changes in fair value are recognized in other comprehensive income; to the extent the hedge is effective, until the hedged item is recognized in earnings. Hedge effectiveness is measured monthly based on the relative changes in fair value between the derivative contract and the hedged item over time. Any change in fair value resulting from ineffectiveness and any derivatives not qualifying as hedges are recognized immediately in earnings.
      Accumulated Other Comprehensive Loss — At June 30 accumulated other comprehensive loss consisted of the following (in thousands):

	2004	2003

Foreign currency translation	$1,122	$367
Natural gas hedging	(4,379)	(1,340)

Accumulated other comprehensive loss	$(3,257)	$(973)

      Concentration of Credit Risk — The Company maintains its cash accounts primarily with a single bank and invests cash in money market accounts, which the Company believes to have minimal risk. As operator of jointly owned oil and gas properties, the Company sells oil and gas production to numerous U.S. oil and gas purchasers, and pays vendors on behalf of joint owners for oil and gas services. Both purchasers and joint owners are located primarily in the northeastern United States and Texas. The risk of nonpayment by the purchasers or joint owners is considered minimal and has been considered in the Company’s allowance for doubtful accounts.
      Environmental Concerns — The Company is continually taking actions it believes necessary in its operations to ensure conformity with applicable federal, state and local environmental regulations. As of June 30, 2004, the Company has not been fined or cited for any environmental violations, which would have a material adverse effect upon capital expenditures, operating results or the competitive position of the Company.
      Prior Year Reclassifications — Certain amounts in the financial statements of prior years have been reclassified to conform to the current year presentation.
      Recent Accounting Pronouncements — In March 2004, the Emerging Issues Task Force (“EITF”) reached a consensus that mineral rights, as defined in EITF Issue No. 04-2, “Whether Mineral Rights Are Tangible or Intangible Assets,” are tangible assets and that they should be removed as examples of intangible assets in SFAS No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets.” The FASB has recently ratified this consensus and directed the FASB staff to amend SFAS Nos. 141 and 142 through the issuance of FASB Staff Position (“FSP”) FAS Nos. 141-1 and 142-1. In addition, proposed FSP 142-b confirms that SFAS 142 does not change the balance sheet classification or disclosures of mineral rights of oil and gas producing enterprises. Historically, the Company has included the costs of such mineral rights as tangible assets, which is consistent with the EITF’s consensus. As such, EITF 04-02 and the related FSPs have not affected the Company’s consolidated financial statements.
      In May 2003 the FASB issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with

ECA-45

ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
characteristics of both liabilities and equity, and requires instruments that fall within the scope of this pronouncement to be classified as liabilities. The Company early adopted SFAS No. 150 at the beginning of the fourth quarter of the year ended June 30, 2004. The effect of this adoption was an increase to other current liabilities of $0.2 million, other long term obligations of $1.2 million and a $1.4 million decrease in stockholders’ equity.
      Asset Retirement Obligations — The Company accounts for its’ asset retirement obligations according to SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 provides the accounting requirements for retirement obligations associated with tangible long-lived assets. When the liability is initially recorded, the entity capitalizes the cost, thereby increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted, and the capitalized cost is depreciated over the useful life of the related asset.
      For the Company, asset retirement obligations primarily relate to the abandonment of oil and gas producing facilities. While assets such as pipelines and marketing assets may have retirement obligations covered by SFAS No. 143, certain of those obligations are not recognized since the fair value cannot be estimated due to the uncertainty of the settlement date of the obligation.
      The initial application of this accounting standard by ECA as of July 1, 2002, resulted in an increase in net plant assets of $0.4 million, an asset retirement obligation liability of $0.5 million, and a cumulative effect of a change in accounting principle of $0.1 million. Due to a change in estimate by ECA in fiscal year 2003 regarding SFAS No. 143, the initial application was changed to an asset retirement obligation liability of $0.7 million, a net plant asset increase of $0.6 million, and a cumulative effect of a change in accounting principle of $0.1 million as of June 30, 2003.
      The following table presents a reconciliation of the beginning and ending carrying amounts of the asset retirement obligations.

	2004	2003

	(In thousands)
Asset retirement obligation as of the beginning of the year	$724	$471
Accretion expense	44	33
Liabilities incurred	22	181
Liabilities settled	(175)	(86)
Change in estimate	58	125

Asset retirement obligation as of the end of the year	$673	$724

      Supplemental Disclosures of Cash Flow Information — Supplemental cash flow information for the years ended June 30 is as follows (in thousands):

	2004	2003

Cash paid for:
Interest	$15,069	$16,383
Income taxes	25	15
Income taxes refunded	(38)	(9,809)
Noncash investing and financing activities:
Dividends declared and unpaid at year end	308	297

ECA-46

ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	ACQUISITIONS
      The Company finalized the purchase of an additional 100-mile long natural gas gathering system (“System 8000”) from Columbia Gas Transmission for a purchase price of $1.2 million during the first quarter of fiscal year 2005. System 8000 is located in northeastern West Virginia and is situate among one of the Company’s existing operating areas.
      On February 5, 2003, the Company purchased certain oil and gas properties located in southern West Virginia for $5.6 million, after certain adjustments. The purchase included proved developed producing gas reserves, estimated at 4 Bcf, 90 producing wells and over 30,000 acres.

4.	RISK MANAGEMENT
      The Company periodically hedges a portion of its oil and gas production through futures and swap agreements. The purpose of the hedge is to provide a measure of stability in the volatile environment of oil and gas prices and to manage exposure to commodity price risk under existing sales or purchase commitments. All of the Company’s price swap agreements in place at June 30, 2004 are designated as cash flow hedges. At June 30, 2004, the Company had swap agreements maturing from July 2004 through June 2005 covering 4,375,000 Mmbtu. At June 30, 2004, the Company had recorded a $4.4 million loss in accumulated other comprehensive income, $0.03 million of short term derivative assets, $7.3 million in short term derivative liabilities and $2.9 million in deferred tax asset. At June 30, 2003, the Company had swap agreements maturing from July 2003 through June 2005 covering 5,058,000 Mmbtu. As of June 30, 2003 the Company had recorded a $1.3 million loss in accumulated other comprehensive income, $0.8 million in short term derivative liabilities, $1.3 million in long term derivative liabilities, and $0.8 million in deferred tax asset.
      For the year ended June 30, 2004 the Company recognized a net loss in revenues on its natural gas hedging activities of $0.4 million. For the year ended June 30, 2003, the Company recognized a net loss in revenues on its natural gas hedging activities of $1.2 million and a net gain of $6.7 million for the year ended June 30, 2002. The estimated net amount of the existing losses within other comprehensive income that are expected to be reclassified into earnings within the next twelve months is approximately $4.4 million.

5.	DEBT
      Long-Term Debt — At June 30 long-term debt consisted of the following (in thousands):

	2004	2003

ECA senior subordinated notes, interest at 9.5% payable semi-annually, due May 15, 2007	$126,033	$132,073
Revolving credit agreements, variable rates	37,109	40,227
Installment notes payable, at imputed interest rates ranging from 8.0% to 9.5%	897	1,030

	164,039	173,330
Less current portion	(1,145)	(133)

	$162,894	$173,197

ECA-47

ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Scheduled maturities of the Company’s long-term debt at June 30, 2004 for each of the next five years and thereafter are as follows (in thousands):

2005	$35,213
2006	213
2007	92,142
2008	100
2009	36,209
Thereafter	484

Total payments	164,361
Less: imputed interest	322

Present value of scheduled maturities	$164,039

      Senior Subordinated Notes — The Company has 9 1/2% Senior Subordinated Notes (“Notes”) that are due May 15, 2007. The agreement contains certain restrictions and conditions among which are limitations on indebtedness, dividends and investments, and certain interest coverage ratio requirements.
      The Company purchased $6.04 million of its Notes during the twelve months ended June 30, 2004, $2.04 million in privately negotiated transactions and $4.0 million pursuant to an Asset Sale Offer as defined in the Indenture for the Notes that resulted in a gain of $0.5 million which was included in interest income and other.
      The Company purchased $34 million of the Notes on July 29, 2004 pursuant to an Asset Sale Offer as defined in the Indenture for the Notes. The Company classified this debt as long term at June 30, 2004 as a result of entering into an amended and restated credit agreement in place that allowed the Company to refinance the debt on a long term basis. See Note 18 for further discussion.
      For the year ended June 30, 2003 the Company purchased approximately $65.6 million of the Notes that resulted in a gain of $23.7 million which was included in interest income and other.
      Revolving Credit and Term Loan — As previously reported, on July 10, 2002, the Company entered into a $50 million revolving Credit Agreement with Foothill Capital Corporation, now Wells Fargo Foothill, Inc. (“Foothill”). The Company and Foothill have entered into an Amended and Restated Credit Agreement dated June 10, 2004 (the “Restated Credit Agreement”). The Restated Credit Agreement provides for the $50 million revolving credit facility to be extended and for the Company to be provided with additional credit in the form of a single advance term loan in the amount of $50 million. The term loan contains requirements for principal payments of $1 million each at July 10, 2005, 2006 and 2007, with the remaining balance due on July 10, 2008. Depending on the Company’s level of borrowing under the Restated Credit Agreement, the applicable interest rates for base rate loans are based on Wells Fargo’s prime rate plus 0.25% to 0.75%. The Company has the ability under the Restated Credit Agreement to designate certain loans as Libor Rate Loans at interest rates based upon the rate at which dollar deposits are offered to major banks in the London interbank market plus 2.25% to 2.75%. The Restated Credit Agreement expires on July 10, 2008.
      The obligations under the Restated Credit Agreement are secured by certain of the existing proved producing oil and gas assets of the Company. The Restated Credit Agreement, among other things, restricts the ability of the Company and its subsidiaries to incur new debt, grant additional security interests in its collateral, engage in certain merger or reorganization activities, or dispose of certain assets. As of September 23, 2004, there are $50.0 million in outstanding borrowings under the term loan and $15 million in outstanding borrowings under the revolving loan.

ECA-48

ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Other Credit Facilities — The Company has an unsecured revolving line of credit totaling $3.0 million with a financial institution with an interest rate of prime plus 0.25%, which reduces by $1.0 million in November 2004 and expires on June 30, 2005. As of June 30, 2004, there was $1.0 million outstanding under the line of credit and $1.8 million was committed through letters of credit. As of June 30, 2003, there was $1.0 million outstanding under the line of credit.
      Other Notes — In December 2000 the Company assumed a note which stipulated that the Company will pay consecutive equal monthly payments with the first scheduled payment to be made by the Company on January 15, 2000 and the final scheduled payment due on April 15, 2014. As of June 30, 2004 and 2003, the balance due was $1.0 million and $1.1 respectively.
      The Company purchased certain pipelines during 1998 constituting a natural gas gathering system in the State of West Virginia. The Company paid the seller $1.2 million for the facilities. In accordance with the agreement, the Company paid $0.3 million at closing with the balance due to the seller in one hundred consecutive equal monthly installments beginning in March 1998. As of June 30, 2004 and 2003, the balance due to the seller was $0.2 and $0.3 million respectively.

6.	INCOME TAXES
      The following table summarizes components of the Company’s provision (benefit) for income taxes for the years ended June 30 (in thousands):

	2004	2003	2002

Current:
Federal	$(1,523)	$(6,610)	$(3,436)
State	(329)	(2)	1,385

Total current	(1,852)	(6,612)	(2,051)

Deferred:
Federal	(2,116)	11,502	(13,381)
State	(754)	1,183	(1,390)

Total deferred	(2,870)	12,685	(14,771)

Total provision (benefit) for income taxes	$(4,722)	$6,073	$(16,822)

      A reconciliation of the provision for income taxes computed at the statutory rate to the provision for income taxes as shown in the consolidated statements of operations for the years ended June 30 is summarized below (in thousands):

	2004	2003	2002

Tax provision (benefit) at the federal statutory rate	$(150)	$5,513	$(15,051)
State taxes, net of federal tax effects	(25)	663	(2,516)
Effect of rate change	—	12	103
Change in valuation allowance on federal, foreign and state deferred tax assets, net of federal effect	—	—	(2,048)
Change in tax contingency	(4,514)	—	—
Other, net	(33)	(115)	2,690

Total provision (benefit) for income taxes	$(4,722)	$6,073	$(16,822)

ECA-49

ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Components of the Company’s deferred tax assets and liabilities, as of June 30 are as follows (in thousands):

	2004	2003

Deferred tax assets:
Royalty Trust agreements	$4,087	$4,640
Tax credits and carryforwards	7,236	7,795
Other	3,294	2,512

Total deferred tax assets	14,617	14,947

Deferred tax liabilities:
Property, plant and equipment	(31,770)	(28,920)
Other liabilities	(312)	(6,362)

Total deferred tax liabilities	(32,082)	(35,282)

Net deferred tax liability	$(17,465)	$(20,335)

Current deferred tax asset	$2,087	$41
Long-term deferred tax liability	(19,552)	(20,376)

Net deferred tax liability	$(17,465)	$(20,335)

      At June 30 the Company has the following federal and state tax credits and carryforwards (in thousands):

	2004		2003

		Year of		Year of
	Amount	Expiration	Amount	Expiration

AMT tax credits	$3,591	None	$4,444	None
Charitable contribution carryforwards	166	2007-2008	3	2007-2008

Total federal credits and carryforwards	$3,757		$4,447

State net operating loss carryforwards	$3,479	2005-2022	$3,348	2005-2022

Total state carryforwards	$3,479		$3,348

Total federal and state carryforwards	$7,236		$7,795

      At June 30, 2001, the Company had West Virginia state tax credits of $3.7 million. The Company was eligible for relocation incentives taken in the form of tax credits from West Virginia. The incentive amounts were based upon investments made and jobs created in that state. Tax credits generated by the Company were used primarily to offset the payment of severance, property and state income taxes. Based on the then existing future taxable temporary differences and projections of future West Virginia severance, property and state income taxes, management had provided a valuation allowance of $3.2 million for that portion of the credits that were not expected to be utilized. At June 30, 2003 the Company had utilized the entire $3.7 million of WV state tax credits and had reversed the related $3.2 million valuation allowance.
      During 2004, the Company utilized $0.9 million in AMT Credits. The $3.6 million in remaining AMT credits may be utilized in future periods.
      In March 2004, the U.S. Internal Revenue Service (“IRS”) notified the Company that it was initiating an audit of the Company’s federal income tax return for the tax year ending June 30, 2002. The

ECA-50

ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
IRS is also reviewing the refund claim filed by the Company due to the amended federal income tax return for the tax year ending June 30, 1999. The Company has not received any notices of proposed adjustments and believes that it has adequately provided for any potential tax liability that may be assessed by the IRS. In connection with the evaluation of contingencies, the Company continues to perform periodic reviews. During 2004, the Company adjusted the contingency balance for items that are closed or no longer applicable.

7.	EMPLOYEE BENEFIT PLANS
      The Company and certain subsidiaries, have a Profit Sharing/ Incentive Stock Plan (the “Plan”) for the stated purpose of expanding and improving profits and prosperity and to assist the Company in attracting and retaining key personnel. The Plan is noncontributory, and its continuance from year to year is at the discretion of the Board of Directors. The annual profit sharing pool is based on calculations set forth in the Plan. Generally, to be eligible to participate, an employee must have been continuously employed for two or more years; however, employees with less than two years of employment may participate under certain circumstances. The Company recognized $1.7 million and $2.4 million of profit sharing expense during the years ended June 30, 2004 and 2003, respectively, while no profit sharing expense was recognized for the year ended June 30, 2002.
      The Company sponsors a Section 401(k) plan covering all full-time employees who wish to participate. The Company’s contributions, which are principally based on a percentage of the employee contributions, and charged against income as incurred, totaled $0.29 million, $0.27 million and $0.25 million for the years ended June 30, 2004, 2003, and 2002.

8.	CAPITAL STOCK
      Voting Common Stock — In May 1995, the Company was reincorporated in the State of West Virginia. As part of this reincorporation, each outstanding share of then existing no-par value common stock was converted to one share of $1 par value common stock.
      Pursuant to an Agreement dated December 28, 1998, the Company is required to purchase all shares owned by Kenneth W. Brill upon notice by Mr. Brill’s estate or promptly after the passage of two years from Mr. Brill’s death if the estate does not sooner tender the shares. The Company entered into a repurchase agreement on January 21, 2004 with the KWB Trust to define the purchase price and establish the conditions for the repurchase of stock owned by the Kenneth W. Brill, estate. The agreement outlines the repurchase of 49,110 shares of stock by the Company or through third parties, at an anticipated value of approximately $3.7 million over the next five years, and provides for payments in twenty quarterly installments on the majority of the shares to be repurchased. The repurchase of shares is subject to certain restrictions in the Company’s credit agreements. On June 30, 2004, the Company’s remaining repurchase obligation under the Agreement is approximately $2.9 million. Upon adoption of SFAS No. 150, as described in Note 2, $1.4 million of the obligation was reclassified as a liability and the remaining $1.5 million is included in stockholders’ equity as third parties have agreed to purchase such amount.
      Class A Non-Voting Common Stock — In August 1998, the Company amended its articles of incorporation authorizing the issuance of up to 100,000 shares of Class A non-voting common stock.
      During October, 2003, ECA offered its employees that were participants in the 2003 Profit Sharing program, the opportunity to purchase Class A stock having certain restrictions. Employees were awarded the right to purchase a specified number of shares, with the restrictions expiring over a specified period of time. As a result of this program, 16,850 shares of restricted stock were issued for $15 per share vesting over five years. Deferred compensation was recognized based on the fair value of the stock at issuance and

ECA-51

ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
is being amortized over the vesting period. The Company repurchased 201 shares of the restricted stock during the year ended June 30, 2004.
      Treasury Stock — At June 30, 2004, the Company had 126,613 shares of voting common stock in treasury, carried at cost. The Company purchased 15,367 and 6,262 shares of voting common stock during the years ended June 30, 2004 and 2003, respectively. At June 30, 2004, the Company had 21,202 shares of non-voting Class A stock in treasury, carried at cost. The Company purchased 2,349 and 4,473 shares of non-voting Class A stock during the years ended June 30, 2004 and 2003.
      Stock Plans — During fiscal 1999, the Company created an incentive stock purchase agreement, primarily for outside Directors. Under the agreement, options to purchase voting common stock were granted at $75 per share, based on the fair market value as determined by the Board of Directors and are exercisable based on the following schedule:

Number of
Exercise Period	Shares

January 1, 2000 to December 31, 2004	10,002
January 1, 2001 to December 31, 2005	9,996

19,998

      No options were exercised for either of the years ended June 30, 2004 or 2003. Therefore, as of June 30, 2004, all the remaining options were exercisable. Fair value of the options at the grant dates, as estimated by management, was nominal.

9.	EARNINGS PER SHARE
      In accordance with SFAS No. 128, “Earnings Per Share,” basic earnings per share has been computed based upon the weighted average shares outstanding. Diluted earnings per share gives effect to outstanding stock options.
      A reconciliation of the components of basic and diluted net income (loss) per common share for the years ended June 30 is as follows:

	2004	2003	2002

Income (loss) before cumulative effect of change in accounting principle	$4,295	$9,917	$(26,180)
Change in accounting principle, net of tax	—	(73)	—

Net income (loss)	$4,295	$9,844	$(26,180)

Weighted average common shares:
Basic	648,835	651,205	657,707
Diluted	658,345	665,471	657,707

Basic net income (loss) per common share:
Income (loss) from operations before extraordinary items	$6.62	$15.23	$(39.80)
Change in accounting principle, net of tax	—	(0.11)	—

Basic net income (loss) per common share	$6.62	$15.12	$(39.80)

Diluted net income (loss) per common share:
Income (loss) from operations before extraordinary items	$6.52	$14.90	$(39.80)
Change in accounting principle, net of tax	—	(0.11)	—

Diluted net income (loss) per common share	$6.52	$14.79	$(39.80)

ECA-52

ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      For fiscal year 2002 the effect of 14,226 shares related to outstanding stock options were not included in the computation of diluted net loss per share because to do so would have been antidilutive.

10.	UNCONSOLIDATED AFFILIATE
      The Company owned a 25.35% members’ interest in Breitburn Energy Company, LLC (“BEC”). The Company’s investment in BEC was accounted for under the equity method. Although BEC had current year earnings, the Company’s share of net losses since inception continued to exceed the carrying amount of the investment. Therefore, the investment had been reduced to zero and equity and earnings would not have been recognized until the Company’s share of net income equaled its share of unrecognized net losses.
      During June 2004, the Company sold its’ membership interest in BEC for gross proceeds of $9.2 million. A pre-tax gain of $7.4 million was recognized and a liability of $1.8 million established as a reserve against items for which the Company was required to indemnify the buyer for a period of 180 days after closing pursuant to the agreement. Net proceeds from the sale are subject to certain reinvestment provisions of the Company’s Notes.
      Summarized financial information for BEC as of and for the years ended December 31, is as follows (in thousands):

	2003	2002	2001

Current assets	$7,181	$6,679	$11,336
Oil and gas properties	96,846	110,555	100,833
Other assets	1,326	1,309	1,966

Total assets	$105,353	$118,543	$114,135

Current liabilities	$55,736	$14,149	$14,505
Long-term debt	—	63,900	51,700
Other liabilities	6,459	7,953	8,092
Redeemable preferred shares	37,785	34,925	34,287
Members’ equity (deficit)	14,674	2,262	1,764
Accumulated other comprehensive (loss) income	(9,301)	(4,646)	3,787

Total liabilities and equity	$105,353	$118,543	$114,135

Net sales	$42,181	$38,002	$44,173
Operating income	18,892	13,872	16,737
Net income	$17,112	$4,782	$10,259
      The Company owned working interest in certain oil and gas properties and an interest in a drilling rig with BECLP. The Company completed the sale of its’ interest in these properties to BECLP for $2.5 million as of September 2004 with an effective date of June 30, 2004. As of June 30, 2004, the Company has recognized impairment for these assets of $2.0 million and has reclassified $2.5 million in property assets as assets held for sale which is included in other current assets.

11.	OPERATING LEASES
      The Company has noncancelable operating lease agreements for the rental of office space, computers and other equipment. Certain of these leases contain purchase options or renewal clauses. Rental expense

ECA-53

ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
for operating leases was approximately $1.1 million for the year ended June 30, 2004 and $1.4 million for each of the years ended June 30, 2003 and 2002.
      At June 30, 2004 future minimum lease payments for each of the next five years and thereafter are as follows (in thousands):

2005	$1,131
2006	497
2007	386
2008	370
2009	307
Thereafter	543

$3,234

12.	RELATED PARTY TRANSACTIONS
      The Company has entered into a rental arrangement for office space from a corporation in which certain officers are shareholders. Rent payments totaled $0.56 million for each of the years ended June 30, 2004, 2003 and 2002.
      The Company sold its Royalty Trust units to a Foundation controlled by a director of the Company, at the then fair market value in December 2003.
      The Company acquired interests in various Petroleum Exploration Permits in New Zealand during the year ended June 30, 2003 from an entity controlled by a former officer of the Company for approximately $300,000.
      The Company advanced funds to certain officers and other related parties, at 7% to 8% interest. Balances totaled $0.2 million at June 30, 2004 and $0.3 million at June 30, 2003. A provision in the agreements cancels the principal balance if the employee remains in the continuous employment of the Company for three to four years, depending on the agreement.
      In 1998, the Company issued promissory notes to certain employees as part of a Class A incentive stock purchase agreement, whereby 13,669 shares were issued at $75 per share. The carrying value of these notes was minimal at June 30, 2004 and $0.1 million at June 30, 2003. The notes have interest rates of 6.5% and 8%. A provision in the agreements cancels the principal balance over a period of four years if the employee remains in the continuous employment of the Company through December 31, 2005.
      Between 1995 and 1997, the Company issued 4,800 shares of common stock as part of an incentive stock option agreement with two officers for promissory notes. The carrying value of these notes was $0.2 million at June 30, 2004 and 2003. Interest rates are calculated at LIBOR plus 1.5%. No cancellation provision was included with this stock incentive program.
      During fiscal 1999, the Company purchased from certain officers and directors, for $2.4 million, volumetric production from wells in New Zealand. Future production, totaling 3.3 million Mcf, otherwise allocable to the officers and directors will be allocated to the Company. The Company has recorded the payment as an investment in oil and gas properties. During fiscal years 2003 and 2002, certain officers and directors representing approximately 74% of the total production, assigned back their interest in these properties for nominal consideration. The remaining book value of this asset at June 30, 2004 is $1.0 million.

ECA-54

ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	CONTRACT SETTLEMENTS
      Effective May 14, 2003, the Company entered into a Settlement Agreement (the “Agreement”) with Allegheny Energy (“Allegheny”) which mutually resolved all outstanding issues and claims. Under the Agreement, the Company neither received nor paid any cash consideration, but recognized the following revenue and expenses as a result of the settlement for the year ended June 30, 2003: (i) gas sales of $3.1 million was recognized as a result of the termination and release of the Gas Sale and Purchase Agreement (“Gas Contract”) dated December 20, 1999 which called for a prepayment by Allegheny and subsequent delivery of gas volumes from the Company to Allegheny and (ii) net other income of $1.4 million was also recorded related to the transaction.

14.	COMMITMENTS AND CONTINGENCIES
      In 1993, the Company sold working interests in certain Appalachian gas properties in connection with the formation of the Eastern American Natural Gas Trust (“Royalty Trust”). A portion of the proceeds from the sale of these interests, representing a term net profits interest, was accounted for as a production payment and is currently classified as other current and long-term liabilities. As of June 30, 2000, the Company determined that due to the rising cost of transporting gas, the total deferred revenue would not be realizable. Therefore, $4.9 million, the amount related to the royalty portion, was impaired and $6.2 million, the amount related to the term portion, was reclassified to other current and long-term liabilities. These amounts are amortized as the associated volumes are sold. The remaining unamortized other current and long-term liabilities are $7.1 and $8.1 million at June 30, 2004 and 2003, respectively.
      The Company entered into a gas sales contract with AFG Industries, Inc. (“AFG”) for the sale of up to 4,000 MMBtu per day from January 1, 2004 through December 31, 2004. AFG is a “Float Glass” plant adjacent to an existing Company pipeline. The sales contract price is based off the NYMEX settlement price for Natural Gas Henry Hub Futures Contracts each month plus an Appalachian Basis component.
      On November 30, 2001, the Company entered into a natural gas sales contract with Mountaineer Gas Company, doing business as Allegheny Power, to deliver 5,500 Dth per day. Under the pricing terms, the Company will never receive less than $2.75 per Dth plus the Columbia Gas Transmission (“TCO”) Appalachia Basis or more than $4.85 per day plus the TCO Appalachia Basis. The contract began on December 1, 2001 and continues through October 31, 2004.
      The Company is involved in various legal actions and claims arising in the ordinary course of business. Management does not expect these matters to have a material adverse effect on the Company’s financial position or results of operations.

15.	FINANCIAL INSTRUMENTS
      The estimated fair values of the Company’s financial instruments, as of June 30, have been determined using appropriate market information and valuation methodologies. Considerable judgment is required to develop the estimates of fair value; thus, the estimates provided are not necessarily indicative of the amount that the Company could realize upon the sale or refinancing of such financial instruments. The Company in estimating the fair value of its financial instruments used the following methods and assumptions:
      Notes Receivable — The notes receivable accrue interest at a fixed rate. The carrying value approximates fair value which was estimated using discounted cash flows based on current interest rates for notes with similar credit characteristics and maturities.
      Long-Term Debt — The Company’s subordinated debt is traded publicly. The market value at the end of the year was used for valuation purposes. The remaining portion of the Company’s long-term debt is

ECA-55

ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
comprised of revolving lines of credit with variable rates and fixed rate facilities. At June 30, 2004, the fair value of the Company’s subordinated debt was $118.5 million and the book value was $126.0 million. At June 30, 2003, the fair value of the Company’s subordinated debt was $92.4 million and the book value was $132.1 million.
      Derivative Financial Instruments — All derivative instruments held by the Company are designated as hedges, have high correlation with the underlying exposure and are highly effective in offsetting underlying price movements. Accordingly, gains and losses from changes in derivative fair values are deferred until the underlying transaction occurs. Gains or losses are then recognized in the income statement or recorded as part of the underlying assets or liability, depending on the circumstances. Derivative positions are settled if the underlying transaction is no longer expected to occur, with the related gains and losses recognized in earnings in the period settlement occurs. Option premiums paid are recorded as assets and expensed over the life of the option. Derivatives generally have initial terms of less than three years, and all currently hedged transactions are expected to occur within the next three years. See Note 5 for additional information regarding the Company’s derivative holdings.

16.	INDUSTRY SEGMENTS
      The Company’s reportable business segments have been identified based on the differences in products and service provided. Revenues for the exploration and production segment are derived from the production and sale of natural gas and crude oil. Revenues for the aggregation and pipeline segment arise from the aggregation of both Company and third party produced natural gas volumes and the related transportation. Management utilizes earnings before interest, income taxes, depreciation, depletion, amortization and impairment and exploratory costs (“EBITDAX”), a non-GAAP financial measure, to evaluate each segment’s operations.
      Reconciliation of non-GAAP financial measure is as follows (in thousands):

	Twelve Months Ended June 30

	2004	2003	2002

	(In thousands)
Net income (loss)	$4,295	$9,844	$(26,180)
Add:
Interest expense	15,069	16,383	19,671
Depletion and depreciation of oil and gas properties	13,300	12,140	12,362
Depreciation of pipelines, other property and equipment	4,190	4,294	2,934
Exploration and impairment	10,796	11,729	27,693
Income tax expense (benefit)	(4,722)	6,073	(16,822)
Subtract:
Change in accounting principle, net of tax	—	(73)	—

EBITDAX	$42,928	$60,536	$19,658

ECA-56

ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Summarized financial information for the Company’s reportable segments is shown in the following table. The “other” column includes items related to drilling rig operations and corporate items (in thousands):

	Exploration	Aggregation
	and	and
	Production	Pipeline	Other	Consolidated

2004
Sales to unaffiliated customers	$62,432	$60,819	$122	$123,373
Depreciation, depletion, amortization	14,721	630	2,139	17,490
Impairment and exploratory costs	10,780	16	—	10,796
Operating profit	15,381	2,218	(1,477)	16,122
Interest expense, net	22,180	(7,453)	82	14,809
EBITDAX	42,388	2,710	(2,170)	42,928
Total assets	174,540	96,362	19,310	290,212
Capital expenditures	19,012	1,927	971	21,910
2003
Sales to unaffiliated customers	$56,907	$60,484	$35	$117,426
Depreciation, depletion, amortization	13,559	661	2,214	16,434
Impairment and exploratory costs	11,729	—	—	11,729
Operating profit	1,106	3,922	1,257	6,285
Interest expense, net	21,982	(6,486)	273	15,769
EBITDAX	29,125	4,718	26,694	60,537
Total assets	191,190	88,831	15,812	295,833
Capital expenditures	36,147	241	1,244	37,632
2002
Sales to unaffiliated customers	$44,429	$41,209	$504	$86,142
Depreciation, depletion, amortization	13,741	859	696	15,296
Impairment and exploratory costs	26,127	89	1,478	27,694
Operating profit (loss)	(22,507)	330	(2,292)	(24,469)
Interest expense, net	21,238	(6,922)	3,663	17,979
EBITDAX	18,795	1,498	(635)	19,658
Total assets	186,587	78,226	39,923	304,736
Capital expenditures	33,679	145	4,470	38,294
      Operating profit represents revenues less costs which are directly associated with such operations. Revenues are priced and accounted for consistently for both unaffiliated and intersegment sales. The ‘Other’ column includes items related to non-reportable segments, including drilling rig, corporate and elimination items. Included in the exploration and production segment are net long-lived assets located in New Zealand of $7.4 million, $6.1 million and $3.4 million, as of June 30, 2004, 2003 and 2002, respectively and revenues of $0.3 million for the year ended June 30, 2004 with no significant revenue recorded for the years ended June 30, 2003 and June 30, 2002.
      Revenues from two purchasers of the Company’s production during the year ended June 30, 2004 represent $24.1 million and $12.8 million respectively of the Company’s consolidated revenues within the Exploration and Production and Gas Aggregation and Pipeline segments. During the year ended June 30, 2003, revenues from three purchasers of the Company’s production represented $17.0 million, $16.5 million

ECA-57

ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and $14.6 million respectively of the Company’s consolidated revenues within the Exploration and Production and Gas Aggregation and Pipeline segments.

17.	SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
      The following represents selected quarterly financial information for the years ended June 30 (in thousands, except per share data):

	Quarter Ended

	September 30	December 31	March 31	June 30

2004
Total revenue	$31,041	$30,272	$32,204	$29,856
Gross profit (loss)	3,911	2,893	4,510	4,808
Income per share(a)
basic	0.91	(0.53)	6.98	(0.91)
diluted	0.89	(0.53)	6.88	(0.91)
Net income (loss)	587	(348)	4,631	(575)

	Quarter Ended

	September 30	December 31	March 31	June 30

2003
Total revenue	$22,589	$26,383	$34,038	$34,416
Gross profit (loss)	448	(1,735)	3,506	4,066
Income (loss) before change in accounting principle	(1,562)	8,320	3,347	(188)
Income per share
basic	(2.43)	12.77	5.15	(0.38)
diluted	(2.43)	12.49	5.04	(0.38)
Net income (loss)	(1,562)	8,320	3,347	(261)

18.	SUBSEQUENT EVENT
      As previously reported, the Company had been in litigation with certain Holders of its $200,000,000 9 1/2% Senior Subordinated Notes due 2007 (the “Noteholders”) (the “Notes”). The dispute involved the calculation of the Net Proceeds of an Asset Sale as defined in the Indenture dated May 23, 1997 between the Company and The Bank of New York. The Company and the Noteholders have settled the dispute, as memorialized in the Settlement Agreement executed as of February 24, 2004, and attached to the Form 8-K filed by the Company on February 24, 2004 as Exhibit 99.11 (the “Settlement Agreement”). In settlement of the dispute the Company agreed to repurchase $38 million in Notes. The Company met its obligations under the Settlement Agreement having finalized the first Asset Sale Offer (as defined under the Indenture) in the amount of $4 million on March 24, 2004 and the second Asset Sale Offer in the amount of $34 million, at face value, on July 29, 2004. The United States District Court for the Southern District of West Virginia has entered a Dismissal Order dismissing the litigation with prejudice.
      At June 30, 2004, the Company classified $34 million of the Notes that was paid on July 29, 2004 as long term debt as a result of having an amended and restated credit agreement in place that allowed the Company to refinance the debt on a long term basis.

ECA-58

ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.	SUPPLEMENTAL INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)
      Costs — The following tables set forth capitalized costs and costs incurred, including capitalized overhead, for oil and gas producing activities for the years ended June 30 (in thousands):

	2004	2003	2002

Capitalized costs:
Proved properties	$337,451	$327,958	$310,495
Unproved properties	8,105	9,946	9,653

Total	345,556	337,904	320,148
Less accumulated depletion and depreciation	(119,613)	(107,233)	(97,523)

Net capitalized costs	$225,943	$230,671	$222,625

Company’s share of equity method investee’s net capitalized costs (see Note 10)	$—	$27,167	$23,908

Costs incurred:
Acquisition of proved and unproved properties	$72	$5,879	$717
Development costs	7,892	14,105	10,977
Exploration costs	10,449	15,292	20,737

Total costs incurred	$18,413	$35,276	$32,431

Company’s share of equity method investee’s total costs incurred (see Note 10)	$3,329	$7,674	$2,309

      Results of Operations — The results of operations for oil and gas producing activities, excluding corporate overhead and interest costs for the years ended June 30 are as follows (in thousands):

	2004	2003	2002

Revenues from sale of oil and gas	$57,203	$51,410	$38,939
Less:
Production costs	6,454	4,436	5,001
Production taxes	4,143	3,233	2,077
Exploration and impairment	9,578	11,729	27,605
Depletion, depreciation and amortization	13,300	12,140	12,362
Income tax expense (benefit)	9,432	7,353	(2,999)

Income (loss) from oil and gas operations	$14,296	$12,519	$(5,107)

Company’s share of equity method investee’s income from oil and gas operations (see Note 10)	$5,846	$4,354	$4,955

      Production costs include those costs incurred to operate and maintain productive wells and related equipment and include costs such as labor, repairs and maintenance, materials, supplies, fuel consumed and insurance. Production costs are net of well tending fees, which are included in well operations revenues in the accompanying consolidated statements of operations.
      Exploration and impairment expenses include the costs of geological and geophysical activity, unsuccessful exploratory wells and leasehold impairment allowances.

ECA-59

ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Depletion, depreciation and amortization include costs associated with capitalized acquisitions, exploration and development costs.
      The provision for income taxes is computed at the statutory federal income tax rate and is reduced to the extent of permanent differences which have been recognized in the Company’s tax provision, such as investment tax credits, and the utilization of Federal tax credits permitted for fuel produced from a non-conventional source.
      Reserve Quantity Information — Reserve estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and timing of development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of subsequent drilling, testing and production may cause either upward or downward revisions of previous estimates. Further, the volumes considered commercially recoverable fluctuate with changes in prices and operating costs. Reserve estimates, by their nature, are generally less precise than other financial statement disclosures.
      The following table sets forth information for the years indicated with respect to changes in the Company’s proved reserves, substantially all of which are in the United States.

	Natural Gas	Crude Oil
	(Mmcf)	(Mbbls)

Proved reserves:
June 30, 2001	206,456	2,633
Revisions of previous estimates	(23,812)	74
Extensions and discoveries	10,642	368
Purchases of reserves in place	—	—
Production	(9,941)	(124)

June 30, 2002	183,345	2,951
Revisions of previous estimates	(11,847)	(964)
Extensions and discoveries	23,623	580
Sales of reserves in place	(2,941)	(16)
Purchases of reserves in place	8,371	—
Production	(9,755)	(185)

June 30, 2003	190,796	2,366

Revisions of previous estimates	9,309	(252)
Extensions and discoveries	28,732	176
Sales of reserves in place	(2,644)	(903)
Purchases of reserves in place	—	—
Production	(10,718)	(107)

June 30, 2004	215,475	1,280

Proved developed reserves:
June 30, 2002	160,224	1,135
June 30, 2003	161,796	1,064
June 30, 2004	170,131	626
Company’s share of equity method investee’s proved reserve at:
June 30, 2002	7,445	12,063
June 30, 2003	7,755	11,427
June 30, 2004 (See Note 10)	—	—

ECA-60

ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Standardized Measure of Discounted Future Net Cash Flows — Estimated discounted future net cash flows and changes therein were determined in accordance with SFAS No. 69, “Disclosures About Oil and Gas Producing Activities.” Certain information concerning the assumptions used in computing the valuation of proved reserves and their inherent limitations are discussed below. The Company believes such information is essential for a proper understanding and assessment of the data presented. Future cash inflows are computed by applying period-end prices of oil and gas relating to the Company’s proved reserves to the period-end quantities of those reserves. Future price changes are considered only to the extent provided by contractual arrangements in existence at period-end.
      The assumptions used to compute estimated future net revenues do not necessarily reflect the Company’s expectations of actual revenues or costs, or their present worth. In addition, variations from the expected production rates also could result directly or indirectly from factors outside of the Company’s control, such as unintentional delays in development, changes in prices or regulatory controls. The reserve valuation further assumes that all reserves will be disposed of by production. However, if reserves are sold in place, this could affect the amount of cash eventually realized.
      Future development and production costs are computed by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on period-end costs and assuming continuation of existing economic conditions.
      Future income tax expenses are computed by applying the appropriate year-end statutory tax rates and existing tax credits, with consideration of future tax rates already legislated, to the future pretax net cash flows relating to the Company’s proved oil and gas reserves.
      An annual discount rate of 10% was used to reflect the timing of the future net cash flows relating to proved oil and gas reserves.
      Information with respect to the Company’s estimated discounted future net cash flows related to its proved oil and gas reserves as of June 30 is as follows (in thousands):

	2004	2003	2002

Future cash in flows	$1,429,645	$1,152,845	$715,755
Future production and development costs	(355,438)	(235,960)	(243,828)
Future income tax expense	(308,000)	(290,000)	(116,000)

Future net cash flows before discount	766,207	626,885	355,927
10% discount to present value	(455,663)	(365,662)	(205,014)

Standardized measure of discounted future net cash flows related to proved oil and gas reserves	$310,544	$261,223	$150,913

Company’s share of equity method investee’s standardized measure of discounted future net cash flows (See Note 10)	$—	$67,375	$53,838

ECA-61

ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Principal changes in the standardized measure of discounted future net cash flow for the years ended June 30 are as follows (in thousands):

	2004	2003	2002

Standardized measure of discounted future net cash flows at beginning of period	$261,223	$150,913	$172,281
Sales of oil and gas produced, net of production costs	(41,724)	(35,155)	(26,525)
Net changes in prices and production costs	21,120	175,844	(13,507)
Changes in production rates and other	(16,394)	(5,484)	(5,867)
Extensions, discoveries and other additions, net of future production and development costs	60,609	52,407	13,622
Changes in estimated future development costs	(18,826)	(16,243)	(4,820)
Development costs incurred	7,892	14,105	10,977
Revisions of previous quantity estimates	15,866	(34,089)	(24,772)
Purchase of reserves in place	—	16,185	—
Accretion of discount	28,073	15,246	17,228
Net change in income taxes	(7,295)	(72,506)	12,296

Standardized measure of discounted future net cash flows at end of period	$310,544	$261,223	$150,913

ECA-62

ENERGY CORPORATION OF AMERICA
UNAUDITED PRO FORMA FINANCIAL INFORMATION
      The following unaudited pro forma condensed consolidated financial statements have been prepared to illustrate the conveyance of a royalty interest in certain underlying properties by ECA to the Trust and the payment of long-term debt obligations by ECA. To produce the pro forma financial information, management made certain estimates. The unaudited pro forma condensed consolidated balance sheet is presented as of December 31, 2004, giving effect to an issuance of 7,750,000 trust units at $20 per unit, the royalty interest conveyance and the payment of ECA’s long-term debt obligations as if they occurred on December 31, 2004. The unaudited pro forma condensed consolidated statements of operations presents the historical statements of operations of ECA for the year ended June 30, 2004 and the six-months ended December 31, 2004, giving effect to the royalty interest conveyance and payment of ECA’s long-term debt obligations as if they occurred as of July 1, 2003, reflecting only pro forma adjustments expected to have a continuing impact on the combined results.
      These unaudited pro forma condensed consolidated financial statements are for informational purposes only. They do not purport to present the results that would have actually occurred had the royalty interest conveyance and payment of long-term obligations been completed on the assumed dates or for the periods presented, or which may be realized in the future.
      These estimates are based on the most recently available information. To the extent there are significant changes in these amounts, the assumptions and estimates herein could change significantly. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Energy Corporation of America” and the audited consolidated financial statements of Energy Corporation of America included in this prospectus and elsewhere in the registration statement.

ECA-63

Energy Corporation of America
Unaudited Pro Forma Condensed Consolidated Balance Sheet

	December 31, 2004

	Historical	Adjustments		Pro Forma

	(In thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,325	$11,699	(a)	$17,024
Accounts receivable	28,488	—		28,488
Other current assets	5,043	—		5,043

Total current assets	38,856	11,699		50,555
NET PROPERTY, PLANT AND EQUIPMENT	254,927	(43,084	)(b)	211,843
OTHER ASSETS	8,863	(993	)(c)	7,870

TOTAL	$302,646	$(32,378)		$270,268

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$9,149	—		$9,149
Current portion of long-term debt	152	—		152
Funds held for future distribution	19,746	—		19,746
Taxes payable	12,372	—		12,372
Other current liabilities	3,147	—		3,147

Total current liabilities	44,566	—		44,566
LONG-TERM OBLIGATIONS:
Long-term debt	179,124	(127,450	)(d)	51,674
Deferred gain	—	96,065	(e)	96,065
Deferred income taxes	16,739			16,739
Other long-term obligations	10,339	—		10,339

Total liabilities	250,768	(31,385)		219,383
Minority Interest	1,375	—		1,375
STOCKHOLDERS’ EQUITY:
Common stock	730	—		730
Class A non-voting common stock	8,264	—		8,264
Additional paid-in capital	5,503	—		5,503
Retained earnings	51,935	(993	)(c)	50,942
Treasury stock and notes receivable arising from issuance of common stock	(15,438)	—		(15,438)
Deferred compensation on restricted stock	(1,677)	—		(1,677)
Accumulated other comprehensive loss	1,186	—		1,186

Total stockholders’ equity	50,503	(993)		49,510

TOTAL	$302,646	$(32,378)		$270,268

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

ECA-64

Energy Corporation of America
Unaudited Pro Forma Condensed Consolidated Statements of Operations

	Year Ended June 30, 2004				Six Months Ended December 31, 2004

	Historical	Adjustments		Pro Forma	Historical	Adjustments		Pro Forma

	(In thousands)
REVENUES:
Oil and gas sales	$57,203	$(12,801	)(f)	$44,402	$29,902	$(7,028	)(f)	$22,874
Gas aggregation and pipeline sales	60,819			60,819	34,940			34,940
Well operations and service revenues	5,229	150	(g)	5,379	2,664	75	(g)	2,739
Other	122			122	467			467

	123,373	(12,651)		110,722	67,973	(6,953)		61,020

COSTS AND EXPENSES:
Field operating expenses	11,452	59	(f)	11,511	5,616	20	(f)	5,636
Gas aggregation and pipeline cost of sales	56,059			56,059	32,132			32,132
General and administrative	15,573			15,573	7,351			7,351
Taxes, other than income	4,170	(898	)(f)	3,272	2,246	(493	)(f)	1,753
Depletion and depreciation of oil and gas properties	13,300	(2,626	)(h)	10,674	5,966	(1,085	)(h)	4,881
Depreciation of pipelines, other property and equipment	4,190	(361	)(i)	3,829	2,081	(164	)(i)	1,917
Exploration and impairment	10,796			10,796	2,434			2,434
Gain on sale of assets	(8,289)	(4,596	)(j)	(12,885)	(2,917)	(2,033	)(j)	(4,950)

	107,251	(8,422)		98,829	54,909	(3,755)		51,154

Income (loss) from operations	16,122	(4,229)		11,893	13,064	(3,198)		9,866

OTHER (INCOME) AND EXPENSE:
Interest expense	15,069	(11,106	)(k)	3,963	6,388	(4,937	)(k)	1,451
Interest income and other	1,656	1,424	(l)	3,080	1,357	1,157	(l)	2,514

	16,725	(9,682)		7,043	7,745	(3,780)		3,965

Income (loss) before income taxes and minority interest	(603)	5,453		4,850	5,319	582		5,901
Income tax expense (benefit)	(4,722)	2,168	(m)	(2,554)	1,012	231	(m)	1,243

Income (loss) before minority interest	4,119	3,285		7,404	4,307	351		4,658
Minority interest	176			176	120			120

NET INCOME (LOSS)	$4,295	$3,285		$7,580	$4,427	$351		$4,778

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

ECA-65

ENERGY CORPORATION OF AMERICA
NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION

Note 1.	Basis of Presentation
      ECA will convey royalty interests in natural gas producing properties located in the Appalachian Basin in the States of West Virginia, Pennsylvania and Kentucky to the Appalachian Gas Royalty Trust (the “Trust”). The royalty interests entitle the Trust to receive 90% of the net proceeds attributable to ECA’s interest from the sale of production from these producing properties. ECA will also convey royalty interests in certain proved undeveloped natural gas properties located in the Appalachian Basin in the States of West Virginia and Kentucky to the Trust, as to which ECA will be obligated to drill 180 development wells by March 31, 2009. ECA intends to use commercially reasonable efforts to drill all of these development wells by March 31, 2008. The royalty interests also entitles the Trust to receive 50% of the net proceeds attributable to ECA’s interest from the sale of any future production from these proved undeveloped properties. The royalty interests will terminate on December 31, 2024, and the underlying properties will revert back to ECA.
      The unaudited pro forma condensed consolidated balance sheet assumes the issuance of 7,750,000 trust units at $20 per unit and estimated direct transaction costs to be incurred by ECA of approximately $11.7 million (comprised of underwriter, legal, accounting and other fees). In conjunction with the conveyance of the royalty interests to the Trust, ECA will contribute a portion of certain natural gas “floor price” contracts to the Trust that will relate to a portion of the natural gas attributable to the Trust’s royalty interest.
      ECA will be entitled to receive a quarterly incentive distribution from the Trust to the extent that the aggregate amount of cash available for distribution for a calendar quarter exceeds the aggregate amount of cash necessary to make cash distributions at specified target cash distribution levels. The amount of the incentive distribution payable to ECA for any calendar quarter will equal 30% of the amount, if any, by which the aggregate amount of the cash available for distribution by the Trust exceeds the aggregate amount of cash necessary to make cash distributions to the holders of the trust units at the specified target levels of cash distributions per outstanding trust unit for each quarter. These unaudited proforma financial statements do not reflect any incentive distributions to ECA, since the targets are effective starting in 2005.
      ECA has entered into hedging arrangements with institutional third parties with respect to the volumes of natural gas production subject to, and for the periods covered by, the fixed price provisions of the royalty interests such that ECA would be entitled to receive payments from the counterparties in the event that reference prices for natural gas futures contracts traded on NYMEX for the periods covered are less than the fixed prices specified for the royalty interests. Although these hedging arrangements will not be directly dedicated or pledged to the Trust, ECA expects that payments received by it under these hedging arrangements will assist it with its financial obligations to make payments to the Trust based on the fixed price provisions of the royalty interests during periods when these fixed prices exceed the market prices for natural gas production, if any. The effects of these hedging arrangements, if any, are not reflected in these unaudited proforma financial statements because they are not effective until April 2005.

ECA-66

ENERGY CORPORATION OF AMERICA
NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION — (Continued)

Note 2.	Pro Forma Adjustments
      Pro forma adjustments are necessary to reflect the issuance of the trust units, the conveyance of the royalty interests, and the payment of ECA’s long-term obligations. The pro forma adjustments included in the unaudited pro forma condensed consolidated balance sheet are as follows:

(a)	Gross cash proceeds from the sale of the trust units	$155,000
	Repayment of outstanding indebtedness under the 9 1/2% Senior Subordinated Notes due May 15, 2007	(92,033)
	Purchase of working interest from related parties	(3,131)
	Payment of transaction fees and costs from the sale of trust units	(11,720)
	Purchase of natural gas “floor price” contracts	(1,000)
	Repayment of outstanding borrowings on revolving credit facility	(35,417)

		$11,699

(b)	Reduction in property	$(46,215)
	Additional purchase of working interest from related parties	3,131

		$(43,084)

(c)	Write-off of deferred financing costs related to 9 1/2% Senior Subordinated Notes due May 15, 2007	$(993)

(d)	Repayment of outstanding indebtedness under the 9 1/2% Senior Subordinated Notes due May 15, 2007	$92,033
	Repayment of outstanding borrowing on revolving credit facility	35,417

		$(127,450)

(e)	Deferred gain on sale of royalty interest is calculated as follows:
	Gross cash proceeds from the sale of the trust units	$155,000
	Less: Net book value of conveyed royalty interests	(46,215)
	Transaction fees and costs from the sale of trust units	(11,720)
	Natural gas “floor price” contracts	(1,000)

	Deferred gain	$96,065

      The pro forma adjustments included in the unaudited pro forma condensed consolidated statements of operations are as follows:

		Year Ended	Six Months
		June 30,	December 31,
		2004	2004

(f)	Adjustments to eliminate the operating results of the Underlying Properties and to record expenses associated with the working interests purchased from related parties:
	Decrease in oil and gas sales	$(12,801)	$(7,028)
	Decrease in taxes, other income	(898)	(493)
	Increase in field operating expenses associated with the working interests purchased from related parties	59	20
(g)	Payment from the Trust for general and administrative fee	$150	$75

ECA-67

ENERGY CORPORATION OF AMERICA
NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION — (Continued)

		Year Ended	Six Months
		June 30,	December 31,
		2004	2004

(h)	Reduction in depletion expense	$(2,626)	$(1,085)
(i)	Reduction in deferred financing period costs related to 9 1/2% Senior Subordinated Notes due May 15, 2007	$(361)	$(164)
(j)	Amortization of deferred gain	$(4,596)	$(2,033)
(k)	Reduction of interest expense related to 9 1/2% Senior Subordinated Notes due May 15, 2007	$(8,741)	$(4,376)
	Reduction of interest expense related to outstanding borrowing on revolving credit facility	(2,365)	(561)
	Total	$(11,106)	$(4,937)
	Write-off of deferred financing costs related to 9 1/2%
(l)	Senior Subordinated Notes due May 15, 2007 Income tax effect of pro forma statement of operations	$1,424	$1,157
(m)	adjustments (39.75%)	$2,168	$231

ECA-68

EXHIBIT A
[RESERVE REPORT]

7,000,000 Trust Units
Appalachian Gas
Royalty Trust

PROSPECTUS

RAYMOND JAMES
                    , 2005

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 13.	Other Expenses of Issuance and Distribution
      Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the NASD filing and the NYSE listing fee, the amounts set forth below are estimates.

Registration fee	$19,156
NASD filing fee	16,775
NYSE listing fee	150,000
Printing and engraving expenses	250,000
Fees and expenses of legal counsel	300,000
Accounting fees and expenses	250,000
Transfer agent and registrar fees	*
Miscellaneous	*

Total	*

*	To be provided by amendment.

Item 14.	Indemnification of Directors And Officers.
      The trust agreement provides that the trustee and its officers, agents and employees shall be indemnified from the assets of the trust against and from any and all liabilities, expenses, claims, damages or loss incurred by it individually or as trustee in the administration of the trust and the trust assets, including, without limitation, any liability, expenses, claims, damages or loss arising out of or in connection with any liability under environmental laws, or in the doing of any act done or performed or omission occurring on account of it being trustee or acting in such capacity, except such liability, expense, claims, damages or loss as to which it is liable under the trust agreement. In this regard, the trustee shall be liable only for fraud or gross negligence or for acts or omissions in bad faith and shall not be liable for any act or omission of any agent or employee unless the trustee has acted in bad faith or with gross negligence in the selection and retention of such agent or employee. The trustee is entitled to indemnification from the assets of the trust and shall have a lien on the assets of the trust to secure it for the foregoing indemnification.
      The West Virginia Corporation Act (the “Corporation Act”) provides that a corporation may indemnify any person who was or is a party or may be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except for actions brought by or in the right of the corporation. The indemnity covers all expenses, including legal expenses, fines, judgments and amount paid in settlement actually and reasonably incurred. Such parties are only eligible if their actions were made in good faith, not in opposition to the corporation and without cause to believe any action was unlawful. This indemnity provision is limited to those persons that are or may be parties based on the fact that the person was or is a director, officer, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another business entity.
      The Corporation Act also allows a corporation to indemnify any person who was or is threatened to be made party to any action or suit brought by or in the right of the corporation against all expenses, fines, judgments and payments made in settlement, including legal fees. The person must have acted in good faith with no reason to believe the actions taken were in opposition to the corporation. Indemnification is not permitted in situations where the party seeking the indemnity was adjudged liable for negligence or misconduct regarding tax matters.
      The Corporation Act also provides that corporations may purchase and maintain insurance to cover possible indemnities, regardless of whether the corporation is otherwise allowed to indemnify the party under its provisions.
      Article XI of Energy Corporation of America’s Certificate of Incorporation provides that no director of Energy Corporation of America shall be liable to Energy Corporation of America or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Energy Corporation of America or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 9 of the Corporation Act or (iv) for any transaction from which the director derived an improper personal benefit.

Item 15.	Recent Sales of Unregistered Securities.
      None.

Item 16.	Exhibits and Financial Statement Schedules.
      (a) Exhibits.
      The following documents are filed as exhibits to this registration statement:

Exhibit
Number			Description

1	.1**	—	Form of Underwriting Agreement
3	.1*	—	Certificate of Trust of Appalachian Gas Royalty Trust.
3.2		—	Articles of Incorporation of Energy Corporation of America (incorporated by reference to Exhibit 3.1 to the registration statement on Form S-4 of Energy Corporation of America (File No. 333-29001)).

3.3		—	Amended Articles of Incorporation of Energy Corporation of America (incorporated by reference to Exhibit 3.2 to the annual report on Form 10-K of Energy Corporation of America for the year ended June 30, 1998).

3.4		—	Amended Articles of Incorporation of Energy Corporation of America (incorporated by reference to Exhibit 3 to the quarterly report on Form 10-Q of Energy Corporation of America for the three months ended December 31, 1998).

3.5		—	Amended Bylaws of Energy Corporation of America (incorporated by reference to Exhibit 3.3 to the annual report on Form 10-K of Energy Corporation of America for the year ended June 30, 1998).

4.1		—	Indenture, dated as of May 23, 1997, between Energy Corporation of America and The Bank of New York, as Trustee, with respect to the 9 1/2% Senior Subordinated Notes Due 2007 (incorporated by reference to Exhibit 4.3 to the registration statement on Form S-4 of Energy Corporation of America (File No. 333-29001)).

4.2		—	Form of 9 1/2% Senior Subordinated Note due 2007, Series A (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-4 of Energy Corporation of America (File No. 333-29001)).

4.3		—	Registration Rights Agreement, dated as of May 20, 1997, among Energy Corporation of America, as issuer, and Chase Securities Inc. and Prudential Securities Inc. (incorporated by reference to Exhibit 4.5 to the registration statement on Form S-4 of Energy Corporation of America (File No. 333-29001)).

4.4		—	Settlement Agreement dated February 24, 2004 by and among Energy Corporation of America and certain other noteholders of 9 1/2% Senior Subordinated Notes due 2007 (incorporated by reference to Exhibit 99.11 to the current report on Form 8-K of Energy Corporation of America dated February 25, 2004).

Exhibit
Number			Description

4	.5*	—	Trust Agreement dated March 17, 2005 by and among Energy Corporation of America, Wilmington Trust Company and JPMorgan Chase Bank, N.A.

4	.6*	—	Form of Amended and Restated Trust Agreement by and among Energy Corporation of America, Wilmington Trust Company and JPMorgan Chase Bank, N.A.

4	.7**	—	Form of Unit Certificate.

5	.1**	—	Opinion of Emmett, Marvin & Martin, LLP relating to the validity of the trust units.

8	.1**	—	Opinion of Vinson & Elkins L.L.P. relating to tax matters.

10.1		—	Eastern American Energy Corporation Profit/ Incentive Stock Plan dated as of June 4, 1997 (incorporated by reference to Exhibit 10.1 to the registration statement on Form S-4 of Energy Corporation of America (File No. 333-29001)).

10.2		—	Gas Purchase Contract dated as of January 1, 1993 between Eastern American Energy Corporation and Eastern Marketing Corporation (incorporated by reference to Exhibit 10.13 to the registration statement on Form S-4 of Energy Corporation of America (File No. 333-29001)).

10.3		—	Incentive Stock Purchase Agreement dated February 12, 1999 by and between Energy Corporation of America and Michael S. Fletcher (incorporated by reference to Exhibit 10 to the quarterly report on Form 10-Q of Energy Corporation of America for the three months ended March 31, 1999).

10.4		—	Incentive Stock Purchase Agreement dated December 16, 1998 by and between Energy Corporation of America and Joseph E. Casabona (incorporated by reference to Exhibit 10.18 to the annual report on Form 10-K of Energy Corporation of America for the year ended June 30, 1999).

10.5		—	Incentive Stock Purchase Agreement dated December 16, 1998 by and between Energy Corporation of America and Donald C. Supcoe (incorporated by reference to Exhibit 10.20 to the annual report on Form 10-K of Energy Corporation of America for the year ended June 30, 1999).

10.6		—	Incentive Stock Purchase Agreement dated March 19, 1999 by and between Energy Corporation of America and W. Gaston Caperton III (incorporated by reference to Exhibit 10.21 to the annual report on Form 10-K of Energy Corporation of America for the year ended June 30, 1999).

10.7		—	Incentive Stock Purchase Agreement dated March 19, 1999 by and between Energy Corporation of America and Peter H. Coors (incorporated by reference to Exhibit 10.22 to the annual report on Form 10-K of Energy Corporation of America for the year ended June 30, 1999).

10.8		—	Incentive Stock Purchase Agreement dated March 19, 1999 by and between Energy Corporation of America and L.B. Curtis (incorporated by reference to Exhibit 10.23 to the annual report on Form 10-K of Energy Corporation of America for the year ended June 30, 1999).

10.9		—	Incentive Stock Purchase Agreement dated March 19, 1999 by and between Energy Corporation of America and J. J. Dorgan (incorporated by reference to Exhibit 10.24 to the annual report on Form 10-K of Energy Corporation of America for the year ended June 30, 1999).

10.10		—	Incentive Stock Purchase Agreement dated March 19, 1999 by and between Energy Corporation of America and A. C. Nielsen, Jr. (incorporated by reference to Exhibit 10.25 to the annual report on Form 10-K of Energy Corporation of America for the year ended June 30, 1999).

10.11		—	Stock Purchase Agreement dated February 17, 1999 by and among Westech Energy Corporation, Westech Energy New Zealand Limited and Edward J. Davies (incorporated by reference to Exhibit 10.26 to the annual report on Form 10-K of Energy Corporation of America for the year ended June 30, 1999).

10.12		—	Credit Agreement dated July 10, 2002 between Energy Corporation of America and Foothill Capital Corporation, as the Arranger and Administrative Agent for the Lenders (incorporated by reference to Exhibit 1.01 to the current report on Form 8-K of Energy Corporation of America filed on July 12, 2002).

10.13		—	Amended and Restated Credit Agreement by and among Energy Corporation of America, lenders that are signatories thereto and Wells Fargo Foothill, Inc. dated as of June 10, 2004 (incorporated by reference to Exhibit 10.42 to the current report on Form 8-K of Energy Corporation of America filed on June 14, 2004).

Exhibit
Number			Description

10.14		—	Agreement dated December 28, 1998 between Energy Corporation of America and Kenneth W. Brill (incorporated by reference to Exhibit 10.41 to the annual report on Form 10-K of Energy Corporation of America for the year ended June 30, 2002).

10	.15**	—	Repurchase Agreement dated January 21, 2004 by and between Colorado State Bank and Trust, as Trustee of the KWB Trust and Energy Corporation of America.
10	.16*	—	Form of Term Royalty Conveyance — West Virginia.

10	.17**	—	Form of Term Royalty Conveyance — Pennsylvania.

10	.18**	—	Form of Term Royalty Conveyance — Kentucky.

10	.19*	—	Form of Development Agreement.

10	.20**	—	Form of Administrative Services Agreement.

21.1		—	Subsidiaries of Energy Corporation of America (incorporated by reference to Exhibit 21.1 to the annual report on Form 10-K of Energy Corporation of America for the year ended June 30, 2004).

23	.1*	—	Consent of Deloitte & Touche L.L.P.

23	.2**	—	Consent of Emmett, Marvin & Martin, LLP (contained in Exhibit 5.1).

23	.3**	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1).

24	.1*	—	Power of Attorney set forth on the signature page contained in Part II.

*  Filed herewith
** To be filed by amendment
      (b) Financial Statement Schedules.
      No financial statement schedules are required to be included herewith or they have been omitted because the information required to be set forth therein is not applicable.

Item 17.	Undertakings.
      The undersigned registrants hereby undertake that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrants pursuant to the provisions described in Item 14 above or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer, or controlling person of a registrant in the successful defense of any action, suit, or proceeding) is asserted by the director, officer, or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their respective counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of the issue.

      The undersigned registrants hereby undertake to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names and required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on April 4, 2005.

Appalachian Gas Royalty Trust

By:	Energy Corporation of America, as Sponsor

By:	/s/ Joseph E. Casabona

Name: Joseph E. Casabona
Title: Executive Vice President

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on April 4, 2005.

Energy Corporation of America

By:	/s/ Joseph E. Casabona

Name: Joseph E. Casabona
Title: Executive Vice President
      Each person whose signature appears below appoints Joseph E. Casabona and Michael S. Fletcher, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ John Mork John Mork	President and Chief Executive Officer; Director (Principal executive officer)

/s/ Joseph E. Casabona Joseph E. Casabona	Executive Vice President; Director

/s/ Michael S. Fletcher Michael S. Fletcher	Chief Financial Officer (Principal accounting and financial officer)

/s/ W. Gaston Caperton, III W. Gaston Caperton, III	Director

/s/ Peter H. Coors Peter H. Coors	Director

/s/ L.B. Curtis L.B. Curtis	Director

/s/ John J. Dorgan John J. Dorgan	Director

Signature	Title

/s/ F.H. McCullough, III F.H. McCullough, III	Director

/s/ Julie Mork Julie Mork	Director

/s/ Arthur C. Nielsen, Jr. Arthur C. Nielsen, Jr.	Director

/s/ Jay S. Pifer Jay S. Pifer	Director

INDEX TO EXHIBITS

Exhibit
Number			Description

1	.1**	—	Form of Underwriting Agreement
3	.1*	—	Certificate of Trust of Appalachian Gas Royalty Trust.
3.2		—	Articles of Incorporation of Energy Corporation of America (incorporated by reference to Exhibit 3.1 to the registration statement on Form S-4 of Energy Corporation of America (File No. 333-29001)).

3.3		—	Amended Articles of Incorporation of Energy Corporation of America (incorporated by reference to Exhibit 3.2 to the annual report on Form 10-K of Energy Corporation of America for the year ended June 30, 1998).

3.4		—	Amended Articles of Incorporation of Energy Corporation of America (incorporated by reference to Exhibit 3 to the quarterly report on Form 10-Q of Energy Corporation of America for the three months ended December 31, 1998).

3.5		—	Amended Bylaws of Energy Corporation of America (incorporated by reference to Exhibit 3.3 to the annual report on Form 10-K of Energy Corporation of America for the year ended June 30, 1998).

4.1		—	Indenture, dated as of May 23, 1997, between Energy Corporation of America and The Bank of New York, as Trustee, with respect to the 9 1/2% Senior Subordinated Notes Due 2007 (incorporated by reference to Exhibit 4.3 to the registration statement on Form S-4 of Energy Corporation of America (File No. 333-29001)).

4.2		—	Form of 9 1/2% Senior Subordinated Note due 2007, Series A (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-4 of Energy Corporation of America (File No. 333-29001)).

4.3		—	Registration Rights Agreement, dated as of May 20, 1997, among Energy Corporation of America, as issuer, and Chase Securities Inc. and Prudential Securities Inc. (incorporated by reference to Exhibit 4.5 to the registration statement on Form S-4 of Energy Corporation of America (File No. 333-29001)).

4.4		—	Settlement Agreement dated February 24, 2004 by and among Energy Corporation of America and certain other noteholders of 9 1/2% Senior Subordinated Notes due 2007 (incorporated by reference to Exhibit 99.11 to the current report on Form 8-K of Energy Corporation of America dated February 25, 2004).

4	.5*	—	Trust Agreement dated March 17, 2005 by and among Energy Corporation of America, Wilmington Trust Company and JPMorgan Chase Bank, N.A.

4	.6*	—	Form of Amended and Restated Trust Agreement by and among Energy Corporation of America, Wilmington Trust Company and JPMorgan Chase Bank, N.A.

4	.7**	—	Form of Unit Certificate.

5	.1**	—	Opinion of Emmett, Marvin & Martin, LLP relating to the validity of the trust units.

8	.1**	—	Opinion of Vinson & Elkins L.L.P. relating to tax matters.

10.1		—	Eastern American Energy Corporation Profit/ Incentive Stock Plan dated as of June 4, 1997 (incorporated by reference to Exhibit 10.1 to the registration statement on Form S-4 of Energy Corporation of America (File No. 333-29001)).

10.2		—	Gas Purchase Contract dated as of January 1, 1993 between Eastern American Energy Corporation and Eastern Marketing Corporation (incorporated by reference to Exhibit 10.13 to the registration statement on Form S-4 of Energy Corporation of America (File No. 333-29001)).

10.3		—	Incentive Stock Purchase Agreement dated February 12, 1999 by and between Energy Corporation of America and Michael S. Fletcher (incorporated by reference to Exhibit 10 to the quarterly report on Form 10-Q of Energy Corporation of America for the three months ended March 31, 1999).

10.4		—	Incentive Stock Purchase Agreement dated December 16, 1998 by and between Energy Corporation of America and Joseph E. Casabona (incorporated by reference to Exhibit 10.18 to the annual report on Form 10-K of Energy Corporation of America for the year ended June 30, 1999).

Exhibit
Number			Description

10.5		—	Incentive Stock Purchase Agreement dated December 16, 1998 by and between Energy Corporation of America and Donald C. Supcoe (incorporated by reference to Exhibit 10.20 to the annual report on Form 10-K of Energy Corporation of America for the year ended June 30, 1999).

10.6		—	Incentive Stock Purchase Agreement dated March 19, 1999 by and between Energy Corporation of America and W. Gaston Caperton III (incorporated by reference to Exhibit 10.21 to the annual report on Form 10-K of Energy Corporation of America for the year ended June 30, 1999).

10.7		—	Incentive Stock Purchase Agreement dated March 19, 1999 by and between Energy Corporation of America and Peter H. Coors (incorporated by reference to Exhibit 10.22 to the annual report on Form 10-K of Energy Corporation of America for the year ended June 30, 1999).

10.8		—	Incentive Stock Purchase Agreement dated March 19, 1999 by and between Energy Corporation of America and L.B. Curtis (incorporated by reference to Exhibit 10.23 to the annual report on Form 10-K of Energy Corporation of America for the year ended June 30, 1999).

10.9		—	Incentive Stock Purchase Agreement dated March 19, 1999 by and between Energy Corporation of America and J. J. Dorgan (incorporated by reference to Exhibit 10.24 to the annual report on Form 10-K of Energy Corporation of America for the year ended June 30, 1999).

10.10		—	Incentive Stock Purchase Agreement dated March 19, 1999 by and between Energy Corporation of America and A. C. Nielsen, Jr. (incorporated by reference to Exhibit 10.25 to the annual report on Form 10-K of Energy Corporation of America for the year ended June 30, 1999).

10.11		—	Stock Purchase Agreement dated February 17, 1999 by and among Westech Energy Corporation, Westech Energy New Zealand Limited and Edward J. Davies (incorporated by reference to Exhibit 10.26 to the annual report on Form 10-K of Energy Corporation of America for the year ended June 30, 1999).

10.12		—	Credit Agreement dated July 10, 2002 between Energy Corporation of America and Foothill Capital Corporation, as the Arranger and Administrative Agent for the Lenders (incorporated by reference to Exhibit 1.01 to the current report on Form 8-K of Energy Corporation of America filed on July 12, 2002).

10.13		—	Amended and Restated Credit Agreement by and among Energy Corporation of America, lenders that are signatories thereto and Wells Fargo Foothill, Inc. dated as of June 10, 2004 (incorporated by reference to Exhibit 10.42 to the current report on Form 8-K of Energy Corporation of America filed on June 14, 2004).

10.14		—	Agreement dated December 28, 1998 between Energy Corporation of America and Kenneth W. Brill (incorporated by reference to Exhibit 10.41 to the annual report on Form 10-K of Energy Corporation of America for the year ended June 30, 2002).

10	.15**	—	Repurchase Agreement dated January 21, 2004 by and between Colorado State Bank and Trust, as Trustee of the KWB Trust and Energy Corporation of America.
10	.16*	—	Form of Term Royalty Conveyance — West Virginia.

10	.17**	—	Form of Term Royalty Conveyance — Pennsylvania.

10	.18**	—	Form of Term Royalty Conveyance — Kentucky.

10	.19*	—	Form of Development Agreement.

10	.20**	—	Form of Administrative Services Agreement.

21.1		—	Subsidiaries of Energy Corporation of America (incorporated by reference to Exhibit 21.1 to the annual report on Form 10-K of Energy Corporation of America for the year ended June 30, 2004).

23	.1*	—	Consent of Deloitte & Touche L.L.P.

23	.2**	—	Consent of Emmett, Marvin & Martin, LLP (contained in Exhibit 5.1).

23	.3**	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1).

24	.1*	—	Power of Attorney set forth on the signature page contained in Part II.

*  Filed herewith
** To be filed by amendment